PROSPECTUS
April 29, 1999                                                           [LOGO]

                        FrontierVision Holdings, L.P. and
                 FrontierVision Holdings Capital II Corporation
                11 7/8% Senior Discount Notes due 2007, Series B

     J.P. Morgan Securities Inc. will use this prospectus in connection with offers and sales of the notes related to market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. FrontierVision Holdings, L.P. will not receive any of the proceeds of such sales. J. P. Morgan Securities Inc. may act as a principle or agent in such transactions. The closing of the exchange offer, which constituted the delivery of the registered notes in place of the old notes, occurred on June 4, 1999. See "Plan of Distribution."

              The Company:                                          The Notes:
              o    We own, operate and develop cable television     o    Aggregate Principal Amount at Maturity:
                   systems in small and medium-sized suburban and        $91,298,000
                   exurban communities in the United States.        o    Maturity Date: September 15, 2007
              o    FrontierVision Holdings, L.P. and                o    Interest Payment: Semi-annually on each March
                   FrontierVision Holdings Capital II Corporation        15 and September 15.
                   1777 South Harrison Street, Suite P-200          o    Redemption: We may redeem the notes on or after
                   Denver, Colorado 80210                                September 15, 2001.  We may redeem up to 35% of
                   (303) 757-1588                                        the notes prior to September 15, 2000 with net
              Trading Format:                                            proceeds from one or more public equity
              o    The PORTAL market, in the over-the-counter            offerings or strategic equity investments.
                   market, negotiated transactions or through a     o    Ranking: The notes are general, unsecured
                   combination of such methods.                          obligations of FrontierVision Holdings, L.P.
                                                                         and FrontierVision Holdings Capital II
                                                                         Corporation and:
                                                                         o   rank ratably in right of payment to all
                                                                             existing and future senior indebtedness
                                                                         o   are effectively subordinated to all
                                                                             existing and future indebtedness and other
                                                                             liabilities of FrontierVision Holdings, L.P.'s
                                                                             subsidiaries and future secured debt of
                                                                             FrontierVision Holdings, L.P.



                    This investment involves risk. See "Risk
                         Factors" beginning on page 10.

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                                J.P. Morgan & Co.

                                TABLE OF CONTENTS


                                                   Page                                                  Page
Prospectus Summary ...........................     3   Principal Security Holders ...................     58
Risk Factors .................................    10   The Partnership Agreements....................     60
Use of Proceeds ..............................    18   Description of Other Indebtedness.............     64
Capitalization ...............................    19   Description of the Notes......................     70
Selected Financial and Operating Data ........    20   Certain United States
Pro Forma Financial Data .....................    23   Federal Income Tax Considerations.............    100
Management's Discussion and Analysis of ......         Plan of Distribution..........................    108
Financial Condition and Results of Operations     26   Legal Matters.................................    109
Business .....................................    34   Experts.......................................    109
Legislation and Regulation ...................    45   Where You Can Get More Information............    110
Management ...................................    54   Glossary......................................    111
Certain Relationships and Related Transactions    58   Index to Financial Statements.................    F-1
                                                       Financial Statement Schedules.................    S-1

































                Special Note Regarding Forward-Looking Statements

Certain of the information contained in this prospectus, including information with respect to our plans and strategy for our business and its financing, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

                               Prospectus Summary

The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the notes we are offering, as well as information regarding our business and detailed financial data. You should read the entire prospectus, including the risk factors and the financial statements. We wrote this prospectus using the Securities and Exchange Commission's newly-adopted "plain English" rule. This rule requires that we write without the "legalese" typically found in most documents previously filed with the Securities and Exchange Commission (see "Where You Can Get More Information") in order to provide you with a more meaningful and understandable document.

FrontierVision Holdings, L.P. is a holding company that conducts its business through subsidiaries. FrontierVision Holdings Capital II Corporation, a wholly-owned subsidiary of FrontierVision Holdings, L.P., has only nominal assets and does not conduct any operations. Unless the context otherwise requires, "we," "our," "ours," "us" and "FrontierVision" refers collectively to FrontierVision Holdings, L.P., FrontierVision Holdings Capital II Corporation and the consolidated subsidiaries of FrontierVision Holdings, L.P. See "Ownership Structure" in this prospectus summary for a detailed organizational chart.

                       SUMMARY OF THE TERMS OF THE NOTES

Issuers...............................  FrontierVision    Holdings,   L.P.   and
                                        FrontierVision   Holdings   Capital   II
                                        Corporation

Notes Offered.........................  11 7/8% senior  discount notes due 2007,
                                        Series B

Maturity Date.........................  September 15, 2007

Yield and Interest....................  The  yield  to worst  call of the  notes will be 9.75% to the September 15, 2004 call date (computed on a semiannual bond-equivalent basis) calculated from December 9, 1998.

                                        Except as described below, cash interest payments will be made on March 15 and September 15 of each year, beginning March 15, 2002.

                                        We are not required to pay interest in the form of cash payments before March 15, 2002. We may, however, elect to pay cash interest prior thereto, beginning on any interest payment date, by giving notice to the trustee and to you as holders of the notes.

Sinking Fund..........................  None

Accreted Value and Interest...........  The initial  accreted value of the notes was $726.76 per $1,000  principal amount
                                        at  maturity.  The notes accrete  at   a
                                        daily  rate  of   11  7/8%   per   year,
                                        compounded semiannually, to an aggregate
                                        principal  amount   at   maturity     of
                                        $91,298,000 by September 15, 2001.

Optional Redemption...................  The  notes are not  redeemable  prior to
                                        September 15, 2001, except as set forth below. The notes will be redeemable at our option, in whole or in part, at any time on or after September 15, 2001, at the redemption prices set forth herein, together with the accrued and unpaid interest to the day such notes are redeemed.

                                        In  addition,  prior  to  September  15,
                                        2000,  we  may  redeem  up to 35% of the
                                        aggregate  principal  amount at maturity
                                        of the notes with the net cash  proceeds
                                        from one or more public equity offerings
                                        or  certain  equity   investments  at  a
                                        redemption  price  of  111.875%  of  the
                                        accreted  value  of  such  notes,   plus
                                        accrued and unpaid interest,  if any, to
                                        the redemption date; provided,  however,
                                        that at least 65% in aggregate principal
                                        amount   at   maturity   of  the   notes
                                        originally issued remains outstanding immediately after any such redemption.

Mandatory Redemption..................  None

Ranking...............................  The notes:

                                             o  are      general       unsecured
                                                obligations;
                                             o  rank  equal in right of  payment
                                                with  all  existing  and  future
                                                unsecured  senior  indebtedness,
                                                other than  indebtedness that by
                                                its    terms    is     expressly
                                                subordinated    in   right   and
                                                priority of payment to the notes
                                                (as  of   the   date   of   this
                                                prospectus,    there    is    no
                                                indebtedness           expressly
                                                subordinated  by  its  terms  in
                                                right and priority of payment to
                                                the notes); and
                                             o  are effectively  subordinated to
                                                all  indebtedness,   liabilities
                                                and  other  obligations  of  our
                                                subsidiaries.

                                        We conduct  all  operations  through our
                                        subsidiaries and our subsidiaries do not
                                        guaranty  the  notes.  At  December  31,
                                        1998,    the   aggregate    consolidated
                                        indebtedness of our subsidiaries was approximately $871.6 million.

Certain Covenants.....................  The   indenture   governing   the  notes
                                        contains  certain   covenants  for  your
                                        benefit  which,  among other  things and
                                        subject   to   certain   qualifications,
                                        restrict our ability to:

                                             o  incur indebtedness;
                                             o  pay dividends on, and redeem the
                                                capital  stock of,  our  company
                                                and certain of its subsidiaries;
                                             o  enter  into   transactions  with
                                                affiliates;
                                             o  create  liens;
                                             o  sell assets;  or
                                             o  consolidate, merge  or  enter
                                                into  similar transactions.

Change of Control.....................  Upon a  change  of  control,  we will be required  to make an offer  to  purchase
                                        all notes at 101% of the accreted  value
                                        thereof,   together   with  accrued  and
                                        unpaid interest to the purchase date.

Form of  Notes........................  The notes are represented by a permanent global security in bearer form deposited
                                        with   the   trustee,   as  book   entry
                                        depository,   for  the  benefit  of  The
                                        Depository Trust Company.  Other than as
                                        described herein,  beneficial  interests
                                        in the notes are shown on, and transfers
                                        of  these  are  effected  only  through,
                                        records maintained in book-entry form by
                                        The   Depository   Trust   Company  with
                                        respect to its participants.

                                 FrontierVision

We own, operate and develop cable television systems in small and medium-sized suburban and exurban communities in the United States. As of December 31, 1998, we were one of the twenty largest operators of cable television systems (a multiple system operator) in the United States, owning systems which passed approximately 1,007,100 homes and served approximately 702,200 basic subscribers.

Since closing our first acquisition in November 1995, we have completed over 30 acquisitions and have established significant critical mass and subscriber density within our targeted geographic markets. The following table illustrates our growth and operating characteristics of our systems through December 31, 1998.

                   -------------------------------------------------------------
                                  Basic    Premium Total Revenue      EBITDA
                  Homes Passed Subscribers  Units  (In Thousands  (In Thousands)
                  ------------ -----------  -----  ------------- --------------
December 31, 1995     125,300     92,700     35,700   $  4,369     $     991
December 31, 1996     498,900    356,400    152,100     76,464        34,353
December 31, 1997     817,000    559,800    275,400    145,126        66,394
December 31, 1998   1,007,100    702,200    285,300    245,134       114,351

We have established three primary operating clusters in New England, Ohio and Kentucky, with a fourth, smaller group of cable television systems in the Southeast. As of December 31, 1998, over 90% of our subscribers were within our three primary operating clusters. We are currently the second largest multiple system operator in Kentucky, the largest multiple system operator in Maine and the third largest multiple system operator in Ohio.

                                  Recent Events

On February 22, 1999, we entered into a definitive agreement with Adelphia Communication Corporation in which Adelphia agreed to acquire FrontierVision Partners, L.P., our parent company. The transaction is subject to customary closing conditions, and we make no assurances as to when or if the transaction will be consummated. If the transaction does occur, it would constitute a change of control under the notes and we would be required to offer to purchase the notes in accordance with the terms of the indenture governing the notes.

                               Ownership Structure

FrontierVision Holdings, L.P. , which we refer to as Holdings, wholly-owns directly and indirectly (1) FrontierVision Holdings Capital II Corporation ("Holdings Capital II") a Delaware corporation and co-issuer with Holdings of the notes, (2) FrontierVision Holdings Capital Corporation, a Delaware corporation and co-issuer with Holdings of senior discount notes issued in 1997,
(3) FrontierVision Operating Partners, L.P. ("FVOP"), a Delaware limited partnership, which directly owns and operates cable television systems, and (4) FrontierVision Operating Partners, Inc. ("FVOP Inc."), a Delaware corporation. FVOP, in turn, wholly-owns FrontierVision Capital Corporation ("Capital"), a Delaware corporation and co-issuer with FVOP of the notes FVOP issued in 1996. FrontierVision Partners, L.P. ("FVP" or the "General Partner"), a Delaware limited partnership, owns directly and indirectly all of the partnership interests of Holdings. FVP GP, L.P. ("FVP GP"), a Delaware limited partnership, is the general partner of FVP and FrontierVision Inc. ("FV Inc."), a Delaware corporation, is the general partner of FVP GP. The following chart illustrates the ownership structure of FrontierVision (shaded portions indicate the issuers of the notes offered by this prospectus):

                                                              ----------------------------------------
                                                              |           James C. Vaughn            |
                                                              |             John S. Koo              |
                                                              ----------------------------------------
                                                                              |        (100% interest)
                                                                              |
   -------------------------------------                      ----------------------------------------
   |      Institutional Investors      |                      |                                      |
   |          James C. Vaughn          |                      |          FrontierVision Inc.         |
   |           John S. Koo             |                      |                                      |
   -------------------------------------                      ----------------------------------------
                   |   Limited Partners                                       |        General Partner
                   |   (99.0% interest)                                       |        (1.0% interest)
                   |                                          ----------------------------------------
                   -------------------------------------------|            FVP GP, L.P.              |
                                                              |             ("FVP GP")               |
                                                              ----------------------------------------
                                                                              |        General Partner
   -------------------------------------                                      |        (1.0% interest)
   |      Institutional Investors      |                                      |
   |      Other Limited Partners       |                                      |
   -------------------------------------                                      |
                   |   Limited Partners                                       |
                   |   (99.0% interest)                        ---------------------------------------
                   --------------------------------------------|       FrontierVision Partners, L.P. |
                 ----------------------------------------------|               ("FVP")               |
                 |                                             ---------------------------------------
                 | (100% Interest)                                            |       General Partner
   ------------------------------------                                       |       (99.9% Interest)
   |          FrontierVision          |                                       |
   |          Holdings, LLC           |                                       |
   |         ("FV Holdings")          |                                       |
   ------------------------------------                                       |
                 |  Limited Partner (0.1% Interest)                           |
                 ----------------------------                       -----------
                                            |                       |
                               --------------------------------------------------
                               |         FrontierVision Holdings, L.P.          |
                 --------------|                ("Holdings")                    |---------------------------
                 |             --------------------------------------------------                           |
                 |                                   | General Partner       |                              |
 (100% Interest) |                                   | (99.9% Interest)      |  (100% Interest)             | (100% Interest)
--------------------------        -----------------------------------   ----------------------------   -----------------------------
|FrontierVision Operating|        |    FrontierVision Operating     |   |  FrontierVision Holdings |   |  FrontierVision Holdings  |
|    Partners, Inc.      |        |        Partners, L.P.           |   |  Capital II Corporation  |   |   Capital Corporation     |
|     ("FVOP Inc.")      |--------|           ("FVOP")              |   |  ("Holdings Capital II") |   |    ("Holdings Capital")   |
-------------------------- Limited-----------------------------------   ----------------------------   -----------------------------
                           Partner          |        |           |
                           (0.1%interest)   |        |           |--------------------------
            ---------------------------------        |                                      |
            | (100 % interest)                       |(100% interest)                       | (100% interest)
------------------------------     -------------------------------------        ----------------------------------------
| FrontierVision New England |     | FrontierVision Capital Corporation|        | ForntierVision Access Partners, L.P. |
| Cable, Inc. ("New England")|     |           ("Capital")             |        |            ("Access")                |
------------------------------     -------------------------------------        ----------------------------------------



                      Summary Financial and Operating Data


The following table presents summary operating data derived from our financial statements as of and for the years ended December 31, 1998, 1997 and 1996 and as of and for the period from April 17, 1995 (inception) through December 31, 1995 which have been audited by KPMG LLP, independent certified public accountants, and selected unaudited operating data for such periods. In addition, the following table present our unaudited pro forma summary financial and operating data as of and for the year ended December 31, 1998, as adjusted to give pro forma effect to:

     o in the case of statement of operations data, the offering, and the acquisition of systems during 1998, as if such transactions had been consummated on January 1, 1998; and
     o in the case of balance sheet data, the acquisitions occurred prior to December 31, 1998 and are already reflected in the Company's balance sheet as of December 31, 1998.

See "Pro Forma Financial Data." The unaudited pro forma financial and operating data presented below are based upon the historical financial statement of Holdings and the acquisitions that occurred during 1998. The unaudited summary pro forma financial data do not purport to represent what our results of operations or financial condition would have actually been if the 1998 transactions had, in fact, occurred on January 1, 1998.

                                                   -------------------------------------------------------------------------------
                                                                                                                   From April 17,
                                                                       Year Ended December 31,                     1995 (inception)
                                                                       -----------------------
                                                    Pro Forma                                                      to December 31,
                                                       1998            1998            1997            1996            1995
                                                   -----------     -----------     -----------     -----------     -----------
In thousands except ratios and
operating statistical data
Statement of Operations Data:
Revenue ........................................   $   280,025     $   245,134     $   145,126     $    76,464     $     4,369
Operating expenses .............................       143,219         123,818          74,314          39,181           2,311
Corporate administrative expenses ..............         7,561           6,965           4,418           2,930             127
Depreciation and amortization ..................       130,297         114,155          65,502          35,724           2,308
Pre-acquisition expenses .......................             -               -               -               -             940
                                                   -----------     -----------     -----------     -----------     -----------
Operating income/(loss) ........................        (1,053)            196             892          (1,371)         (1,317)
Interest expense, net (1) ......................      (105,633)        (88,875)        (48,005)        (22,422)         (1,386)
Other income/(expenses) ........................          (512)           (526)            (57)             (8)              -
Income tax benefit .............................         2,927           2,927               -               -               -
Extraordinary item - Loss on early retirement of
    debt .......................................             -               -          (5,046)              -               -
                                                   -----------     -----------     -----------     -----------     -----------
Net income/(loss) ..............................   $  (104,271)    $   (86,278)    $   (52,216)    $   (23,801)    $    (2,703)
                                                   ===========     ===========     ===========     ===========     ===========
Balance Sheet Data (End of Period):
Total assets ...................................   $ 1,210,421     $ 1,210,421     $   927,275     $   549,168     $   143,512
Total debt .....................................     1,121,142       1,121,142         787,047         398,194          93,159
Partners' capital ..............................        29,162          29,162         115,440         130,003          46,407

Financial Ratios and Other Data:
EBITDA (2) .....................................   $   131,363     $   114,351     $    66,394     $    34,353     $       991
EBITDA margin ..................................         46.9%           46.7%           45.8%           44.9%           22.7%
Total debt to EBITDA (3) .......................          8.53            8.08            7.71            6.75              -
Net cash flows from operating activities .......                   $    61,955     $    26,343     $    18,911     $     1,907
Net cash flows from investing activities .......                      (373,399)       (427,921)       (418,215)       (131,345)
Net cash flows from financing activities .......                       311,807         402,667         400,293         132,088
Deficiency of earnings to fixed charges (4) ....                   $    89,205     $    52,216     $    23,801     $     2,703

Operating Statistical Data (End of
  Period Except Average):
Homes passed ...................................     1,007,100       1,007,100         817,000         498,900         125,300
Basic subscribers ..............................       702,200         702,200         559,800         356,400          92,700
Basic penetration ..............................         69.7%           69.7%           68.5%           71.4%           74.0%
Premium units ..................................       285,300         285,300         275,400         152,100          35,700
Premium penetration ............................         40.6%           40.6%           49.2%           42.7%           38.5%
Average monthly revenue per basic
  subscriber (5) ...............................   $     33.84     $     33.84     $     31.53     $     29.73     $     27.76
  -----------


(1) Interest expense for the years ended December 31, 1998, 1997 and 1996 and the period from April 17, 1995 through December 31, 1995 is net of interest income of $902, $1,023, $471 and $60, respectively.
(2) EBITDA is defined as net income before interest, taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition, our amended bank credit facility, the indenture governing the 11% senior subordinated notes due 2006 and the indenture governing the 11 7/8% senior discount notes due 2007 contain certain covenants, compliance with which is measured by computations substantially similar to those used in determining EBITDA. However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles.
(3) For purposes of this computation, EBITDA for the most recent quarter ended is multiplied by four. This presentation is consistent with the incurrence of indebtedness test in the note indenture and the subordinated note indenture. In addition, this ratio is commonly used in the cable television industry as a measure of leverage.
(4) For purposes of this computation, earnings are defined as income (loss) before income taxes and fixed charges. Fixed charges are defined as the sum of (i) interest costs (including capitalized interest expense) and (ii) amortization of deferred financing costs.
(5) Average monthly revenue per basic subscriber equals revenue for the last month of the period divided by the average number of basic subscribers for such period.

                                  Risk Factors

You should consider carefully the following factors and other information in this prospectus before investing in the notes offered hereby.

                        Risks Associated with the Notes

Trading Market For The Notes

There is no existing trading market for the notes, and there can be no assurance regarding the future development of a market for the notes or the ability of the holders of the notes to sell their notes or the price at which such holders may be able to sell their notes. If such market were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, FrontierVision's operating results and the market for similar securities. Although it is not obligated to do so, J.P. Morgan Securities Inc. intends to make a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of J.P. Morgan Securities Inc. No assurance can be given as to the liquidity of or the trading market for the notes.

J.P. Morgan Securities Inc. may be deemed to be an affiliate of FrontierVision and, as such, may be required to deliver a prospectus in connection with its market-making activities in the notes. Pursuant to the registration rights agreement, Holdings and Holdings Capital II agreed to file and maintain a registration statement that would allow J.P. Morgan Securities Inc. to engage in market-making transactions in the notes. Subject to certain exceptions set forth in the registration rights agreement, the registration statement will remain effective for as long as J.P. Morgan Securities Inc. may be required to deliver a prospectus in connection with market-making transactions in the notes. Holdings has agreed to bear substantially all the costs and expenses related to such registration statement.

The Notes Were Issued at an Original Issue Discount Which Has Consequences You Should Consider

The notes were issued at a substantial discount from their principal amount at maturity. Consequently, if you purchase the notes, you generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which such income is attributable. See "Certain United States Federal Income Tax Considerations--United States Holders--Original Issue Discount" for a more detailed discussion.

If a bankruptcy case is commenced by or against us under the U.S. Bankruptcy Code after the issuance of the notes, your claim as a holder of notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (1) the initial issue price, and (2) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

                        Risks Associated with Our Company

Since the Notes Are Not Secured, Our Assets May Be Insufficient to Pay Amounts Due on Your Notes

The notes are unsecured senior obligations of FrontierVision and will be equal in right of payment to all existing and future indebtedness of our company, other than indebtedness that is expressly subordinated to the notes. We are, and will continue to be, highly leveraged as a result of the substantial indebtedness we have incurred, and intend to incur, to finance acquisitions and expand our operations. In addition, our company and some of our subsidiaries may incur other senior indebtedness, which may be substantial in amount, including secured indebtedness.

Because the notes are unsecured obligations, your right of repayment may be compromised in the following situations:

     o  FrontierVision   Holdings  or  some  of  its  subsidiaries   enter  into
        bankruptcy, liquidation, reorganization, or other winding-up;

     o there is a default in payment under our amended bank credit facility or other secured indebtedness; or

     o there is an acceleration of any indebtedness under our amended bank credit facility or other secured indebtedness.

If any  of  these  events  occur,  the  assets  of  our  company  must  pay  all indebtedness under the amended bank credit facility and other secured indebtedness before those assets would be available to pay the obligations on the notes. In that event, there may not be sufficient assets remaining to pay amounts due on any of the notes. See "Description of Other Indebtedness."

We Are a Holding Company and the Notes are Structurally Subordinate to Our Other Debt

Since FrontierVision Holdings, L.P. is a holding company and conducts its business through subsidiaries, the notes will be effectively subordinated to all existing and future claims of creditors of FrontierVision Holdings, L.P.'s subsidiaries, including the lenders under our amended bank credit facility, the holders of the $200 million aggregate principal amount of 11% senior subordinated notes due 2006 issued in 1996 (the "1996 Notes") by FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation and FrontierVision Operating Partners, L.P.'s trade creditors.

Our only significant assets are the partnership interests in FrontierVision Operating Partners, L.P., which we refer to as FVOP. All of such interests, however, are pledged as collateral under the amended bank credit facility. Therefore, if we are unable to pay amounts when due on the notes, you will not be able to use the partnership interests of FVOP to satisfy your claims against us unless (1) you obtain a judgment against us and (2) all amounts owing under the amended bank credit facility have been fully satisfied.

Furthermore, any action to proceed against the partnership interests that we own in FVOP by or on your behalf as holders of notes would constitute an event of default under the amended bank credit facility. Upon such an event of default, the lenders thereunder may declare all amounts owing under the amended bank credit facility to be immediately due and payable, which event would in turn constitute an event of default under the 1996 Notes, entitling the holders thereof to declare the principal and accrued interest thereon to be immediately due and payable. In addition, as a secured creditor, the lenders under the amended bank credit facility would control the disposition and sale of the FVOP partnership interests after an event of default under the amended bank credit facility and would not be legally required to take into account your interests as unsecured creditors, with respect to any such disposition or sale. There can be no assurance that our assets, after the satisfaction of claims of its secured creditors, would be sufficient to satisfy any amounts owing with respect to the notes.

At December 31, 1998, our subsidiaries had approximately $931.7 million of total liabilities, including approximately $670.1 million of indebtedness under the amended bank credit facility. Your rights as holders of the notes to realize upon the assets of any of our subsidiaries upon any such subsidiary's liquidation or reorganization (and the consequent rights of the holders of the notes to participate in the realization of those assets) will be subject to the prior claims of such subsidiary's respective creditors. In such event, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See "Description of the Notes--Ranking" and "Description of Other Indebtedness." Furthermore, the indenture for the notes permits our subsidiaries to incur additional indebtedness under certain circumstances. See "Description of the Notes."

The 1996 Notes and all amounts owing under the amended bank credit facility will mature prior to the maturity of the notes. If FVOP seeks to refinance the 1996 Notes or the amended bank credit facility, the indenture for the notes requires that any agreements governing such refinancing contain restrictions on the ability of FVOP to make distributions to us that are either no more restrictive than those contained in FVOP's indenture or that do not prohibit distributions to us to make regularly scheduled payments on the notes unless a default or event of default has occurred under the amended bank credit facility. There can be no assurance that if FVOP is required to refinance its notes or any amounts under the amended bank credit facility, it will be able to do so upon acceptable terms, if at all.

If a Change of Control Occurs, We May Not Have Sufficient Assets to Pay Amounts Due on the Notes

Upon the occurrence of a change of control, we are required to make an offer to purchase all outstanding notes and all of our outstanding approximately $237.7 million aggregate principal amount at maturity senior discount notes due 2007 issued in 1997 (the "1997 Notes") at a purchase price equal to 101% of their accreted value, together with accrued and unpaid interest, if any, to the purchase date. If a change of control were to occur, there can be no assurance that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for all the notes and the 1997 Notes tendered by holders thereof.

In addition, the amended bank credit facility and the 1996 Notes include change of control provisions that permit, in the case of the amended bank credit facility, the lenders to accelerate the repayment of indebtedness thereunder and that require, in the case of the indenture to the 1996 Notes, FVOP to offer to purchase all of its outstanding 1996 Notes. Any acceleration of the obligations of FVOP under the amended bank credit facility or the obligation of FVOP to offer to purchase its 1996 Notes would make it unlikely that FVOP could make adequate distributions to us so as to permit us to effect a purchase of the notes and the 1997 Notes upon a change of control. See "Description of Other Indebtedness" and "Description of the Notes." Any future credit agreements or other agreements relating to other indebtedness to which we become a party may contain similar restrictions and provisions.

In the event a change of control occurs at a time when we are prohibited from repurchasing the notes, we could seek the consent of our lenders to repurchase the notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowing, we would remain prohibited from repurchasing the notes. In such case, our failure to repurchase tendered notes would constitute an event of default under the indenture. See "Description of the Notes--Change of Control."

Adelphia has agreed to acquire FVP. See "Prospectus Summary - Recent Events." If Adelphia completes this acquisition, it will constitute a change of control under the 1996 Notes, the 1997 Notes, the notes offered hereby and the amended bank credit facility. Accordingly, Adelphia will be required to offer to repurchase all outstanding 1996 Notes, 1997 Notes and these notes, and absent a consent from the lenders under the amended bank credit facility, all amounts outstanding under the bank credit agreement will be due at closing.

Substantial Leverage

Our company is, and will continue to be, highly leveraged as a result of the substantial indebtedness we have incurred, to finance acquisitions and expand our operations. As of December 31, 1998, our aggregate consolidated indebtedness outstanding was approximately $1,121.1 million. All of the indebtedness, other than the notes offered hereby and the 1997 Notes, represents indebtedness of FVOP.

We anticipate that, in light of the amount of our existing and planned indebtedness, we will continue to be highly leveraged for the foreseeable future. Our company's highly leveraged capital structure could adversely affect our ability to service the notes and could significantly limit our ability to:

     o   finance operations;

     o   fund capital expenditure requirements;

     o   compete effectively;

     o   expand our business;

     o   comply with certain obligations under our franchise agreements; or

     o   operate under adverse economic conditions.

Insufficiency of Earnings to Cover Fixed Charges

Our combined historical earnings were insufficient to cover our fixed charges for the year ended December 31, 1998 and for the year ended December 31, 1997 by $89.2 million and $52.2 million, respectively. However, for both periods, earnings are reduced by substantial non-cash charges, principally consisting of depreciation and amortization. The high levels of depreciation and amortization, together with interest expense, have caused us to report net losses. Management believes that such net losses are common for cable television companies, and we believe that we will continue to incur net losses in the future.

Since being founded in 1995, our cash from equity investments, bank borrowings and other debt has been sufficient to finance our company's acquisitions and, together with cash generated from operating activities, also has been sufficient to meet our debt service, working capital and capital expenditure requirements. We intend to continue to finance such debt service, working capital and capital expenditure requirements in the future through a combination of cash from operations and indebtedness, and we believe that we will continue to generate cash and be able to obtain financing sufficient to meet such requirements.

Our substantial level of debt has important consequences, which include the following:

     o our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired;

     o a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for other operations and business opportunities;

     o certain of our borrowings bear interest at variable rates, which could result in a higher interest expense in the event of increases in general market interest rates;

     o we may be substantially more leveraged than certain of our competitors, which may place us at a competitive disadvantage;

     o our substantial degree of leverage may limit our flexibility to adjust to changing market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions or in our business;

     o a significant portion of our indebtedness will become due prior to the maturity of the notes; and

     o our ability to refinance the notes in order to pay the principal of the notes at maturity or upon a change of control may be adversely affected.

Our Debt Covenants Restrict Our Business in Many Ways

The indenture for the notes, our amended bank credit facility and the indentures for the 1997 Notes and the 1996 Notes, contain covenants that restrict our business in a number of important ways. These covenants limit our ability to:

     o   incur indebtedness;

     o pay dividends on, and redeem the capital stock of, our company and certain of its subsidiaries;

     o   enter into transactions with affiliates;

     o   create liens;

     o   sell assets; and

     o   consolidate, merge or enter into similar transactions.

In addition, the amended bank credit facility contain covenants that require us to comply with specified financial ratios and satisfy certain financial tests.

Our company's ability to comply with those agreements in the future may be affected by prevailing economic, financial and industry conditions, certain of which are beyond our control. Breaching any of those covenants or restrictions could result in a default under the indentures or the amended bank credit facility. Moreover, the indentures and the amended bank credit facility would allow our creditors to require acceleration of the payment of principal and interest on those notes or loans if certain events of default occurred or if the principal and interest on some of our other indebtedness were accelerated. If the indebtedness under the amended bank credit facility were to be accelerated, it is not certain whether our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the notes.

Our Business May Suffer If Any of Our Key Personnel Leaves FrontierVision

Our business is substantially dependent upon the performance of certain key individuals, including James C. Vaughn, FrontierVision's president and chief executive officer, and John S. Koo, FrontierVision's senior vice president and chief financial officer. Although we maintain a strong management team, the loss of the services of Mr. Vaughn or Mr. Koo, neither of whom has an employment agreement with us, could have a material adverse effect on our business.

We have a Limited Operating History Upon Which to Base an Evaluation

FrontierVision was formed in July 1995 and has grown principally through acquisitions. You, therefore, have limited historical financial information about us, and about the results that can be achieved by us in managing the cable systems not previously managed by FrontierVision, upon which to base an evaluation of our performance and an investment in the notes. In addition, as a result of our rapid growth through acquisitions, past operating history is not necessarily indicative of future results.

Upgrading Our Systems Requires Significant Capital Expenditures

We expect to upgrade a significant portion of our cable television distribution systems over the next several years to, among other things, increase bandwidth and channel capacity. Our inability to upgrade the cable television systems could have a material adverse effect on our operations and competitive position.

Our Acquisitions Involve Risk

We completed nine acquisitions in 1998 and have two transactions currently pending. Any past or future acquisition may have an adverse effect upon our operating results or cash flow, particularly for acquisitions of new systems which must be integrated with the existing operations. There can be no assurances that we will be able to integrate successfully any acquired business with our existing operations or realize any efficiencies therefrom. There can also be no assurances that any such acquisition, if consummated, will be profitable or that we will be able to obtain any required financing to acquire additional systems in the future.

               Risks Associated with the Cable Television Industry

Significant Competition in the Cable Television Industry

Our cable television systems compete with a variety of alternative sources of news, information and entertainment, including:

     o    local broadcast stations that provide free off-air programming;

     o program distributors that transmit satellite signals containing video programming, data and other information to subscriber receiving dishes of varying sizes;

     o satellite master antenna television systems, commonly known as SMATV systems, and multichannel, multipoint distribution service operators, commonly known as MMDS or wireless cable operators;

     o other cable operators, including local franchising authorities, who build and operate cable systems in the same communities that we serve, commonly known as overbuilders;

     o    newspapers, movie theaters and live sporting events; and

     o    interactive   online  computer  services,   including   Internet-based
          services, and home video products, including videotape cassette recorders.

Modifications to federal law in 1996 changed the regulatory environment in which our cable systems operate. Federal law now allows local exchange carriers, commonly known as LECs or local telephone companies, and other businesses to provide directly to subscribers a wide variety of video and information services that are competitive with our communications services. In recent years, there has been significant national growth in the number of subscribers to direct broadcast satellite services. Other new technologies, including Internet-based services, may also become competitive with services that we can offer. Many of our potential competitors have substantially greater resources than we do, and we cannot predict the extent to which competition will materialize in our franchise areas from other video or broadband service ventures, or from other potential competitors, or, if such competition materializes, the extent of its effect on us. For more information about the competitive environment in which our cable systems operate, you should review the section of this prospectus titled "Business -- Competition."

Risks Relating to New Lines of Business

We are selectively upgrading our cable systems to increase channel capacity and expand addressability in part to enhance the potential for increasing revenues through the introduction of new technologies, services and program delivery capabilities, such as pay-per-view movies and events, digital programming services, cable

Internet access and telephony. While we are optimistic about the prospects for these new lines of business, there are no assurances that we will be able to enter them successfully or that we will be able to generate additional cash flow. Moreover, many of these new lines of business are likely to have significant competition from businesses that may have significant financial resources and market presence such as satellite program distributors, local telephone companies, long distance telephone companies, and online Internet service providers.

Non-Exclusive Franchises; Non-Renewal or Termination of Franchises

We typically operate our cable television systems under non-exclusive franchises granted by local authorities which are subject to renewal and renegotiation from time to time. Our business is dependent upon the retention and renewal of these local franchises. Our franchises are generally granted for a fixed term ranging from five to fifteen years, but in most cases they are terminable if we fail to comply with the material provisions thereof. Our franchises typically impose conditions relating to the use and operation of the cable television system, including requirements relating to the payment of fees, system bandwidth capacity, customer service requirements, franchise renewal and termination.

Federal law prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises; it also permits municipal authorities to operate cable television systems in their communities without franchises. Federal law also provides, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld. If renewal is denied and the franchising authority acquires ownership of our cable system or requires a transfer of the cable system to another person, we generally are entitled to the fair market value for the cable system covered by our franchise.

Although we generally have good relationships with our franchise authorities, no assurances can be given that we will be able to retain or renew our franchises or that the terms of any franchise renewals will be on terms as favorable to us as our existing franchises. The non-renewal or termination of franchises relating to a significant portion of our subscribers could have a material adverse effect on our results of operations.

Extensive Regulation In the Cable Television Industry

Our cable systems are subject to extensive regulation by federal, local and, in some instances, state governmental agencies. Federal law establishes a national policy to guide the regulation, development and operation of cable communications systems. Principal responsibility for implementing federal law and policies has been allocated between the Federal Communications Commission, known as the FCC, and state or local regulatory authorities. We expect changes in the regulatory and legislative environment to occur in the future. Consequently, we are unable to predict the effect that ongoing or future developments may have on the cable industry or on our business and operations.

Federal Law and Regulation. Federal laws and regulations covering various aspects of our cable television business and operations generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. Federal law and regulations have established, among other things:

     o    rate regulations, some of which have expired as of March, 1999;

     o mandatory carriage and retransmission consent requirements that require us, under certain circumstances, to carry a local broadcast station or to obtain consent to carry a local or distant broadcast station;

     o    rules for franchise renewals and transfers;

     o rules relating to the use of our cable systems by the local franchising authorities, the public and other unrelated companies; and

     o other requirements and restrictions covering a variety of operational areas such as equal employment opportunity and technical standards, customer service requirements and restrictions, and the sale or lease to subscribers of set-top boxes, cable modems and other navigation devices with integrated security functions.

The FCC and state regulatory agencies regularly conduct administrative proceedings to adopt or amend regulations implementing federal law. At various times interested parties to these administrative proceedings challenge the new or amended regulations and policies in the courts with varying levels of success. We expect that further court actions and regulatory proceedings will occur and will refine the rights and obligations of various parties, including the government, under federal law. The results of these judicial and administrative proceedings may materially affect the cable industry and our business and operations.

State and Local Regulation. Our cable systems generally operate in accordance with non-exclusive franchises, permits or licenses granted by a municipality or other state or local governmental entity. The terms and conditions of our franchises vary materially from jurisdiction to jurisdiction. State and local franchising jurisdiction is not unlimited, however; it must be exercised consistently with federal law. A number of states subject cable systems to the jurisdiction of centralized state governmental agencies. To date, the only states in which we currently operate that have enacted such state level regulation are Vermont and Massachusetts. We cannot predict whether any of the other states in which we currently operate will engage in such regulation in the future.

                                 Use of Proceeds

This prospectus is delivered in connection with the sale of the notes by J.P. Morgan Securities Inc. in market-making transactions. Holdings and Holdings Capital II will not receive any of the proceeds from such transactions.

                                 Capitalization

The following table sets forth the actual capitalization of FrontierVision Holdings, L.P. as of December 31, 1998 on a historical basis. This table should be read in conjunction with FrontierVision's historical statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                        ------------------------
                                                             December 31, 1998
                                                                  Actual
                                                                 -------------
                                                         (dollars in thousands)
       In thousands
       FVOP Indebtedness:
          Amended bank credit facility.....................      $     670,125
          11% Senior Subordinated Notes due 2006...........            200,000
          Other                                                          1,485
                                                                 -------------
               Total FVOP indebtedness.....................            871,610
       Holdings Indebtedness:
          11 7/8% Senior Discount Notes due 2007                       249,532
                                                                 -------------

               Total indebtedness..........................      $   1,121,142
                                                                 =============
       Partners' Capital:
           Partnership interests............................            29,162
                                                                 -------------
               Total partners' capital.....................      $      29,162
                                                                 -------------
               Total capitalization........................      $   1,150,304
                                                                 =============

                      Selected Financial and Operating Data

The following tables present selected financial data derived from our financial statements as of December 31, 1998, 1997, 1996 and 1995 and for the years ended December 31, 1998, 1997, 1996 and the period from inception (April 17, 1995) through December 31, 1995 which have been audited by KPMG LLP, independent certified public accountants, and selected unaudited operating data for such periods.

The following table also presents combined historical financial data as of and for the years ended December 31, 1995 and 1994 for the United Video Cablevision systems, the C4 Media systems, the Cox Communications systems, the American Cable Entertainment of Kentucky-Indiana systems and the Triax Southeast systems. The summary unaudited combined selected historical financial data are derived from the audited and unaudited historical financial statements of these systems and should be read in conjunction with the audited financial statements and related notes thereto of the systems. We previously filed these audited statements with FrontierVision Holdings, L.P. Form 10-K for the year ended December 31, 1997. The combined selected financial data set forth below represent the combined results of operations for the systems for the periods during which the systems were not owned by us and, accordingly, do not reflect any purchase accounting adjustments, including acquisition debt service, or any changes in the operation or management of the systems that we have made since the date of acquisition or intends to make in the future. Accordingly, we do not believe that such operating results are indicative of our future operating results.


                                      ----------------------------------------------------------------------------------------------
                                                        FrontierVision Holdings, L.P.                        Predecessor Systems
                                      ---------------------------------------------------------------  -----------------------------


                                        For the Year   For the Year    For the Year   From April 17,   For the Year    For the Year
                                           Ended          Ended           Ended      1995 (inception)     Ended           Ended
                                        December 31,   December 31,    December 31,   to December 31,  December 31,     December 31,
                                           1998           1997            1996             1995        1995 (1)(2)      1994 (3)(4)
                                        ------------   ------------    ------------  ----------------  ------------    -------------
In thousands, except ratios
operating statistical data

Statement of Operations Data:
Revenue.............................    $    245,134   $    145,126    $     76,464  $          4,369  $    109,765    $    105,368
Operating expenses..................         123,818         74,314          39,181             2,311        62,098          58,643
Corporate administrative expenses...           6,965          4,418           2,930               127             -               -
Depreciation and amortization.......         114,155         65,502          35,724             2,308        42,354          46,345
Preacquisition expenses.............               -              -               -               940             -               -
                                        ------------   ------------    ------------  ----------------  ------------    ------------
Operating income (loss).............             196            892          (1,371)           (1,317)        5,313             380
Interest expense, net(5)............         (88,875)       (48,005)        (22,422)           (1,386)      (37,898)        (34,506)
Other income (expense)..............            (526)           (57)             (8)                -        (4,409)         (2,570)
Income tax benefit..................           2,927              -               -                 -             -               -
Extraordinary item - Loss on early
   retirement of debt...............               -         (5,046)              -                 -             -               -
                                        ------------   ------------    ------------  ----------------  ------------    ------------
Net income (loss)...................    $    (86,278)  $    (52,216)   $    (23,801) $         (2,703) $    (36,994)   $    (36,696)
                                        ============   ============    ============  ================  ============    ============

Balance Sheet Data
   (End of Period):
Total assets........................    $  1,210,421   $    927,275    $    549,168  $        143,512  $    288,253    $    228,820
Total debt..........................       1,121,142        787,047         398,194            93,159       285,144         263,660
Partners' capital...................          29,162        115,440         130,003            46,407

Financial Ratios and Other Data:
EBITDA(6)...........................    $    114,351   $     66,394    $     34,353  $            991  $     47,667    $     46,725
EBITDA margin(6)....................           46.7%          45.8%           44.9%             22.7%         43.4%           44.3%
Total debt to EBITDA(7).............            8.08           7.71            6.75                 -
Net cash flows from operating
activities..........................    $     61,955   $     26,343    $     18,911  $          1,907
Net cash flows from investing
activities..........................        (373,399)      (427,921)       (418,215)         (131,345)
Net cash flows from financing
activities..........................         311,807        402,667         400,293           132,088
Deficiency of earnings to fixed
charges(8)..........................    $     86,205   $     52,216    $     23,801  $          2,703

Operating Statistical Data (End of
    Period Except Average):
Homes passed........................       1,007,100        817,000         498,900           125,300
Basic subscribers...................         702,200        559,800         356,400            92,700
Basic penetration...................           69.7%          68.5%           71.4%             74.0%
Premium units.......................         285,300        275,400         152,100            35,700
Premium penetration.................           40.6%          49.2%           42.7%             38.5%
Average monthly revenue per
basic subscriber(9).................    $      33.84   $      31.53    $      29.73  $          27.76
-------------

(1) Includes the combined results of operations of the systems we acquired from United Video Cablevision, C4 Media Cable Southeast, Cox Communications, American Cable Entertainment and Triax Associates for the year ended December 31, 1995 (except for the United Video systems, which is for the period ended November 8,
1995). As the results of operations of the United Video systems are included in the our historical results of operations subsequent to the date of our acquisition thereof (November 9, 1995), the amounts do not include $4.2 million in revenue, $2.4 million in operating expenses and $2.2 million in depreciation and amortization (computed after the application of purchase accounting adjustments) attributable to such systems.
(2) Includes combined balance sheet data for the United Video systems as of November 9, 1995, the date of our acquisition, and combined balance sheet data for the C4 systems, the Cox systems, the American Cable Entertainment systems and the Triax systems as of December 31, 1995, because such acquisitions occurred subsequent to that date.
(3) Includes the combined results of operations of the United Video systems, the C4 systems, the Cox systems, the American Cable Entertainment systems and the Triax systems for the years ended December 31, 1994.
(4) Includes combined balance sheet data for the UVC systems, the C4 systems, the Cox systems, the American Cable Entertainment systems and the Triax systems as of December 31, 1994.
(5) Interest expense for December 31, 1998, 1997, 1996 and 1995 was net of interest income of $902, $1,023, $471 and $60, respectively.
(6) EBITDA is net income before interest, taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition, our senior bank indebtedness and our Subordinated Notes Indenture contain certain covenants, compliance with which is measured by computations substantially similar to those used in determining EBITDA. However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles. EBITDA margin represents the percentage of EBITDA to revenue.
(7) For purposes of this computation, EBITDA for the most recent quarter ended is multiplied by four. This presentation is consistent with the incurrence of indebtedness tests in the indenture governing the notes and in the indenture governing FrontierVision Operating Partners, L.P.'s subordinated notes. In addition, this ratio is commonly used in the cable television industry as a measure of leverage.
(8) For purposes of this computation, earnings are defined as income (loss) before income taxes and fixed charges. Fixed charges are defined as the sum of
(i) interest costs (including an estimated interest component of rental expense) and (ii) amortization of deferred financing costs.
(9) Average monthly revenue per basic subscriber equals revenue for the last month of the period divided by the number of basic subscribers as of the end of such period.

                            Pro Forma Financial Data

The unaudited pro forma financial data presented below are derived from the historical financial statements of Holdings and the previous owners of the cable television systems we have acquired. The unaudited pro forma statement of operations data for the twelve months ended December 31, 1998 have been presented as if the offering of the notes, the acquisition of certain cable television systems from State Cable TV Corporation and Better Cable TV Company and the acquisition of the following systems which occurred on various dates during 1998: TVC - Sumpter Limited Partnership and North Oakland Cablevision Partners Limited Partnership, TCI Cablevision of Ohio, Inc., New England Cablevision of Massachusetts, Inc., Ohio Cablevision Network, Inc., and other less significant system acquisitions as if such transactions had been consummated on January 1, 1998. A pro forma combined balance sheet has not been presented because the transactions occurred prior to December 31, 1998 and are already reflected in our balance sheet as of December 31, 1998.

The unaudited pro forma financial data give effect to the acquisition of the systems acquired during 1998 under the purchase method of accounting and are based upon the assumptions and adjustments described in the accompanying notes to the unaudited pro forma financial statements presented on the following pages. The allocations of the total purchase price for the acquisition of systems acquired during 1998 are based on preliminary estimates and are subject to final allocation adjustments.

The unaudited pro forma financial data do not purport to represent what our results of operations or financial condition would have actually been or what operations would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. The unaudited pro forma financial data presented below should be read in conjunction with the audited historical financial statements and related notes thereto of Holdings and the State Cable/Better TV financial statements, included elsewhere herein.

                 FrontierVision Holdings, L.P. and Subsidiaries
              Unaudited Pro Forma Combined Statement of Operations
                 (For the Twelve Months Ended December 31, 1998)
                                 (In thousands)

                                       -----------------------------------------------------------------------------
                                         Historical        State          Other
                                        Holdings and   Cable/Better TV    System        Pro Forma          Pro Forma
                                        Subsidiaries    Acquisition    Acquisitions(a)  Adjustments       Consolidated
                                        ------------    -----------    ---------------  -----------       ------------
Revenue                                 $   245,134     $   25,148     $   9,743        $       -         $   280,025
Expenses
     System operations                      123,296         13,723         5,316            (1,234) (b)       141,101
     Corporate administrative expense         6,965            814           714              (931) (c)         7,562
     Depreciation and amortization          114,155          4,259         1,199            10,930  (d)       130,543
     Storm related costs                        522          1,596             -                 -              2,118
                                        ------------    -----------    ----------       -----------       ------------
Operating income (loss)                         196          4,756         2,514            (8,765)            (1,299)
Interest expense, net                       (88,875)        (4,280)           63           (16,463) (e)      (109,555)
Other income (expense)                         (526)          (596)          (21)              631  (f)          (512)
                                        ------------    -----------    ----------       -----------       ------------
Net income (loss) before income taxes       (89,205)          (120)        2,556           (24,597)          (111,366)
Income tax benefit                            2,927              -           (41)               41  (g)         2,927
                                        ------------    -----------    ----------       -----------       ------------
Net income (loss)                       $   (86,278)    $     (120)    $   2,515        $  (24,556)       $  (108,439)
                                        ============    ===========    ==========       ===========       ============


      Footnotes to the Unaudited Pro Forma Combined Statement of Operations
                  For the Twelve Months Ended December 31, 1998
                                 (In thousands)

(a) Includes the historical results of operations of the system acquisitions during 1998 other than State Cable and Better TV. Historical results are presented for the systems purchased from January 1, 1998 to the respective dates of acquisition.

(b)  Represents the anticipated decrease in operating costs from the following:

     o    applying FrontierVision's existing programming contracts;
     o estimated reductions in operating expense by applying FrontierVision's capitalization policy on construction activities; and
     o the estimated cost savings resulting from the elimination of duplicate functions and personnel of the systems acquired during 1998.

(c) Represents the elimination of management fees and allocated overhead costs attributable to the systems acquired during 1998.

(d) Represents the additional depreciation and amortization expense attributable to the systems acquired during 1998, as if such acquisitions had occurred on January 1, 1998. We calculate pro forma depreciation and amortization on a straight-line basis over periods that are consistent with our stated accounting policy. The cost basis of the purchased assets utilized in these calculations is based on preliminary asset allocations between property and equipment and intangible assets and are subject to final allocation adjustments.

(e)  Represents the net adjustment to:

     o record interest expense on the incremental indebtedness arising from the purchase of our cable television systems that existed as of January 1, 1998 and the acquisitions during 1998 as if such transactions had been consummated on January 1, 1998; and
     o reverse historical interest expense and the historical interest expense of the systems acquired during 1998.

     Adjustments to interest expense are calculated as if the incremental indebtedness had been outstanding since January 1, 1998 with interest accruing at rates as follows:

     o 7.41% weighted average interest rate on borrowings under the amended bank credit facility;
     o    11% interest rate for $200,000 of the 1996 Notes;
     o    11.875% interest rate for $249,532 of the 1997 Notes; and
     o 10% weighted average interest rate for $1,485 of capital lease obligations.

(f) Represents the elimination of the minority interest in loss of the State Cable and Better TV systems prior to acquisition.

(g)  Represents adjustments to reverse provision of income taxes.

                   Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations as well as other sections of this Prospectus contain certain forward-looking statements. Our actual results could differ materially from those discussed herein and our current business plans may be altered in response to market conditions and other factors beyond our control. Additionally, our investors' decision to sell their ownership interest in our company to Adelphia Communications Corporation may ultimately cause our business plan and results of operations to differ materially from our current business plan and expected future operating results. Our operations commenced on November 9, 1995 with the acquisition of our first cable television systems. See "Business--Development of the Systems" for a description of our cable television systems. We have operated these systems for a limited period of time and had no operations prior to November 9, 1995. We have accounted for all acquisitions under the purchase method of accounting and, therefore, our historical results of operations include the results of operations for each acquired system subsequent to its respective acquisition date.


Introduction

In this section, we explain the general financial condition and the results of operations for FrontierVision and its subsidiaries including what factors affect our business, what our revenues and expenses were for 1998, 1997 and 1996, why those revenues and expenses were different from the year before and how all of this effects our overall financial position.

We commenced operations in November, 1995 with the acquisition of certain cable television systems. Since that first acquisition, we have completed over 30 separate acquisitions and have grown to become one of the twenty largest multiple system operators in the United States, serving over 702,200 subscribers as of December 31, 1998. Our systems are located in three primary operating clusters - New England, Ohio and Kentucky - with a fourth, smaller group of systems in the Southeast. See "Business - Development of the Systems" for a summary of our past acquisitions and operating clusters.

During 1998, we completed nine acquisition transactions, acquiring a total of approximately 140,000 basic subscribers. These acquisitions increased the size and scale of each of our three primary operating clusters and significantly increased the size and scale of our New England operating cluster. Our October 1998 acquisition of eight cable systems from State Cable TV Corporation added approximately 75,000 basic subscribers to our New England cluster in attractive communities directly contiguous to systems which we already owned in southern Maine and central New Hampshire. With the State Cable systems, we have grown to serve over 248,000 subscribers in our New England cluster and over 168,000 subscribers and four of the five largest cities in the state of Maine. See Note 5 to the financial statements for more detailed descriptions of these transactions.

Results of Operations

In this section, we discuss our 1998, 1997 and 1996 earnings and the factors affecting them.


YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

The following table summarizes certain of our operating and financial data for the years ended December 31, 1998, 1997 and 1996. As a result of our limited operating history, and the fact that acquired systems are only included from the date of acquisition, we believe that the results of operations for the periods presented in this table are not indicative of our future results.


                                         --------------------------------------------------------------------------
                                               Year Ended               Year Ended               Year Ended
                                           December 31, 1998        December 31, 1997         December 31, 1996
                                         ------------------------ -----------------------  ------------------------
                                                         % of                    % of                     % of
                                            Amount     Revenue      Amount     Revenue         Amount   Revenue
                                            ------     -------      ------     -------         ------   -------
   In thousands
   Revenue............................    $   245,134    100.0 %   $ 145,126     100.0 %   $   76,464     100.0 %
   Expenses
       Operating expenses.............        123,296     50.3        74,314      51.2         39,181      51.2
       Corporate expenses.............          6,965      2.8         4,418       3.0          2,930       3.9
       Depreciation and amortization..        114,155     46.6        65,502      45.2         35,724      46.7
       Storm related costs............            522      0.2             -         -              -         -
                                          -----------   ------     -----------   ------    ----------   -------
              Total expenses..........        244,938     99.9       144,234      99.4         77,835     101.8
                                          -----------   ------     -----------   ------    ----------   -------
   Operating income/(loss)............            196      0.1           892       0.6         (1,371)     (1.8)
   Interest expense, net..............        (88,875)   (36.3)      (48,005)    (33.1)       (22,422)    (29.3)
   Other expense......................           (526)    (0.2)          (57)      0.0             (8)        -
   Income tax benefit.................          2,927      1.2             -         -              -         -
   Extraordinary item - Loss on early
       retirement of debt.............              -        -        (5,046)     (3.5)             -         -
                                          -----------   ------     -----------   -----     ----------   -------
   Net loss...........................    $   (86,278)   (35.2)%   $ (52,216)    (36.0)%   $  (23,801)    (31.1)%
                                          ===========   ======     ===========   ======    ==========   =======
   EBITDA                                 $   114,351     46.7%    $  66,394      45.8 %   $   34,353      44.9 %
                                          ===========   ======     ===========   ======    ==========   =======

   Basic subscribers..................        702,200                  559,800                356,400
   Premium units......................        285,300                  275,400                152,100



YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

Significant increases in the amounts of revenue, operating expense and EBITDA are primarily attributable to acquisition activity during 1998 and 1997, which increased our size from 559,800 basic subscribers at December 31, 1997 to over 702,000 at December 31, 1998. Revenue increased 68.9%, or approximately $100.0 million, to approximately $245.1 million for the year ended December 31, 1998 from approximately $145.1 million for the year ended December 31, 1997. Operating expenses, including storm related costs attributable to ice storms in Maine described below, and corporate expenses increased approximately 66.6% and 57.7%, respectively, for the year ended December 31, 1998 from the year ended December 31, 1997. The decrease in the percentage of operating expenses to revenue was primarily attributable to cost efficiencies achieved through the integration of cable systems and increased revenue per subscriber per month. The EBITDA margin, when adjusted to exclude the storm related costs, improved from 45.8% for the twelve months ended December 31, 1997 to 46.9% in 1998.

During mid-January 1998, certain of the communities we service in Maine experienced devastating ice storms. For the twelve months ended December 31, 1998 we recognized a loss due to service outages and increased labor costs of approximately $522,000 due these storms, net of $183,000 related to a claim on our business interruption insurance for the storm damage. Additionally, we spent approximately $540,000 of capital expenditures to replace subscriber drops damaged in the storms.

Depreciation and amortization expense increased 74.3% as a result of acquisition activity that occurred in 1997 and 1998. Net interest expense increased to $88.9 million from $48.0 million primarily as a result of the higher weighted average drawings on our senior bank indebtedness.

During the year ended December 31, 1998, (i) our annualized subscriber churn rate, which represents the annualized number of subscriber terminations divided by the weighted average number of subscribers during the period, was approximately 31.5%, and (ii) the average subscriber life implied by such subscriber churn rate was approximately 3.2 years. Churn rates are computed without adjustment for the effects of seasonal subscriber activity and acquisitions and are within our expectations.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1996

Significant increases in the amounts of revenue, operating expense and EBITDA are primarily attributable to acquisition activity during 1997 and 1996, which increased our size from 356,400 basic subscribers at December 31, 1996 to 559,800 at December 31, 1997. Revenue increased to $145.1 million in the twelve months ended December 31, 1997 from $76.5 million in the year ended December 31, 1996. Operating and corporate expenses were reduced to 54.2% of revenue in the twelve months ended December 31, 1997 from 55.1% of revenues in the year ended December 31, 1996 due primarily to the achievement of efficiencies in the corporate office through the elimination of duplicative expenses, such as customer billing, accounting, accounts payable and payroll administration. As a result of cost efficiencies and the aforementioned acquisitions, EBITDA increased to 45.8% of revenues in the twelve months ended December 31, 1997 from 44.9% of revenues in the year ended December 31, 1996.

The increase in depreciation and amortization expense of $29.8 million from the year ended December 31, 1996 to the year ended December 31, 1997 was a result of the inclusion of a full year of expense for acquisitions completed in 1996 and new acquisitions completed in 1997. Net interest expense increased by $25.6 million due to the higher weighted average debt balance outstanding over the year ended December 31, 1997.


Liquidity and Capital Resources

The cable television business generally requires substantial capital for the construction, maintenance and expansion of cable plant and distribution equipment. In addition, we have pursued selective acquisitions. Since our founding in 1995, our cash received from equity investments, bank borrowings and other debt issued by FrontierVision Operating Partners, L.P. and FrontierVision Holdings, L.P. has been sufficient to finance our acquisitions and, together with cash generated from operating activities, also has been sufficient to service our debt, provide sufficient working capital and fund required capital expenditures. We intend to continue to finance such debt service, working capital and capital expenditure requirements through a combination of cash from operations, indebtedness and equity capital sources. We believe that we will continue to generate cash and be able to obtain financing sufficient to meet such requirements. Our ability to meet our debt service and other obligations will depend upon our future performance which, in turn, is subject to general economic conditions and to financial, political, competitive, regulatory and other factors, many of which are beyond our control.

Amended Bank Credit Facility

Drawings on our amended bank credit facility, along with cash flow generated from operations and high yield debt financing, have been sufficient to finance capital improvement projects as well as acquisitions. We have adequately serviced our debt in accordance with the provisions of the amended bank credit facility from EBITDA of approximately $114.4 million generated by FrontierVision Operating Partners, L.P. for the year ended December 31, 1998.

On December 19, 1997, we amended our existing senior bank indebtedness and entered into an $800.0 million amended bank credit facility with The Chase Manhattan Bank, as Administrative Agent, J.P. Morgan Securities Inc., as Syndication Agent, CIBC Inc., as Documentation Agent, and the other lenders signatory thereto. The amended bank credit facility includes a $300.0 million, 7.75-year reducing revolving credit facility, a $250.0 million, 7.75-year term loan and a $250.0 million, 8.25-year term loan.

At December 31, 1998, we had $172.0 million outstanding under the revolving credit facility, $248.1 million outstanding under the 7.75 year term loan and $250.0 million outstanding under the 8.25 year term loan. The weighted average interest rates at December 31, 1998 on the outstanding borrowings under the revolving credit facility were approximately 7.25%, and under the 7.75 year term loan and the 8.25 year term loan were approximately 7.29% and 7.63%, respectively. We have entered into interest rate protection agreements to hedge the underlying LIBOR rate exposure for $437.5 million of borrowings through November 1999 and October 2001. For the year ended December 31, 1998, we recognized an increase to interest expense of approximately $0.6 million as a result of these interest rate swap agreements.

In general, the amended bank credit facility requires us to use the proceeds from any equity or subordinated debt issuance or any cable system disposition to reduce indebtedness for borrowings under the amended bank credit facility and to reduce permanently commitments thereunder, subject to certain exceptions permitting us to use such proceeds to fund certain permitted acquisitions, provided that we are otherwise in compliance with the terms of the amended bank credit facility.

The amended bank credit facility is secured by a pledge of all limited and general partnership interests in FrontierVision Operating Partners, L.P. and in any of our restricted subsidiaries and a first priority lien on all the tangible and intangible assets of FrontierVision Operating Partners, L.P. and each of its restricted subsidiaries. In addition, in the event of the occurrence and continuance of an event of default under the amended bank credit facility, the Administrative Agent is entitled to replace our general partner with its designee.

Holdings, as the general partner of FrontierVision Operating Partners, L.P., guarantees the indebtedness under the amended bank credit facility on a limited recourse basis. The amended bank credit facility is also secured by a pledge of all limited and general partnership interests in FrontierVision Operating Partners, L.P. and a first priority lien on all the assets of FrontierVision Operating Partners, L.P and its subsidiaries.

Senior Subordinated Notes (herein referred to as the 1996 notes)

On October 7, 1996, FrontierVision Operating Partners, L.P. issued $200.0 million aggregate principal amount of 11% senior subordinated notes due 2006. The 1996 notes mature on October 15, 2006 and bear interest at 11%, with interest payments due semiannually commencing on April 15, 1997. The 1996 notes are general unsecured obligations of FrontierVision and rank subordinate in right of payment to all existing and any future senior indebtedness. In anticipation of the issuance of the 1996 notes, FrontierVision entered into deferred interest rate setting agreements to reduce the interest rate exposure related to the 1996 notes. The financial statement effect of these agreements will be to increase the effective interest rate which FrontierVision incurs over the life of the 1996 notes.

Senior Discount Notes, Series A (herein referred to as the 1997 notes)

Holdings and FrontierVision Holdings Capital Corporation were formed for the purpose of acting as co-issuers of $237.7 million aggregate principal amount at maturity of 11 7/8% senior discount notes due 2007. FVP contributed to Holdings, both directly and indirectly, all of the outstanding partnership interests of FrontierVision Operating Partners, L.P. prior to the issuance of the 1997 notes on September 19, 1997 and as a result, FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation are wholly-owned consolidated subsidiaries of Holdings. Holdings contributed the majority of the net proceeds of the discount notes totaling approximately $142.3 million to FrontierVision Operating Partners, L.P. as a capital contribution.

Senior Discount Notes, Series B (herein referred to as the old notes)

Holdings and FrontierVision Holdings Capital II Corporation acted as co-issuers of $91.3 million aggregate principal amount at maturity of 11 7/8% senior discount notes due 2007. Holdings II Capital was formed for the purpose of acting as co-issuer on these old notes. The old notes were issued on December 2, 1998. Holdings contributed the majority of the net proceeds of approximately $72.8 million from the issuance of the old notes to FrontierVision Operating Partners, L.P. as a capital contribution.

Cash Flows From Operating Activities

Cash flows from operating activities for the year ended December 31, 1998 were $62.0 million compared to $26.3 million for the year ended December 31, 1997 and $18.9 million for the year ended December 31, 1996. The increase was primarily a result of cable television system operations acquired during 1996, 1997 and 1998.

Cash Flows From Investing Activities

Investing cash flows were primarily used to fund capital expenditures and acquire cable television systems. Capital expenditures for the year ended December 31, 1998 were approximately $65.6 million compared to approximately $32.7 million for the year ended December 31, 1997 and $9.3 million for the year ended December 31, 1996. Capital expenditures primarily consisted of expenditures for the construction and expansion of cable plant and distribution equipment, and additional costs were incurred related to the expansion of customer service facilities. We invested approximately $307.6 million in acquisitions during the year ended December 31, 1998 compared with approximately $392.6 million for the year ended December 31, 1997 and $421.5 million for the year ended December 31, 1996.

Cash Flows From Financing Activities

We financed acquisitions during the year ended December 31, 1998 with borrowings under our senior bank indebtedness. We financed acquisitions during the year ended December 31, 1997 with equity contributions from our partners and borrowings under our senior bank indebtedness. During the year ended December 31, 1996, we financed acquisitions with equity contributions from our partners, borrowings under our senior bank indebtedness and the issuance of $200.0 million aggregate principal amount of senior subordinated notes.

During the year ended December 31, 1998, we received no equity contributions from our partners as compared with $37.7 million for the year ended December 31, 1997 and $107.4 million for the year ended December 31, 1996.

As of December 31, 1998 and 1997, we received approximately $75.0 million and $150.0 million, respectively, in proceeds as a result of the issuance of the Discount Notes. Furthermore, from inception through December 31, 1998, FVP received a total of $199.4 million of debt and equity contributions from its partners, all of which has been invested in Holdings and down streamed to FVOP. Such amount represents the contractual maximum amount committed by FVP's partners.


Year 2000

Many existing hardware and software elements of computer systems and other technologies represent the year as a two-digit number. Such representation may cause software and hardware malfunctions to occur as a system date or application date crosses the Year 2000 boundary. This might happen when the actual century turns, the date of some input data exceeds January 1, 2000 and/or the system or application must internally refer to a date that occurs on, before, or after January 1, 2000.

During 1998, we continued a review of the Year 2000 issue with the objective of formulating a plan to identify and correct any system malfunctions which might occur due to Year 2000 issues. An informal task force, comprised solely of FrontierVision employees, was established in the fourth quarter of 1997 to determine which of our mission critical business processes could be impacted by Year 2000 issues. Those mission critical business processes that were identified as subject to Year 2000 issues are as follows: signal delivery, franchise services, service delivery and revenue collection.

The following table illustrates the primary components of each of the Year 2000 effected mission critical business processes:


    ------------------------------------------------------------------------------------------------
    Mission Critical
    Business Process         Description                              Significant Components
    ------------------------------------------------------------------------------------------------
    Signal Delivery          Process of receiving a video signal from Headend equipment
                             satellite or broadcast sources and       Plant infrastructure
                             transmitting that signal via fiber-optic Programming suppliers and co-axial cable to a customer's
                             residence or place of business.
    Franchise Services       The performance of tasks specifically    Local origination
                             required by local or national            Emergency broadcast
                             regulatory agencies.
    Service Delivery         The ongoing process of responding timely Customer call center infrastructure
                             to customer service requests.            Dispatch equipment
    Revenue Collection       The process of collecting customer       Subscriber management systems
                             billings and utilizing those cash        Cash management
                             receipts for necessary corporate
                             purposes.

Since the task force was established, FrontierVision management has committed additional internal and external resources to address Year 2000 issues. During the third quarter of 1998, we engaged an external third-party Year 2000 consultant to review our informal task force's Year 2000 efforts to date and to produce a formal, written Year 2000 project plan. This plan provides a work schedule for us to address our Year 2000 issues by December 31, 1999. Since that date, we have formally adopted a Year 2000 compliance plan, discussed in more detail below. Additionally, we have joined an industry initiative whereby along with other similar companies, we will achieve efficiencies in their individual Year 2000 plans through the sharing of information and joint testing. We have also entered into cooperative agreements with other multiple system operators to share pertinent assessment information.

We have established a Year 2000 team which consists of a full-time project manager, one full-time project administrator and two full-time equivalent consultants. The Year 2000 team also involves certain individuals in FrontierVision who are subject matter experts, for example, engineering and information technology. The project manager is accountable directly to our senior management team, who in turn is accountable to FrontierVision's general partner.

The Year 2000 compliance plan, consists of an awareness program, a prevention program and a find and fix program. The awareness program is designed to educate employees and customers on the implications of Year 2000 issues. Employees have been trained on our Year 2000 compliance plan and their role in the success of the Plan has been communicated. The prevention program is designed to prevent new problems from arising while we resolve existing problems. For example, since October 30, 1998, we have required a Year 2000 compliance warranty on all purchase orders to ensure that vendors ship to FrontierVision only equipment that they have warranted is Year 2000 compliant. The find and fix program includes three phases: inventory, assessment and remediation, and is initially focused on mission critical business processes.

The inventory phase consists of a physical inventory of all susceptible business components within each mission critical business process. A physical inventory of the components used in certain of our mission critical business processes was initiated during 1998. We substantially completed the inventory phase of the mission critical items on January 31, 1999. We plan to initiate random inventory verification audits during the second quarter of 1999. The inventory consisted of specifically identifying each component/system (both internal and external systems) of a mission critical business process. Internal systems include computer systems and related software (information technology systems) as well as systems and devices that manage the distribution of cable television service to customers (non information technology systems). External systems include our third party billing service provider and subscriber management system, banking partners (including cash management, lockbox providers and lenders) and programming providers.

An end product of the inventory phase is a comprehensive database which allows us to review any of our business components by, among other attributes, manufacturer/supplier, geographic location, compliance status or asset class. This database allows us to electronically track the assessments for each item. Once an assessment is made on a given item, the assessment is automatically linked to the individual inventory piece. Furthermore, the database allows for the tracking of remediation efforts at the inventory level, including the date the item was ordered, the expected and actual cost, who the repair is made by, when it is made and who tests the repair. This method of item management ensures normalization of the descriptions of like items, enhancing the overall efficiency of the project.

We are also in the process of communicating with our significant suppliers and service providers to determine their position with regard to Year 2000 issues and evaluating the potential impact on FrontierVision if those third parties fail to remediate their own Year 2000 issues. We have received responses from approximately 50% of such significant suppliers and service providers; the majority of which are currently in their own assessment and remediation phases. Material relationships with third parties include utility companies (providing power to the cable plant), telephone companies (providing communication lines for use in customer contact, employee communications and in data transfer related to subscriber and billing management information systems) and programming and equipment vendors (providing the product distributed by FrontierVision as well as maintenance and construction materials).

Since the inventory phase was completed, the Year 2000 team has focused on assessing each business component's vulnerability to Year 2000 issues. The assessment phase requires management to attain a high degree of confidence that FrontierVision prevents Year 2000 problems with respect to components of mission critical business processes and minimize such problems in other non-critical areas, while controlling replacement costs. To ensure that the most at-risk components/systems are assessed first, the initial task in the Assessment stage was the prioritization of each equipment/system in the project database. Items of inventory have been reviewed for Year 2000 compatibility first by cross-referencing the project database to materials received from vendors, industry groups and other multiple systems operations, second by contacting vendors as necessary and finally, by making an "in-house" determination of compatibility where no other information is available. The end product of the assessment phase for each item is the determination of whether a given component/system is to be replaced or upgraded or whether specific contingency plans are needed.

Approximately 95% of the total inventory components in our headends, plant infrastructure and customer service infrastructure have proven to have no date sensitive components. Of the remaining 5% subject to future investigation, we have completed assessments on approximately 70% of the components and have determined that less than 1% of these to be non-compliant with respect to Year 2000 Issues.

After the assessment phase is completed for a given component and the component is found to have a Year 2000 issue, the remediation phase begins. The remediation phase includes the following activities:

    o     A decision is made as to the optimal remedy of the Year 2000 issue.

    o     A purchase order is placed for the new component or upgrade.

    o Based upon the expected delivery date, the appropriate resources are scheduled to complete the implementation.

    o After the new component is implemented, dependent testing occurs to verify that remediations do not introduce new Year 2000 problems.

If remediation is determined to be impossible with respect to a business component, the Year 2000 team will create an appropriate contingency plan.

As of March 20, 1999, our overall progress in the find and fix program for our mission critical systems as follows:


           ----------------------------- ------------------------ ----------------------------
                                         Percentage Complete      Completion Date or
           Phase                                of Phase          Expected Completion Date
           ----------------------------- ------------------------ ----------------------------
           Inventory                               99%            January 31, 1999
           Assessment                              70%            April 30, 1999
           Remediation                             30%            November 30, 1999

The expected completion dates set forth above are based on our current expectations. The assessment phase is expected to be completed by April 30, 1999 which is two months behind our original estimate for completion. We are also dependent on our suppliers for timely fulfillment of purchase orders that will be made to replace non-compliant equipment and assistance in installations. In addition, the current remediation timetable does not allow for a significant amount of time for testing. Further delays in the assessment phase and/or delays in the purchasing and receipt of replacement equipment further reduces the time available for testing and places additional risk on the successful completion of the remediation phase. As a result, no assurances can be given as to whether each of the phases will be completed on schedule due to uncertainties which are inherent in the remediation of Year 2000 issues.

As we have not yet completed the assessment of each of our mission critical systems (either internal or external), the total costs to address the Year 2000 issue are uncertain. To date, we have expended approximately $2,200,000 to fix components with Year 2000 issues. Based on the assessment results to date, we plan to spend an additional $600,000 in replacing equipment with known Year 2000 issues. Furthermore, as of March 20, 1999, we have expended approximately $270,000 in third-party consulting fees and expect to spend an additional $200,000 in external fees in conjunction with the Year 2000 project team through December 31, 1999.

We have budgeted in excess of $1,000,000 in incremental capital expenditures for fiscal year 1999 to complete the Year 2000 compliance plan. It is not known, at this point in time, if these budgeted amounts will be sufficient to identify and correct our Year 2000 issues.

While management believes that the Year 2000 compliance plan will significantly reduce the risks associated with the transition to the year 2000 through a process of inventory, assessment and remediation, we have yet to develop or implement any significant contingency plans. There can be no assurance that we will identify all Year 2000 issues or that we will be able to remedy each Year 2000 issue. A failure to sufficiently correct a material Year 2000 problem could cause us to suffer an interruption or a failure of certain important business operations. Additionally, the failure of a material external (third-party) system may cause us to experience an interruption or a failure of certain important business operations. The interruption or failure by FrontierVision in an important business operation may cause a material, adverse impact on our financial position. It is not management's intention that certain information technology and technical enhancement projects planned will be deferred as a result of the cost to address Year 2000 issues. Additionally, although management believes that a combination of cash from operations and indebtedness will fund the costs associated with correcting Year 2000 issues, no assurances can be given that costs ultimately required to be paid to ensure the our Year 2000 readiness will not have an adverse effect on our financial position and results of operations.

                                    Business

We own, operate and develop cable television systems in small and medium-sized suburban and exurban communities in the United States. As of December 31, 1998, we were one of the twenty largest operators of cable television systems (a multiple system operator) in the United States, owning systems which passed approximately 1,007,100 homes and served approximately 702,200 basic subscribers.

On February 22, 1999, the owners of our general partner, FrontierVision Partners, L.P., entered into a definitive agreement to sell their ownership interests in our company to Adelphia Communications Corporation. This change in our ownership is likely to have a significant effect on our continued operations. We expect to continue the execution of our business plan through the closing of this transaction, which is currently expected to occur during the third-quarter of 1999.

We were organized in 1995 under the laws of the State of Delaware and our headquarters are located at 1777 South Harrison Street, Suite P-200, Denver, Colorado, 80210. Our telephone number is (303) 757-1588 and we may be reached by e-mail at InvestorRel@FVP.com.

FrontierVision

Since closing our first acquisition in November 1995, we have completed over 30 acquisitions and have established significant critical mass and subscriber density within our targeted geographic markets. The following table illustrates our growth and operating characteristics of our systems through December 31, 1998.

                               --------------------------------------------------------------------------------------
                                                          Basic                Premium               Total Revenue
                                Homes Passed           Subscribers              Units               (In Thousands)
                               ----------------       ---------------       --------------         ------------------

December 31, 1995                   125,300                92,700                 35,700                    4,369
December 31, 1996                   498,900               356,400                152,100                   76,464
December 31, 1997                   817,000               559,800                275,400                  145,126
December 31, 1998                 1,007,100               702,200                285,300                  245,134


We have established three primary operating clusters in New England, Ohio and Kentucky, with a fourth, smaller group of cable television systems in the Southeast. As of December 31, 1998, over 90% of our subscribers were within our three primary operating clusters. We are currently the second largest multiple system operator in Kentucky, the largest multiple system operator in Maine and the third largest multiple system operator in Ohio.


Development of the Systems

We were organized in 1995 to exploit acquisition opportunities in the cable television marketplace created by the confluence of several economic, regulatory, competitive and technical forces. The cable television industry has experienced rapid and continuing consolidation over the last several years for various reasons. Operators have been faced with the need for increased levels of capital expenditures to expand channel capacity and have recently begun to face the threat of competition from new market entrants, including DBS services and telephone company video programming services. Many smaller multiple system operators, particularly those that were acquisitive during the late 1980's and purchased systems at prices significantly higher than those paid by us, sought liquidity for their investors or were constrained from accessing additional capital to upgrade or rebuild aging plant to remain competitive with other video programming providers. More recently, larger multiple system operators have embarked on their own program of divesting or trading less strategic systems to redirect their resources to major urban and suburban markets.

As a result of this supply and demand anomaly, we have been able to selectively acquire cable television properties from both small and large multiple system operators, thereby establishing core geographic clusters and subscriber mass. The following table summarizes our acquisitions through December 31, 1998:


                                                            -----------------------------------------------
                                                                                     Purchase       Basic
                                                                                     Price(1)   Subscribers
Predecessor Owner                                                Date Acquired    (in millions) Acquired(2)
-----------------                                             -----------------   ------------  -----------
United Video Cablevision, Inc. ............................    November 9, 1995     $     120.8      87,400
Longfellow Cable Company, Inc. ............................   November 21, 1995             6.1       5,100
C4 Media Cable Southeast, Limited Partnership..............    February 1, 1996            47.6      40,400
Americable International Maine, Inc........................      March 29, 1996             4.8       3,350
Cox Communications.........................................       April 9, 1996           136.0      77,200
Phoenix Grassroots Cable Systems, LLC......................     August 29, 1996             9.3       7,400
Triax Southeast Associates, L.P............................     October 7, 1996            84.7      53,200
American Cable Entertainment of Kentucky-Indiana, Inc......     October 9, 1996           146.0      83,250
SRW, Inc.'s Penn/Ohio Cablevision, L.P.....................    October 31, 1996             3.8       3,225
SRW, Inc.'s Deep Creek Cable TV, L.P. .....................   December 23, 1996             3.0       2,175
Bluegrass Cable Partners, L.P..............................      March 20, 1997             9.9       7,225
Clear Cable T.V., Inc. and B&G Cable T.V. Systems,
   Inc.....................................................      March 31, 1997             1.7       1,450
Milestone Communications of New York, L.P. ................      March 31, 1997             2.8       2,125
Triax Associates I, L.P....................................        May 30, 1997            34.5      20,700
Phoenix Front Row Cablevision .............................        May 30, 1997             6.8       5,250
PCI Incorporated...........................................     August 29, 1997            13.5       7,750
SRW, Inc.'s Blue Ridge Cable Systems, L.P..................   September 3, 1997             4.1       4,550
Harold's Home Furnishings, Inc.............................    October 31, 1997             1.5       1,480
A-R Cable Services - ME, Inc...............................    October 31, 1997            78.2      54,300
TCI Cablevision of Vermont, Inc. and Westmarc Development
    Joint Venture..........................................    December 2, 1997            34.5      22,100
Cox Communications, Inc....................................   December 19, 1997           203.0      85,400
TVC-Sumpter   Linked   Partnership   and   North   Oakland
Cablevision                                                       March 6, 1998            14.2       8,100
    Partners  Limited Partnership ........................
TCI Cablevision of Ohio, Inc...............................       April 1, 1998            10.0       6,000
New England Cablevision of Massachusetts, Inc. ............       April 3, 1998            44.7      26,500
Ohio Cablevision Network, Inc..............................       July 31, 1998            38.0      19,700
Appalachian Cablevision of Ohio............................   September 1, 1998             0.3         280
Unity Cable Television, Inc................................  September 30, 1998             0.8         590
State Cable TV Corporation ................................    October 23, 1998           188.2      75,000
Paint Valley Cable Company, Inc............................    October 30, 1998             1.7       1,300
Casco Cable Television, Inc................................   November 30, 1998             3.2       2,185
 ____________

(1) Represents the contract purchase price excluding working capital purchase adjustments and transaction costs.
(2) Includes 10,600 subscribers to systems that were sold by FrontierVision in 1996.

On January 7, 1999, we sold nine cable systems located in eastern Tennessee and western North Carolina to Helicon Partners I, LP. The systems served a total of approximately 4,400 basic subscribers in smaller, rural communities in western Tennessee and eastern North Carolina. The systems were part of our Southeast operating region. In addition, on February 17, 1999 we entered into an asset exchange agreement to obtain one Kentucky system serving approximately 6,200 subscribers outside of Lexington, Kentucky in exchange for one of our existing Kentucky systems serving approximately 4,800 subscribers south of Cincinnati, Ohio and approximately $3.1 million of cash. There can be no assurance that the system trade will be consummated or that we can successfully integrate any acquired business with our existing operations.


System Descriptions

Our cable television systems consist of three primary clusters--New England, Ohio and Kentucky--with a fourth, smaller group of systems in the Southeast. The following chart provides certain operating and technical profile statistics as of December 31, 1998 for our cable systems.


                                               -----------------------------------------------------------------
                                                New England     Ohio       Kentucky    Southeast      Total
                                                  Cluster      Cluster      Cluster      Region      Systems
                                               -----------------------------------------------------------------
Homes passed...................................   351,300      383,200      172,600     100,000     1,007,100
Basic subscribers..............................   248,000      268,800      123,700      61,700       702,200
Basic penetration..............................     70.6%        70.1%        71.7%       61.7%         69.7%
Premium units..................................   107,400      119,700       37,800      20,400       285,300
Premium penetration............................     43.3%        44.5%        30.6%       33.1%         40.6%
Digital cable television subscribers...........       744        2,929         None       1,358         5,031
Average  monthly  revenue per basic  subscriber    $33.20       $35.85       $34.20      $26.95        $33.84
(1)............................................
Number of headends.............................        87           87           38          46           258
Percentage   of   subscribers   with  at  least
54-channel                                           63.7%        76.8%        57.6%      32.1%         65.6%
   capacity....................................

 ___________
(1) Average monthly revenue per basic subscriber equals revenue for the month ended December 31, 1998 divided by the number of basic subscribers as of the end of such period.

New England Cluster. The systems in our New England cluster passed approximately 351,300 homes and served approximately 248,000 basic subscribers and 107,400 premium units as of December 31, 1998. The New England cluster is comprised primarily of systems located in communities in southern, middle and coastal Maine, central New Hampshire, northeastern Massachusetts and northern Vermont. Of the Maine systems' approximately 168,400 total subscribers, approximately 155,000 subscribers are located in Augusta, Bangor and Lewiston and contiguous communities or in nearby coastal communities. Most of the approximately 45,300 subscribers in New Hampshire are located in Lebanon and surrounding communities, the 27,100 Massachusetts subscribers are located within 30 miles of suburban Boston and most of the 7,200 Vermont subscribers are located within 20 miles of Burlington, the state's largest city. Approximately 63.7% of our subscribers in the New England cluster are offered at least 54 channels, including 750 MHz design systems in Amesbury and Glouchester, Massachusetts and Augusta, Maine and 550 MHz design systems in Waterville and Rockland, Maine.

Ohio Cluster. Systems in the Ohio cluster passed approximately 383,200 homes and served approximately 268,800 basic subscribers and 119,700 premium units as of December 31, 1998. The majority of the subscribers in the Ohio cluster are located in northwest Ohio, extending from the northern suburbs of Toledo south along the Indiana state border, and central Ohio, south and east of suburban Columbus to the Ohio River. Approximately 76.8% of the our subscribers in the Ohio cluster are offered at least 54 channels, including 550 MHz design systems in Ashland, Kentucky and Newark and New Philadelphia, Ohio.

Kentucky Cluster. The systems in the Kentucky cluster passed approximately 172,600 homes and served approximately 123,700 basic subscribers and 37,800 premium units as of December 31, 1998. A single regional customer service center in Richmond, Kentucky serves all Kentucky subscribers, the majority of which reside in outlying communities of Lexington, Kentucky and Cincinnati, Ohio. Approximately 57.6% of our subscribers in the Kentucky cluster are offered at least 54 channels, including 550 MHz design systems in Nicholasville, Kentucky and Delhi, Ohio and 750 MHz design systems in Madison, Indiana and Winchester, Kentucky.

Southeast Systems. The Southeast systems passed approximately 100,000 homes and served approximately 61,700 basic subscribers and 20,400 premium units as of December 31, 1998. The Southeast systems at December 31, 1998 were comprised of groups of systems located in the following states:

     o Tennessee, serving approximately 23,000 basic subscribers
     o North Carolina, serving approximately 13,400 basic subscribers
     o Virginia, serving approximately 17,300 basic subscribers, and
     o Maryland/Pennsylvania, serving approximately 8,000 basic subscribers

The Tennessee systems are located primarily in Greeneville, Tennessee and surrounding communities; the North Carolina systems are located near Rocky Mount, North Carolina; and the Virginia systems are located in north central Virginia between Charlottesville and Winchester and in Eastern Virginia, near Richmond. The

Maryland/Pennsylvania systems are located along the Maryland and Pennsylvania border, approximately 120 miles west of Washington, D.C. Approximately 32.1% of the current plant design in the Southeast region is at least 54 channels.


Technological Developments

The following tables set forth certain information regarding the channel capacities and miles of plant and the average number of subscribers per headend for our cable systems as of December 31, 1998.


                                             ----------------------------------------------------------------
                                               <220 MHz:  221-399 MHz:400-549 MHz:550-750 MHz:
                                               Up to 32     33 to 53    54 to 77    78 to 110
                                               Channels     Channels    Channels    Channels       Total
                                             ----------------------------------------------------------------
        Miles of plant.......................     362        11,033      10,819      3,594         25,808
        % miles of plant.....................    1.4%         42.8%       41.9%      13.9%         100.0%
        % of basic subscribers...............    1.3%         33.1%       44.1%      21.5%         100.0%

                                       ----------------------------------------------------------------------
                                                         Number of Subscribers Per Headend
                                       ----------------------------------------------------------------------
                                                    1,001-     5,001-     10,001-
                                           <1,000    5,000      10,000      20,000     >20,001     Total
     --------------------------------------------------------------------------------------------------------
        # of subscribers..............    58,300   191,620      126,010    130,930     195,340     702,200
        % of subscribers..............      8.3%      27.3%       18.0%      18.6%       27.8%      100.0%


Our cable systems have an average capacity of approximately 59 analog channels and delivered an average of 50 analog channels of programming to our subscribers as of December 31, 1998. Approximately 64% of our subscribers are served by systems with more than 5,000 subscribers and approximately 46% are served by systems serving more than 10,000 subscribers. We believe that our current excess channel capacity and significant number of larger systems will allow us to cost effectively introduce new service offerings.

Recently, digital cable television has become commercially viable with technological cost reductions. We believe that this development will allow us to increase services to our subscribers. As of December 31, 1998, we had successfully launched digital cable television services in 12 of our systems and were in the process of installing necessary headend equipment for launches in additional systems. As of March 15, 1999, we had introduced digital cable television to approximately one-third of our basic cable subscribers.


The Cable Television Industry

Our cable television systems receive television, radio and data signals that are transmitted to the system's headend site by means of off-air antennas, microwave relay systems and/or satellite earth stations. These signals are then modulated, amplified and distributed, primarily through coaxial, and in some instances, fiber optic cable, to customers who pay a fee for this service. In some cases, we may also originate our own television programming and other information services for distribution through the system. Our cable television systems generally are constructed and operated pursuant to non-exclusive franchises or similar licenses granted by local governmental authorities for a specified term of years, generally for extended periods of up to 15 years.

The cable television industry developed in the United States in the late 1940's and early 1950's in response to the needs of residents in predominantly rural and mountainous areas of the country where the quality of off-air television reception was inadequate due to factors such as topography and remoteness from television broadcast towers. In the late 1960's, cable television systems also developed in small and medium-sized cities and suburban areas that had a limited availability of clear off-air television station signals. All of these markets are regarded within the cable industry as "classic" cable television station markets. In more recent years, cable television systems have been constructed in large urban cities and nearby suburban areas, where good off-air reception from multiple television stations usually is already available, in order to receive the numerous, satellite-delivered channels carried by cable television systems which are not otherwise available via broadcast television reception.

Our cable television systems offer customers various levels, commonly known as "tiers," of cable services consisting of:

     o off-air television signals of local network, independent and educational stations;
     o a limited number of television signals from so-called "superstations" originating from distant cities (such as WGN-TV);
     o various satellite-delivered, non-broadcast channels (such as Cable News Network, MTV: Music Television, the USA Network, Entertainment and Sports Programming Network and Turner Network Television);
     o certain programming originated locally by the cable television system (such as public, governmental and educational access programs); and
     o informational displays featuring news, weather, stock market and financial reports and public service announcements.

For an extra monthly charge, our cable television systems also offer premium television services to their customers. These services (such as Home Box Office
(R), Showtime (R) and regional sports networks) are satellite-delivered channels consisting principally of feature films, live sports events, concerts and other special entertainment features, usually presented without commercial interruption.

Customers generally pay an initial installation charge and fixed monthly fees for basic and premium television services and for other services (such as the rental of converters and remote control devices). Such monthly service fees constitute our primary source of revenue. In addition to customer revenue from these services, we also generate revenue from additional fees paid by customers for pay-per-view programming of movies and special events and from the sale of available advertising spots on advertiser-supported programming networks, such as MTV: Music Television, the USA Network, and Entertainment and Sports Programming Network. We also offer to our customers home shopping services, which pay our systems a share of revenue from sales of products in the systems' service areas.


Programming, Services and Rates

We have various contracts to obtain basic and premium programming for our systems from program suppliers whose compensation is typically based on a fixed fee per customer. Our programming contracts are generally for a fixed period of time and are subject to negotiated renewal. Some program suppliers provide volume discount pricing structures or offer marketing support to us. In particular, we have negotiated programming agreements with premium service suppliers that offer cost incentives to us under which premium service unit prices decline as certain premium service growth thresholds are met. Our successful marketing of multiple premium service packages emphasizing customer value has enabled us to take advantage of such cost incentives.

We are a member of a programming consortium consisting of small to medium-sized cable companies serving, in the aggregate, over eight million cable subscribers. The consortium was formed to help create efficiencies in the areas of securing and administering programming contracts, as well as to establish more favorable programming rates and contract terms for small to medium-sized operators. We also have various retransmission consent arrangements with commercial broadcast stations. Some of these consents require direct payment of nominal fees for carriage. In some other instances no payment is required; however, we have entered into agreements with certain stations to carry satellite-delivered cable programming which is affiliated with the network carried by such stations.

Although services vary from system to system due to differences in channel capacity, viewer interests and community demographics, the majority of our systems offer a "basic service tier," consisting of local television channels (network and independent stations) available over-the-air and local public, governmental, home-shopping and leased access channels. The majority of our systems offer, for a monthly fee, an expanded basic tier of "superstations" originating from distant cities (such as WGN-TV), various satellite-delivered, non-broadcast channels (such as Cable News Network,
MTV: Music Television, the USA Network, Entertainment and Sports Programming Network) and certain programming originated locally by the cable system (such as public, governmental and educational access programs) providing information with respect to news, time, weather and the stock market. In addition to these services, our systems typically provide one or more premium services purchased from independent suppliers and combined in different formats to appeal to the various segments of the viewing audience, such as Home Box Office (R), Showtime
(R), Cinemax (R) The Movie Channel(TM), and Starz!. These services are satellite-delivered channels consisting principally of feature films, original programming, live sports events, concerts and other special entertainment features, usually presented without commercial interruption. Such premium programming services are offered by our systems both on an a la carte basis and as part of premium service packages designed to enhance customer value and to enable us systems to take advantage of programming agreements offering cost incentives based on premium unit growth. Subscribers may subscribe for one or more premium units.

Subscriber rates vary from market to market and in accordance with the type of service selected. As of December 31, 1998, the combined average monthly service rate in our cable systems was $26.15 for the basic and expanded basic service tiers. Our subscriber service rates reflect reductions required in response to federal rate regulation. A one-time installation fee, which may be waived in whole or in part during certain promotional periods, is charged to new subscribers. Management believes that the Company's rate practices are generally consistent with the current practices in the industry. For additional information on rate regulation of our services, see "Legislation and Regulation -- Rate Regulation."


Marketing, Customer Service and Community Relations

We market and promote cable television services with the objective of adding and retaining customers and increasing subscriber revenue. We actively market basic and premium program packages through a number of coordinated marketing techniques, which include:

     o    direct consumer sales and subscriber audit programs;
     o    direct mail for basic and upgrade acquisition campaigns;
     o    monthly subscriber statement inserts;
     o local newspaper and broadcast/radio advertising where population densities are sufficient to provide a reasonable cost per sale; and
     o    cross-channel promotion of new services and pay-per-view.

We have a single centralized telemarketing center to provide the outbound telemarketing support for all operating regions. Using a predictive dialing system platform, the operation is focused on:

     o    basic and pay unit acquisition;
     o    delinquent account collection activities;
     o    customer satisfaction surveys; and
     o    targeted marketing campaigns.

We are dedicated to providing superior customer service. To meet this objective, we provide our customers with a full line-up of programming, a wide variety of programming options and packages, timely and reliable service and improved technical quality. Our employees receive ongoing training in customer service, sales and subscriber retention and technical support. In general, following a new installation, a customer service representative will follow up by telephone contact with the subscriber to assess the quality of installation and the service the subscriber is receiving and to ensure overall subscriber satisfaction. Customer service representatives and technicians are also trained to market upgrades or cross-sell services at the point of sale of service. As part of our consolidation efforts, we have established centralized customer service facilities, increased hours of operation, and installed state-of-the-art telephone, information and billing systems to improve responsiveness to customer needs. In addition, we have retained local payment and technical offices to maintain a local presence and visibility within the communities we serve.

Recognizing that strong governmental, franchise and public relations are crucial to our overall success, we maintain and improve the working relationships with all governmental entities within the franchise areas. Regional management meets regularly with local officials for the purposes of keeping them advised on our activities within the communities, to receive information and feedback on our standing with officials and customers alike and to ensure that we can maximize our growth potential in areas where new housing development is occurring or where significant technical plant improvement is underway. The regional management is also responsible for franchise renewal negotiations as well as the maintenance of Company visibility through involvement in various community and civic organizations and charities. In addition, we have hired experienced community relations personnel in its New England, Ohio and Kentucky clusters to enhance local visibility and long-term relationships.


Franchises

Our cable  television  systems are  generally  constructed  and  operated  under
non-exclusive  franchises  granted  by  local  governmental   authorities.   Our
franchises typically contain many conditions, such as:

     o    time limitations on commencement and completion of construction; and
     o    conditions  of  service,   including  number  of  channels,  types  of
          programming and the provision of free service to schools and certain other public institutions.

The provisions of local franchises are subject to regulation under state and federal law, including the Communications Act of 1934, as amended, the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, and the Telecommunications Act of 1996, as well as the rules, regulations and policies of the FCC and applicable state agencies. For additional information on the federal and state regulation of our cable services and operations, see " Legislation and Regulation."

As of December 31, 1998, we held 744 franchises. These franchises, most of which are non-exclusive, provide for the payment of fees to the issuing authority. Generally, such franchise fees are passed through directly to the customers. Federal law prohibits franchising authorities from imposing franchise fees in excess of 5% of gross revenue and also permits us to seek renegotiation and modification of franchise requirements if warranted by changed circumstances.

Approximately 94% of our basic subscribers are in service areas that require a franchise. The table below groups the our franchises by date of expiration and presents the approximate number and percentage of basic subscribers for each group of franchises as of December 31, 1998.


                                                 -----------------------------------------------------
                                                             Percentage of              Percentage of
                                                  Number of      Total       Number of   Franchised
           Year of Franchise Expiration           Franchises   Franchises   Subscribers  Subscribers
                                                 -----------------------------------------------------
           1997 through 2001...................         348          47%      288,400            44%
           2002 and thereafter.................         396          53%      368,500            56%
                                                   --------     --------    ---------     ----------
            Total..............................         744         100%      656,900           100%

Federal law provides, among other things, for an orderly franchise renewal process in which franchise renewal will not be unreasonably withheld. If a franchise renewal is denied and the franchising authority acquires ownership of our system or effects a transfer of our system to another person, we generally are entitled to the "fair market value" for the system covered by such franchise. In addition, federal law established comprehensive renewal procedures which requires that our renewal application be assessed on its own merits and not as part of a comparative process with competing applications.

We believe that we generally have very good relationships with our franchising communities. We have never had a franchise revoked or failed to have a franchise renewed. In addition, all of our franchises eligible for renewal have been renewed or extended at or prior to their stated expirations.


Competition

Our cable systems compete with a number of different sources of news, information and entertainment, including:

     o local television broadcast stations that provide free off-air programming which can be received in many communities by using a roof-top antenna and television set;
     o program distributors that transmit satellite signals containing video programming, data and other information to receiving dishes of varying sizes located on the subscriber's premises;
     o satellite master antenna television systems, commonly known as SMATV systems, which generally serve condominiums, apartment and office complexes and private residential developments, but do not use or cross public rights-of-way;
     o multichannel, multipoint distribution service operators, commonly known as MMDS or wireless cable operators, which use low-power microwave frequencies to transmit video programming and other information over-the-air to subscribers;
     o other cable operators who build and operate cable systems in the same communities that we serve, commonly known as overbuilders;
     o    interactive online computer services;
     o    newspapers, magazines and book stores;
     o    movie theaters;
     o    live concerts and sporting events; and
     o    home video products, including videotape cassette recorders.

Our cable systems will be competitive with other businesses providing similar communications services if we provide, at a reasonable price to our subscribers, superior technical performance, superior customer service and a greater variety of video programming and other communications services than are available off-air or through other alternative delivery sources.

Modifications to federal law in 1996 changed the regulatory environment in which our cable systems operate. Federal law now allows local exchange carriers, commonly known as LECs or local telephone companies, and other businesses to provide directly to subscribers a wide variety of video services that are competitive with our communications services. Some local telephone companies:

     o provide video services within and outside their telephone service areas through a variety of distribution methods, including broadband cable networks and wireless transmission facilities; and
     o have announced plans to construct and operate cable communications systems in various states.

Local telephone companies and other businesses with significant financial resources construct and operate communications facilities that provide access to the Internet; such facilities also transmit and distribute to homes and businesses interactive computer-based services, data and other non-video services. Our cable systems may be at a competitive disadvantage if the delivery of video and interactive online computer services by local telephone companies becomes widespread because local telephone companies are not required in certain circumstances to obtain local franchises to deliver these communications services or to comply with the variety of obligations that are imposed upon our cable systems under our franchises. We cannot predict the likelihood of success of competing video or broadband service ventures by local telephone companies or other well-financed businesses. Nor can we predict the impact of these competitive ventures on our cable systems and other businesses. For more information about the federal and state laws and regulations governing our businesses, see "Legislation and Regulation".

We operate our cable systems in the communities we serve generally pursuant to non-exclusive franchises that are negotiated with and issued by a community's governing body such as a city council, a county board of supervisors or a state regulatory agency. Federal law prohibits local franchising authorities from unreasonably denying requests for additional franchises, and it permits local franchising authorities to operate cable systems. Companies that traditionally have not provided cable services and that have substantial financial resources (such as public utilities that own certain of the poles to which our cables are attached) may also obtain cable franchises and may provide competing communications services.

In the past few years Congress has enacted legislation and the FCC has adopted regulatory policies intended to provide a more favorable operating environment for existing and new technologies that provide, or have the potential to provide, substantial competition to cable systems. These technologies include, among others, direct broadcast satellite service, commonly known as DBS service, whereby signals are transmitted by satellite directly to small receiving dishes located on the customer's property. According to recent government and industry reports, conventional, medium and high-power satellites currently provide video programming to over 7.2 million individual households, condominiums, apartment and office complexes in the United States. DBS providers typically offer to their subscribers more than 150 channels of programming including:

     o    news channels;
     o    movies;
     o    broadcast stations;
     o    live concerts and sporting events; and
     o other program services similar to those program services provided by cable systems.

DBS systems use video compression technology to increase significantly the channel capacity of their systems, and digital technology to improve significantly the technical quality of the signals transmitted to subscribers. DBS service currently has certain competitive advantages and disadvantages compared to cable service. The advantages of DBS service include more programming, greater channel capacity, and the digital quality of the signals delivered to subscribers. The disadvantages of DBS service compared to cable service include high up-front customer equipment and installation costs and a lack of local programming and local service. The FCC and Congress are presently considering proposals that will enhance the ability of DBS providers and other video program distributors to gain access to additional programming and to transmit local broadcast signals to local markets. These proposals, if adopted, will likely increase competition to our cable systems.

Two major companies, DirecTV and EchoStar Communications Corporation, are currently offering nationwide high-power DBS services. Additionally, Primestar, Inc. currently offers video programming to subscribers from a medium-power DBS satellite system. DirecTV and Primestar recently reported that DirecTV and its parent company are acquiring Primestar's medium-power DBS business and the high-power DBS business of Tempo, a subsidiary of Primestar. EchoStar recently announced that it is acquiring a high-power DBS license from MCI Telecommunications Corporation and two satellites currently under construction from News Corp. Various agencies of the federal government must still approve these transactions; however, if they are completed, DirecTV and EchoStar will significantly enhance the number of channels on which they can provide programming to subscribers and may improve significantly their competitive positions against cable operators. We are unable predict the impact these transactions may have on our business and operations.

Our cable systems also compete for subscribers with satellite master antenna systems, commonly known as SMATV or satellite TV systems. Satellite TV systems serve condominiums, apartment and office complexes and private residential developments and, because they do not use public rights-of-way, they typically are not subject to regulation like local franchised cable operators. Satellite TV systems offer subscribers both improved reception of local television stations and many of the same satellite-delivered programming services offered by franchised cable systems. In addition, some satellite TV operators are developing and/or offering packages of telephony, data and video services to private residential and commercial developments. Satellite TV operators often enter into exclusive service agreements with building owners or homeowners' associations, although some states have enacted laws to provide franchised cable systems access to these private complexes.

Courts have reviewed challenges to these laws and have reached varying results. Our ability to compete for subscribers in residential and commercial developments served by satellite TV operators is uncertain. However, we are developing competitive packages of services (video and data) to offer to these residential and commercial developments.

Cable systems also compete with wireless program distribution services such as multichannel, multipoint distribution services, commonly known as MMDS or wireless cable systems, which use low-power microwave frequencies to transmit video programming and other information over-the-air to subscribers. The FCC, which licenses wireless cable systems, has authorized wireless cable systems to operate in areas served by our cable systems. Individual households also receive many of the satellite-delivered program services formerly available only to cable subscribers through the use of reasonably priced home satellite dishes. Federal law enhances the ability of cable competitors to purchase certain satellite-delivered cable programming at competitive costs. Federal law also significantly limits certain local restrictions on the use of roof-top, satellite and microwave antennae to receive satellite programming and over-the-air broadcasting services. We are unable to predict whether wireless video services, satellite TV operations or home satellite dish use will have a material impact on our business and operations.

Some of our cable systems are currently offering or plan to offer interactive online computer services to subscribers. These cable systems will compete with a number of other companies, many of whom have substantial resources, such as:

     o    existing Internet service providers, commonly known as ISPs;
     o    local telephone companies; and
     o    long distance telephone companies.

Recently a number of companies, including local telephone companies and ISPs, have requested local authorities and the FCC to require cable operators to provide open access to cable operators' broadband infrastructure so that these companies may deliver Internet and other communications services directly to customers over the operators' broadband facilities. In a recent report to Congress, the FCC declined to institute an administrative proceeding to examine this issue because, in part, it believes that multiple methods of increasing bandwidth are or soon will be made available to a broad range ISPs and the public. At the present time, several local jurisdictions are attempting to impose open access obligations on other cable operators as a condition for obtaining municipal consent for franchise transfers; however, such conditions are currently being challenged in court. Although the FCC currently is refraining from imposing conditions on the availability of cable operators' broadband facilities to other competing companies, the FCC, Congress, and state and local regulatory authorities will continue to monitor and consider further actions in this area.

The deployment by certain local telephone companies of Asymmetric Digital Subscriber Line technology, known as ADSL, will allow Internet access to subscribers at data transmission speeds equal to or greater than that of modems over conventional telephone lines. A number of large companies in the telecommunications and technology industries, including the Regional Bell Operating Companies, GTE Corporation, Microsoft, Compaq Computer Corporation and Intel Corporation, have formed a working group to accelerate the deployment of ADSL service. Several telephone companies have initiated ADSL service and have requested the FCC to fully deregulate packet-switched networks to allow them to provide high-speed broadband services, including interactive online services, without regard to present service boundaries and other regulatory restrictions. We are unable to predict the likelihood of success of the online services offered by our competitors or the impact on our business and operations of these competitive ventures.

We expect advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment, to occur in the future. For a detailed discussion of the legislative and regulatory factors effecting our business and operations, see "Legislation and Regulation". Other new technologies and services may develop in the future and may compete with services that our cable systems offer. Consequently, we are unable to predict the effect that ongoing or future developments might have on the cable industry or on our business and operations.

Employees

At December 31, 1998, we had approximately 1,206 equivalent full-time employees, fourteen of whom belonged to a collective bargaining unit. We consider our relations with our employees to be good.

Properties

Our principal physical assets consist of cable television operating plant and equipment, including signal receiving, encoding and decoding devices, headends and distribution systems and customer house drop equipment for each of its cable television systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headends, consisting of associated electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. Our distribution system consists primarily of coaxial and fiber optic cables and related electronic equipment. Customer devices consist of decoding converters, which expand channel capacity to permit reception of more than twelve channels of programming. Some of our systems utilize converters that can be addressed by sending coded signals from the headend over the cable network. See "Business--Technological Developments."

We own or lease parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices. We own most of our service vehicles. We believe that our properties, both owned and leased, are in good condition and are suitable and adequate for our business operations.

Our cables generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The physical components of the our systems require maintenance and periodic upgrading to keep pace with technological advances.

Legal Proceedings

There are no material pending legal proceedings to which we are a party or to which any of our properties are subject.

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

                           Legislation and Regulation

A federal law known as the Communications Act of 1934, as amended, establishes a national policy to guide the regulation, development and operation of cable communications systems. In 1996, a comprehensive amendment to the Communications Act became effective and is expected to promote competition and decrease governmental regulation of various communications industries, including the cable television industry. However, until the desired competition develops, various federal, state and local governmental units will have broad regulatory authority and responsibilities over telecommunications and cable television matters. The courts, especially the federal courts, will continue to play an important oversight role as the statutory and regulatory provisions are interpreted and enforced by the various federal, state and local governmental units.

The Communications Act allocates principal responsibility for enforcing the federal policies between the FCC, state and local governmental authorities. The FCC and state regulatory agencies regularly conduct administrative proceedings to adopt or amend regulations implementing the statutory mandate of the Communications Act. At various times interested parties to these administrative proceedings challenge the new or amended regulations and policies in the courts with varying levels of success. We expect that further court actions and regulatory proceedings will occur and will refine the rights and obligations of various parties, including the government, under the Communications Act. The results of these judicial and administrative proceedings may materially affect the cable industry and our business and operations. In the following paragraphs, we summarize the federal laws and regulations materially affecting the growth and operation of the cable industry. We also provide a brief description of certain state and local laws.

THE COMMUNICATIONS ACT AND FCC REGULATIONS

The Communications Act and the regulations and policies of the FCC affect significant aspects of our cable system operations, including:

     o    subscriber rates;
     o the content of the programming we offer to subscribers, as well as the way we sell our program packages to subscribers;
     o the use of our cable systems by the local franchising authorities, the public and other unrelated companies;
     o    our franchise agreements with local governmental authorities;
     o    cable system ownership limitations and prohibitions; and
     o    our use of utility poles and conduit.

Rate Regulation

The Communications Act and the FCC's regulations and policies limit the ability of cable systems to raise rates for basic services and equipment, as well as for certain non-basic cable programming services. Federal law prohibits rate regulation of cable services and customer equipment only in communities that are subject to "effective competition," as defined by federal law. Federal law also prohibits the regulation of cable operators' rates where comparable video programming services, other than DBS, are offered by local telephone companies, or their affiliates, or by third parties using the local telephone company's facilities.

Where there is no effective competition to the cable operator's services, federal law gives local franchising authorities the responsibility to regulate the rates charged by the operator for:

     o the lowest level of programming service offered by the cable operator, typically called basic service, which includes the local broadcast channels and any public access or governmental channels that are required by the operator's franchise; and

     o the installation, sale and lease of equipment used by subscribers to receive basic service, such as converter boxes and remote control units.

Local franchising authorities who wish to regulate basic service rates and related equipment rates must first obtain FCC certification to regulate by following a simplified FCC certification process and agreeing to follow established FCC rules and policies when regulating the operator's rates.

Several years ago, the FCC adopted detailed rate regulations, guidelines and rate forms that we and the local franchising authority must use in connection with the regulation of our basic service and equipment rates. The FCC adopted a benchmark methodology as the principal method of regulating rates. However, if this methodology produces unacceptable rates, we may also justify our rates using a detailed and complicated cost-of-service methodology. The FCC's rules also require franchising authorities to regulate equipment rates on the basis of our actual cost plus a reasonable profit, as defined by the FCC.

If the local franchising authority concludes that our rates are too high under the FCC's rate rules, the local franchising authority may require us to reduce our rates and to refund overcharges to subscribers with interest. We may appeal adverse local rate decisions to the FCC. Approximately 125 of the communities served by our cable systems, representing approximately 12% of the communities we serve, currently regulate our basic service and equipment rates. The Communications Act and the FCC's regulations also permit franchising authorities to file complaints with the FCC concerning rates we charged up through March 31, 1999 for certain non-basic cable programming services tiers. Only one of the communities we serve, representing approximately 1% of our subscribers, has a complaint pending with the FCC challenging the rates we charge for the non-basic cable programming service tier.

The FCC also adopted several years ago comprehensive and restrictive regulations that allow us to modify our regulated rates on a quarterly or annual basis using various methodologies that account for changes in:

     o    the number of regulated channels;
     o    inflation; and
     o certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming fees and franchise-related obligations.

The Communications Act prohibits regulation of certain non-basic rates, and in some cases basic rates, of qualified small cable operators, as defined by federal law. For certain other small cable operators who continue to be subject to rate regulation, the FCC has adopted regulations designed to reduce the substantive and procedural burdens of rate regulation on qualified small cable systems, as defined by federal law. The regulatory benefits accruing to qualified small cable systems under certain circumstances remain effective even if such systems are subsequently acquired by a larger cable operator. Many of our cable systems currently satisfy the FCC's small system eligibility criteria and are eligible to use the FCC's simplified rate methodology and procedures to justify cable service and equipment rates.

The Communications Act and the FCC's regulations also:

     o prohibit the regulation of the rates charged by cable operators for programming offered on a per channel or per program basis, and for certain multi-channel groups of new non-basic programming;
     o eliminate the regulation of non-basic cable programming service tiers after March 31, 1999, although Congress may consider legislation to extend the period during which non-basic rates remain subject to regulation;
     o require operators to charge uniform rates throughout each franchise area that is not subject to effective competition;
     o prohibit regulation of non-predatory bulk discount rates offered by operators to subscribers in commercial and residential developments; and


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

     o permit regulated equipment rates to be computed by aggregating costs of broad categories of equipment at the franchise, system, regional or company level.

Content Requirements

The Communications Act and the FCC's regulations contain broadcast signal carriage requirements that allow local commercial television broadcast stations:

     o to elect once every three years to require a cable system to carry the station, subject to certain exceptions, or
     o to negotiate with us on the terms by which we carry the station on our cable system, commonly called "retransmission consent."

The Communications Act requires a cable operator to devote up to one-third of its activated channel capacity for the mandatory carriage of local commercial television stations. The Communications Act also gives local non-commercial television stations mandatory carriage rights; however, such stations are not given the option to negotiate retransmission consent for the carriage of their signals by cable systems. Additionally, cable systems must obtain retransmission consent for:

     o all "distant" commercial television stations (except for commercial satellite-delivered independent "superstations" such as WGN);
     o    commercial radio stations; and
     o    certain low-power television stations.

The FCC has also initiated an administrative proceeding to consider the requirements, if any, for mandatory carriage of digital television signals offered by local television broadcasters. We are unable to predict the ultimate outcome of this proceeding or the impact of new carriage requirements on the operation of our cable systems.

The Communications Act requires our cable systems to permit subscribers to purchase video programming we offer on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic cable service tier. However, we are not required to comply with this requirement until December 2002 for any of our cable systems that do not have addressable converter boxes or that have other substantial technological limitations. Many of our cable systems do not have the technological capability to offer programming in the manner required by the statute and thus currently are exempt from complying with the requirement. We anticipate having significant capital expenditures over the next two to three years in order for us to meet this requirement. We are unable to predict whether the full implementation of this statutory provision in December 2002 will have a material impact on the operation of our cable systems.

To increase competition between cable operators and other video program distributors, the Communications Act and the FCC's regulations:

     o preclude any satellite video programmer affiliated with a cable company, or with a common carrier providing video programming directly to its subscribers, from favoring an affiliated company over competitors;
     o require such programmers to sell their programming to other video program distributors; and
     o limit the ability of such programmers to offer exclusive programming arrangements to their affiliates.

The Communications Act and FCC regulations contain restrictions on the transmission by cable operators of obscene or indecent programming. It requires cable operators to block fully both the video and audio portion of sexually explicit or indecent programming on channels that are primarily dedicated to sexually oriented programming or alternatively to carry such programming only at "safe harbor" time periods currently defined by the FCC as the hours between 10 p.m. to 6 a.m. A three-judge federal district recently determined that this

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

provision was unconstitutional; however, the federal government announced that it will appeal the lower court's ruling.

The FCC actively regulates other aspects of our programming, involving such areas as:

     o our use of syndicated and network programs and local sports broadcast programming;
     o    advertising in children's programming;
     o    political advertising;
     o    origination cablecasting;
     o    sponsorship identification; and
     o    closed captioning of video programming.

Use of Our Cable Systems by The Government and Unrelated Third Parties

The Communications Act allows local franchising authorities and unrelated third parties to have access to our cable systems' channel capacity for their own use. For example, it:

     o permits franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming; and
     o requires a cable system with 36 or more activated channels to designate a significant portion of its channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator.

The FCC regulates various aspects of third party commercial use of channel capacity on our cable systems, including:

     o the maximum reasonable rate a cable operator may charge for third party commercial use of the designated channel capacity;
     o    the terms and conditions for commercial use of such channels; and
     o the procedures for the expedited resolution of disputes concerning rates or commercial use of the designated channel capacity.

The FCC is also considering proposals by various companies, including Internet service providers, to gain access to our cable systems on a common carrier basis. We cannot predict if these or other similar proposals will be adopted, or, if adopted, whether they will have an adverse impact on our business and operations.

Franchise Matters

We have franchises that authorize us to construct, operate and maintain our cable systems in approximately 744 communities. Although franchising matters are normally regulated at the local level through a franchise agreement and/or a local ordinance, the Communications Act provides oversight and guidelines to govern our relationship with local franchising authorities. For example, the Communications Act:

     o affirms the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions;
     o    generally  prohibits  us  from  operating  in  communities  without  a franchise;
     o    encourages competition with existing cable systems by:

                  o allowing municipalitie to operate their own cable systems without franchises; and
                  o preventing franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises covering an existing cable system's service area.

     o permits local authorities, when granting or renewing our franchises, to establish requirements for cable-related facilities and equipment, but prohibits franchising authorities from

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

          establishing requirements for specific video programming or information services other than in broad categories;
     o permits us to obtain modification of our franchise requirements from the franchise authority or by judicial action if warranted by changed circumstances;
     o    generally prohibits franchising authorities from:

                  o imposing requirements during the initial cable franchising process or during franchise renewal that require, prohibit or restrict us from providing telecommunications services,
                  o imposing franchise fees on revenues we derived from providing telecommunications services over our cable systems, or
                  o restricting our use of any type of subscriber equipment or transmission technology.

     o limits our payment of franchise fees to the local franchising authority to 5% of our gross revenues derived from providing cable services over our cable system.

Franchise fees may be passed on to subscribers and separately itemized on subscribers' bills. In 1997, a federal appellate court overturned an FCC order that had concluded a cable operator's gross revenue did not include money collected from subscribers that is allocated by the operator to pay local franchise fees. Instead, the court concluded that a cable operator's gross revenue includes all revenue received from subscribers, without deduction. The FCC subsequently determined that cable operators may "pass through" on subscribers' monthly bills any additional payments of franchise fees that franchising authorities require cable operators to make for past periods when they had relied upon the FCC's earlier decision. Various municipal groups have requested the FCC to reconsider its decision. We are unable to predict the ultimate resolution of this matter, but we do not expect that any additional franchise fees we may be required to pay to our franchising authorities will be material to our business and operations.

The Communications Act contains renewal procedures designed to protect us against arbitrary denials of renewal of our franchises, although under certain circumstances the franchising authority could deny us a franchise renewal. Moreover, even if our franchise is renewed, the franchising authority may seek to impose upon us new and more onerous requirements such as significant upgrades in facilities and services or increased franchise fees as a condition of renewal. Similarly, if a franchising authority's consent is required for the purchase or sale of our cable system or franchise, the franchising authority may attempt to impose more burdensome or onerous franchise requirements on us in connection with a request for such consent. Historically, cable operators providing satisfactory services to their subscribers and complying with the terms of their franchises have typically obtained franchise renewals. We believe that we have generally met the terms of our franchises and have provided quality levels of service. We anticipates that our future franchise renewal prospects generally will be favorable.

Various courts have considered whether franchising authorities have the legal right to limit the number of franchises awarded within a community and to impose certain substantive franchise requirements (e.g. access channels, universal service and other technical requirements). These decisions have been inconsistent and, until the U.S. Supreme Court rules definitively on the scope of cable operators' First Amendment protections, the legality of the franchising process generally and of various specific franchise requirements is likely to be in a state of flux.

Ownership Limitations

The Communications Act generally prohibits us from owning or operating a satellite TV or wireless cable system in any area where we provide franchised cable service and do not have effective competition, as defined by federal law. We may, however, acquire and operate satellite TV systems in our existing franchise service areas if the programming and other services provided to the satellite TV subscribers are offered according to the terms and conditions of our local franchise agreement.

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

The Communications Act also authorizes the FCC to adopt nationwide limits on the number of subscribers under the control of a cable operator. A federal district court has concluded that this subscriber limitation is unconstitutional and has delayed its enforcement; an appeal of this decision is pending in a federal appellate court. Pending further action by the federal courts, the FCC recently reconsidered it cable ownership regulations and:

     o    reaffirmed  its  30%  nationwide   subscriber   ownership  limit,  but
          maintained its voluntary stay on enforcement of that limitation pending further action;
     o reaffirmed its subscriber ownership information reporting rules that require any person holding an attributable interest (as defined by FCC rules) in cable systems reaching 20% or more of homes passed by cable plant nationwide to notify the FCC of any incremental change in that person's cable ownership interests; and
     o opened an administrative proceeding to reevaluate its cable television ownership attribution rules.

The Communications Act and FCC regulations also impose limits on the number of channels that can be occupied on a cable system by a video programmer in which a cable operator has an attributable interest. This statutory provision has also been declared unconstitutional by a federal district court. An appeal of the district court's decision has been consolidated with appeals challenging the FCC's regulatory cable ownership restrictions. Both appeals are pending.

In 1996 amendments to the Communications Act eliminated the statutory prohibition on the common ownership, operation or control of a cable system and a television broadcast station in the same service area. Although the FCC has eliminated its regulatory restriction on cross-ownership of cable systems and national broadcasting networks, it has not yet completed its review of other regulations that prohibit common ownership of other broadcast interests and cable systems in the same geographical area.

The 1996 amendments to the Communications Act also made far-reaching changes in the relationship between local telephone companies and cable service providers. These amendments:

     o eliminated federal legal barriers to competition in the local telephone and cable communications businesses, including allowing local telephone companies to offer video services in their local telephone service areas;
     o preempted legal barriers to telecommunications competition that previously existed in state and local laws and regulations;
     o set basic standards for relationships between telecommunications providers; and
     o generally limited acquisitions and prohibited certain joint ventures between local telephone companies and cable operators in the same market.

Local telephone companies may provide service as traditional cable operators with local franchises or they may opt to provide their programming over unfranchised "open video systems," subject to certain conditions, including, but not limited to, setting aside a portion of their channel capacity for use by unaffiliated program distributors on a non-discriminatory basis. A federal appellate court recently overturned various parts of the FCC's open video rules, including the FCC's preemption of local franchising requirements for open video operators. We expect the FCC to modify its open video rules to comply with the federal court's decision, but we are unable to predict the impact any rule modifications may have on our business and operations.

Pole Attachment Regulation

The Communications Act requires the FCC to regulate the rates, terms and conditions imposed by public utilities for cable systems' use of utility pole and conduit space unless state authorities have demonstrate to the FCC that they adequately regulate pole attachment rates, as is the case in certain states in which we operate. In the absence of state regulation, the FCC administers pole attachment rates on a formula basis. The FCC's current rate formula, which is being reevaluated by the FCC, governs the maximum rate certain utilities may charge for attachments to their poles and conduit by cable operators providing
only  cable   services  and,   until

2001, by certain companies providing telecommunications services. The FCC also adopted a second rate formula that will be effective in 2001 and will govern the maximum rate certain utilities may charge for attachments to their poles and conduit by companies providing telecommunications services, including cable operators.

Any resulting increase in attachment rates due to the FCC's new rate formula will be phased in over a five-year period in equal annual increments, beginning in February 2001. Several parties have requested the FCC to reconsider its new regulations and several parties have challenged the new rules in court. A federal district court recently upheld the constitutionality of the new statutory provision which requires that utilities provide cable systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way controlled by the utility; the utilities involved in that litigation have appealed the lower court's decision. We are unable to predict the outcome of this litigation or the ultimate impact of any revised FCC rate formula or of any new pole attachment rate regulations on our business and operations.

Other Regulatory Requirements of the Communications Act and The FCC

The Communications Act also includes provisions, among others, regulating:

     o    customer service;
     o    subscriber privacy;
     o    marketing practices;
     o    equal employment opportunity; and
     o    regulation of technical standards and equipment compatibility.

The FCC has adopted cable inside wiring rules to provide a more specific procedure for the disposition of residential home wiring and internal building wiring that belongs to an incumbent cable operator that is forced by the building owner to terminate its cable services in a building with multiple dwelling units. The FCC is also considering additional rules relating to inside wiring that, if adopted, may disadvantage incumbent cable operators.

The FCC actively regulates other parts of our cable operations, involving such areas as:

     o    hiring  and  promotion  of  employees  and use of outside  vendors;
     o    consumer protection and customer service;
     o    technical standards and testing of cable facilities;
     o    consumer electronics equipment compatibility;
     o    registration of cable systems;
     o    maintenance of various records and public inspection files;
     o    microwave frequency usage; and
     o    antenna structure notification, marking and lighting.

The FCC may enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. The FCC has ongoing rulemaking proceedings that may change its existing rules or lead to new regulations. We are unable to predict the impact that any further FCC rule changes may have on our business and operations.

Other bills and administrative proposals pertaining to cable communications have previously been introduced in Congress or considered by other governmental bodies over the past several years. It is probable that further attempts will be made by Congress and other governmental bodies relating to the regulation of cable communications services.

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

COPYRIGHT

Our cable systems typically include in their channel line-ups local and distant television and radio broadcast signals which are protected by the copyright laws. We generally do not obtain a license to use this programming directly from the owners of the programming, but instead comply with an alternative federal compulsory copyright licensing process. In exchange for filing certain reports and contributing a percentage of our revenues to a federal copyright royalty pool, we obtain blanket permission to retransmit the copyrighted material carried on these broadcast signals. The nature and amount of future copyright payments for broadcast signal carriage cannot be predicted at this time.

In a report to Congress, the U.S. Copyright Office recommended that Congress make major revisions to both the cable television and satellite compulsory licenses. The possible simplification, modification or elimination of the compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect our ability to obtain suitable programming and could substantially increase the cost of programming that remains available for distribution to our subscribers. We cannot predict the outcome of this legislative activity.

Our cable systems also utilize music in certain programming and advertising that we provide to subscribers. The rights to use this music are controlled by various music performing rights organizations which negotiate on behalf of their copyright owners for license fees covering each performance. The cable industry and one of the major music performing rights organizations have negotiated a standard licensing agreement covering the performance of music contained in advertising and other information inserted by operators into cable programming and on certain local access and origination channels carried on cable systems. Negotiations on a similar standard licensing agreement are occurring between the cable industry and another major music performing rights organization covering the use of music in local origination and access channels and pay-per-view programming. Rate courts established by a New York federal court exist to determine appropriate copyright coverage and royalty fees in the event the parties fail to reach a settlement or to negotiate renewals of licensing agreements. Although we cannot predict the ultimate outcome of these industry negotiations or the amount of any license fees we may be required to pay for past and future use of music, we do not believe such license fees will be significant to our financial position, results of operations or liquidity.

STATE AND LOCAL REGULATION

Our cable systems use local streets and rights-of-way. Consequently, we must comply with state and local regulation which is typically imposed through the franchising process. Our cable systems generally are operated pursuant to non-exclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Our franchises generally are granted for fixed terms and in many cases are terminable if we fail to comply with material provisions. The terms and conditions of our franchises vary materially from jurisdiction to jurisdiction. Each franchise generally contains provisions governing:

     o    cable service rates;
     o    franchise fees;
     o    franchise term;
     o    system construction and maintenance obligations;
     o    system channel capacity;
     o    design and technical performance;
     o    customer service standards;
     o    franchise renewal;
     o    sale or transfer of the franchise;
     o    territory of the franchisee;
     o    indemnification of the franchising authority;
     o    use and occupancy of public streets; and
     o    types of cable services provided.

A number of states subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Attempts in other states to regulate cable systems are continuing and can be expected to increase. To date, those states in which we operate that have enacted such state level regulation are Vermont and Massachusetts. State and local franchising jurisdiction is not unlimited, however; it must be exercised consistently with federal law. The Communications Act immunizes franchising authorities from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments.

The summary of certain federal and state regulatory requirements in the preceding pages does not describe all present and proposed federal, state and local regulations and legislation affecting the cable industry. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which cable systems operate. Neither the outcome of these proceedings nor their impact upon the cable industry or our cable operations can be predicted at this time.

                                   Management

Directors and Executive Officers of FrontierVision Inc.

Holdings' sole general partner is FrontierVision Partners. FVP's sole general partner is FVP GP, L.P. FVP GP's sole general partner is FrontierVision Inc. Information with respect to the directors and executive officers of FrontierVision Inc. and FrontierVision Holdings Capital Corporation, respectively, is set forth below:

FrontierVision Inc.

Name                        Age Position
----                        --- --------
James C. Vaughn            53   President, Chief Executive Officer and Director
John S. Koo                37   Executive Vice President, Chief  Financial
                                Officer, Secretary and Director
William J. Mahon Jr.       58   Senior Vice President - Operations
David M. Heyrend           48   Vice President of Engineering
Albert D. Fosbenner        44   Vice President - Treasurer
William P. Brovsky         42   Vice President of Marketing and Sales
James W. McHose            35   Vice President - Finance
Richard G. Halle           35   Vice President of New Business Development


FrontierVision Holdings Capital II Corporation

Name                        Age Position
----                        --- --------
James C. Vaughn            53   President, Chief Executive Officer and Director
John S. Koo                37   Executive Vice President, Chief  Financial
                                Officer, Secretary and Director
Albert D. Fosbenner        44   Vice President - Treasurer

James C. Vaughn, President, Chief Executive Officer and a Director of FrontierVision Inc. and Holdings Capital II and a founder of FrontierVision, is a cable television system operator and manager with over 30 years of experience in the cable television industry. From 1987 to 1995, he served as Senior Vice President of Operations for Triax Communications Corp., a top 40 multiple system operator, where he was responsible for managing all aspects of small and medium-sized cable television systems. These systems grew from serving 57,000 subscribers to over 376,000 subscribers during Mr. Vaughn's tenure. Prior to joining Triax Communications, Mr. Vaughn served as Director of Operations for Tele-Communications, Inc. from 1986 to 1987, with responsibility for managing the development of Chicago-area cable television systems. From 1985 to 1986, Mr. Vaughn was Division Manager for Harte-Hanks Communications. From 1983 to 1985, Mr. Vaughn served as Vice President of Operations for Bycom, Inc. From 1979 to 1983, Mr. Vaughn served as Director of Engineering for the Development Division of Cox Cable Communications Corp. From 1970 to 1979, Mr. Vaughn served as Senior Staff Engineer for Viacom, Inc.'s cable division, and a Director of Engineering for Showtime, a division of Viacom International, Inc.

John S. Koo, Executive Vice President, Chief Financial Officer, Secretary and a Director of FrontierVision Inc. and Holdings Capital II and a founder of
FrontierVision, has over eleven years of banking experience in the telecommunications industry. From 1990 to 1995, Mr. Koo served as a Vice President at Canadian Imperial Bank of Commerce, where he co-founded its Mezzanine Finance Group, targeted at emerging media and telecommunications businesses. From 1986 to 1990, Mr. Koo was a Vice President at Bank of New England specializing in media finance. From 1984 to 1986, he was a management consultant to the financial services industry.

William J. Mahon, Jr., Senior Vice President - Operations of FrontierVision Inc. since December 1995, has over fifteen years of cable television operations management experience. Prior to joining the Company, Mr. Mahon served as Vice President of Operations for United Video Cablevision, a top 50 MSO, from 1990 to 1995, where he was responsible for the day-to-day operations of approximately 130 cable systems located in twelve states. From 1983 to 1989, Mr. Mahon served as President and General Manager of Heritage Cable

Vision, a 90,000 subscriber MSO. Mr. Mahon is a member of the Society of Cable Engineers and serves on the Board of Directors of the New England Cable Television Association.

David M. Heyrend, Vice President of Engineering of FrontierVision Inc., has 24 years of cable television engineering management and operations experience. Prior to joining FrontierVision in 1996, Mr. Heyrend served from 1988 to 1995 as Director of Engineering for United Video Cablevision, where he developed technical standards, employee development programs and oversaw plant construction projects. From 1985 to 1988, as Director of Programs for Tele-Engineering Corporation, he developed and managed broadband local area network projects for clients such as Allen Bradley, Ford Motor Company and TRW. Mr. Heyrend also worked for several years with Daniels & Associates in system technical operations and engineering management.

Albert D. Fosbenner, Vice President - Treasurer of FrontierVision Inc. and Holdings Capital II, has fourteen years of domestic, international and new business cable television experience and is responsible for FrontierVision's accounting, reporting, treasury and information technology activities. Prior to joining FrontierVision in early 1998 Mr. Fosbenner served as the Chief Financial Officer of a Denver-based interactive television network startup company from 1994 to 1997, where he was responsible for all finance, treasury, accounting and administrative functions. From 1991 to 1994 Mr. Fosbenner served (in Norway) as the CFO of Norkabel A/S, a Norwegian cable television multiple system operator (owned by United International Holdings, Inc.) serving 142,000 subscribers. While at Norkabel Mr. Fosbenner was responsible for finance, accounting, treasury, investor relations and management information systems. From 1985 to 1991 Mr. Fosbenner worked for both United Cable Television and United Artists Entertainment in a number of financial and operations management positions, including Director of Finance & Administration and Division Business Manager. Mr. Fosbenner is a Certified Public Accountant and a Certified Management Accountant.

William P. Brovsky, Vice President of Marketing and Sales of FrontierVision Inc., has fifteen years of cable television experience and is responsible for programming and contract negotiations in addition to overseeing the sales and marketing activities of FrontierVision's operating divisions. Before joining FrontierVision in 1996, Mr. Brovsky managed day-to-day sales and marketing operations from 1989 to 1996 for Time Warner Cable of Cincinnati, serving almost 200,000 subscribers. He also served as Project Manager, supervising all aspects of system upgrades to fiber optics. From 1982 to 1989, Mr. Brovsky served as General Sales Manager for American Television and Communications, where he was responsible for sales, marketing and telemarketing operations for Denver and its suburban markets.

James W. McHose, Vice President - Finance of FrontierVision Inc., has over ten years of accounting and tax experience, including six years providing tax, accounting and consulting services to companies engaged in the cable television industry. Through early 1998, Mr. McHose served FrontierVision as the Vice President - Treasurer. Prior to joining FrontierVision in 1996, Mr. McHose was a Senior Manager in the Information, Communications, and Entertainment practice of KPMG Peat Marwick, LLP, where he specialized in taxation of companies in the cable television industry. In this capacity, Mr. McHose served multiple system operators with over 14 million subscribers in the aggregate. Mr. McHose is a member of the Cable Television Tax Professional's Institute and is a Certified Public Accountant.

Richard G. Halle', Vice President of New Business Development of FrontierVision Inc. since February 1997, is responsible for the evaluation and development of new businesses including cable modems and Internet access, digital programming delivery, distance learning and alternative telephone access. Prior to joining FrontierVision, from 1995 to 1996 Mr. Halle' served as the Vice President of Operations and then as the Vice President of Development at Fanch Communications, a top 20 multiple system operator, where he was initially responsible for the management of an operating region of 100,000 subscribers and subsequently responsible for the planning and deployment of all advanced services including digital television, dial-up Internet access and high speed cable modems. Prior to that, he spent nine years in the banking industry, specializing in media and telecommunications finance.

Advisory Committee

The partnership agreement of FVP provides for the establishment of an advisory committee to consult with and advise FVP GP, with respect to FVP's business and overall strategy. The advisory committee has broad authority to review and approve or disapprove matters relating to all material aspects of FVP's business. The approval of seventy-five percent (75%) of the members of the advisory committee that are entitled to vote on the matter is required in order for FrontierVision to effect any cable television system acquisition.

The Advisory Committee consists of four representatives of the attributable Class A limited partners of FVP and one representative of FVP GP. Subject to certain conditions, each of the four attributable Class A limited partners listed in "Principal Security Holders" is entitled to designate (directly or indirectly) one of the four attributable Class A limited partner representatives on the advisory committee. The designees of J.P. Morgan Investment Corporation, 1818 II Cable Corp. (whose designee is selected by two affiliated individuals specified in the FVP partnership agreement), Olympus Cable Corp. and First Union Capital Partners Inc. are John W. Watkins, Richard H. Witmer, Jr., James A. Conroy and L. Watts Hamrick, III, respectively. FVP GP's designee is Mr. Vaughn.

Executive Compensation

The following table summarizes the compensation paid to FrontierVision Inc.'s Chief Executive Officer and to each of the four remaining most highly compensated officers receiving compensation in excess of $100,000 for services rendered during the fiscal years ended December 31, 1998, 1997 and 1996.

                           Summary Compensation Table

                                                                    ----------------------------------------------------
                                                                               Annual Compensation        All Other
                                                                               -------------------
Name and Principal Position                                             Year     Salary      Bonus       Compensation (1)
---------------------------                                         --------  ---------      --------    ----------------
James C. Vaughn                                                     1998      $ 361,158      $      -    $   12,877
   President and Chief Executive Officer                            1997        305,030        90,000        11,465
                                                                    1996        283,986       120,000         7,882

John S. Koo                                                         1998        196,250             -         6,349
   Executive Vice President, Chief Financial Officer and Secretary  1997        179,745       150,000         5,241
                                                                    1996        170,192       111,618         4,760

William J. Mahon, Jr.                                               1998        123,600             -         2,451
     Senior Vice President - Operations                             1997        121,175        25,000         3,761
                                                                    1996         13,900        53,350             -

David M. Heyrend                                                    1998        114,586             -         2,245
   Vice President of Engineering                                    1997        110,000        22,000         3,597
                                                                    1996         45,034         5,000         1,351

Richard G. Halle'                                                   1998        112,665             -         3,447
   Vice President of New Business Development                       1997         91,109        40,000         2,733
                                                                    1996              -             -             -

 ________________
(1) Consists of contributions to the 401(k) Plan and to a key man life insurance plan.

Deferred Compensation Plan

FVP established the FrontierVision Partners, L.P. executive deferred compensation plan effective January 1, 1996 to allow key employees the opportunity to defer the payment of compensation to a later date and to participate in any appreciation of FrontierVision's business. The deferred compensation plan is administered by FVP's advisory committee. Participation in the deferred compensation plan is limited to James C. Vaughn, John S. Koo and other key executives of FVP or its affiliates approved by the compensation committee of the advisory committee.

Under the deferred compensation plan, eligible participants may elect to defer the payment of a portion of their compensation each year up to an amount determined by the compensation committee. Any amount deferred is credited to a bookkeeping account, which is credited with interest at the rate of 12% per annum. Each participant's account also has a phantom equity component through which the account will be credited with earnings in excess of 12% per annum to the extent the net equity value of FVP appreciates in excess of 12% per annum during the term of the deferral. Net equity value of FVP is determined by multiplying each cable television system's EBITDA for the most recent fiscal quarter by the weighted average multiple of EBITDA paid by FVP to acquire each cable television system; provided that if substantially all of the assets or partnership interests of FVP are sold, net equity value shall be based upon such actual sale price adjusted to reflect any prior distributions to the partners and any payments during the term of the deferral to the holders of certain subordinated notes issued to the limited partners of FVP.

Accounts shall be paid following (1) the sale of all of FVP's partnership interests or upon liquidation of FVP, other than sales or liquidations which are part of a reorganization, or (2) the death or disability of the participant prior to termination of employment with FVP. The compensation committee may agree to pay the account in the event the participant incurs a severe financial hardship or if the participant agrees to an earlier payment. There are 20 employees currently participating in the deferred compensation plan, including Messrs. Vaughn and Koo.


Compensation Committee Interlocks and Insider Participation

The compensation committee of the advisory committee, consisting of Messrs. Watkins and Witmer, as representative of J.P. Morgan Investment Corporation and 1818 II Cable Corp., respectively, sets the compensation of the executive officers of FrontierVision. See "Certain Relationships and Related Transactions."

                 Certain Relationships and Related Transactions

The sole general partner (owning 99.9% of the partnership interests therein) of FrontierVision Operating Partners, L.P. is Holdings. Holdings' sole general partner (owning 99.9% of the partnership interests therein) is FVP. Holdings' sole limited partner (owning 0.1% of the partnership interests therein) is FrontierVision Holdings, LLC, which is a wholly owned subsidiary of FVP. FVP's sole general partner (owning 1% of the partnership interests therein) is FVP GP. FVP's limited partners (owning 99% of the partnership interests therein) consist of J.P. Morgan Investment Corporation, an affiliate of J.P. Morgan Securities Inc., First Union Capital Partners, Inc., and various institutional investors and accredited investors. FVP GP's sole general partner (owning 1% of the partnership interests therein) is FrontierVision Inc., which is owned by James
C. Vaughn and John S. Koo. See "Principal Security Holders".

As of December 31, 1998, J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. had committed approximately $44.9 million and $30.0 million, respectively, to FVP, all of which has been contributed to FVP. As of December 31, 1998, FrontierVision Inc. had committed and contributed approximately $19,935 to FVP, representing contributions of approximately $13,290 and $6,645 by James C. Vaughn and John S. Koo, respectively, who are directors of FrontierVision Inc. Such capital commitments were contributed as equity to FVOP in connection with the closing of acquisitions by FVOP, for escrow deposits for acquisitions by FVOP under contract and for FVOP working capital requirements.

J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. are "Special Class A Limited Partners" of FVP. Upon the termination of FVP and in connection with distributions to its partners in respect of their partnership interests, J.P. Morgan Investment Corporation, First Union Capital Partners, Inc. and FVP GP will be entitled to receive "carried interest" distributions or will be allocated a portion of 15% of any remaining capital to be distributed by FVP after certain other distributions are made. J.P. Morgan Securities Inc. acted as placement agent for the initial offering of limited partnership interests of FVP (other than with respect to the investment made by J.P. Morgan Investment Corporation) and the placement of debt securities of FVP and in connection with those activities received customary fees and reimbursement of expenses.

J.P. Morgan Securities Inc., The Chase Manhattan Bank, an affiliate of Chase Securities Inc. and CIBC Inc., an affiliate of CIBC Wood Gundy Security Corporation, are agents and lenders under the amended bank credit facility and have received customary fees for acting in such capacities. In addition, J.P. Morgan Securities Inc. and Chase Securities Inc. received:

     (1) compensation  in  the  aggregate  of  approximately   $6.0  million  in
         connection with the issuance of the Senior Subordinated Notes;

     (2) received compensation in the aggregate of approximately $5.3 million in connection with the issuance of the Senior Discount Notes, Series A;

     (3) received compensation in the aggregate of approximately $1.5 million in connection with the issuance of the old notes.

There are no other arrangements between FVOP, J.P. Morgan Securities Inc. and Chase Securities Inc. and their affiliates and Holdings or any of its affiliates in which J.P. Morgan Securities Inc. and Chase Securities Inc. or their affiliates will receive any additional compensation from Holdings or any of its affiliates.

                           Principal Security Holders

The following table sets forth, as of December 31, 1998:

     (1) the percentage of the total partnership interests of FVP beneficially owned by the directors and executive officers of FrontierVision Inc. and each person who is known to FrontierVision to own beneficially more than 5.0% of any class of FVP's partnership interests; and

     (1) the percentage of the equity securities of FrontierVision Inc., FVP GP, FVP and Holdings owned by each director or executive officer of FrontierVision Inc. named in the Summary Compensation Table and by all executive officers of FrontierVision Inc.
         as a group.

Holdings was formed as a Delaware limited partnership in August 1997. FVP has contributed its 99.9% general partner interest in FrontierVision Operating Partners, L.P. to Holdings. FVP has contributed its 100% interest in FVOP Inc. to Holdings, with the result that FrontierVision Operating Partners, L.P. is wholly owned, directly or indirectly, by Holdings. Holdings Capital II was incorporated in December, 1998 and is a wholly-owned subsidiary of Holdings. It has nominal assets and does not conduct any operations. For a more detailed discussion of the ownership of FrontierVision, see "Certain Relationships and Related Transactions."



Name and Address of Beneficial Owners                    Type of Interest                            % of Class
-------------------------------------                    ----------------                            ----------
FrontierVision Partners, L.P. ("FVP")(1)                 General Partner Interest in Holdings (2)        99.90%
1777 South Harrison Street, Suite P-200
Denver, Colorado 80210

FVP GP, L.P. (3)                                         General Partner Interest in FVP                  1.00%
1777 South Harrison Street, Suite P-200
Denver, Colorado 80210

J.P. Morgan Investment Corporation                       Limited Partnership Interest in FVP             22.83%
101 California Street, Suite 3800                           (Attributable Class A Limited Partner)
San Francisco, CA 94111                                  Limited Partnership Interest in FVP GP           6.57%

1818 II Cable Corp.                                      Limited Partnership Interest in FVP             23.63%
c/o Brown Brothers Harriman & Co.                           (Attributable Class A Limited Partner)
59 Wall Street                                           Limited Partnership Interest in FVP GP           6.57%
New York, NY 10005

Olympus Cable Corp.                                      Limited Partnership Interest in FVP             14.77%
Metro Center--One Station Place                              (Attributable Class A Limited Partner)
Stamford, CT 06920                                       Limited Partnership Interest in FVP GP           6.57%

First Union Capital Partners, Inc.                       Limited Partnership Interest in FVP             15.05%
One First Union Center, 5th Floor                           (Attributable Class A Limited Partner)
Charlotte, NC 28288                                      Limited Partnership Interest in FVP GP           3.94%

James C. Vaughn                                          Stockholder of FrontierVision Inc.              66.67%
1777 South Harrison Street, Suite P-200                  Limited Partnership Interest in FVP GP          50.24%
Denver, Colorado 80210

John S. Koo                                              Stockholder of FrontierVision Inc.              33.33%
1777 South Harrison Street, Suite P-200                  Limited Partnership Interest in FVP GP          25.12%
Denver, Colorado 80210

All other executive officers and directors as a group                                                     0.00%

----------------
     (1) FVP's limited partners (owning 99% of the partnership interests therein) are various institutional investors and accredited investors.
     (2) Holdings' sole limited partner (owning 0.1% of the partnership interests therein) is FrontierVision Holdings, LLC.
     (3) FVP GP's sole general partner (owning 1% of the partnership interests therein) is FrontierVision Inc., which is owned by James C. Vaughn and John S. Koo. FVP GP's limited partners (owning 99% of the partnership interests therein) consist of various institutional investors, James
          C. Vaughn and John S. Koo.

                           The Partnership Agreements

The following is a summary of certain material terms of the Agreement of Limited Partnership of Holdings, the Agreement of Limited Partnership of FVOP, as amended, the First Amended and Restated Agreement of Limited Partnership of FVP, as amended, and the First Amended and Restated Agreement of Limited Partnership of FVP GP, as amended.

The statements under this caption are summaries and do not purport to be complete, and where reference is made to particular provisions of these partnership agreements, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. Complete copies of the form of these partnership agreements have been filed as exhibits to FVOP's and FrontierVision Capital Corporation's registration statement on Form S-1 (File No. 333-9535) and are available in the manner described in "Where You Can Find More Information." Certain terms contained in this summary but not capitalized in this summary or defined herein are defined in the respective partnership agreements.

Holdings Partnership Agreement

ORGANIZATION AND DURATION. Holdings was formed on August 29, 1997 as a Delaware limited partnership to acquire, own and operate cable systems and to engage in all activities necessary, desirable or incidental for such purpose. Unless otherwise terminated in accordance with the terms of the Holdings partnership agreement, Holdings may exist until June 30, 2008.

CONTROL OF OPERATION. The Holdings partnership agreement provides that its general partner shall have the right and power to manage and control the business and affairs of Holdings.

CAPITAL CONTRIBUTIONS. Under the Holdings partnership agreement, the partners of Holdings have made certain capital contributions to Holdings. Each partner of Holdings may, but is not required to, make additional capital contributions to Holdings. The Holdings partnership agreement provides that, upon the admission of any additional limited partners or substituted limited partners to Holdings, Holdings' sole limited partner, FV Holdings, shall withdraw from Holdings and shall be entitled to receive the return of its capital contribution, without interest or deduction.

WITHDRAWAL OR REMOVAL OF PARTNERS. In general, no right is given to any partner of Holdings to withdraw from Holdings. The general partner of Holdings may admit:

(1)  additional limited partners;

(2) an assignee of the limited partner's partnership interest in Holdings as a substituted limited partner of Holdings; and

(3)  one or more additional general partners to Holdings.

ASSIGNMENT OF PARTNERSHIP INTERESTS. Under the Holdings partnership agreement, the limited partner may assign all or any part of its partnership interest in Holdings only with the consent of the general partner. The limited partner has no right to grant an assignee of its partnership interest in Holdings the right to become a substituted limited partner of Holdings. Following the admission of a new general partner to Holdings, neither the initial general partner nor the initial limited partner may transfer its partnership interest in Holdings without the prior written consent of the new general partner.

FVOP Partnership Agreement

ORGANIZATION AND DURATION. FVOP was formed on July 14, 1995 as a Delaware limited partnership to acquire, own and operate cable systems and to engage in all activities necessary, desirable or incidental for such purpose. Unless otherwise terminated in accordance with the terms of the FVOP partnership agreement, FVOP may exist until June 30, 2008.

CONTROL OF OPERATIONS. The FVOP partnership agreement provides that its general partner shall have the right and power to manage and control the business and affairs of FVOP. Upon the occurrence and continuance of any event of default under and as defined in the amended bank credit facility, The Chase Manhattan Bank, as the administrative agent, shall be entitled to be substituted, or to have a designee of its choice substituted, as a new general partner of FVOP.

CAPITAL CONTRIBUTIONS. Under the FVOP partnership agreement, the partners of FVOP have made certain capital contributions to FVOP. Each partner of FVOP may, but is not required to, make additional capital contributions to FVOP. The FVOP partnership agreement provides that, upon the admission of any additional limited partners or substituted limited partners to FVOP, FVOP's sole limited partner, FVOP Inc., shall withdraw from FVOP and shall be entitled to receive the return of its capital contribution, without interest or deduction.

WITHDRAWAL OR REMOVAL OF PARTNERS. In general, no right is given to any partner of FVOP to withdraw from FVOP. The general partner of FVOP may admit:

     (1)  additional limited partners;

     (2) an assignee of the limited partner's partnership interest in FVOP as a substituted limited partner of FVOP; and

     (3)  one or more additional general partners to FVOP.

In addition, upon the occurrence and continuance of any event of default under and as defined in the amended bank credit facility, the administrative agent shall be entitled to be substituted (or to have a designee of its choice substituted) as a new general partner.

ASSIGNMENT OF PARTNERSHIP INTERESTS. Under the FVOP partnership agreement, the limited partner may assign all or any part of its partnership interest in FVOP only with the consent of the general partner of FVOP. The limited partner has no right to grant an assignee of its partnership interest in FVOP the right to become a substituted limited partner of FVOP. Following the admission of a new general partner to FVOP, neither the initial general partner of FVOP nor the initial limited partner may transfer its partnership interest in FVOP without the prior written consent of the new general partner of FVOP.

FVP Partnership Agreement

ORGANIZATION AND DURATION. FVP was formed on April 17, 1995 as a Delaware limited partnership to:

     (1) acquire, invest in, own, finance, operate, improve, develop, maintain, promote, sell, dispose of and otherwise exploit cable television systems and properties and interests therein;

     (2) conduct related business activities, including telephony and other communications businesses and activities that are related to FVP's cable television businesses and activities, directly or indirectly through other entities, alone or with others; and

     (3) do any and all acts necessary, desirable or incidental to the accomplishment of such purpose.

Unless otherwise terminated in accordance with the terms of the FVP partnership agreement, FVP may exist until June 30, 2008.


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



CONTROL OF OPERATIONS. The FVP partnership agreement provides that its general partner has the right, power and discretion to operate, manage and control the affairs and business of FVP and to make all decisions affecting FVP's affairs and business, subject to the terms and provisions of the FVP partnership agreement.

ADVISORY COMMITTEE. The FVP partnership agreement provides for the establishment of an advisory committee to consult with and advise FVP GP with respect to FVP's business and overall strategy. Under the FVP partnership agreement, the advisory committee has broad authority to review and approve or disapprove matters relating to all material aspects of FVP's business. The failure of the general partner to follow any such direction of the advisory committee in connection with such determinations shall constitute a material breach of the FVP partnership agreement whereby FVP GP may be removed from FVP. As provided in the FVP partnership agreement, the approval of seventy-five percent (75%) of the members of the advisory committee that are entitled to vote on the matter is required in order for FVOP to effect any cable television system acquisition.
The advisory committee consists of four representatives of the attributable class A limited partners of FVP and one representative of FVP GP. Subject to certain conditions, each of the four attributable class A limited partners of FVP is entitled to designate (directly or indirectly) one of the four attributable class A limited partner representatives on the advisory committee.

VOTING RIGHTS. Except as to matters for which consent or approval is expressly required under the FVP partnership agreement, the limited partners of FVP have no right to vote on any partnership matters.

AMENDMENTS AND MODIFICATIONS. In general, the FVP partnership agreement is subject to modification or amendment only with the written consent of the general partner of FVP and a majority in Interest of the Class A and Class B limited partners of FVP.

CAPITALIZATION AND CERTAIN DISTRIBUTIONS. In connection with its initial formation, FVP issued to its limited partners units consisting of limited partnership interests in FVP, 12% Senior Subordinated Notes due 2008 and 14% Junior Subordinated Notes due 2008. Pursuant to such transaction, and under the FVP partnership agreement, each general partner and limited partner of FVP has made certain capital contributions and loans to FVP. The general partner of FVP is required under the FVP partnership agreement to make such capital commitments to FVP as are necessary to maintain at all times a capital commitment equal to not less than one percent (1%) of the total capital commitments of all partners. The limited partners of FVP are not required to make additional capital contributions to FVP in excess of their respective capital commitments. Except for provisions allowing for the return of capital to partners upon dissolution of FVP, the FVP partnership agreement provides that no partner of FVP shall have the right to withdraw or demand return of its capital contribution.

FVP GP Partnership Agreement

ORGANIZATION AND DURATION. FVP GP was formed on April 17, 1995 as a Delaware limited partnership to:

     (1)  serve as general partner of FVP; and

     (2) do all other lawful things necessary, desirable or incidental to the accomplishment of such purposes.

Unless otherwise terminated in accordance with the terms of the FVP GP partnership agreement, FVP GP shall exist until the partners of FVP GP may unanimously elect to carry on the business of FVP GP.

CONTROL OF OPERATIONS. The FVP GP partnership agreement provides that its general partner has the right, power and discretion to operate, manage and control the affairs and business of FVP GP and to make all decisions affecting FVP GP's affairs and business, subject to certain customary exceptions specified in the FVP GP partnership agreement.

VOTING RIGHTS. Except as to matters for which consent or approval is expressly required under the FVP GP partnership agreement, the limited partners of FVP GP have no right to vote on any partnership matters.

AMENDMENTS AND MODIFICATIONS. In general, the FVP GP partnership agreement is subject to modification or amendment only with the written consent of the general partner of FVP GP and a majority in Interest of the Class X and Class Z limited partners of FVP GP and a majority in Interest of the Class Y limited partners.

CAPITAL CONTRIBUTIONS. Under the FVP GP partnership agreement, the partners of FVP GP have made certain capital contributions to FVP GP. The general partner is required under the FVP GP partnership agreement to make such capital commitments to FVP GP as are necessary to maintain at all times a capital commitment equal to not less than one percent (1%) of the total capital commitments of all partners. The limited partners of FVP GP are not required to make additional capital contributions to FVP GP. Except for provisions allowing for the return of capital to partners of FVP GP upon dissolution of FVP GP, the FVP GP partnership agreement provides that no partner of FVP GP shall have the right to withdraw or demand return of its capital contribution.

                        Description of Other Indebtedness

The 1996 Notes

The 1996 Notes are joint and several obligations of FVOP and FrontierVision Capital Corporation. The 1996 Notes are general unsecured senior subordinated obligations of FVOP and Capital, are limited to $200 million aggregate principal amount and rank subordinate in right of payment to all existing and future senior indebtedness of FVOP. The 1996 Notes rank ratably in right of payment with all other senior subordinated indebtedness of FVOP and Capital. Capital has nominal assets and does not conduct any operations. Certain terms contained in this summary but not capitalized in this summary or defined herein are defined in the indenture for the 1996 Notes, a copy of which is incorporated by reference as an exhibit to the exchange offer registration statement of which this prospectus is a part. You should carefully read the indenture for the 1996 Notes before participating in the exchange offer.

The 1996 Notes mature on October 15, 2006 and bear interest at 11% per annum from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for. Interest is payable semiannually on April 15 and October 15 of each year.

The 1996 Notes are not redeemable prior to October 15, 2001, except as set forth below. The 1996 Notes are subject to redemption, at the option of FVOP and Capital, in whole or in part, at any time on or after October 15, 2001 and prior to maturity, at the following redemption prices, expressed as percentages of principal amount, plus accrued and unpaid interest to but excluding the date fixed for redemption, if redeemed during the 12-month period beginning on October 15 of the years indicated:

               Year                    Percentage
               ----                    ----------
               2001                    105.50%
               2002                    103.67
               2003                    101.83
               2004 and thereafter     100.00


In addition, prior to October 15, 1999, FVOP and Capital may redeem up to 35% of the principal amount of the 1996 Notes with the net cash proceeds received by FVOP from one or more public equity offerings or certain strategic equity investments, at a redemption price, expressed as a percentage of the principal amount, of 111% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption; provided, however, that at least 65% in aggregate principal amount of the 1996 Notes originally issued remains outstanding immediately after any such redemption (excluding any of the 1996 Notes owned by FVOP and Capital or any of their affiliates).

Upon a change of control, FVOP and Capital will be required to make an offer to purchase all outstanding 1996 Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the purchase date.

The indenture for the 1996 Notes contains the following covenants which limit the ability of FVOP and certain of its subsidiaries to incur indebtedness or make distributions to Holdings.

LIMITATION ON INDEBTEDNESS. The indenture for the 1996 Notes provides that FVOP will not, and will not permit any restricted subsidiary to, directly or indirectly, incur any indebtedness ,including acquired indebtedness, or issue any disqualified equity interests except for permitted indebtedness; provided, however, that FVOP or any restricted subsidiary may incur indebtedness and FVOP or any restricted subsidiary may issue disqualified equity interests if, at the time of and immediately after giving pro forma effect to such incurrence of indebtedness or issuance of disqualified equity interests and the application of the proceeds therefrom, the debt to operating cash flow ratio would be less than or equal to:

     (1) 7.0 to 1.0 if the date of such incurrence is on or before December 31, 1997; and

     (2)  6.75 to 1.0 thereafter.


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

The foregoing limitations will not apply to the incurrence of any of the following (collectively referred to as permitted indebtedness), each of which shall be given independent effect:

     (a)  indebtedness  under  the 1996  Notes  and the  indenture  for the 1996
          Notes;

     (b) indebtedness and disqualified equity interests of FVOP and the restricted subsidiaries outstanding on the Issue Date;

     (c) indebtedness under the amended bank credit facility in an aggregate principal amount at any one time outstanding not to exceed the sum of:

          (1) $265.0 million, which amount shall be reduced by (x) any permanent reduction of commitments thereunder and (y) any other repayment accompanied by a permanent reduction of commitments thereunder (other than in connection with any refinancing thereof); plus

          (2) any amounts outstanding under the amended bank credit facility that utilize subparagraph (i) below;

     (d) (x) indebtedness of any restricted subsidiary owed to and held by FVOP or any wholly owned restricted subsidiary and (y) indebtedness of FVOP owed to and held by any wholly owned restricted subsidiary which is unsecured and subordinated in right of payment to the payment and performance of FVOP and Capital's obligations under any senior indebtedness, the 1996 Notes and the indenture for the 1996 Notes; provided, however, that an incurrence of indebtedness that is not permitted by this clause (d) shall be deemed to have occurred upon:

          (1) any sale or other disposition of any indebtedness of FVOP or a wholly owned restricted subsidiary referred to in this clause (d) to an entity (other than FVOP or a wholly owned restricted subsidiary);

          (2) any sale or other disposition of equity interests of a wholly owned restricted subsidiary which holds indebtedness of Holdings or another wholly owned restricted subsidiary such that such wholly owned restricted subsidiary ceases to be a wholly owned restricted subsidiary; or

          (3) designation of a wholly owned restricted subsidiary which holds indebtedness of FVOP as an Unrestricted Subsidiary;

     (e)  guarantees by any restricted subsidiary of indebtedness of FVOP;

     (f) interest rate protection obligations of FVOP or any restricted subsidiary relating to indebtedness of FVOP or such restricted subsidiary, as the case may be, which indebtedness (1) bears interest at fluctuating interest rates and (2) is otherwise permitted to be incurred under this covenant; provided, however, that the notional principal amount of such interest rate protection obligations does not exceed the principal amount of the indebtedness to which such interest rate protection obligations relate;

     (g) purchase money indebtedness and capitalized lease obligations of FVOP or any restricted subsidiary which do not exceed $5.0 million in the aggregate at any one time outstanding;

     (h) indebtedness or disqualified equity interests of FVOP or any restricted subsidiary to the extent representing a replacement, renewal, refinancing or extension of outstanding indebtedness or disqualified equity interests of FVOP or any restricted subsidiary incurred in compliance with the debt to operating cash flow ratio of the first paragraph of this covenant or clause (a) or (b) of this paragraph of this covenant; provided, however, that:

          (1)  indebtedness or disqualified equity interests of Holdings may not
               be  refinanced  under  this  clause  (h)  with   indebtedness  or
               disqualified equity interests of any restricted subsidiary;

          (2) any such refinancing shall not exceed the sum of the principal amount or, if such indebtedness or disqualified equity interests provide for a lesser amount to be due and payable upon a declaration of acceleration thereof at the time of such refinancing, an amount no greater than such lesser amount of the indebtedness or disqualified equity interests being refinanced plus the amount of accrued interest or dividends thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith;

          (3) indebtedness representing a refinancing of indebtedness other than senior indebtedness shall have a weighted average life to maturity equal to or greater than the weighted average life to maturity of the indebtedness being refinanced; and

          (4) indebtedness that is equal in rights with the notes may only be refinanced with indebtedness that is made equal in rights or subordinate in right of payment to the notes and subordinated indebtedness or disqualified equity interests may only be refinanced with subordinated indebtedness or disqualified equity interests; and

     (i) in addition to the items referred to in clauses (a) through (h) above, indebtedness of FVOP, including any indebtedness under the amended bank credit facility that utilizes this subparagraph (i) having an aggregate principal amount not to exceed $20.0 million at any time outstanding.

LIMITATION ON RESTRICTED PAYMENTS. The indenture for the 1996 Notes provides that FVOP will not, and will not permit any restricted subsidiary to, directly or indirectly:

     (1) declare or pay any dividend or any other distribution on any equity interests of FVOP or any restricted subsidiary or make any payment or distribution to the direct or indirect holders (in their capacities as such) of equity interests of FVOP or any restricted subsidiary (other than payments or distributions made to FVOP or a wholly owned restricted subsidiary and dividends or distributions payable solely in qualified equity interests of Holdings or in options, warrants or other rights to purchase qualified equity interests of FVOP);

     (2) purchase, redeem or otherwise acquire or retire for value any equity interests of FVOP or any restricted subsidiary (other than any such equity interests owned by FVOP or a wholly owned restricted subsidiary);

     (3) purchase, redeem, defease or retire for value more than one year prior to the stated maturity thereof any subordinated indebtedness (other than any subordinated indebtedness held by a wholly owned restricted subsidiary); or

     (4) make any investment (other than permitted investments) in any entity (other than in FVOP, a wholly owned restricted subsidiary or an entity that becomes a wholly owned restricted subsidiary, or is merged with or into or consolidated with FVOP or a wholly owned restricted subsidiary, provided FVOP or a wholly owned restricted subsidiary is the survivor, as a result of or in connection with such investment);

such payments or any other actions (other than permitted Investments) described in (1), (2), (3) and (4) collectively referred to as restricted payments, unless:

     (a) no default or event of default shall have occurred and be continuing at the time or after giving effect to such restricted payment;

     (b) immediately after giving effect to such restricted payment, FVOP would be able to incur $1.00 of indebtedness (other than permitted indebtedness) under the debt to operating cash flow ratio of the first paragraph of "--Limitation on indebtedness" above; and

     (c) immediately after giving effect to such restricted payment, the aggregate amount of all restricted payments declared or made on or after October 15, 1996 does not exceed an amount equal to the sum of:

     (1) the difference between (x) the cumulative available cash flow determined at the time of such restricted payment and (y) 140% of cumulative consolidated interest expense of FVOP determined for the period commencing on October 15, 1996 and ending on the last day of the latest fiscal quarter for which consolidated financial statements of FVOP are available preceding the date of such restricted payment; plus

     (2) the aggregate net proceeds (with the value of any non-cash proceeds to be the fair market value thereof as determined by an independent financial advisor) received by FVOP either (x) as capital contributions to FVOP after October 15, 1996 or (y) from the issue and sale (other than to a restricted subsidiary) of its qualified equity interests after October 15, 1996 (excluding the net proceeds from any issuance and sale of qualified equity interests financed, directly or indirectly, using funds borrowed from FVOP or any restricted subsidiary until and to the extent such borrowing is repaid); plus

     (3) the principal amount, or accrued or accreted amount, if less, of any indebtedness of FVOP or any restricted subsidiary incurred after October 15, 1996 which has been converted into or exchanged for qualified equity interests of FVOP; plus

     (4) in the case of the disposition or repayment of any investment constituting a restricted payment made after October 15, 1996, an amount, to the extent not included in the computation of cumulative available cash flow, equal to the lesser of:

          (a)  the return of capital with respect to such investment; and

          (b) the amount of such investment which was treated as a restricted payment;

          in either case, less the cost of the disposition of such investment; plus

     (5) FVOP's proportionate interest in the lesser of the fair market value or the net worth of any unrestricted subsidiary that has been redesignated as a restricted subsidiary after October 15, 1996 not to exceed in any case the designation amount with respect to such restricted subsidiary upon its designation; minus

     (6) the designation amount with respect to any subsidiary of FVOP which has been designated as an unrestricted subsidiary after October 15, 1996.

The foregoing provisions will not prevent:

     (1) the payment of any dividend or distribution on, or redemption of, equity interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of formal notice such payment or redemption would comply with the provisions of the indenture for the 1996 Notes;

     (2) so long as no default or event of default shall have occurred and be continuing, the retirement of any equity interests of FVOP in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a restricted subsidiary) of, qualified equity interests of FVOP; provided, however, that any such net cash proceeds and the value of any equity interests issued in exchange for such retired equity interests are excluded from clause (c)(2) of the preceding paragraph, and were not included therein at any time;

     (3) so long as no default or event of default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of subordinated indebtedness made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a restricted subsidiary) of (x) qualified equity interests of FVOP; provided, however, that any such net cash proceeds and the value of any equity interests issued in exchange for subordinated indebtedness are excluded from clauses (c)(2) and (c)(3) of the preceding paragraph (and were not included therein at any time) or (y) other subordinated indebtedness having no stated maturity for the payment of principal thereof prior to the final stated maturity of the 1996 Notes;

     (4) the payment of any dividend or distribution on equity interests of FVOP or any restricted subsidiary to the extent necessary to permit the direct or indirect beneficial owners of such equity interests to pay federal and state income tax liabilities arising from income of FVOP or such restricted subsidiary and attributable to them solely as a result of FVOP or such restricted subsidiary, and any intermediate entity through which such holder owns such equity interests being a partnership or similar pass-through entity for federal income tax purposes;

     (5) so long as no default or event of default has occurred and is continuing, any investment made out of the net cash proceeds of the substantially concurrent issue and sale (other than to a restricted subsidiary) of qualified equity interests of FVOP; provided, however, that any such net cash proceeds are excluded from clause (c)(2) of the preceding paragraph, and were not included therein at any time; or

     (6) the purchase, redemption or other acquisition, cancellation or retirement for value of equity interests, or options, warrants, equity appreciation rights or other rights to purchase or acquire equity interests, of FVOP or any restricted subsidiary, or similar securities, held by officers or employees or former officers or employees of FVOP or any restricted subsidiary, or their estates or beneficiaries under their estates, upon death, disability, retirement or termination of employment not to exceed $1.0 million in any calendar year.

The indenture governing the terms of the 1996 Notes contains certain other covenants that, among other things, limit the ability of FVOP and Capital and certain of FVOP's subsidiaries to create certain liens, enter into certain transactions with affiliates, permit dividend or other payment restrictions to apply to certain subsidiaries or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, FVOP and Capital are required to offer to purchase the 1996 Notes at 100% of the principal amount thereof with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications, as more fully set forth in the indenture for the 1996 Notes.

The Amended Bank Credit Facility

On December 19, 1997, FVOP entered into an $800.0 million second amended and restated credit agreement, referred herein as the amended bank credit facility, with The Chase Manhattan Bank, as administrative agent, J.P. Morgan Securities Inc., as syndication agent, CIBC Inc., as documentation agent, and other lenders signatory thereto. FVOP used these proceeds to refinance an existing $265.0 million senior credit facility, to finance the purchase of the Cox-Central Ohio Systems and for general business purposes. As of December 31, 1998, borrowings under the amended bank credit facility totaled $670.1 million.

The amended bank credit facility consists of a $300.0 million, 8.25-year revolving credit facility, a $250.0 million, 7.75-year Facility A term loan and a $250.0 million, 8.25-year Facility B term loan. The Facility A term loan and the Facility B term loan must be fully drawn as a condition to the availability of borrowings under the revolving credit facility. In addition, the amended bank credit facility contemplates that the lenders may make available, in their sole discretion, following a request by FVOP, up to a $200.0 million incremental term loan facility to fund future acquisitions. No lender was required to have committed to fund the incremental term loan facility at the closing of the amended bank credit facility. If the lenders determine to fund the incremental term loan facility, the final maturity of such facility will be the same as the maturity of the Facility B term loan.

In general, the amended bank credit facility requires FVOP to make mandatory prepayments of amounts outstanding under the amended bank credit facility, beginning in 2002, based on a percentage of available excess cash flow. In addition, the amended bank credit facility requires FVOP to use the proceeds from any cable system disposition, subject to certain qualifications, to reduce indebtedness for borrowings under the amended bank credit facility. The amended bank credit facility provides that FVOP may engage in cable system dispositions of up to $150.0 million in the aggregate without the need to permanently reduce the commitments under the amended bank credit facility if the net proceeds of such dispositions are either applied to temporarily reduce the amended bank credit facility or held in a special account pending permitted reinvestment in


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

subsequent acquisitions of cable systems. The amended bank credit facility also permits FVOP to make acquisitions of up to $150.0 million in the aggregate, as such amount may be increased by the proceeds of dispositions being held for reinvestment. The amended bank credit facility also contains customary financial and other covenants, which include limitations on the ability of Holdings and its subsidiaries to incur additional indebtedness. The amended bank credit facility permits FVOP to make distributions to Holdings in order to make regularly scheduled interest payments, commencing March 15, 2002, and the payment of principal at the stated maturity date of the notes unless a default or an event of default has occurred under the amended bank credit facility.

Holdings, as the general partner of FVOP, guaranties the indebtedness under the amended bank credit facility on a limited recourse basis. The amended bank credit facility is secured by a pledge of all limited and general partnership interests in FVOP and a first priority lien on all the assets of FVOP and its subsidiaries.

The 1997 Notes

On September 19, 1997, Holdings and FrontierVision Holdings Capital Corporation issued $237,650,000 aggregate principal amount at maturity of 11 7/8% senior discount notes due 2007. The terms of the 1997 Notes are substantially identical to those of the notes offered hereby, and the terms of the 1997 Notes indenture, including the covenants set forth therein, are substantially identical to those of the indenture for the notes offered hereby. See "Description of the Notes."

                            Description of the Notes

The notes were issued in connection with an indenture, dated as of December 9, 1998, among Holdings and Holdings Capital II and U.S. Bank National Association, as trustee. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The statements under this caption relating to the notes, the indenture and the registration rights agreement are summaries and do not purport to be complete, and where reference is made to particular provisions of the indenture or the registration rights agreement, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. A copy of the indenture and registration rights agreement are filed as exhibits to the exchange offer registration statement of which this prospectus is a part. Certain definitions of terms used in the following summary are set forth under "--Certain Definitions" below. Certain terms contained in this summary but not capitalized in this summary or defined under the subheading "--Certain Definitions" are defined in the indenture. You should carefully read the indenture for the notes before participating in the exchange offer.

The notes are joint and several obligations of Holdings and Holdings Capital II. The notes will be general unsecured obligations of Holdings and Holdings Capital II, will be limited to $91,298,000 aggregate original principal amount at maturity, designed to result in gross proceeds to the Holdings of approximately $75.0 million.

Maturity, Interest and Principal

The notes will mature on September 15, 2007. Cash interest will not be required to accrue or be payable on the notes prior to September 15, 2001; provided that on any interest payment date prior to September 15, 2001, Holdings and Holdings Capital II may elect to begin accruing cash interest on the notes, with notice of such election to the trustee and the holders of the notes (the "Cash Interest Election"). Cash interest will accrue on the notes at the rate of 11 7/8% per annum from the earlier of the interest payment date on which the Cash Interest Election is made or September 15, 2001 and will be payable semiannually on March 15 and September 15, commencing on the earlier of the interest payment date following the Cash Interest Election or March 15, 2002, to the entity in whose name a note is registered at the close of business on the preceding March 1 or September 1 (each referred to herein as a record date), as the case may be. Cash interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the earlier of the interest payment date on which the Cash Interest Election is made or September 15, 2001. Cash interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the notes to the paying agent for the notes to collect principal payments. Holdings and Holdings Capital II will pay principal and cash interest by check and may mail interest checks to a holder's registered address.

The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of notes, but Holdings and Holdings Capital II may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Initially, U.S. Bank Trust National Association will act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar for the notes.

Notes that remain outstanding after consummation of the exchange offer and exchange notes will be treated as a single class of securities under the indenture.

Optional Redemption

The notes are not redeemable prior to September 15, 2001, except as set forth below. The notes will be subject to redemption, at the option of Holdings and Holdings Capital II, in whole or in part, at any time on or after September 15, 2001 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each holder of notes to be redeemed at such holder's address appearing in the register for the notes, in amounts of $1,000 principal amount at maturity or an integral multiple of $1,000 principal amount at maturity, at the following redemption prices expressed as percentages of principal amount at maturity, plus accrued and unpaid interest, if any, to but excluding the date fixed for redemption, subject to the right of holders of record on the


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relevant  record date to receive  interest,  if any, due on an interest  payment date that is on or prior to the date fixed for redemption, if redeemed during the 12-month period beginning on September 15 of the years indicated:

      Year                                      Percentage
      ----                                      ----------
      2001                                         107.917%
      2002                                         105.937
      2003                                         103.958
      2004                                         101.979
      2005 and thereafter                          100.000

In addition, prior to September 15 , 2000, Holdings and Holdings Capital II may redeem up to 35% of the aggregate principal amount at maturity of the notes with the net cash proceeds received by Holdings from one or more Public Equity Offerings or Strategic Equity Investments at a redemption price of 111.875% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that at least 65% in aggregate principal amount at maturity of the notes originally issued remains outstanding immediately after any such redemption (excluding any notes owned by Holdings and Holdings Capital II or any of their affiliates). Notice of redemption in accordance with this paragraph must be mailed to holders of notes not later than 60 days following the consummation of such Public Equity Offering or Strategic Equity Investment.

Selection of notes for any partial redemption shall be made by the trustee, in accordance with the rules of any national securities exchange on which the notes may be listed or, if the notes are not so listed, pro rata or by lot or in such other manner as the trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 principal amount at maturity may be redeemed in part but only if the unredeemed portion is an integral multiple of $1,000 principal amount at maturity. Notice of redemption will be mailed before the date fixed for redemption to each holder of notes to be redeemed at such holder's registered address. On and after the date fixed for redemption, interest will cease to accrue on notes or portions thereof called for redemption.

The notes will not have the benefit of any sinking fund.

Covenants

The indenture contains, among others, the following covenants:

LIMITATION ON INDEBTEDNESS. The indenture will provide that Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness, including Acquired Indebtedness, or issue any Disqualified
Equity Interests except for Permitted Indebtedness; provided, however, that Holdings or any Restricted Subsidiary may incur Indebtedness and Holdings or any Restricted Subsidiary may issue Disqualified Equity Interests if, at the time of and immediately after giving pro forma effect to such incurrence of Indebtedness or issuance of Disqualified Equity Interests and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to:

     (1) 8.0 to 1.0 if the date of such incurrence is on or before December 31, 1998; and

     (2)  7.5 to 1.0 thereafter.

The foregoing limitations will not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

     (a)  Indebtedness under the notes and the indenture;

     (b) (x) Indebtedness and Disqualified Equity Interests of Holdings and the Restricted Subsidiaries outstanding on September 19, 1997 (including
          (A)  Indebtedness  under the 1997 Notes and the 1997 Notes  Indenture,
          (B) Indebtedness under the indenture for FVOP's 1996 Notes and (C) Indebtedness under the UVC Note) and (y) Indebtedness incurred after September 19, 1997 and prior to the Issue Date in accordance with the first paragraph of Section 4.04 of the 1997 Notes Indenture;

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

     (c) Indebtedness of Holdings and the Restricted Subsidiaries under the amended bank credit facility in an aggregate principal amount at any one time outstanding not to exceed the sum of:

          (1)  $650.0 million, which amount shall be reduced by:

               (x) any permanent reduction of commitments thereunder after September 19, 1997; and

               (y) any other repayment after September 19, 1997 accompanied by a permanent reduction of commitments thereunder (other than, in the case of either clause (x) or (y), in connection with any refinancing thereof); plus

          (2)  any amounts  outstanding  under the amended bank credit  facility
               that  utilize,   or  have  utilized  since  September  19,  1997,
               subparagraph (i) below;

     (d) (x) Indebtedness of any Restricted Subsidiary owed to and held by Holdings or any wholly owned Restricted Subsidiary and (y)
          Indebtedness of Holdings owed to and held by any wholly owned Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of Holdings' and Holdings Capital II's obligations under the indenture and the notes; provided, however, that an incurrence of Indebtedness that is not permitted by this clause (d) shall be deemed to have occurred upon:

          (1) any sale or other disposition of any Indebtedness of Holdings or a wholly owned Restricted Subsidiary referred to in this clause
               (d) to a entity, other than Holdings or a wholly owned Restricted Subsidiary;

          (2) any sale or other disposition of equity interests of a wholly owned Restricted Subsidiary which holds Indebtedness of Holdings or another wholly owned Restricted Subsidiary such that such wholly owned Restricted Subsidiary ceases to be a wholly owned Restricted Subsidiary; or

          (3) designation of a wholly owned Restricted Subsidiary which holds Indebtedness of Holdings as an Unrestricted Subsidiary;

     (e)  guarantees by any Restricted Subsidiary of Indebtedness of Holdings;

     (f) interest rate protection obligations of Holdings or any Restricted Subsidiary relating to Indebtedness of Holdings or such Restricted Subsidiary, as the case may be, which Indebtedness (1) bears interest at fluctuating interest rates and (2) is otherwise permitted to be incurred under this covenant; provided, however, that the notional principal amount of such interest rate protection obligations does not exceed the principal amount of the Indebtedness to which such interest rate protection obligations relate;

     (g)  purchase  money  indebtedness  and  capitalized  lease  obligations of
          Holdings or any Restricted Subsidiary which do not exceed $10.0 million in the aggregate at any one time outstanding, whether incurred after September 19, 1997 and prior to the Issue Date or after the Issue Date;

     (h) Indebtedness or Disqualified Equity Interests of Holdings or any Restricted Subsidiary to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness or Disqualified Equity Interests of Holdings or any Restricted Subsidiary incurred in compliance with the Debt to Operating Cash Flow Ratio of the first paragraph of this covenant or clause (a) or (b) of this paragraph of this covenant; provided, however, that:

          (1)  Indebtedness or Disqualified Equity Interests of Holdings may not
               be  refinanced  under  this  clause  (h)  with   Indebtedness  or
               Disqualified Equity Interests of any Restricted Subsidiary;

          (2) any such refinancing shall not exceed the sum of the principal amount, or, if such Indebtedness or Disqualified Equity Interests provide for a lesser amount to be due and payable upon a declaration of acceleration thereof at the time of such refinancing, an amount no greater than such lesser amount, of the Indebtedness or Disqualified Equity Interests being refinanced plus the amount of accrued interest or dividends thereon and the amount of any reasonably determined prepayment


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

               premium   necessary  to  accomplish  such  refinancing  and  such
               reasonable fees and expenses incurred in connection therewith;

          (3) Indebtedness representing a refinancing of Indebtedness of Holdings shall have a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced; and

          (4) subordinated Indebtedness of Holdings or Disqualified Equity Interests of Holdings may only be refinanced with subordinated Indebtedness of Holdings or Disqualified Equity Interests of Holdings; and

     (i) in addition to the items referred to in clauses (a) through (h) above, Indebtedness of Holdings, including any Indebtedness under the amended bank credit facility that utilizes this subparagraph (i) having an aggregate principal amount not to exceed $25.0 million at any time outstanding, whether incurred after September 19, 1997 and prior to the Issue Date or after the Issue Date.

LIMITATION ON RESTRICTED PAYMENTS. The indenture will provide that Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

     (1) declare or pay any dividend or any other distribution on any equity interests of Holdings or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders, in their capacities as such, of equity interests of Holdings or any Restricted Subsidiary, other than payments or distributions made to Holdings or a wholly owned Restricted Subsidiary and dividends or distributions payable solely in Qualified Equity Interests of Holdings or in options, warrants or other rights to purchase Qualified Equity Interests of Holdings;

     (2) purchase, redeem or otherwise acquire or retire for value any equity interests of Holdings or any Restricted Subsidiary, other than any such equity interests owned by Holdings or a wholly owned Restricted Subsidiary;

     (3) purchase, redeem, defease or retire for value more than one year prior to the stated maturity thereof any subordinated Indebtedness of Holdings, other than any such subordinated Indebtedness held by a wholly owned Restricted Subsidiary; or

     (4) make any investment (other than Permitted Investments) in any entity (other than in Holdings, a wholly owned Restricted Subsidiary or a entity that becomes a wholly owned Restricted Subsidiary, or is merged with or into or consolidated with Holdings or a wholly owned Restricted Subsidiary, provided Holdings or a wholly owned Restricted Subsidiary is the survivor, as a result of or in connection with such investment);

such payments or any other actions (other than Permitted Investments) described in (1), (2), (3) and (4) collectively, "Restricted Payments"), unless:

     (a) no default or event of default shall have occurred and be continuing at the time or after giving effect to such Restricted Payment;

     (b) immediately after giving effect to such Restricted Payment, Holdings would be able to incur $1.00 of Indebtedness, other than Permitted Indebtedness, under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

     (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after September 19, 1997 does not exceed an amount equal to the sum of:

          (1) the difference between (x) the Cumulative Available Cash Flow determined at the time of such Restricted Payment and (y) 140% of cumulative Consolidated Interest Expense of Holdings determined for the period commencing on September 19, 1997 and ending on the last day of the


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

               latest fiscal quarter for which consolidated financial statements of Holdings are available preceding the date of such Restricted Payment; plus

          (2) the aggregate net proceeds, with the value of any non-cash proceeds to be the fair market value thereof as determined by an independent financial advisor, received by Holdings either (x) as capital contributions to Holdings after September 19, 1997 or (y) from the issue and sale (other than to a Restricted Subsidiary) of its Qualified Equity Interests after September 19, 1997 (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from Holdings or any Restricted Subsidiary until and to the extent such borrowing is repaid); plus

          (3) the principal amount, or accrued or accreted amount, if less, of any Indebtedness of Holdings or any Restricted Subsidiary incurred after September 19, 1997 which has been converted into or exchanged for Qualified Equity Interests of Holdings; plus

          (4) in the case of the disposition or repayment of any investment constituting a Restricted Payment made after September 19, 1997, an amount, to the extent not included in the computation of Cumulative Available Cash Flow, equal to the lesser of: (a) the return of capital with respect to such investment and (b) the amount of such investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such investment; plus

          (5) Holdings' proportionate interest in the lesser of the fair market value or the net worth of any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after September 19, 1997 in accordance with "--Designation of Unrestricted Subsidiaries" below not to exceed in any case the Designation Amount with respect to such Restricted Subsidiary upon its designation; minus

          (6) the Designation Amount with respect to any subsidiary of Holdings which has been designated as an Unrestricted Subsidiary after September 19, 1997 in accordance with "--Designation of Unrestricted Subsidiaries" below.

The foregoing provisions will not prevent:

     (1) the payment of any dividend or distribution on, or redemption of, equity interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of formal notice such payment or redemption would comply with the provisions of the indenture;

     (2) so long as no default or event of default shall have occurred and be continuing, the retirement of any equity interests of Holdings in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, Qualified Equity Interests of Holdings; provided, however, that any such net cash proceeds and the value of any equity interests issued in exchange for such retired equity interests are excluded from clause
          (c)(2) of the preceding paragraph (and were not included therein at any time);

     (3) so long as no default or event of default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of subordinated Indebtedness of Holdings made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of (x) Qualified Equity Interests of Holdings; provided, however, that any such net cash proceeds and the value of any equity interests issued in exchange for subordinated Indebtedness of Holdings are excluded from clauses (c)(2) and (c)(3) of the preceding paragraph, and were not included therein at any time, or (y) other subordinated Indebtedness of Holdings having no stated maturity for the payment of principal thereof prior to the final stated maturity of the notes;

     (4) the payment of any dividend or distribution on equity interests of Holdings or any Restricted Subsidiary to the extent necessary to permit the direct or indirect beneficial owners of such equity interests to pay federal and state income tax liabilities arising from income of Holdings or such Restricted Subsidiary and attributable to them solely as a result of Holdings or such

          Restricted Subsidiary, and any intermediate entity through which such holder owns such equity interests, being a partnership or similar pass-through entity for federal income tax purposes;

     (5) so long as no default or event of default has occurred and is continuing, any investment made out of the net cash proceeds of the substantially concurrent issue and sale, other than to a Restricted Subsidiary, of Qualified Equity Interests of Holdings; provided, however, that any such net cash proceeds are excluded from clause
          (c)(2) of the preceding paragraph, and were not included therein at any time;

     (6) the purchase, redemption or other acquisition, cancellation or retirement for value of equity interests, or options, warrants, equity appreciation rights or other rights to purchase or acquire equity interests, of Holdings or any Restricted Subsidiary, or similar securities, held by officers or employees or former officers or employees of Holdings or any Restricted Subsidiary, or their estates or beneficiaries under their estates, upon death, disability, retirement or termination of employment not to exceed $2.0 million in any calendar year;

     (7) the payment of any dividend or distribution on equity interests of a Restricted Subsidiary out of such Restricted Subsidiary's net income from September 19, 1997 to entities other than Holdings or a Restricted Subsidiary; provided that such dividend or distribution is paid pro rata to all holders of such equity interests;

     (8) investments in entities, including, without limitation, Restricted Subsidiaries which are not wholly owned Restricted Subsidiaries and Unrestricted Subsidiaries, engaged in a Related Business, not to exceed $30.0 million at any one time outstanding from September 19, 1997; and

     (9)  Permitted Strategic Investments.

In determining the amount of Restricted Payments permissible under this covenant, amounts expended in accordance with clauses (1), (6) and (9) of the immediately preceding paragraph shall be included as Restricted Payments and amounts expended in accordance with clauses (2) through (5) and (7) and (8) shall be excluded. The amount of any non-cash Restricted Payment shall be deemed to be equal to the fair market value thereof at the date of the making of such Restricted Payment.

LIMITATION ON GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES. The indenture will provide that in the event that any Restricted Subsidiary (other than a subsidiary guarantor), directly or indirectly, guarantees any Indebtedness of Holdings other than the notes (the "Other Indebtedness") Holdings shall cause such Restricted Subsidiary to concurrently guarantee Holdings' obligations under the indenture and the notes to the same extent that such Restricted Subsidiary guaranteed Holdings' obligations under the Other Indebtedness, including waiver of subrogation, if any; provided, however, that if such Other Indebtedness is:

     (1) not subordinated Indebtedness of Holdings, the subsidiary guarantee shall be equal in right of payment with the guarantee of the Other Indebtedness; or

     (2) subordinated Indebtedness of Holdings, the subsidiary guarantee shall be senior in right of payment to the guarantee of the Other Indebtedness; provided, further, however, that each subsidiary issuing a subsidiary guarantee will be automatically and unconditionally released and discharged from its obligations under such subsidiary guarantee upon the release or discharge of the guarantee of the Other Indebtedness that resulted in the creation of such subsidiary guarantee, except a discharge or release by, or as a result of, any payment under the guarantee of such Other Indebtedness by such subsidiary guarantor. Holdings shall cause each Restricted Subsidiary issuing a subsidiary guarantee to:

          (a) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee in which such Restricted Subsidiary shall unconditionally guarantee all of Holdings' obligations under the notes and the indenture on the terms set forth in the indenture;

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          (b)  deliver  to  the   trustee  an  opinion  of  counsel   that  such
               supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary, which opinion may be subject to customary assumptions and qualifications; and

          (c) execute and deliver to the Initial Purchasers a counterpart to the Registration Rights Agreement as a subsidiary guarantor thereunder. Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of the indenture) be a subsidiary guarantor for all purposes of the indenture.

LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The indenture will provide that Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (a) pay dividends or make any other distributions to Holdings or any other Restricted Subsidiary on its equity interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Holdings or any other Restricted Subsidiary;

     (b) make loans or advances to, or guarantee any Indebtedness or other obligations of, Holdings or any other Restricted Subsidiary; or

     (c) transfer any of its properties or assets to Holdings or any other Restricted Subsidiary;

(any such encumbrance or restriction in the foregoing clauses (a), (b) and (c), a "Payment Restriction"), except for:

          (1) any such encumbrance or restriction existing on September 19, 1997, including, without limitation, in connection with the amended bank credit facility, the FVOP Indenture or the 1997 Notes Indenture, in each case as in effect on September 19, 1997, and any amendments, restatements, renewals, replacements or refinancings (collectively, a "refinancing") thereof; provided, however, that such refinancings are either:

               (x) no more restrictive in the aggregate with respect to such encumbrances or restrictions than those contained in the FVOP Indenture as in effect on the Issue Date; or

               (y) do not prohibit the payment of dividends or distributions to Holdings in an amount sufficient to pay cash interest on the notes, assuming no Cash Interest Election is made, as required under the indenture and on the 1997 Notes (assuming no cash interest election under the 1997 Notes Indenture) as required under the 1997 Notes Indenture or to pay the principal amount at maturity of the notes at their Stated Maturity and the principal amount at maturity of the 1997 Notes at their Stated Maturity unless an event has occurred which permits, or with the giving of notice or the lapse of time or both would permit, the acceleration of the maturity of any such Indebtedness;

          (2) any such encumbrance or restriction existing under or by reason of applicable law;

          (3) any such encumbrance or restriction existing under or by reason of any instrument governing Indebtedness or equity interests of an acquired entity acquired by Holdings or any Restricted Subsidiary after September 19, 1997 as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred by such acquired entity in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to Holdings or any Restricted Subsidiary, or the properties or assets of Holdings or any Restricted Subsidiary, other than the acquired entity;

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

          (4) any such encumbrance or restriction existing under or by reason of customary non-assignment provisions in leases or cable television franchises entered into in the ordinary course of business and consistent with past practices;

          (5) any such encumbrance or restriction existing under or by reason of any agreement governing purchase money indebtedness for property acquired after September 19, 1997 in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired;

          (6) any such encumbrance or restriction existing under or by reason of any agreement for the sale or disposition after September 19, 1997 of the equity interests or assets of any Restricted Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (6) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "--Disposition of Proceeds of Asset Sales" below to the extent applicable thereto;

          (7) any such encumbrance or restriction existing under or by reason of any agreement governing refinancing Indebtedness permitted under clause (h) of "--Limitation on Indebtedness" above; provided, however, that the encumbrances and restrictions contained in the agreements governing such Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing;

          (8) any such encumbrance or restriction existing under or by reason of the indenture; or

          (9) any such encumbrance or restriction existing under any other agreement, instrument or document hereafter in effect; provided, however, that the terms and conditions of any such encumbrance or restriction are either (a) not more restrictive than those contained in the FVOP Indenture as in effect on September 19, 1997 or (b) in the case of any such agreement, instrument or document governing Indebtedness, do not prohibit the payment of dividends or distributions to Holdings in an amount sufficient to pay cash interest on the notes, assuming no Cash Interest Election, as required under the indenture or on the 1997 Notes, assuming no cash interest election is made, as required under the 1997 Notes Indenture or to pay the principal amount at maturity of the notes at their Stated Maturity or to pay the principal amount at maturity of the 1997 Notes at their Stated Maturity unless an event has occurred which permits, or with the giving of notice or the lapse of time or both would permit, the acceleration of the maturity of any such Indebtedness.

LIMITATION ON LIENS. The indenture will provide that Holdings will not, directly or indirectly, incur any liens of any kind against or upon any of its properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with such Indebtedness with a lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such lien, except for:

     (1)  Liens on equity  interests  of  subsidiaries  of  Holdings,  and their
          successors,   securing  obligations  under  the  amended  bank  credit
          facility;

     (2)  Liens on equity interests of Unrestricted Subsidiaries; and

     (3)  Permitted Liens.

DISPOSITION OF PROCEEDS OF ASSET SALES. The indenture will provide that Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (a) Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of and (b) either:

     (1)  at  least  75%  of  such  consideration   consists  of  cash  or  Cash
          Equivalents; or

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

     (2) at least 75% of such consideration consists of (x) properties and capital assets, including franchises and licenses required to own or operate such properties, to be used in the same lines of business being conducted by Holdings or any Restricted Subsidiary at such time or (y) equity interests in one or more entities which thereby become wholly owned Restricted Subsidiaries whose assets consist primarily of such properties and capital assets.

The amount of any:

     (1) liabilities of Holdings or any Restricted Subsidiary that are actually assumed by the transferee in such Asset Sale and from which Holdings and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by Holdings or the Restricted Subsidiaries; and

     (2) notes or other similar obligations received by Holdings or the Restricted Subsidiaries from such transferee that are immediately converted, or are converted within thirty days of the related Asset Sale, by Holdings or the Restricted Subsidiaries into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, for purposes of determining the percentage of cash consideration received by Holdings or the Restricted Subsidiaries.

Holdings or such Restricted Subsidiary, as the case may be, may:

(1) apply the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to repay:

     (x) Indebtedness of Holdings secured by a lien on the property or assets subject to such Asset Sale; or

     (y)  Indebtedness of any Restricted Subsidiary; or

     (z) Indebtedness under the 1997 Notes and the 1997 Notes Indenture and, in each case, permanently reduce any related commitment; provided, however, that if Indebtedness under the revolving credit portion of the amended bank credit facility is repaid, Holdings need not reduce the commitments for such revolving credit portion; or

(2) commit in writing to acquire, construct or improve properties and capital assets, including franchises and licenses required to own or operate any such assets or properties, to be used in the same line of business being conducted by Holdings or any Restricted Subsidiary at such time and so apply such Net Cash Proceeds within 365 days of the receipt thereof.

To the extent all or part of the Net Cash Proceeds of any Asset Sale are not so applied within 365 days of such Asset Sale (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), Holdings shall, within 30 days of such 365th day, make an Offer to Purchase from all holders of notes. Notes with an aggregate Accreted Value as of such Purchase Date equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of such Accreted Value thereof, plus accrued and unpaid interest to the Purchase Date; provided, however, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $5.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $5.0 million, shall be applied as required in accordance with this paragraph. In the event that any other Indebtedness of Holdings which ranks ratably with the notes requires the repayment or prepayment thereof, or an offer to purchase to be made to repurchase such Indebtedness, upon the consummation of any Asset Sale, Holdings may apply the Unutilized Net Cash Proceeds otherwise required to be applied to an Offer to Purchase to repay, prepay or offer to purchase such other Indebtedness and to an Offer to Purchase pro rata based upon:

     (1) the aggregate Accreted Value of the notes then outstanding on the applicable Purchase Date; and

     (2) the aggregate principal amount, or accreted amount, if less, of such other Indebtedness then outstanding on such Purchase Date.

The Offer to Purchase shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent the aggregate Accreted Value of notes tendered in accordance with the Offer to


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Purchase  exceeds the  Unutilized  Net Cash  Proceeds,  notes shall be purchased among holders on a proportionate basis, based on the relative aggregate Accreted Value of notes validly tendered for purchase by holders thereof. To the extent the Unutilized Net Cash Proceeds exceed the aggregate Accreted Value of notes tendered by the holders of the notes in connection with the Offer to Purchase, Holdings may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the notes for any purpose consistent with the other terms of the indenture.

In the event that Holdings makes an Offer to Purchase the notes, Holdings shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an event of default or an event that with the passing of time or giving of notice, or both, would constitute an event of default.

LIMITATION ON TRANSACTIONS WITH AFFILIATES AND RELATED ENTITIES. The indenture will provide that Holdings will not, and will not permit, cause or suffer any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction, or series of related transactions, with or for the benefit of any of their respective affiliates or any beneficial holder of 10% or more of the equity interests of Holdings or any officer, director or employee of Holdings or any Restricted Subsidiary (each an "Affiliate Transaction"), unless:

     (a) such Affiliate Transaction is on terms which are no less favorable to Holdings or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party;

     (b) if such Affiliate Transaction, or series of related Affiliate Transactions, involves aggregate payments or other consideration having a fair market value in excess of $5.0 million, a majority of the disinterested members of the interest payment dates of Holdings shall have approved such transaction and determined that such transaction complies with the foregoing provisions; and

     (c) if such Affiliate Transaction, or series of related Affiliate Transactions, involves aggregate payments or other consideration having a fair market value of $25.0 million or more, Holdings has obtained a written opinion from an independent financial advisor stating that the consideration to be paid or received, as the case may be, by Holdings or the Restricted Subsidiary in connection with such Affiliate Transaction is fair to Holdings or the Restricted Subsidiary, as the case may be, from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to:

     (1) transactions with or among Holdings and the wholly owned Restricted Subsidiaries;

     (2) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses, or employment agreements, compensation or employee benefit arrangements, and incentive arrangements with any officer, director or employee of Holdings entered into in the ordinary course of business, including customary benefits thereunder, and payments under any indemnification arrangements permitted by applicable law;

     (3) the Agreement of Limited Partnership of Holdings or the Agreement of Limited Partnership of FVOP, in each case, as in effect on September 19, 1997, including any amendments or extensions thereof that do not otherwise violate any other covenant set forth in the indenture, and any transactions undertaken in connection with any other contractual obligations in existence on September 19, 1997, as in effect on September 19, 1997;

     (4) the issue and sale by Holdings to its partners or stockholders of Qualified Equity Interests;

     (5) any Restricted Payments made in compliance with "--Limitation on Restricted Payments" above (including without limitation the making of any payments or distributions permitted to be made in accordance with clauses (1) through (9) of the penultimate paragraph of "--Limitation on Restricted Payments");

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

     (6) loans and advances to officers, directors and employees of Holdings and the Restricted Subsidiaries for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices;

     (7) customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to Holdings and its subsidiaries in the ordinary course;

     (8) the incurrence of intercompany Indebtedness permitted in accordance with clause (d) under the definition of "Permitted Indebtedness" set forth under "--Limitation on Indebtedness;"

     (9) the pledge of equity interests of Unrestricted Subsidiaries to support the Indebtedness thereof and (x) the amended bank credit facility.

DESIGNATION OF UNRESTRICTED SUBSIDIARIES. As of the Issue Date, there are no Unrestricted Subsidiaries other than FrontierVision Access Partners, LLC, a Delaware limited liability company, and Maine Security Surveillance, a Maine corporation. The indenture will provide that Holdings may designate any subsidiary of Holdings as an "Unrestricted Subsidiary" under the indenture only if:

     (a) no default or event of default shall have occurred and be continuing at the time of or after giving effect to such designation;

     (b) at the time of and after giving effect to such designation, Holdings could incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

     (c) Holdings would be permitted to make an investment (other than a Permitted Investment) at the time of designation, assuming the effectiveness of such designation, in accordance with the first paragraph of "--Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to Holdings' proportionate interest in the fair market value of such subsidiary on such date; provided, however, that the condition set forth in this clause (c) shall not be applicable to the designation of a subsidiary as an Unrestricted Subsidiary which is made as part of an investment or Permitted Strategic Investment made in accordance with clause (8) or (9) of the penultimate paragraph of "--Limitation on Restricted Payments."

Neither Holdings nor any Restricted Subsidiary shall at any time:

     (x) provide credit support for, subject any of its property or assets (other than the equity interests of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary, including any undertaking, agreement or instrument evidencing such Indebtedness;

     (y)  be  directly  or  indirectly   liable  for  any  Indebtedness  of  any
          Unrestricted Subsidiary; or

     (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may, upon notice, lapse of time or both, declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except, in the case of clause (x) or (y), to the extent otherwise permitted under the terms of the indenture, including, without limitation, "--Limitation on Restricted Payments" and "--Limitation on Indebtedness" above.

Holdings may revoke any designation of a subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

     (a) no default or event of default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

     (b) all liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the indenture.

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

All  designations  and  Revocations  must be  evidenced  by  resolutions  of the
interest  payment  dates  of  Holdings   delivered  to  the  trustee  certifying
compliance with the foregoing provisions.

LIMITATION ON CONDUCT OF BUSINESS OF HOLDINGS CAPITAL II. The indenture will provide that Holdings Capital II will not own any operating assets or other properties or conduct any business other than to serve as an Issuer and an obligor on the notes and as a guarantor of obligations under the amended bank credit facility.

Change of Control

The  indenture   will  provide  that  within  35  days  following  the  date  of consummation of a transaction resulting in a change of control, Holdings will commence an Offer to Purchase all outstanding notes at a purchase price in cash equal to 101% of the Accreted Value of the notes on such Purchase Date, plus accrued and unpaid interest, if any, to such Purchase Date. Each holder shall be entitled to tender all or any portion of the notes owned by such holder in connection with the Offer to Purchase, subject to the requirement that any portion of a note tendered must be in an integral multiple of $1,000 principal amount at maturity.

In the event that Holdings makes an Offer to Purchase the notes, Holdings shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an event of default or an event that with the passing of time or giving of notice, or both, would constitute an event of default.

With respect to the sale of assets referred to in the definition of change of control, the phrase "all or substantially all" of the assets of Holdings or the General Partner will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of Holdings or the General Partner has occurred. In addition, no assurances can be given that Holdings will be able to acquire notes tendered upon the occurrence of a change of control. The ability of Holdings to pay cash to the holders of notes upon a change of control may be limited by its then existing financial resources. The amended bank credit facility and the FVOP Indenture contain certain covenants which will have the effect of limiting or prohibiting, or requiring waiver or consent of the lenders thereunder prior to, the repurchase of the notes upon a change of control, and future debt agreements of Holdings or the Restricted Subsidiaries may provide the same. See "Risk Factors--If a Change of Control Occurs, We May Not Have Sufficient Assets to Pay Amounts due on the Notes." None of the provisions relating to a repurchase upon a change of control are waivable by the interest payment dates of FV Inc. or the trustee.

The foregoing provisions will not prevent Holdings from entering into a transaction of the type described under the as a change of control with management or their affiliates. In addition, such provisions may not necessarily afford the holders of the notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction, involving Holdings that may adversely affect the holders of the notes because such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of change of control to trigger the provisions.

Provision of Financial Information

The indenture will provide that whether or not Holdings and Holdings Capital II are subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, Holdings and Holdings Capital II shall file with the SEC the annual reports, quarterly reports and other documents which Holdings and Holdings Capital II would have been required to file with the SEC in connection with such Section 13(a) or 15(d) or any successor provision thereto if Holdings and Holdings Capital II were so required, such documents to be filed with the SEC on or prior to the respective dates by which Holdings and Holdings Capital II would have been required so to file such documents if Holdings and Holdings Capital II were so required. Holdings and Holdings Capital II shall also in any event

     (a) within 15 days of each required filing date under the Exchange Act (whether or not permitted or required to file with the SEC):

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          (1)  transmit  by mail to all  holders  of notes,  as their  names and addresses appear in the note register, without cost to such holders; and

          (2) file with the trustee, copies of the annual reports, quarterly reports and other documents which Holdings and Holdings Capital II are required to file with the Commission in accordance with the preceding sentence or, if such filing is not so permitted, information and data of a similar nature; and

     (b) if, notwithstanding the preceding sentence, filing such documents by Holdings and Holdings Capital II with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective holder of notes. Holdings and Holdings Capital II shall not be obligated to file any such reports with the Commission if the Commission does not permit such filings for all companies similarly situated other than due to any action or inaction by Holdings and Holdings Capital II. Notwithstanding the foregoing provisions, this covenant shall be deemed to have been satisfied during the period prior to the effectiveness of a registration statement with respect to the notes or the exchange notes if Holdings and Holdings Capital II cause such annual reports, quarterly reports and other documents to be filed with the Commission by FVOP if such filings contain substantially the same information that would be required if such documents were filed by Holdings and Holdings Capital II.

Merger, Sale of Assets, etc.

The indenture will provide that Holdings and Holdings Capital II will not consolidate with or merge with or into (whether or not such Issuer is the surviving entity) any other entity and Holdings and Holdings Capital II will not and will not permit any of their respective Restricted Subsidiaries to sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of such Issuer's properties and assets (determined, in the case of Holdings, on a consolidated basis for Holdings and the Restricted Subsidiaries) to any entity in a single transaction or series of related transactions, unless:

     (a)  either:

          (1)  such Issuer shall be the surviving entity; or

          (2)  the surviving entity (if other than Holdings and Holdings Capital
               II) shall be, in the case of Holdings Capital II, a corporation or, in any other case, a corporation, partnership, limited liability company, limited liability limited partnership or trust organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance and observance of every covenant of the indenture to be performed or observed on the part of the applicable Issuer;

     (b) immediately thereafter, no default or event of default shall have occurred and be continuing;

     (c) immediately after giving effect to any such transaction involving the incurrence by Holdings or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness, and treating any Indebtedness not previously an obligation of Holdings or any Restricted Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction, the surviving entity could incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the latest fiscal quarter for which consolidated financial statements of Holdings are available, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation on Indebtedness" above; and

     (d) immediately thereafter the surviving entity shall have a consolidated net worth equal to or greater than the consolidated net worth of such Issuer immediately prior to such transaction.

The indenture will provide that, subject to the requirements of the immediately preceding paragraph, in the event of a sale of all or substantially all of the assets of any subsidiary guarantor or all of the equity interests of any subsidiary guarantor, by way of merger, consolidation or otherwise, then the surviving entity of any such merger or consolidation, or such subsidiary guarantor, if all of its equity interests are sold, shall be released and relieved of any and all obligations under the subsidiary guarantee of such subsidiary guarantor if:

     (1) the entity or entity surviving such merger or consolidation or acquiring the equity interests of such subsidiary guarantor is not a Restricted Subsidiary; and

     (2) the Net Cash Proceeds from such sale are used after such sale in a manner that complies with the provisions of "--Disposition of Proceeds of Asset Sales" above.

Except as provided in the preceding sentence, the indenture will provide that no subsidiary guarantor shall consolidate with or merge with or into another entity, whether or not such entity is affiliated with such subsidiary guarantor and whether or not such subsidiary guarantor is the surviving entity, unless:

     (1) the surviving entity is a corporation, partnership, limited liability company, limited liability limited partnership or trust organized or existing under the laws of the United States, any State thereof or the District of Columbia;

     (2) the surviving entity (if other than such subsidiary guarantor) assumes all the Obligations of such subsidiary guarantor under the notes and the indenture in accordance with a supplemental indenture in a form reasonably satisfactory to the trustee;

     (3) at the time of and immediately after such disposition, no default or event of default shall have occurred and be continuing; and

     (4) the surviving entity will have consolidated net worth, immediately after giving pro forma effect to the disposition, equal to or greater than the consolidated net worth of such subsidiary guarantor immediately preceding the transaction; provided, however, that this clause (4) shall not be a condition to a merger or consolidation of a subsidiary guarantor if such merger or consolidation only involves Holdings and/or one or more wholly owned Restricted Subsidiaries.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which an Issuer or any subsidiary guarantor is not the surviving entity and the surviving entity is to assume all the obligations of such Issuer or any such subsidiary guarantor under the notes and the indenture in accordance with a supplemental indenture, such surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer or such subsidiary guarantor, as the case may be, and such Issuer or such subsidiary guarantor, as the case may be, shall be discharged from its Obligations under the indenture, the notes or its subsidiary guarantee, as the case may be.

Events of Default

The following will be events of default under the indenture:

     (a) failure to pay interest on any note when due and payable, continued for 30 days;

     (b) failure to pay the Accreted Value or principal of (or premium, if any, on) any note when due and payable at maturity, upon redemption or otherwise;

     (c) failure to perform or comply with any of the provisions described under "--Merger, Sale of Assets, etc.," "--Change of Control" and "--Covenants--Disposition of Proceeds of Asset Sales" above;

     (d) failure to observe or perform any other covenant, warranty or agreement of Holdings and Holdings Capital II or any subsidiary guarantor under the indenture or the notes continued for 30 days after written notice to Holdings and Holdings Capital II by the trustee or holders of at least 25% in aggregate principal amount at maturity of outstanding notes;

     (e) default under the terms of one or more instruments evidencing or securing Indebtedness of Holdings or any Restricted Subsidiary having an outstanding principal amount of $10 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure to pay principal when due at the stated maturity of any such Indebtedness;

     (f) the rendering of a final judgment or judgments (not subject to appeal) against Holdings or any Restricted Subsidiary in an amount of $10 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

     (g) any holder or holders of at least $10 million in aggregate principal amount of Indebtedness of Holdings or any Restricted Subsidiary, after a default under such Indebtedness, shall notify the trustee of the intended sale or disposition of any assets of Holdings or any Restricted Subsidiary with an aggregate fair market value (as determined in good faith by the interest payment dates of Holdings) of at least $2 million that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of setoff), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of such Indebtedness such assets of Holdings or any Restricted Subsidiary (including funds on deposit or held in a lock-box and other similar arrangements) which continues for five business days after notice has been given to Holdings and the representative of such Indebtedness;

     (h)  certain events of bankruptcy,  insolvency or reorganization  affecting
          either  of  Holdings  or  Holdings   Capital  II  or  any  Significant
          Restricted Subsidiary; and

     (i) other than as provided in or in connection with any subsidiary guarantee or the indenture, such subsidiary guarantee ceases to be in full force and effect or is declared null and void and unenforceable or found to be invalid or any subsidiary guarantor denies its liability under its subsidiary guarantee (other than by reason of a release of such subsidiary guarantor from its subsidiary guarantee in accordance with the terms of the indenture and such subsidiary guarantee).

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default (as defined) shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount at maturity of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

If an event of default (other than an event of default with respect to either Holdings or Holdings Capital II described in clause (h) above) shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount at maturity of the outstanding notes by notice in writing to Holdings and Holdings Capital II (and to the trustee if given by the holders) may declare the Accreted Value of all the outstanding notes, together with all accrued and unpaid interest, if any, thereon as of such date of declaration to be immediately due and payable (provided that notes whose Accreted Value remains unpaid after such date of declaration shall continue to accrete in accordance with the definition of "Accreted Value" and accrue interest as provided in the notes). Upon any such declaration, such Accreted Value and accrued and unpaid interest, if any, shall become immediately due and payable. If an event of default specified in clause (h) above with respect to either Holdings or Holdings Capital II occurs, the Accreted Value on all of the outstanding notes, together with all accrued and unpaid interest, if any, thereon will therefore become immediately due and payable without any declaration or other act on the part of the trustee or any holder (provided that notes whose Accreted Value remains unpaid after the date of such event of default shall continue to accrete in accordance with the definition of "Accreted Value" and accrue interest as provided in the notes).

After such acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of not less than a majority in aggregate principal amount at maturity of then outstanding notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated Accreted Value or principal and interest, as the case may be, have been cured or waived as provided in the indenture. For information as to waiver of defaults, see "--Modification and Waiver" below.

The indenture provides that the trustee shall, within 30 days after the occurrence of any default or event of default with respect to the notes, give the holders thereof notice of all uncured defaults or events of default known to it; provided, however, that, except in the case of an event of default or a default in payment with respect to the notes or a default or event of default in complying with "Merger, Sale of Assets, etc." above, the trustee shall be protected in withholding such notice if and so long as the interest payment dates or responsible officers of the trustee in good faith determine that the withholding of such notice is in the interest of the holders of the notes.

No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing event of default and unless the holders of at least 25% in aggregate principal amount at maturity of the outstanding notes shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount at maturity of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of Accreted Value of, the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note and the indenture.

Holdings and Holdings Capital II will be required to furnish to the trustee annually a statement as to the performance by them of certain of their obligations under the indenture and as to any default in such performance.

No Personal Liability of Directors, Officers, Employees and Partners

The indenture will provide that no director, officer, employee, incorporator or limited or general partner of Holdings or Holdings Capital II or any of their subsidiaries shall have any liability for any obligation of Holdings or Holdings Capital II or any of their subsidiaries under the indenture or the notes or for any claim based on, in respect of, or by reason of, any such obligation or the creation of any such obligation. Each holder by accepting a note waives and releases such entities from all such liability and such waiver and release is part of the consideration for the issuance of the notes.

Satisfaction and Discharge of Indenture; Defeasance

Holdings and Holdings Capital II may terminate their and any subsidiary guarantor's substantive obligations in respect of the notes by delivering all outstanding notes to the trustee for cancellation and paying all sums payable by them on account of Accreted Value of or principal of, premium, if any, and interest on all notes or otherwise. In addition to the foregoing, Holdings and
Holdings  Capital II may,  provided  that no  default  or event of  default  has occurred and is continuing or would arise therefrom (or, with respect to a default or event of default specified in clause (h) of "--Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)), terminate their and any subsidiary guarantor's substantive obligations in respect of the notes (except for their obligations to pay the principal of (and premium, if any) and the interest on the notes and the subsidiary guarantors' guarantee thereof) by:

     (1) depositing with the trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on the notes to their maturity;

     (2) delivering to the trustee either an opinion of counsel or a ruling directed to the trustee from the Internal Revenue Service to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes solely as a result of such deposit and termination of obligations;

     (3) delivering to the trustee an opinion of counsel to the effect that Holdings' and Holdings Capital II's exercise of their option under this paragraph will not result in either Holdings or Holdings Capital II, the trustee or the trust created by the Holdings' and Holdings Capital II's deposit of funds in accordance with this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended; and

     (4)  complying with certain other requirements set forth in the indenture.

In addition, Holdings and Holdings Capital II may, provided that no default or event of default has occurred and is continuing or would arise therefrom (or, with respect to a default or event of default specified in clause (h) of "--Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)), terminate all of their and any subsidiary guarantor's substantive obligations in respect of the notes, including their obligations to pay the principal of (and premium, if any) and interest on the notes and the subsidiary guarantors' guarantee thereof, by:

     (1) depositing with the trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining Indebtedness on the notes to their maturity;

     (2) delivering to the trustee either a ruling directed to the trustee from the Internal Revenue Service to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes solely as a result of such deposit and termination of obligations or an opinion of counsel based upon such a ruling addressed to the trustee or a change in the applicable federal tax law since the date of the indenture to such effect;

     (3) delivering to the trustee an opinion of counsel to the effect that Holdings' and Holdings Capital II's exercise of their option under this paragraph will not result in either Holdings or Holdings Capital II, the trustee or the trust created by Holdings' and Holdings Capital II's deposit of funds in accordance with this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended; and

     (4)  complying with certain other requirements set forth in the indenture.

Governing Law

The indenture and the notes will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

Modification and Waiver

Holdings and Holdings Capital II and each subsidiary guarantor (if any), when authorized by a resolution of their respective Boards of Directors, and the trustee may amend or supplement the indenture or the notes without notice to or consent of any holder:

     (1) to cure any ambiguity, defect or inconsistency; provided, however, that such amendment or supplement does not materially and adversely affect the rights of any holder;

     (2) to effect the assumption by a successor entity of all obligations of Holdings and Holdings Capital II under the notes and the indenture in connection with any transaction complying with "--Merger, Sale of Assets, etc." Above;

     (3) to provide for uncertificated notes in addition to or in place of certificated notes;

     (4) to comply with any requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

     (5) to make any change that would provide any additional benefit or rights to the holders;

     (6) to make any other change that does not materially and adversely affect the rights of any holder under the indenture;

     (7) to evidence the succession of another entity to any subsidiary guarantor and the assumption by any such successor of the covenants of such subsidiary guarantor in the indenture and in the subsidiary guarantee;

     (8) to add to the covenants of Holdings and Holdings Capital II or the subsidiary guarantors for the benefit of the holders, or to surrender any right or power conferred upon Holdings and Holdings Capital II or any subsidiary guarantor under the indenture;

     (9)  to  secure  the  notes  in  accordance   with  the   requirements   of
          "--Covenants--Limitation on Liens" above or otherwise; or

     (10) to reflect the release of a subsidiary guarantor from its obligations with respect to its subsidiary guarantee in accordance with the provisions of the indenture and to add a subsidiary guarantor in accordance with the requirements of the indenture; provided, however, that Holdings and Holdings Capital II have delivered to the trustee an opinion of counsel stating that such amendment or supplement complies with the provisions of the indenture.

Modifications and amendments of the indenture and the notes may be made by Holdings and Holdings Capital II and each subsidiary guarantor, if any, when authorized by a resolution of their respective Boards of Directors and the trustee with the consent of the holders of a majority in aggregate principal amount at maturity of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each note affected thereby:

     (a) change the definition of "Accreted Value" or change the definition of principal amount at maturity or change the Stated Maturity of the principal of or any installment of interest on any note or alter the optional redemption or repurchase provisions of any note or the indenture in a manner adverse to the holders of the notes;

     (b) reduce the Accreted Value or the principal amount at maturity (or the premium) of any note;

     (c) reduce the rate of or extend the time for payment of interest on any note;

     (d) change the place or currency of payment of Accreted Value or principal of (or premium) or interest on any note;

     (e) modify any provisions of the indenture relating to the waiver of past defaults (other than to add sections of the indenture subject thereto) or the right of the holders to institute suit for the enforcement of any payment on or with respect to any note or the modification and amendment of the indenture and the notes (other than to add sections of the indenture or the notes which may not be amended, supplemented or waived without the consent of each holder affected);

     (f) reduce the percentage of the principal amount at maturity of outstanding notes necessary for amendment to or waiver of compliance with any provision of the indenture or the notes or for waiver of any default;

     (g) waive a default in the payment of the Accreted Value of, principal of, interest on, or a redemption payment with respect to, any note (except a rescission of acceleration of the notes by the holders as provided in the indenture and a waiver of the payment default that resulted from such acceleration);

     (h) modify the ranking or priority of the notes or the subsidiary guarantee of any subsidiary guarantor in any manner adverse to the holders;

     (i) release any subsidiary guarantor from any of its obligations under its subsidiary guarantee or the indenture otherwise than in accordance with the indenture; or

     (j) modify the provisions relating to any Offer to Purchase required under the covenants described under "--Covenants--Disposition of Proceeds of Asset Sales" or "--Change of Control" above in a manner materially adverse to the holders.

The holders of a majority in aggregate principal amount at maturity of the outstanding notes, on behalf of all holders of notes, may waive compliance by Holdings and Holdings Capital II with certain restrictive provisions of the indenture. Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount at maturity of the outstanding notes, on behalf of all holders of notes, may waive any past default under the indenture, except a default in the payment of the Accreted Value of, principal of, premium or interest on or a default arising from failure to purchase any note tendered in connection with an Offer to Purchase, or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

The Trustee

The indenture provides that, except during the continuance of a default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of a default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of either Holdings or Holdings Capital II, any subsidiary guarantor or any other obligor upon the notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with Holdings and Holdings Capital II or an affiliate of either Holdings or Holdings Capital II; provided, however, that if it acquires any conflicting interest, as defined in the indenture or in the Trust Indenture Act, it must eliminate such conflict or resign. The trustee is also the trustee under the FVOP Indenture and the 1997 Notes Indenture.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"1997 NOTES" means the $237,650,000 aggregate principal amount at maturity 11 7/8% senior discount notes due 2007 of Holdings and FrontierVision Holdings Capital Corporation issued under the 1997 Notes Indenture.

"1997 NOTES INDENTURE" means the indenture dated as of September 19, 1997 among Holdings, FrontierVision Holdings Capital Corporation, as Issuers, and U.S. Bank National Association (d/b/a/ Colorado National Bank), as trustee.

"ACCRETED VALUE" as of any specified date means, with respect to each $1,000 original principal amount at maturity of notes:


     (1) if the specified date is one of the following dates, the amount set forth opposite such date below:

                 Semi-Annual Accrual Date                     Accreted Value
                 ------------------------                     --------------
                 Issue Date                                     $     726.76
                 March 15, 1999                                       750.42
                 September 15, 1999                                   794.97
                 March 15, 2000                                       842.17
                 September 15, 2000                                   892.18
                 March 15, 2001                                       945.15
                 September 15, 2001                                 1,000.00

     (2) if the specified date occurs between two semi-annual accrual dates, the sum of (a) the Accreted Value for the semi-annual accrual date immediately preceding the specified date and (b) an amount equal to the product of (x) the Accreted Value for the immediately following semi-annual accrual date less the Accreted Value for the immediately preceding semi-annual accrual date and (y) a fraction, the numerator of which is the number of days actually elapsed from the immediately preceding semi-annual accrual date to the specified date and the denominator of which is 180; and

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

     (3)  if the specified date is after September 15, 2001, $1,000;

provided, however, that if Holdings makes the Cash Interest Election, the Accreted Value shall be, and remain through the Stated Maturity of the notes, the Accreted Value as of the Semi-Annual Accrual Date on which the Cash Interest Election is made.

"ADVISORY COMMITTEE" means the Advisory Committee of the General Partner established in accordance with the provisions of Article VI of the First Amended and Restated Agreement of Limited Partnership of the General Partner, as amended to the date of issuance of the notes.

"ASSET ACQUISITION" means:

     (1) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by Holdings or any Restricted Subsidiary to any other entity, or any acquisition or purchase of equity interests of any other entity by Holdings or any Restricted Subsidiary, in either case pursuant to which such entity shall become a Restricted Subsidiary or shall be consolidated or merged with or into Holdings or any Restricted Subsidiary; or

     (2) any acquisition by Holdings or any Restricted Subsidiary of the assets of any entity which constitute substantially all of an operating unit or line of business of such entity or which is otherwise outside of the ordinary course of business.

"ASSET SALE" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition, including, without limitation, any merger, consolidation or sale-leaseback transaction, to any entity other than Holdings or a wholly owned Restricted Subsidiary, in one transaction or a series of related transactions of:

     (1)  any equity interest of any Restricted Subsidiary;

     (2) any material license, franchise or other authorization of Holdings or any Restricted Subsidiary;

     (3) any assets of Holdings or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of Holdings or any Restricted Subsidiary; or

     (4) any other property or asset of Holdings or any Restricted Subsidiary outside of the ordinary course of business.

For the purposes of this definition, the term "Asset Sale" shall not include:

     (1) any transaction consummated in compliance with "--Merger, Sale of Assets, etc." above and the creation of any lien not prohibited by the provisions described under "--Covenants--Limitation on Liens" above;

     (2) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Holdings or any Restricted Subsidiary, as the case may be; and

     (3) any transaction consummated in compliance with "--Covenants--Limitation on Restricted Payments" above. In addition, solely for purposes of "--Covenants--Disposition of Proceeds of Asset Sales" above, any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a fair market value not in excess of $1.0 million individually or $2.0 million in any fiscal year shall be deemed not to be an Asset Sale.

"CASH EQUIVALENTS" means:

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     (1)  any  security  maturing  not more  than six  months  after the date of
          acquisition   issued  by  the   United   States  of   America   or  an
          instrumentality   or  agency  thereof  and  guaranteed   fully  as  to
          principal, premium, if any, and interest by the United States of America;

     (2) any certificate of deposit, time deposit, money market account or bankers' acceptance maturing not more than six months after the date of acquisition issued by any commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500.0 million whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor rating agency; and

     (3) commercial paper maturing not more than three months after the date of acquisition issued by any corporation (other than an affiliate of Holdings) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor rating agency.

"CONSOLIDATED INTEREST EXPENSE" means, with respect to Holdings for any period, without duplication, the sum of:

     (1) the interest expense of Holdings and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

          (a)  any amortization of debt discount;

          (b)  the  net  cost  under   interest  rate   protection   obligations
               (including any amortization of discounts);

          (c)  the interest portion of any deferred payment obligation;

          (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; and

          (e)  all capitalized interest and all accrued interest;

     (2) the interest component of capitalized lease obligations paid, accrued and/or scheduled to be paid or accrued by Holdings and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

     (3)  dividends  and   distributions  in  respect  of  Disqualified   Equity
          Interests actually paid in cash by Holdings during such period as determined on a consolidated basis in accordance with GAAP.

"CONSOLIDATED NET INCOME" means, with respect to any period, the net income of Holdings and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

     (1) all extraordinary gains or losses and all gains and losses from the sale or other disposition of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period;

     (2) that portion of such net income derived from or in respect of investments in entities other than Restricted Subsidiaries, except to the extent actually received in cash by Holdings or any Restricted Subsidiary;

     (3) the portion of such net income (or loss) allocable to minority interests in unconsolidated entities for such period, except to the extent actually received in cash by Holdings or any Restricted Subsidiary


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

          (subject, in the case of any Restricted Subsidiary, to the provisions of the immediately following sentence of this definition); and

     (4) net income (or loss) of any other entity combined with Holdings or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination.

In calculating Consolidated Net Income as a component of Consolidated Operating Cash Flow:

     (x)  for purposes of  calculating  the Debt to Operating Cash Flow Ratio in connection with determining whether an incurrence of Indebtedness by Holdings (but not the Restricted Subsidiaries) is permitted under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Covenants--Limitation on Indebtedness;" and

     (y)  for purposes of calculating:

          (1) Cumulative Available Cash Flow in accordance with clause (c)(1) of "--Covenants--Limitation on Restricted Payments;" and

          (2)  the Debt to Operating  Cash Flow Ratio in accordance  with clause
               (b) under "--Covenants--Limitation on Restricted Payments" in connection with determining whether a Restricted Payment by Holdings in accordance with clauses (1), (2) or (3) under "--Covenants--Limitation on Restricted Payments" is permitted under such covenant, the net income of any Restricted Subsidiary shall be excluded to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time (regardless of any waiver) permitted, directly or indirectly, by reason of any Payment Restriction; provided, however, that that net income shall not be so excluded in determining whether Holdings could incur $1.00 of Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph under "--Covenants--Limitation on Indebtedness:"

     (a) (or in calculating Cumulative Available Cash Flow) for purposes of determining whether any Restricted Payment other than those referred to in clause (y) of this sentence is permitted under "--Covenants--Limitation on Restricted Payments;"

     (b)  for  purposes of  determining  whether a  designation  is permitted in
          accordance   with  clause  (b)  under   "--Covenants--Designation   of
          Unrestricted Subsidiaries;" and

     (c) for purposes of determining compliance with clause (c) under "Merger, Sale of Assets, etc." (unless the applicable transaction involves the incurrence by Holdings of additional Indebtedness).

"CONSOLIDATED   OPERATING  CASH  FLOW"  means,   with  respect  to  any  period,
Consolidated Net Income for such period increased (without duplication) by the sum of:

     (1) consolidated income tax expense accrued according to GAAP for such period to the extent deducted in determining Consolidated Net Income for such period;

     (2)  Consolidated  Interest  Expense  (other than  dividends  on  preferred
          equity   interests)  for  such  period  to  the  extent   deducted  in
          determining Consolidated Net Income for such period; and

     (3) depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of Holdings and the Restricted Subsidiaries, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with GAAP minus non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period.

"CUMULATIVE AVAILABLE CASH FLOW" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on September 19, 1997 and ending


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

on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of Holdings is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

"DEBT TO OPERATING CASH FLOW RATIO" means the ratio of:

     (1)  the Total Consolidated Indebtedness as of the date of calculation; to

     (2) four times the Consolidated Operating Cash Flow for the latest fiscal quarter for which financial information is available immediately preceding such calculation date (the "Measurement Period"). For purposes of calculating Consolidated Operating Cash Flow for the Measurement Period immediately prior to the relevant calculation date:

          (a) any entity that is a Restricted Subsidiary on the calculation date (or would become a Restricted Subsidiary on such calculation date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period;

          (b) any entity that is not a Restricted Subsidiary on such calculation date (or would cease to be a Restricted Subsidiary on such calculation date in connection with the transaction that requires the determination of such Consolidated Operating Cash
               Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period; and

     (3)  if Holdings or any Restricted Subsidiary shall have in any manner:

          (x)  acquired,   including   through  an  Asset   Acquisition  or  the
               commencement of activities  constituting such operating business;
               or

          (y) disposed of, including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business, any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

"DESIGNATION AMOUNT" has the meaning set forth under "--Covenants--Designation of Unrestricted Subsidiaries" above.

"Disqualified Equity Interest" means any equity interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, in connection with a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the earlier of the maturity date of the notes or the date on which no notes remain outstanding.

"GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

"INDEBTEDNESS" means (without duplication), with respect to any entity, whether recourse is to all or a portion of the assets of such entity and whether or not contingent:

     (1)  every obligation of such entity for money borrowed;

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

     (2) every obligation of such entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     (3) every reimbursement obligation of such entity with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such entity;

     (4) every obligation of such entity issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

     (5)  every capitalized lease obligation of such entity;

     (6) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such entity;

     (7) every obligation of the type referred to in clauses (1) through (6) of another entity and all dividends of another entity the payment of which, in either case, such entity has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and

     (8) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1) through (7) above.

Indebtedness:

     (1) shall never be calculated taking into account any cash and cash equivalents held by such entity;

     (2)  shall not include obligations of any entity:

          (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two business days of their incurrence unless covered by an overdraft line;

          (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices; and

          (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents;

     (3) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be incurred or outstanding in an amount equal to the accreted value thereof at the date of determination;

     (4) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of Holdings or any Restricted Subsidiary; and

     (5) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business, including in connection with the requirements of cable television franchising authorities, and otherwise consistent with industry practice.

"ISSUE DATE" means the date of original issuance of the notes under the indenture.

"NET CASH PROCEEDS" means the aggregate proceeds in the form of cash or Cash Equivalents received by Holdings or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of:

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

     (1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof;

     (2)  taxes paid or payable as a result  thereof  (after taking into account
          any  available   tax  credits  or  deductions   and  any  tax  sharing
          arrangements);

     (3) amounts required to be applied to the repayment of Indebtedness secured by a lien on the asset or assets that were the subject of such Asset Sale;

     (4) amounts deemed, in good faith, appropriate by the Board of Directors of FV Inc. to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve); and

     (5) with respect to Asset Sales by Restricted Subsidiaries, the portion of such cash payments attributable to entities holding a minority interest in such Restricted Subsidiaries.

"OFFER TO PURCHASE" means a written offer (the "Offer") sent by or on behalf of Holdings by first class mail, postage prepaid, to each holder at his address appearing in the register for the notes on the date of the Offer offering to purchase up to the Accreted Value of notes specified in such Offer at the purchase price specified in such Offer (as determined in accordance with the indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date of the Offer to Purchase, which shall be not less than 20 business days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of notes to occur no later than five business days after the expiration date. Holdings shall notify the trustee at least 15 business days (or such shorter period as is acceptable to the trustee) prior to the mailing of the Offer of Holdings' obligation to make an Offer to Purchase, and the Offer shall be mailed by Holdings or, at Holdings' request, by the trustee in the name and at the expense of Holdings. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender notes in connection with the Offer to Purchase. The Offer shall also state:

     (1) the section of the indenture which the Offer to Purchase is being made;

     (2)  the expiration date and the Purchase Date;

     (3) the aggregate principal amount at maturity of the outstanding notes offered to be purchased by Holdings in accordance with the Offer to Purchase (including, if less than all of the notes, the manner by which such amount has been determined in connection with the Section of the indenture requiring the Offer to Purchase) (the "Purchase Amount");

     (4) the purchase price to be paid by Holdings for each $1,000 aggregate principal amount at maturity of notes accepted for payment (as specified in the indenture) (the "Purchase Price");

     (5) that the holder may tender all or any portion of the notes registered in the name of such holder and that any portion of a note tendered in a denomination of less than $1,000 principal amount at maturity must be tendered in whole;

     (6) the place or places where notes are to be surrendered for tender in connection with the Offer to Purchase;

     (7) that notes not tendered or tendered but not purchased by Holdings in accordance with the Offer to Purchase will continue to accrete Accreted Value as provided in the indenture;

     (8) that interest on any note not tendered or tendered but not purchased by Holdings in accordance with the Offer to Purchase will continue to accrue as provided in the indenture;

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

     (9) that on the Purchase Date the Purchase Price will become due and payable upon each note being accepted for payment in accordance with the Offer to Purchase and that the Accreted Value thereof will cease to increase on and that interest thereon shall cease to accrue on and after the Purchase Date;

     (10) that each holder electing to tender all or any portion of a note in accordance with the Offer to Purchase will be required to surrender such note at the place or places specified in the Offer prior to the close of business on the expiration date (such note being, if Holdings or the trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Holdings and the trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

     (11) that holders will be entitled to withdraw all or any portion of notes tendered if Holdings (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the expiration date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount at maturity of the note the holder tendered, the certificate number of the note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

     (12) that if notes with an aggregate Accreted Value less than or equal to the Purchase Amount are duly tendered and not withdrawn in accordance with the Offer to Purchase, Holdings shall purchase all such notes and
          (b) if notes with an aggregate Accreted Value in excess of the Purchase Amount are tendered and not withdrawn in accordance with the Offer to Purchase, Holdings shall purchase notes with an aggregate Accreted Value equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that no notes in denominations of less than $1,000 principal amount at maturity are purchased in part); and

     (13) that in the case of any holder whose note is purchased only in part, Holdings shall execute and the trustee shall authenticate and deliver to the holder of such note without service charge a new note or notes, of any authorized denomination as requested by such holder, in an aggregate principal amount at maturity equal to and in exchange for the unpurchased portion of the note so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

"PAYMENT RESTRICTION" has the meaning set forth under "--Covenants--Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries."

"PERMITTED HOLDERS" means any of:

     (a) the General Partner, FVP GP or FV Inc. for so long as a majority of the voting power of the voting equity interests of such entity is beneficially owned by any of the entities listed in the other clauses of this definition;

     (b) James C. Vaughn, the President and Chief Executive Officer of FV Inc. on the Issue Date;

     (c) John S. Koo, the Senior Vice President and Chief Financial Officer of FV Inc. on the Issue Date;

     (d) any of J. P. Morgan Investment Corporation, a Delaware corporation, Olympus Cable Corp., a Delaware corporation, First Union Capital Partners, Inc., a Virginia corporation, and 1818 II Cable Corp., a Delaware corporation;

     (e) any entity controlling, controlled by or under common control with any other entity described in clauses (a)-(d) of this definition; and

     (f)      (1) the spouse or  children  of any entity  named in clause (b) or
              (c) of this definition and any trust for the benefit of any such entities or their respective spouses or children; provided, however, that with respect to any such trust, such entities have the sole right to direct and control any such trust and any voting equity interest owned by such trust, and

             (2)  any such entity's estate, executor, administrator and heirs.

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

"PERMITTED INVESTMENTS" means:

     (a)  Cash Equivalents;

     (b) investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

     (c) loans and advances to employees made in the ordinary course of business not to exceed $1 million in the aggregate at any one time outstanding;

     (d)  interest rate protection obligations;

     (e) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under "--Covenants--Disposition of Proceeds of Asset Sales" above not to exceed 25% of the total consideration for such Asset Sales;

     (f) transactions with officers, directors and employees of Holdings, the General Partner, FVP GP, FV Inc. or any Restricted Subsidiary entered into in the ordinary course of business, including compensation or employee benefit arrangements with any such director or employee, and consistent with past business practices;

     (g) investments existing as of September 19, 1997 and any amendment, extension, renewal or modification thereof to the extent that any such amendment, extension, renewal or modification does not require Holdings or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith;

     (h) any investment for which the sole consideration provided is Qualified Equity Interests of Holdings; and

     (i) any investment consisting of a guarantee permitted under clause (e) of "--Covenants--Limitation on Indebtedness" above.

"PERMITTED LIENS" means:

     (a) Liens on property of an entity existing at the time such entity is merged into or consolidated with Holdings; provided, however, that such liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of Holdings or any Restricted Subsidiary other than the property or assets subject to the liens prior to such merger or consolidation;

     (b) Liens imposed by law such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith and by appropriate proceedings;

     (c)  Liens existing on September 19, 1997;

     (d) Liens securing only (1) the notes or (2) the 1997 Notes in accordance with the terms of the 1997 Notes Indenture as in effect on the Issue Date;

     (e) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

     (f) easements, reservation of rights-of-way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of Holdings and the Restricted Subsidiaries;

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     (g)  Liens  resulting  from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation
          when  required  by  law  and  public  and  statutory   obligations  or
          obligations under franchise arrangements entered into in the ordinary course of business;

     (h) Liens securing Indebtedness consisting of capitalized lease obligations of Holdings, purchase money indebtedness of Holdings, mortgage financings of Holdings, industrial revenue bonds of Holdings or other monetary obligations of Holdings, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of Holdings, or repairs, additions or improvements to such assets, provided, however, that:

          (1) such liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness);

          (2) such liens do not extend to any other assets of Holdings or the Restricted Subsidiaries (and, in the case of repairs, additions or improvements to any such assets, such lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved);

          (3) the incurrence of such Indebtedness is permitted by "--Covenants--Limitation on Indebtedness" above and (4) such liens attach within 90 days of such purchase, construction, installation, repair, addition or improvement;

     (i) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by liens referred to in the clauses above so long as such lien does not extend to any other property (other than improvements thereto); and

     (j) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice.

"PERMITTED STRATEGIC INVESTMENT" means an investment in an entity (including, without limitation, a Restricted Subsidiary which is not a wholly owned Restricted Subsidiary or an Unrestricted Subsidiary) engaged in a Related Business if, at the time of and immediately after giving pro forma effect to such investment (and any related transaction or series of transactions), the Debt to Operating Cash Flow Ratio would be less than or equal to:

     (1) 7.0 to 1.0, if the date of such investment is on or before December 31, 1998; and

     (2)  6.5 to 1.0 thereafter.

"PUBLIC EQUITY OFFERING" means, with respect to any entity, a public offering by such entity of some or all of its Qualified Equity Interests, the net proceeds of which (after deducting any underwriting discounts and commissions) exceed $25.0 million.

"PURCHASE DATE" has the meaning set forth in the definition of "Offer to Purchase".

"QUALIFIED EQUITY INTEREST" in any entity means any equity interest in such entity other than any Disqualified Equity Interest.

"RESTRICTED SUBSIDIARY" means any subsidiary of Holdings that has not been designated by the interest payment dates of Holdings by a resolution of the interest payment dates of Holdings delivered to the trustee as an Unrestricted Subsidiary in accordance with "--Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the interest payment dates of Holdings delivered to the trustee, subject to the provisions of such covenant.

"SIGNIFICANT RESTRICTED SUBSIDIARY" means, at any date of determination:

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

     (a) any Restricted Subsidiary that, together with its subsidiaries that constitute Restricted Subsidiaries:

          (1) for the most recent fiscal year of Holdings accounted for more than 10.0% of the consolidated revenues of Holdings and the Restricted Subsidiaries; or

          (2) as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of Holdings and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of Holdings and the Restricted Subsidiaries for such year prepared in conformity with GAAP; and

     (b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Restricted Subsidiaries and as to which any event described in clause (h) of "--Events of Default" above has occurred, would constitute a Significant Restricted Subsidiary under clause (a) of this definition.

"STRATEGIC EQUITY INVESTMENT" means the issuance and sale of Qualified Equity Interests of Holdings for net proceeds to Holdings of at least $25.0 million to an entity engaged primarily in the cable television, wireless cable television, telephone or interactive television business.

"TOTAL CONSOLIDATED INDEBTEDNESS" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness and Disqualified Equity Interests of Holdings and the Restricted Subsidiaries outstanding as of such date of determination.

"TRUST INDENTURE ACT" means the Trust Indenture Act of 1939, as amended.

"UNRESTRICTED SUBSIDIARY" means the subsidiaries listed in the first sentence of "--Covenants--Designation of Unrestricted Subsidiaries" and any other subsidiary of Holdings designated as such in accordance with the provisions of "--Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the interest payment dates of Holdings delivered to the trustee, subject to the provisions of such covenant.

Book-Entry; Delivery and Form

Upon the issuance of the global note representing the notes, DTC or its custodian credited on its internal system the respective principal amount at maturity of the individual beneficial interests represented by such global note to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in a global note is limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the global note are shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a global note directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system.

Investors may hold their interests in the global note directly through Cedel or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such system. Investors may also hold such interests through organizations other than Cedel or Euroclear that are participants in DTC's system. Cedel and Euroclear will hold interests in the global note on behalf of their participants through DTC.

So long as DTC, or its nominee, is the registered holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes.

Payments of the Accreted Value of, the principal of, and interest on, the global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Holdings or Holdings Capital II, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

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

Holdings and Holdings Capital II expect that DTC or its nominee, upon receipt of any payment of Accreted Value, principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of such global note as shown on the records of DTC or its nominee. Holdings and Holdings Capital II also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such participants. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds.

DTC has advised Holdings and Holdings Capital II that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose accounts an interest in the global note is credited and only in respect of such portion of the aggregate principal amount at maturity of notes as to which such participant or participants has or have given such direction.

DTC has advised Holdings and Holdings Capital II as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a banking organization within the meaning of New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code and a Clearing Agency registered in accordance with the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

Although DTC, Euroclear and Cedel have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Holdings, Holdings Capital II nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If DTC is at any time unwilling or unable to continue as a depository for the global note and a successor depository is not appointed by Holdings and Holdings Capital II within 90 days, Holdings and Holdings Capital II will issue certificated notes in exchange for the global note.

             Certain United States Federal Income Tax Considerations

General

The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the notes, but is not purported to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. Unless otherwise specifically noted, this summary applies only to those persons that hold the notes as capital assets within the meaning of Section 1221 of the Code. This discussion assumes that the notes will be treated as indebtedness for United States federal income tax purposes.

This summary is for general information only and does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations, insurance companies, s corporations, regulated investment companies, real estate investment trusts, broker-dealers, taxpayers subject to the alternative minimum tax and persons that will hold the notes as part of a position in a "straddle" or as part of a "constructive sale " or a "hedging" or "conversion" transaction) or address aspects of federal taxation that might be relevant to a prospective investor based upon such investor's particular tax situation. This summary does not address any tax consequences arising under any state, municipality, foreign country or other taxing jurisdiction. Prospective investors are urged to consult their tax advisors regarding the united states federal tax consequences of owning and disposing of the notes (including the investor's status as a united states holder or a non-united states holder), as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

United States Holders

GENERAL. The following is a general discussion of certain United States federal income tax consequences of the ownership and sale or other disposition of the notes by a beneficial owner that, for United States federal income tax purposes, is a "United States person" (a "United States Holder"). For purposes of this discussion, a "United States person" means a citizen or individual resident (as defined in Section 7701(b) of the Code) of the United States; a corporation or partnership (including any entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia unless, in the case of a partnership, otherwise provided by regulation; an estate the income of which is subject to United States federal income tax without regard to its source; or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be so treated shall also be considered to be United States persons.

ISSUER CLASSIFICATION OF THE NOTES. The following discussion is based on the position that, for federal income tax purposes, Holdings will be deemed to be the sole Issuer of the notes, insofar as Holdings Capital II will have nominal assets and no business operations.

ORIGINAL ISSUE DISCOUNT. Because the notes were issued at a discount from their "stated redemption price at maturity," the notes have original issue discount for federal income tax purposes. For federal income tax purposes, the amount of OID on a note generally equals the excess of the "stated redemption price at maturity" of the note over its "issue price." The issue price of the notes is the first price at which a substantial amount of the notes is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers). For purposes of this discussion, it is assumed that all initial Holders purchased their notes at the issue price. The stated redemption price at maturity of a note is the sum of all cash payments to be made on such note (whether denominated as principal or interest), other than payments of "qualified stated interest." Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. Because there will be no required payment of interest on the notes prior to March 15, 2002, none of the interest payments on the notes will constitute qualified stated interest; and, accordingly, each note bears OID in an amount equal to the excess of:

     (1)  the sum of its principal amount and all stated interest payments; over

     (2)  its issue price.

A United States Holder is required to include OID in income periodically over the term of a note before receipt of the cash or other payment attributable to such income, regardless of such holder's method of tax accounting. The amount of OID required to be included in a United States Holder's gross income for any taxable year is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion of a taxable year during which such holder holds the note. The daily portion is determined by allocating to each day of any "accrual period" within a taxable year a pro rata portion of an amount equal to the "adjusted issue price" of the note at the beginning of the accrual period multiplied by the "yield to maturity" of the note. For purposes of computing OID, Holdings and Holdings Capital II use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the notes and the date six months prior to such maturity date, with the exception of an initial short accrual period. A United States Holder is permitted to use different accrual periods; provided that each accrual period is no longer than one year, and each scheduled payment of interest or principal occurs on either the first or last day of an accrual period. The adjusted issue price of a note at the beginning of any accrual period is the issue price of the note increased by the amount of OID previously includible in the gross income of the holder (disregarding any reduction on account of acquisition premium, described below) and decreased by any payments previously made on the note. The yield to maturity is the discount rate that, when used in computing the present value of all payments of principal and interest to be made on a note, produces an amount equal to the issue price of the note. Under these rules, United States Holders of notes are required to include in gross income increasingly greater amounts of OID in each successive accrual period. Payments of stated interest on a note are not separately included in income, but rather are treated first as payments of previously accrued OID and then as payments of principal and, consequently, reduce a United States Holder's basis in a note as described below under "Certain United States Federal Income Tax Considerations--United States Holders--Sale, Exchange or Redemption of the notes."

Holdings and Holdings Capital II intend to treat the possibility of:

     (1)  an  optional   redemption,   as  described   under   "Description   of
          Notes--Optional Redemption;" and

     (2) a repurchase in connection with a change of control, as described under "Description of Notes--Change of Control," as remote under applicable Treasury regulations. Holdings and Holdings Capital II do not intend to treat the possibilities described in (1) or (2) above as:

          (x) affecting the determination of the yield to maturity of the notes; or

          (y) giving rise to any additional accrual of OID or recognition of ordinary income upon the redemption, sale or exchange of a note.

In the event Holdings and Holdings Capital II make the Cash Interest Election, the payments of interest made in connection therewith should be treated first as payments of accrued OID, and second as payments of principal. The Internal Revenue Service may take the position, however, that the interest paid in connection with the Cash Interest Election should be treated as a "pro rata prepayment" of a portion of the note. A pro rata prepayment would be treated as a payment in retirement of a portion of the note, which may result in gain or loss to the United States Holder, as described below under "Certain United States Federal Income Tax Considerations--United States Holders--Sale, Exchange or Redemption of the Notes."

ACQUISITION PREMIUM. A United States Holder that purchases a note for an amount that is greater than its adjusted issue price as of the purchase date will be considered to have purchased such note at an "acquisition premium." The amount of OID that such holder must include in its gross income with respect to such note for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year. The information reported by Holdings and Holdings Capital II to the record holders of the notes on an annual basis will not account for an offset against OID for any portion of the acquisition premium. Accordingly,


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each  United  States  Holder  should  consult  its  own  tax  advisor  as to the determination of the acquisition premium amount and the resulting adjustments to the amount of reportable OID.

AMORTIZABLE BOND PREMIUM. A United States Holder that purchases a note for an amount in excess of its principal amount will be considered to have purchased the note at a premium and may elect to amortize such premium, using a constant yield method, over the remaining term of the note (or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date and amortizing such allowance over the shorter period to such call date). The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the note. Bond premium on a note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

MARKET DISCOUNT. If a United States Holder purchases, subsequent to its original issuance, a note for an amount that is less than its "revised issue price" as of the purchase date, the amount of the difference generally will be treated as "market discount," unless such difference is less than a specified de minimis amount. The Code generally provides that the revised issue price of a debt obligation equals its issue price plus the amount of OID includable in the income of all holders for periods prior to the purchase date (disregarding any deduction for acquisition premium) reduced by the amount of all prior cash payments on the debt obligation. Subject to a de minimis exception, a United States Holder will be required to treat any gain recognized on the sale, exchange, redemption, retirement or other disposition of a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In addition, the United States Holder may be required to defer, until the maturity date of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

Any market discount will be considered to accrue on a straight line basis during the period from the date of acquisition to the maturity date of the note, unless the United States Holder elects to accrue market discount on a constant interest method. A United States Holder of a note may elect to include market discount in income currently as it accrues (under either the straight line or constant interest method). This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If the United States Holder of a note makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or maintained to purchase or carry such debt instruments, would not apply.

ELECTION TO TREAT ALL INTEREST AS OID. A United States Holder of a note may elect, subject to certain limitations, to include all interest that accrues on a note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest, OID, market discount, de minimis OID, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules and limitations apply to taxpayers who make this election; therefore, United States Holders should consult their tax advisors as to whether they should make this election.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES. Generally, a sale, exchange or redemption of the notes will result in taxable gain or loss equal to the difference between the amount of cash or other property received and the United States Holder's adjusted tax basis in the notes. A United States Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a note will initially equal the cost of the note to such holder and will be increased by:

     (1)  any amounts included in income as OID; and

     (2) any market discount previously included in income by such holder and decreased by:

          (a) any principal and stated interest payments received by such holder; and

          (b) any amortized premium previously deducted from income by such holder.

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

Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gain or loss will be long-term gain or loss if the note is held by the United States Holder for more than one year, otherwise such gain or loss will be short-term.

United States Holders that are corporations will generally be taxed on net capital gains at a maximum rate of 35%. In contrast, United States Holders that are individuals will generally be taxed on net capital gains at a maximum rate of:

     (1)  39.6% for property held for 12 months or less; and

     (2) 20% for property held for more than 12 months. Special rules (and generally lower maximum rates) apply for individuals in lower tax brackets. Any capital losses realized by a United States Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a United States Holder that is an individual generally may be used only to offset capital gains plus $3,000 of other income per year.

Foreign Holders

The following is a general discussion of certain United States federal income, estate and gift tax consequences of the ownership and sale or other disposition of the notes by any beneficial owner of a note that is not a United States Holder (a "Non-United States Holder"). Resident alien individuals are subject to United States federal income tax with respect to the notes as if they were United States Holders.

INTEREST. Under current United States federal income tax law, and subject to the discussion of backup withholding below, interest (including OID) paid on the notes to a Non-United States Holder will not be subject to the normal 30% United States federal withholding tax; provided that:

     (1) the interest is "effectively connected with the conduct of a trade or business in the United States" by the Non-United States Holder and the Non-United States Holder timely furnishes Holdings and Holdings Capital II with two duly executed copies of Internal Revenue Service Form 4224 (or any successor form); or

     (2) all of the following conditions of the portfolio interest exception (the "Portfolio Interest Exception") are met:

          (A) the Non-United States Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of stock of a corporate Issuer entitled to vote and does not, actually or constructively, own 10% or more of the capital or profits interest in a partnership Issuer;

          (B)  the  Non-United  States  Holder  is  not  a  controlled   foreign
               corporation that is related, directly or indirectly, to Holdings and Holdings Capital II through stock ownership;

          (C) the Non-United States Holder is not a bank receiving interest (including OID) in connection with a loan agreement entered into in the ordinary course of its trade or business; and

          (D)  either:

               (1) the Non-United States Holder certifies to Holdings and Holdings Capital II or their agent, under penalties of perjury, that it is a Non-United States Holder and provides its name and address; or

               (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the notes in such capacity, certifies to Holdings and Holdings Capital II or their agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by it or by a Financial Institution between it and the beneficial owner and furnishes Holdings and Holdings Capital II or their agent with a copy thereof. The foregoing certification may be provided by the Non-United States Holder on Internal Revenue Service Form W-8 (or any successor form). Such certificate is effective with respect to payments of interest (including OID) made after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years.

On October 14, 1997, final regulations were published in the Federal Register (the "1997 Final Regulations") that affect the United States federal income taxation of Non-United States Holders. The 1997 Final Regulations are effective for payments after December 31, 1999, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules discussed below. The discussion under this heading and under "Backup Withholding Tax and Information Reporting," below, is not intended to be a complete discussion of the provisions of the 1997 Final Regulations. Prospective holders of the notes are urged to consult their tax advisors concerning the tax consequences of their investment in light of the 1997 Final Regulations.

The 1997 Final Regulations provide documentation procedures designed to simplify compliance by withholding agents. The 1997 Final Regulations generally do not affect the documentation rules described above, but add other certification options. Under one such option, a withholding agent will be allowed to rely on an intermediary withholding certificate furnished by a "qualified intermediary" (as defined below) on behalf of one or more beneficial owners (or other intermediaries) without having to obtain the beneficial owner certificate described above. Qualified intermediaries include:

     (1) foreign financial institutions or foreign clearing organizations (other than a United States branch or United States office of such institution or organization); or

     (2) foreign branches or offices of United States financial institutions or foreign branches or offices of United States clearing organizations, which, as to both (1) and (2), have entered into withholding agreements with the IRS. In addition to certain other requirements, qualified intermediaries must obtain withholding certificates, such as revised Internal Revenue Service Form W-8 (discussed below), from each beneficial owner. Under another option, an authorized foreign agent of a United States withholding agent will be permitted to act on behalf of the United States withholding agent (including the receipt of withholding certificates, the payment of amounts of income subject to withholding and the deposit of tax withheld); provided that certain conditions are met.

For purposes of the certification requirements, the 1997 Final Regulations generally treat as the beneficial owners of payments on a note those persons that, under United States federal income tax principles, are the taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United States tax principles, the partners, rather than the partnership, generally must provide the required certifications to qualify for the withholding tax exemption described above (unless the partnership has entered into a special agreement with the IRS). A payment to a United States partnership, however, is treated for these purposes as payment to a United States payee, even if the partnership has one or more foreign partners. The 1997 Final Regulations provide certain presumptions with respect to withholding for holders not furnishing the required certifications to qualify for the withholding tax exemption described above. In addition, the 1997 Final Regulations will replace a number of current tax certification forms (including Internal Revenue Service Form W-8) with a single, revised Internal Revenue Service Form W-8 (which, in certain circumstances, requires information in addition to that previously required). Under the 1997 Final Regulations, this revised Form W-8 will remain valid until the last day of the third calendar year following the year in which the certificate is signed.

The 1997 Final Regulations provide transition rules concerning existing certificates, such as Internal Revenue Service Form W-8. Valid withholding certificates that are held on December 31, 1999 will generally remain valid until the earlier of December 31, 2000 or the date of their expiration. Existing certificates that expire in 1999 will not be effective after their expiration. Certificates dated prior to January 1, 1998 will generally remain valid until the end of 1998, irrespective of the fact that their validity expires during 1998.

In the event that the interest (including OID) paid on the notes is effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder, the Non-United States Holder will generally be taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States Holders in essentially the same manner as if the notes were held by a United States Holder, as discussed above. In the case of a Non-United States Holder that is a corporation, such income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country.

If the interest on the notes is not "effectively connected" and does not qualify for the Portfolio Interest Exception, then the interest will be subject to United States federal withholding tax at a flat rate of 30% (or a lower applicable income tax treaty rate upon delivery of the appropriate certification of eligibility for treaty benefits).

GAIN ON SALE OR OTHER DISPOSITION. Subject to special rules applicable to individuals as described below, a Non-United States Holder will generally not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the notes, unless the gain is effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder or of a partnership, trust or estate in which such Non-United States Holder is a partner or beneficiary.

Gains realized by a Non-United States Holder that are effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder will generally be taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States Holders, as described above, unless exempt by an applicable income tax treaty. In the case of a Non-United States Holder that is a corporation, such income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country.

In addition to being subject to the rules described above, an individual Non-United States Holder who holds the notes as a capital asset will generally be subject to tax at a 30% rate on any gain recognized on the sale or other disposition of such notes if:

     (1) such gain is not effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder; and

     (2) such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and either:

          (A) has a "tax home" in the United States (as specially defined for purposes of the United States federal income tax); or

          (B) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the notes is attributable to such office or other fixed place of business. Individual Non-United States Holders may also be subject to tax in connection with provisions of United States federal income tax law applicable to certain United States expatriates (including certain former long-term residents of the United States).

Under the 1997 Final Regulations, withholding of United States federal income tax may apply to payments on a taxable sale or other disposition of the notes by a Non-United States Holder who does not provide appropriate certification to the withholding agent with respect to such transaction.

FEDERAL ESTATE AND GIFT TAXES. A note beneficially owned by an individual who is neither a United States citizen nor a domiciliary of the United States at the time of death will not be subject to United States federal estate tax as a result of such individual's death; provided that any interest thereon would have been eligible for the Portfolio Interest Exception described above in "Certain United States Federal Income Tax Considerations--Foreign Holders--Interest," if such interest had been received by the individual at the time of death.

An individual who is not a United States citizen will not be subject to United States federal gift tax on a transfer of notes, unless such person is a domiciliary of the United States or such person is subject to provisions of United States federal gift tax law applicable to certain United States expatriates (including certain former long-term residents of the United States).

Backup Withholding Tax and Information Reporting

Under current United States federal income tax law, information reporting requirements apply to interest (including OID) paid to, and to the proceeds of sales or other dispositions before maturity by, certain non-corporate persons. In addition, a 31% backup withholding tax applies if a non-corporate person:

     (1) fails to furnish such person's Taxpayer Identification Number (which, for an individual, is his or her Social Security Number) to the payor in the manner required;

     (2)  furnishes an incorrect TIN and the payor is so notified by the IRS;

     (3) is notified by the IRS that such person has failed properly to report payments of interest and dividends; or

     (4) in certain circumstances, fails to certify, under penalties of perjury, that such person has not been notified by the IRS that such person is subject to backup withholding for failure properly to report interest and dividend payments. Backup withholding does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

In the case of a Non-United States Holder, under current United States federal income tax law, backup withholding and information reporting do not apply to payments of interest (including OID) with respect to the note, or to payments on the sale or other disposition of a note, if such holder has provided to Holdings and Holdings Capital II or their paying agent the certification described in clause (2)(D) of "Certain United States Federal Income Tax Considerations--Foreign Holders--Interest" or has otherwise established an exemption.

Under current United States federal income tax law:

     (1) interest payments (including OID) with respect to a note collected outside the United States by a foreign office of a custodian, nominee or broker acting on behalf of a beneficial owner of a note; and

     (2) payments on the sale or other disposition of a note to or through a foreign office of a broker are not generally subject to backup withholding or information reporting. However, if such custodian, nominee or broker is a "United States person" (as defined in Section 7701(a)(30) of the Code), a controlled foreign corporation for United States tax purposes or a foreign person 50% of more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period (a "U.S. Related Person"), such custodian, nominee or broker may be subject to certain information reporting (but not backup withholding) requirements with respect to such payments, unless such custodian, nominee or broker has in its records documentary evidence that the beneficial owner is not a United States Holder and certain conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such custodian, nominee or broker is required to report if such person has actual knowledge that the payee is a United States Holder. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States Holder or otherwise establishes an exemption.

In the case of a Non-United States Holder, under the 1997 Final Regulations, backup withholding and information reporting will not apply to payments of interest (including OID) with respect to a note if such Holder provides the required certification to establish an exemption from the withholding of the United States federal income tax or otherwise establishes an exemption.

Under the 1997 Final Regulations, payments of interest (including OID) with respect to a note made to a custodian, nominee or broker will not be subject to backup withholding or information reporting by Holdings and Holdings Capital II, irrespective of the place of payment or the location of the office of the custodian, nominee or broker, although payments of interest (including OID) with respect to a note paid to a foreign intermediary will be subject to withholding of United States federal income tax at the rate of 30% unless the beneficial owner (whether or not a United States Holder) or a qualified intermediary establishes an exemption by furnishing a withholding certificate or other appropriate documentation. Unless the beneficial owner establishes an exemption, a payment by a custodian, nominee or broker may be subject to information reporting and, unless:

     (1) the payment has been subject to withholding of United States federal income tax at the rate of 30%; or

     (2) the payment is made outside the United States to an offshore account in a financial institution that maintains certain procedures related to account documentation, to backup withholding as well.

The 1997 Final Regulations modify certain of the certification requirements for backup withholding and expand the group of U.S. Related Persons. It is possible that Holdings and Holdings Capital II or their paying agent may request new withholding exemption forms from holders in order to qualify for continued exemption from backup withholding when the 1997 Final Regulations become effective. Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a holder under the backup withholding rules are allowed as a refund or a credit against such holder's United States federal income tax; provided that the required information is furnished to the IRS.

                              Plan Of Distribution

This prospectus is to be used by J.P. Morgan Securities Inc. in connection with offers and sales of the notes in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. J.P. Morgan Securities Inc. may act as a principal or agent in such transactions and have no obligation to make a market in the notes and may discontinue its market-making activities at any time without notice, at their sole discretion. There is currently no trading market for the notes. No assurances can be given as to the development or liquidity of any trading market for the notes.

We have agreed to indemnify jointly and severally J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that J.P. Morgan Securities Inc. may be required to make in respect thereof.

J.P. Morgan Investment Corporation, an affiliate of J.P. Morgan Securities Inc., beneficially owns approximately 22.8% of the partnership interests of FrontierVision. Subject to certain conditions, J.P. Morgan Investment Corporation is entitled to designate one member of the advisory committee of FVP. See "Certain Relationships and Related Transactions," "Management--The Advisory Committee," "Principal Security Holders" and "The Partnership Agreements." Its current designee is John W. Watkins. Mr. Watkins is Manager and a director of each of J.P. Morgan Investment Corporation and J.P. Morgan Capital Corporation, which are affiliates of J.P. Morgan Securities Inc.

J.P. Morgan Securities Inc. or its affiliates have provided investment banking and other financial services to us in the past and may do so in the future. In addition, an affiliate of J.P. Morgan Securities Inc. serves as a lender and an agent under the amended bank credit facility and has received customary fees for acting in such capacities. See "Certain Relationships and Related Transactions."

                                  Legal Matters

The validity of the notes was passed upon for Holdings and Holdings Capital II by Dow, Lohnes & Albertson, PLLC, Washington, D.C.


                                     Experts

The consolidated financial statements and schedules of FrontierVision Holdings, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheet of FrontierVision Holdings Capital II Corporation as of December 31, 1998, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheets of FrontierVision Partners, L.P. as of December 31, 1998 and 1997, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of the Central Ohio Cluster as of and for the year ended December 31, 1996 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the sale of the assets and certain liabilities of the Central Ohio Cluster), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of State Cable TV Corporation and subsidiary as of and for the year ended December 31, 1997, included elsewhere in this prospectus, have been audited by Arthur Andersen LLP, independent auditors, as stated in their report appearing herein.

The financial statements of New England Cablevision of Massachusetts, Inc as of and for the years ended December 31, 1997 and 1996, included elsewhere in this prospectus, have been audited by Baker Newman and & Noyes, LLC, independent auditors, as stated in their report appearing herein.

                       Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act covering the notes. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are required to file periodic reports and other information with the SEC under the Exchange Act. In the indenture governing the notes, we have agreed to file with the SEC financial and other information for public availability. In addition, the indenture governing the notes requires us to deliver to you, or to U.S. Bank Trust National Association for forwarding to you, copies of all reports that we file with the SEC without any cost to you. We will also furnish such other reports as we may determine or as the law requires.

You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information that we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings will also be available to the public on the SEC Internet site (http://www.sec.gov).

You should rely only on the information provided in this prospectus. No person has been authorized to provide you with different information.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

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                                    Glossary

The following is a description of certain terms used in this Prospectus.

Acquisition Cash Flow--Forecasted net income of an acquired system, for a period believed to be appropriate based on the facts and circumstances of a specific acquisition, calculated as of the date of acquisition of such system, before interest, taxes, depreciation, amortization and corporate administrative expenses. The Company believes that Acquisition Cash Flow is a measure commonly used in the cable television industry to analyze and compare the purchase price of cable television systems. However, Acquisition Cash Flow is not intended to be an indicator of actual operating performance and is not determined in accordance with generally accepted accounting principles.

A La Carte--The purchase of programming services on a per-channel or per-program basis.

Addressability--"Addressable" technology permits the cable operator to activate remotely the cable television services to be delivered to subscribers who are equipped with addressable converters. With addressable technology, a cable operator can add to or reduce services provided to a subscriber from the headend site without dispatching a service technician to the subscriber's home.

Basic Penetration--Basic subscribers as a percentage of the total number of homes passed in the system.

Basic Service--A package of over-the-air broadcast stations, local access channels and certain satellite-delivered cable television services (other than premium services).

Basic Subscriber--A subscriber to a cable or other television distribution system who receives the basic level of cable television service and who is usually charged a flat monthly rate for a number of channels. A home with one or more television sets connected to a cable system is counted as one basic subscriber.

Cable Plant--A network of coaxial and/or fiber optic cables that transmit multiple channels carrying video-programming, sound and data between a central facility and an individual customer's television set. Networks may allow one-way (from a headend to a residence and/or business) or two-way (from a headend to a residence and/or business with a data return path to the headend) transmission.

Clustering--A general term used to describe the strategy of operating cable television systems in a specific geographic region, thus allowing for the achievement of economies of scale and operating efficiencies in such areas as system management, marketing and technical functions.

Coaxial Plant--Cable consisting of a central conductor surrounded by and insulated from another conductor. It is the standard material used in traditional cable systems. Signals are transmitted through it at different frequencies, giving greater channel capacity than is possible with twisted pair copper wire, but less than is possible with optical fiber.

Competitive Access Provider (CAP)--A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access services and switched access services. CAPs are also referred to in the industry as alternative access vendors, alternative local telecommunications service providers (ALTS) and metropolitan area network providers (MANs).

Cost-Of-Service--A general term used to refer to the regulation of prices charged to a customer. Existing prices are set and price increases are regulated by allowing a company to earn a reasonable rate of return, as determined by the regulatory authority.

Density--A general term used to describe the number of homes passed per mile of cable plant.

Digital Compression--The conversion of the standard analog video signal into digital signal, and the compression of that signal so as to facilitate multiple channel transmission through a single channel's bandwidth.

Digital Programming System--A programming distribution system under which multiple channels of programming are digitally transmitted via satellite to a cable television system's headend and then retransmitted, using the cable system's existing distribution platform, to subscribers equipped with special digital converters. One such example is the Headend-in-the-Sky digital programming system ("HITS"). The use of the HITS system enables a cable operator to transmit from 6 to 14 digital channels using the same bandwidth as used by a single analog channel and, thus, has the potential to dramatically expand a system's channel capacity.

Direct   Broadcast   Satellite   (DBS)--A   service   by   which   packages   of
satellite-delivered   television   programming  are  transmitted  directly  into
individual homes, each serviced by a single satellite dish.

Expanded Basic Service--A package of satellite-delivered cable programming services available only for additional subscription over and above the basic level of television service.

Fiber Optics--Technology that involves sending laser light pulses across glass strands to transmit digital information; fiber is virtually immune to electrical interference and most environmental factors that affect copper wiring and satellite transmissions. Use of fiber optic technology reduces noise on the cable system, improves signal quality and increases system channel capacity and reliability.

Fiber Optic Backbone Cable--The principal fiber optic trunk lines for a cable system which is using a hybrid fiber-coaxial architecture to deliver signals to customers.

Fiber Optic Trunk Lines--Cables made of glass fibers through which signals are transmitted as pulses of light to the distribution portion of the cable television system which in turn goes to the customer's home. Capacity for a very large number of channels can be more easily provided.

Fiber-To-The-Feeder--Network topology/architecture using a combination of fiber optic cable and coaxial cable transmission lines to deliver signals to customers. Initially signals are transmitted from the headend on fiber optic trunk lines into neighborhood nodes (an individual point of origination and termination or intersection on the network, usually where electronics are housed) and then from the nodes to the end user on a combination of coaxial cable distribution/feeder and drop lines. The coaxial feeder and drop lines typically represent the operator's "last mile" of plant to the end user.

Headend--A collection of hardware, typically including satellite receivers, modulators, amplifiers and video cassette playback machines, within which signals are processed and then combined for distribution within the cable network.

Homes Passed--Homes that can be connected to a cable distribution system without further extension of the distribution network.

HFC--Hybrid fiber optic/coaxial cable design, used in a cable television system's distribution plant.

Microwave Links--The transmission of voice, video or data using microwave radio frequencies, generally above 1 GHz, from one location to another.

MMDS--Multichannel Multipoint Distribution Service. A one-way radio transmission of programming over microwave frequencies from a fixed station transmitting to multiple receiving facilities located at fixed points.

New Product Tiers--A general term used to describe unregulated cable television services.

Over-The-Air Broadcast Stations--A general term used to describe signals transmitted by local television broadcast stations, including network affiliates or independent television stations, that can be received directly through the air by the use of a standard rooftop receiving antenna.

Pay-Per-View--Payment made for individual movies, programs or events as opposed to a monthly subscription for a whole channel or group of channels.

Premium Penetration--Premium service units as a percentage of the total number of basic service subscribers. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes to more than one premium service unit.

Premium Service--An individual cable programming service available only for additional subscription over and above the basic or expanded basic levels of cable television service.

Premium Units--The number of subscriptions to premium services which are paid for on an individual basis.

Rebuild--The replacement or upgrade of an existing cable system, usually undertaken to improve either its technological performance or to expand the system's channel or bandwidth capacity in order to provide more services.

SMATV--Satellite Master Antenna Television System. A video programming delivery system to multiple dwelling units utilizing satellite transmissions.

Tiers--Varying levels of cable services consisting of differing  combinations of
several  over-the-air   broadcast  and   satellite-delivered   cable  television
programming services.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                               Page

FrontierVision Holdings, L.P. and Subsidiaries
   Independent Auditors' Report                                                                                F-2
   Consolidated Balance Sheets as of December 31, 1998 and 1997                                                F-3
   Consolidated Statements of Operations for the years ended December 31, 1998, 1997 and 1996                  F-4
   Consolidated Statements of Partners' Capital for the years ended December 31, 1998, 1997 and 1996           F-5
   Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996                  F-6
   Notes to Consolidated Financial Statements                                                                  F-7

FrontierVision Holdings Capital II Corporation
   Independent Auditors' Report                                                                                F-19
   Balance Sheet as of December 31, 1998                                                                       F-20
   Note to the Balance Sheet                                                                                   F-21

FrontierVision Partners, L.P.
   Independent Auditors' Report                                                                                F-22
   Balance Sheets as of December 31, 1998 and 1997                                                             F-23
   Note to the Balance Sheets                                                                                  F-24

Central Ohio Cluster (Selected Assets Acquired From Cox Communications, Inc. by FVOP)
   Independent  Auditor's  Report                                                                              F-36
   Combined  Statements of Net Assets as of September 30, 1997 (unaudited) and December 31, 1996               F-37
   Combined Statements of Income for the nine-month periods ended September 30, 1997 (unaudited) and
     September  30, 1996  (unaudited)  and for the year ended  December 31, 1996                               F-38
   Combined  Statements of Changes in Net Assets for the nine-month  period ended September 30, 1997
     (unaudited)  and for  the  year  ended  December  31,  1996                                               F-39
   Combined Statements of Cash Flows for the nine-month  periods ended September 30, 1997(unaudited)
     and September 30, 1996 (unaudited) and for the year ended December 31, 1996                               F-40
   Notes to Combined Financial Statements                                                                      F-41

State Cable TV Corporation and Subsidiary
   Independent Auditor's Report                                                                                F-48
   Consolidated Balance Sheets as of September 30, 1998  (unaudited) and December 31, 1997                     F-49
   Consolidated  Statements of Operations and Deficit for the nine months ended September 30, 1997 and
     1998 (unaudited) and the year ended December 31, 1997                                                     F-50
   Consolidated  Statements  of Cash  Flow  for the  nine  months  ended  September  30,  1997 and 1998
     (unaudited) and the year ended December 31, 1997                                                          F-51
   Notes to Consolidated Financial Statements                                                                  F-52

New England Cablevision of Massachusetts, Inc.
   Independent  Auditors'  Report                                                                              F-60
   Balance  Sheets  as of March  31,  1998(unaudited),  December 31, 1997 and 1996                             F-61
   Statements of Earnings for the three months ended March 31, 1998 and 1997 (unaudited) and the years
     ended   December  31,  1997  and  1996                                                                    F-63
   Statements   of  Changes  in Stockholders' Equity for the three months ended March 31, 1998 (unaudited)
     and the years ended December 31, 1997 and 1996                                                            F-64
   Statements  of Cash Flows for the three  months  ended March 31, 1998 and 1997  (unaudited)  and the
     years ended December 31, 1997 and 1996                                                                    F-66
   Notes to  Financial Statements                                                                              F-68


                          INDEPENDENT AUDITORS' REPORT



To the Partners of
FrontierVision Holdings, L.P.:

We have audited the accompanying consolidated balance sheets of FrontierVision Holdings, L.P. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three year period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FrontierVision Holdings, L. P. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998 in conformity with generally accepted accounting principles.







                                                                        KPMG LLP

Denver, Colorado
March 19, 1999

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  In Thousands



                                                                            -------------------------------------
                                                                             December 31,          December 31,
                                                                                 1998                  1997
                                                                            ----------------       --------------

                                   ASSETS
  Cash and cash equivalents                                                  $      5,091           $      4,728
  Accounts receivable, net of allowance for doubtful accounts
      of $666 and $767                                                             13,602                  8,071
  Other receivables                                                                   174                      -
  Prepaid expenses and other                                                        4,046                  2,785
  Investment in cable television systems, net:
      Property and equipment                                                      342,754                247,724
      Franchise cost and other intangible assets                                  820,524                637,725
                                                                             ------------           ------------
         Total investment in cable television systems, net                      1,163,278                885,449
                                                                             ------------           ------------
  Deferred financing costs, net                                                    24,080                 24,242
  Earnest money deposits                                                              150                  2,000
                                                                             ------------           ------------
         Total assets                                                        $  1,210,421           $    927,275
                                                                             ============           ============

                      LIABILITIES AND PARTNERS' CAPITAL
  Accounts payable                                                           $     18,233           $      2,770
  Accrued liabilities                                                              17,169                 15,126
  Subscriber prepayments and deposits                                               3,312                  1,828
  Accrued interest payable                                                          9,547                  5,064
  Deferred income taxes                                                            11,856                      -
  Debt                                                                          1,121,142                787,047
                                                                             ------------           ------------
       Total liabilities                                                        1,181,259                811,835
                                                                             ------------           ------------

  Partners' capital:
      FrontierVision Partners, L.P.                                                29,133                115,325
      FrontierVision Holdings, LLC                                                     29                    115
                                                                             ------------           ------------
         Total partners' capital                                                   29,162                115,440
  Commitments

                                                                             ------------           ------------
         Total liabilities and partners' capital                             $  1,210,421           $    927,275
                                                                             ============           ============








          See accompanying notes to consolidated financial statements.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                  In Thousands




                                                -------------------------------------------------------------------
                                                For the Year Ended     For the Year Ended     For the Year Ended
                                                     December 31,           December 31,           December 31,
                                                        1998                   1997                   1996
                                                ---------------------- ---------------------- ---------------------

Revenue                                             $ 245,134                $ 145,126                $  76,464
Expenses:
    Operating expenses                                123,296                   74,314                   39,181
    Corporate administrative expenses                   6,965                    4,418                    2,930
    Depreciation and amortization                     114,155                   65,502                   35,724
    Storm costs                                           522                     --                       --
                                                    ---------                ---------                ---------
        Total expenses                                244,938                  144,234                   77,835
                                                    ---------                ---------                ---------
Operating income/(loss)                                   196                      892                   (1,371)
Interest expense, net                                 (88,875)                 (48,005)                 (22,422)
Other expense                                            (526)                     (57)                      (8)
                                                    ---------                ---------                ---------
Loss before income tax benefit and
   extraordinary item                                 (89,205)                 (47,170)                 (23,801)
Income tax benefit                                      2,927                        -                        -
                                                    ---------                ---------                ---------
Loss before extraordinary item                        (86,278)                 (47,170)                 (23,801)
Extraordinary item - Loss on early
   retirement of debt                                       -                   (5,046)                       -
                                                    ---------                ---------                ---------
Net loss                                            $ (86,278)               $ (52,216)               $ (23,801)
                                                    =========                =========                =========

Net loss allocated to:
FrontierVision Partners, L.P.
     (General Partner)                              $ (86,192)               $ (52,164)               $ (23,776)
FrontierVision Holdings, LLC
     (Limited Partner)                                    (86)                     (52)                     (25)
                                                    ---------                ---------                ---------
                                                    $ (86,278)               $ (52,216)               $ (23,801)
                                                    =========                =========                =========














          See accompanying notes to consolidated financial statements.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                  In Thousands




                                   ------------------------------------------------------------
                                     FrontierVision       FrontierVision
                                       Partners, L.P.       Holdings, LLC
                                     (General Partner)   (Limited Partner)            Total
                                     -----------------   -----------------            -----
Balance, December 31, 1995              $  46,361             $      46             $  46,407
       Capital contributions              107,289                   108               107,397
       Net loss                           (23,776)                  (25)              (23,801)
                                        ---------             ---------             ---------
Balance, December 31, 1996                129,874                   129               130,003
       Capital contributions               37,615                    38                37,653
       Net loss                           (52,164)                  (52)              (52,216)
                                        ---------             ---------             ---------
Balance, December 31, 1997                115,325                   115               115,440
       Net loss                           (86,192)                  (86)              (86,278)
                                        ---------             ---------             ---------
Balance, December 31, 1998              $  29,133             $      29             $  29,162
                                        =========             =========             =========






























          See accompanying notes to consolidated financial statements.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  In Thousands

                                                             ----------------------------------------------------
                                                               For the Year       For the Year     For the Year
                                                                  Ended              Ended             Ended
                                                               December 31,       December 31,     December 31,
                                                                   1998               1997             1996
                                                             -----------------  -----------------  --------------
Cash Flows From Operating Activities:
      Net loss                                                      $ (86,278)     $ (52,216)     $ (23,801)
       Adjustments to reconcile net loss to net
          cash flows from operating activities:
          Extraordinary item - Loss on early retirement of debt             -          5,046              -
          Depreciation and amortization                               114,155         65,502         35,724
          Gain on swap of assets                                       (2,362)             -              -
          Deferred tax benefit                                         (2,927)             -              -
          Amortization of deferred debt issuance costs                  2,965          1,825            999
          Accretion of interest on indebtedness                        19,485          5,768            924
          Changes in operating assets and liabilities, net of
              effect of acquisitions:
              Accounts receivable                                      (3,480)          (582)        (1,946)
              Receivable from seller                                        -            846          1,377
              Prepaid  expenses and other                                (870)          (249)        (1,266)
              Accounts  payable and accrued liabilities                15,698          3,152          3,423
              Subscriber prepayments and deposits                       1,086         (1,523)        (2,393)
              Accrued interest payable                                  4,483         (1,226)         5,870
                                                                    ---------      ---------      ---------
                  Total adjustments                                   148,233         78,559         42,712
                                                                    ---------      ---------      ---------
                  Net cash flows from operating activities             61,955         26,343         18,911
                                                                    ---------      ---------      ---------
Cash Flows From Investing Activities:
      Capital expenditures                                            (65,570)       (32,738)        (9,304)
      Pending acquisition costs                                           (22)          (146)             -
      Cash paid for franchise costs                                       (12)          (406)        (2,009)
      Earnest money deposits                                             (200)        (2,000)          (500)
      Proceeds from disposition of cable television systems                 -              -         15,065
      Cash paid in acquisitions of cable television systems          (307,595)      (392,631)      (421,467)
                                                                    ---------      ---------      ---------
                   Net cash flows from investing activities          (373,399)      (427,921)      (418,215)
                                                                    ---------      ---------      ---------
Cash Flows From Financing Activities:
      Debt borrowings                                                 316,485        523,000        137,700
      Payments on debt borrowings                                     (76,875)      (289,845)       (33,600)
      Proceeds of issuance of Senior Subordinated Notes                     -              -        200,000
      Proceeds of issuance of Senior Discount Notes                    75,000        150,000              -
      Principal payments on capital lease obligations                       -            (70)           (16)
      Increase in deferred financing fees                                (395)       (11,357)        (3,771)
      Offering costs related to Senior Subordinated Notes                   -           (129)        (7,417)
      Offering costs related to Senior Discount Notes                  (2,408)        (6,585)             -
      Partner capital contributions                                         -         37,653        107,397
                                                                    ---------      ---------      ---------
                 Net cash flows from financing  activities            311,807        402,667        400,293
                                                                    ---------      ---------      ---------
Net Increase in Cash and Cash Equivalents                                 363          1,089            989
Cash and Cash Equivalents, at beginning of period                       4,728          3,639          2,650
                                                                    ---------      ---------      ---------
Cash and Cash Equivalents, end of period                            $   5,091      $   4,728      $   3,639
                                                                    =========      =========      =========

Supplemental Disclosure of Cash Flow Information:
      Cash paid for interest                                        $  62,789      $  42,226      $  15,195
                                                                    =========      =========      =========




          See accompanying notes to consolidated financial statements.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(1)  THE COMPANY

Organization and Capitalization

FrontierVision  Holdings,  L.P.  ("Holdings" or the "Company"),  wholly-owned by
FrontierVision Partners, L.P., a Delaware limited partnership ("FVP"), is a Delaware limited partnership formed on September 3, 1997 for the purpose of acting as co-issuer with its wholly-owned subsidiary, FrontierVision Holdings Capital Corporation ("Holdings Capital"), of $237,650 aggregate principal amount at maturity of 11 7/8% Senior Discount Notes due 2007 (the "Discount Notes"). FVP contributed to Holdings, both directly and indirectly, all of the outstanding partnership interests of FrontierVision Operating Partners, L.P. ("FVOP") prior to the issuance of the Discount Notes on September 19, 1997 (the "Formation Transaction") and, as a result FVOP and its wholly-owned subsidiary, FrontierVision Capital Corporation ("Capital"), are wholly-owned, consolidated subsidiaries of Holdings. The Formation Transaction was accounted for at predecessor cost. As used herein, the "Company" collectively refers to Holdings, Holdings Capital, FrontierVision Operating Partners, Inc. ("FVOP Inc."), FVOP and Capital.

On December  2, 1998,  Holding  along with  FrontierVision  Holdings  Capital II
Corporation ("Holdings Capital II"), co-issued $91,298 aggregate principal amount at maturity of Discount Notes, Series B. Net proceeds from the issuance were contributed to FVOP as a capital contribution.

The Company owns and operates cable television systems in three primary operating clusters - New England, Ohio and Kentucky - with a fourth, smaller group of cable television systems in the Southeast.

FVOP was initially capitalized in November 1995 with approximately $38 from its sole limited partner, FVOP Inc., a Delaware corporation, and approximately $38,300 from at the time its sole general partner, FVP. During the year ended December 31, 1997, the Company received additional capital contributions of approximately $37,653 from its partners. These capital contributions and a portion of the proceeds from the Discount Notes was used by FVOP to repay certain bank indebtedness with the remainder placed in escrow to finance pending acquisitions.

Allocation of Profits, Losses and Distributions

Generally, Holdings' Partnership agreement provides that profits, losses and distributions will be allocated to the general partner and the limited partner pro rata based on capital contributions.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of Holdings and those of its wholly-owned subsidiaries, Holdings Capital, FVOP Inc., FVOP, Capital, FrontierVision New England Cable, Inc. ("New England"), New England Cable Television of Massachusetts, Inc. ("NECMA") and FrontierVision Access Partners, LLC ("Access"). All significant intercompany accounts and transactions have been eliminated in consolidation.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

For purposes of the financial statements, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Property and Equipment

Property  and  equipment   are  stated  at  cost  and  include  the   following:
distribution   facilities,   support   equipment  and  leasehold   improvements.
Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are charged to expense when incurred. The Company capitalized direct labor and overhead related to installation and construction activities. Depreciation is computed on a straight-line basis using an average estimated useful life of 8 years.

Franchise Costs, Covenants not to Compete, Subscriber Lists and Goodwill

Franchise costs, covenants not to compete, subscriber lists and goodwill result from the application of the purchase method of accounting to business combinations. Such amounts are amortized on a straight-line basis over the following periods: 15 years for franchise costs (which reflects the Company's ability to renew existing franchise agreements), 5 years for covenants not to compete, 7 years for subscriber lists and 15 years for goodwill.

Impairment of Long-lived Assets

The Company periodically reviews the carrying amount of its property, plant and equipment and its intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates.

Deferred Financing Costs and Deferred Bond Issue Costs

Deferred financing costs and deferred bond issue costs are being amortized using the straight line method over the life of the loans and the bonds. Accumulated amortization at December 31, 1998 and 1997 is $4,236 and $1,246, respectively.

Revenue Recognition

Revenue is recognized in the period in which the related services are provided to the subscribers. Installation revenue is recognized in the period that installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable television system.

Derivative Financial Instruments

The Company manages risk arising from fluctuations in interest rates by using interest rate swap agreements, as required by its credit agreements. These agreements are treated as off-balance sheet financial instruments. The interest rate swap agreements are being accounted for as a hedge of the debt obligation, and accordingly, the net settlement amount is recorded as an adjustment to interest expense in the period incurred.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company and its direct and indirect subsidiaries, except for New England, NECMA, Main Security Surveillance, Inc., FVOP Inc., Capital, Holdings Capital and Holdings Capital II, are limited partnerships or limited liability companies and pay no income taxes as entities. All of the income, gains, losses, deductions and credits of the Company are passed through to its partners.
Nominal taxes are assessed by certain state and local jurisdictions. The basis in the Company's assets and liabilities differs for financial and tax reporting purposes. At December 31, 1998, the book basis of the Company's net assets exceeded its tax basis by $43.7 million.

New England, NECMA, Main Security Surveillance, FVOP, Inc., Capital, Holdings Capital and Holdings Capital II, are corporations and are subject to federal and state income taxes which have not been significant. Deferred taxes relate principally to the difference between book and tax basis of the cable television assets owned by NECMA, partially offset by the tax effect of related net operating loss carryforwards.

New Accounting Standard

The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), which is effective for all fiscal years beginning after June 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or (3) foreign currency exposures of net investments in foreign operations. Although management of the Company has not completed its assessment of the impact of SFAS 133 on its consolidated results of operations and financial position, management estimates that the impact of SFAS 133 will not be material.

Reclassification

Certain amounts have been reclassified for comparability.


(3)  STORM RELATED COSTS

During mid-January of 1998, certain of the communities served by the Company in Maine experienced devastating ice storms. For the year ended December 31, 1998, the Company has recognized a loss due to service outages and increased labor costs of approximately $522 due to the ice storms. Additionally, the Company has incurred approximately $540 of capital expenditures to replace damaged subscriber drops. The Company received $183 subsequent to December 31, 1998 related to a claim on its business interruption insurance for the storm damage.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(4)  INVESTMENT IN CABLE TELEVISION SYSTEMS

The Company's investment in cable television systems is comprised of the following:

                                                                    --------------------------------------
                                                                       December 31,         December 31,
                                                                           1998                 1997
                                                                    -----------------    -----------------

         Property and equipment                                         $   435,531         $   297,229
         Less--accumulated depreciation                                     (92,777)            (49,505)
                                                                        -----------         -----------
                Property and equipment, net                                 342,754             247,724
                                                                        -----------         -----------
         Franchise costs                                                    717,614             523,096
         Covenants not to compete                                            16,856              14,983
         Subscriber lists                                                   146,411             106,270
         Goodwill                                                            53,937              44,702
                                                                        -----------         -----------
                                                                            934,818             689,051
         Less--accumulated amortization                                    (114,294)            (51,326)
                                                                        -----------         -----------
                Franchise costs and other intangible assets, net            820,524             637,725
                                                                        -----------         -----------
         Total investment in cable television systems, net              $ 1,163,278         $   885,449
                                                                        ===========         ===========

(5)  ACQUISITIONS AND DISPOSITIONS

Acquisitions

The Company has completed several acquisitions since its inception through December 31, 1998. All of the acquisitions have been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon the estimated fair values at the respective dates of acquisition. Such allocations are subject to adjustments as final appraisal information is received by the Company. Amounts allocated to property and equipment and to intangible assets will be respectively depreciated and amortized, prospectively from the date of acquisition based upon remaining useful lives and amortization periods. The following table lists the acquisitions and the purchase price for transactions occurring in the most recent two years.

--------------------------------------------------------------------------------------------------------------------------------
                   Predecessor Owner                      Primary Location of Systems     Date Acquired     Acquisition Cost (a)
                   -----------------                      ---------------------------     -------------     --------------------
Bluegrass Cable Partners, L.P.                                      Kentucky              March 20, 1997            $10,400
Clear Cable T.V., Inc. and B&G Cable T.V. Systems, Inc.             Kentucky              March 31, 1997             $1,800
Milestone Communications of New York, L.P.                            Ohio                March 31, 1997             $3,000
Triax Associates I, L.P. ("Triax I")                                  Ohio                 May 30, 1997             $34,800
Phoenix Front Row Cablevision                                         Ohio                 May 30, 1997              $6,900
PCI Incorporated                                                    Michigan             August 29, 1997            $13,600
SRW, Inc.'s Blue Ridge Cable Systems, L.P.                Tennessee and North Carolina  September 3, 1997            $4,100
A-R Cable Services - ME, Inc. ("Cablevision")                        Maine               October 31, 1997           $78,600
Harold's Home Furnishings, Inc.                            Pennsylvania and Maryland     October 31, 1997            $1,600
TCI Cablevision of Vermont, Inc. and Westmarc Development
    Joint Venture ("TCI-VT/NH")                             Vermont and New Hampshire    December 2, 1997           $34,800
Cox Communications, Inc.("Cox-Central Ohio")                         Ohio               December 19, 1997          $204,100
TVC-Sumpter Limited Partnership and North Oakland Cablevision
    Partners Limited Partnership                                   Michigan               March 6, 1998             $14,400
TCI Cablevision of Ohio, Inc.                                         Ohio                April 1, 1998             $10,000
New England Cablevision of Massachusetts, Inc. ("NECMA")         Massachusetts            April 3, 1998             $44,900
Ohio Cablevision Network, Inc. ("TCI-Bryan")                          Ohio                July 31, 1998             $37,400
Unity Cable Television, Inc.                                         Maine              September 30, 1998             $800*
Appalachian Cablevision of Ohio                                       Ohio              September 1, 1998              $300
State Cable TV Corporation ("State")                          Maine, New Hampshire       October 23, 1998          $190,200*
Paint Valley Cable                                                    Ohio               October 30, 1998            $1,900*
CASCO                                                                Maine              November 30, 1998            $3,200*
---------------

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(5)  ACQUISITIONS AND DISPOSITIONS (continued)

(a) Acquisition cost represents the purchase price allocation between tangible and intangible assets including certain purchase accounting adjustments as of December 31, 1998.
*     Subject to adjustment.

The combined purchase price of certain of these acquisitions has been allocated to the acquired assets and liabilities as follows:

                                             ---------------------------------------------------
                                                    1998             1997            1996
                                             Acquisitions(a)   Acquisitions(a)   Acquisitions(a)
                                             ---------------   ---------------   ---------------
Property and equipment                           $  79,526       $  48,805       $ 169,240
Franchise costs and other intangible assets        244,492         344,490         268,836
                                                 ---------       ---------       ---------
     Subtotal                                      324,018         393,295         438,076
                                                 ---------       ---------       ---------
Net working capital (deficit)                          410            (164)         (7,107)
Deferred income taxes                              (14,783)              -               -
Less - Earnest money deposits applied               (2,050)           (500)         (9,502)
                                                 ---------       ---------       ---------
     Total cash paid for acquisitions            $ 307,595       $ 392,631       $ 421,467
                                                 =========       =========       =========

------------
(a) The combined purchase price includes certain purchase price adjustments for acquisitions consummated prior to the respective periods.

The Company has reported the operating results of its acquired cable systems from the dates of their respective acquisition. Unaudited pro forma summarized operating results of the Company, assuming the Triax I, Cablevision, TCI-VT/NH, Cox-Central Ohio, NECMA, TCI-Bryan and State Cable acquisitions (the "Acquisitions") had been consummated on January 1, 1997, are as follows:

                                                          -------------------------------------------------
                                                                    Year Ended December 31, 1998
                                                          -------------------------------------------------
                                                            Historical                      Pro Forma
                                                             Results      Acquisitions       Results
                                                          ------------  ----------------    ---------------
Revenue                                                    $ 245,134      $  31,842         $ 276,976
Operating, selling, general and administrative expenses     (130,783)       (20,245)         (151,028)
Depreciation and amortization                               (114,155)       (15,546)         (129,701)
                                                           ---------      ---------         ---------
Operating income (loss)                                          196         (3,949)           (3,753)
Interest and other expenses                                  (86,474)       (20,624)         (107,098)
                                                           ---------      ---------         ---------
Net loss                                                   $ (86,278)     $ (24,573)        $(110,851)
                                                           =========      =========         =========

                                                          -------------------------------------------------
                                                                    Year Ended December 31, 1997
                                                          -------------------------------------------------
                                                            Historical                      Pro Forma
                                                             Results      Acquisitions       Results
                                                          ------------  ----------------    ---------------
Revenue                                                    $ 145,126      $ 105,533         $ 250,659
Operating, selling, general and administrative expenses      (78,732)       (56,312)         (135,044)
Depreciation and amortization                                (65,502)       (47,543)         (113,045)
                                                           ---------      ---------         ---------
Operating income                                                 892          1,678             2,570
Interest and other expenses                                  (53,108)       (47,237)         (100,345)
                                                           ---------      ---------         ---------
Net loss                                                   $ (52,216)     $ (45,559)        $ (97,775)
                                                           =========      =========         =========

The pro forma financial information presented above has been prepared for comparative purposes only and does not purport to be indicative of the operating results which actually would have resulted had the Acquisitions been consummated on the dates indicated. Furthermore, the above pro forma financial information does not include the effect of certain acquisitions and dispositions of cable systems because these transactions were not material on an individual or aggregate basis.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(5)  ACQUISITIONS AND DISPOSITIONS (continued)

Dispositions

The Company has completed two dispositions from its inception through December 1996.

On July 24, 1996, the Company sold certain cable television system assets located primarily in Chatsworth, Georgia to an affiliate of Helicon Partners for an aggregate sales price of approximately $7,900.

On September 30, 1996, the Company sold certain cable television system assets located in Virginia to Shenandoah Cable Television Company, an affiliate of Shenandoah Telephone Company, for an aggregate sales price of approximately $7,100.

On January 7, 1999, the Company sold certain cable television system assets located in the Southeast region to Helicon Partners I, LP, for an aggregate sales price of approximately $5,220.


(6)  DEBT

The Company's debt was comprised of the following:

                                                                                      -------------------------------
                                                                                      December 31,     December 31,
                                                                                          1998             1997
                                                                                          ----             ----
       Bank Credit Facility (a) --
        Revolving Credit Facility, interest based on various floating rate options
          (7.25% average at December 31, 1998), payable monthly                        $    172,000     $         -
         Term loans, interest based on various floating libor rate options
            (7.46% and 8.33% weighted average at December 31, 1998 and 1997,
            respectively), payable monthly                                                  498,125         432,000
       11% Senior Subordinated Notes due 2006 (b)                                           200,000         200,000
       11 7/8% Senior Discount Notes due 2007 (c)                                           249,532         155,047
       Capital leases                                                                         1,485               -
                                                                                       ------------    ------------
            Total debt                                                                 $  1,121,142     $   787,047
                                                                                       ============     ===========

(a)    Bank Credit Facility.

       On December 19, 1997, the Company entered into a Second Amended and Restated Credit Agreement (the "Amended Credit Facility") increasing the available senior debt by $535.0 million, for a total availability of $800.0 million. The amount available under the Amended Credit Facility includes two term loans of $250.0 million each ("Facility A Term Loan" and "Facility B Term Loan") and a $300.0 million revolving credit facility ("Revolving Credit Facility"). The Facility A Term Loan and the Revolving Credit Facility both mature on September 30, 2005. The entire outstanding principal amount of the Revolving Credit Facility is due on September 30, 2005, with escalating principal payments due quarterly beginning December 31, 1998 under the Facility A Term Loan. The Facility B Term Loan matures March 31, 2006 with 95% of the principal being repaid in the last two quarters of the term of the facility.

       Under the terms of the Amended Credit Facility, with certain exceptions, the Company has a mandatory prepayment obligation upon a change of control of the Company and the sale of any of its operating systems. This obligation may be waived with the consent of the majority of the lenders. Further, beginning with the year ending December 31, 2001, the Company is required to make prepayments equal to 50% of its excess cash flow, as defined in the Amended Credit Facility. The

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(6)  DEBT (continued)

       Company also payscommitment fees ranging from 1/2% - 3/8% per annum on the average unborrowed portion of the total amount available under the Amended Credit Facility.

       The Amended Credit Facility also requires the Company to maintain compliance with various financial covenants including, but not limited to, covenants relating to total indebtedness, debt ratios, interest coverage ratio and fixed charges ratio. In addition, the Amended Credit Facility has restrictions on certain partnership distributions by the Company.

       All partnership interests in the Company and all assets of the Company and its subsidiaries are pledged as collateral for the Amended Credit Facility.

(b)    Senior Subordinated Notes

       On October 7, 1996, the Company issued, pursuant to a public offering (the "Offering"), $200,000 aggregate principal amount of the Notes. Net proceeds from the Offering of $192,500, after costs of approximately $7,500, were available to the Company on October 7, 1996.

       In connection with the anticipated issuance of the Notes in connection with the Offering, the Company entered into deferred interest rate setting agreements to reduce the Company's interest rate exposure in anticipation of issuing the Notes. The cost of such agreements, amounting to $1,390, are recognized as a component of interest expense over the term of the Notes.

       The Notes are unsecured subordinated obligations of the Company (co-issued by Capital) that mature on October 15, 2006. Interest accrues at 11% per annum beginning from the date of issuance, and is payable each April 15 and October 15, commencing April 15, 1997.

       The   Subordinated   Notes  Indenture  (the   "Indenture")   has  certain
       restrictions on incurrence of indebtedness, distributions, mergers, asset sales and changes in control of the Company.

J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. ("Equity Holders") are affiliates of the Company, owning in the aggregate, a 37.6% limited partnership interest in FVP. Affiliates of the Equity Holders received underwriting fees of approximately $3.6 million in connection with the issuance of the Notes.

(c)    Senior Discount Notes

         On September 19, 1997, Holdings issued, pursuant to a private offering, the Discount Notes. The Discount Notes were sold at approximately 63.1% of the stated principal amount at maturity and provided net proceeds of $144,750, after underwriting fees of approximately $5,250.

         On December 2, 1998, Holdings issued, pursuant to a private offering, the Discount Notes, Series B. The Discount Notes were sold at at approximately 82.149% of the stated principal amount at maturity and provided net proceeds of $72,750, after underwriting fees of approximately $2,250.

         The Discount Notes are unsecured obligations of Holdings and Holdings Capital (collectively, the "Issuers"), ranking pari passu in right of payment to all existing and future unsecured indebtedness of the Issuers and will mature on September 15, 2007. The discount on the Discount Notes is being accreted using the interest method until September 15, 2001, the date at which cash interest begins to accrue. Cash interest will accrue at a rate of 11 7/8% per annum and will be payable each March 15 and September 15, commencing March 15, 2002.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(6)  DEBT (continued)

         The Discount Notes are redeemable at the option of the Issuers, in whole or in part, at any time on or after September 15, 2001, at redemption prices set forth in the Indenture for the Discount Notes (the "Discount Notes Indenture"), plus any unpaid interest, if any, at the date of the redemption. The Issuers may redeem, prior to September 15, 2001, up to 35% of the principal amount at maturity of the Discount Notes with the net cash proceeds received from one or more public equity offerings or strategic equity investments at a redemption prices set forth in the Discount Notes Indenture, plus any unpaid interest, if any, at the date of the redemption.

         The Discount Notes Indenture has certain restrictions on incurrence of indebtedness, distributions, mergers, asset sales and changes in control of Holdings.

J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. ("Equity Holders") are affiliates of the Company, owning in the aggregate, a 37.6% limited partnership interest in FVP. Affiliates of the Equity Holders received underwriting fees of approximately $3.6 million in connection with the issuance of the Notes and received compensation in the aggregate of approximately $3.1 million in connection with the issuance of the Discount Notes.

(d)      Interest Rate Protection Agreements

         In order to convert effectively certain of the interest payable at variable rates under the Amended Credit Facility to interest at fixed rates, the Company has entered into interest rate swap agreements for notional amounts totaling $187,500, and maturing between November 15, 1999 and October 7, 2001. According to these agreements, the Company pays or receives the difference between (1) an average fixed rate of 5.84% and (2) a floating rate of the three month libor applied to the same $187,500 notional amount every three months during the term of the interest rate swap agreement. On April 7, 1998, the Company terminated one of its interest rate swap agreements for a notional amount of $82,500 and entered into a new interest rate swap agreement for $100,000.There was no termination fee associated with this transaction.

         On April 8, 1998, the Company entered into a collar interest rate swap agreement ("Collar Agreement") for a notional amount of $100,000, maturing on January 8, 2001. The Collar Agreement provides for different exchanges between the Company and the counterparty depending on the level of the floating three month LIBOR rate (5.32% at December 31, 1998). Such exchanges occur every three months during the term of the Collar Agreement. The different exchanges are as follows:

        (1) When LIBOR is below 5.05%, the Company pays to the counterparty the difference between the fixed rate of 5.65% and the LIBOR rate, applied to the $100,000 notional amount;
        (2) When LIBOR is between 5.65% and 6.65%, the Company receives from the counterparty the difference between the fixed rate of 5.65% and LIBOR rate, applied to the $100,000 notional amount;
        (3) When LIBOR is in excess of 6.65% or between 5.65% and 5.05%, the Collar Agreement has no financial effect.

         On October 3, 1997, in order to convert certain of the interest payable at variable rates under indebtedness, the Company entered into a forward interest rate swap agreement. This commenced on October 15, 1998, for a notional amount totaling $150,000, maturing on October 15, 2001. According to this agreement, the Company will pay or receive the difference between (1) a fixed rate of 6.115% and (2) a floating rate based on three month libor applied to the same $150,000 notional amount every three months during the term of the interest rate swap agreement.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(6)  DEBT (continued)

         For the years ended December 31, 1998 and 1997, the Company had recognized an increase in interest expense of approximately $585 and $312, respectively, as a result of the interest rate swap agreements.

         Information concerning the Company's interest rate agreements at December 31, 1998 is as follows:

                                                                                                 Amount to be
                                            Interest rate                Notional                  paid upon
           Expiration date                 to be received                 amount                termination (i)
           ---------------                 --------------                 ------                ---------------
         November 15, 1999                     5.912%                 $     65,000               $       472.5
         November 15, 1999                     5.188%                       22,500                        12.1
         January 8, 2001                       5.650%                      100,000                     1,215.3
         October 7, 2001                       5.940%                      100,000                     2,731.9
         October 15, 2001                      6.115%                      150,000                     4,340.7
                                                                      ------------               -------------
                                                                      $    437,500               $     8,772.5
                                                                      ============               =============

         (i) The estimated amount that the Company would pay to terminate the agreements on December 31, 1998. This amount takes into consideration current interest rates, the current creditworthiness of the counterparties and represents the fair value of the interest rate agreements.

The debt of the Company, excluding future accretion, matures as follows:

               Year Ended December 31 --
               -------------------------
               1999                           $       11,144
               2000                                   24,575
               2001                                   34,575
               2002                                   44,575
               2003                                   55,825
               Thereafter                            950,448
                                              --------------
                                              $    1,121,142
                                              ==============

(7)  GUARANTOR SUBSIDIARIES

The Indenture for the Discount Notes has been amended to add New England and NECMA as guarantors ("Guarantor Subsidiaries") of the Discount Notes. The guaranty is full and unconditional. Separate financial statements of the Guarantor Subsidiaries are not presented because management believes that they are not material to investors.

Following is condensed consolidating financial information for the Company:

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(7)  GUARANTOR SUBSIDIARIES (continued)

                      Balance Sheet as of December 31, 1998

                                        --------------------------------------------------------------------------------------------
                                                                                         Non-Guarantor
                                                                           Guarantor     Subsidiaries    Consolidating  Consolidated
                                           Holdings           FVOP       Subsidiaries                       Entries        Holdings
                                        ---------------- --------------- --------------  --------------  --------------  -----------

Cash                                     $      200      $    4,249     $      559      $       83      $        -      $    5,091
Receivables                                       -          18,330            287             288          (5,129)         13,776
Prepaid expenses                                  -           3,929            115               2               -           4,046
Investment in cable
    Television systems                            -       1,137,025         56,574           4,679         (35,000)      1,163,278
Other assets                                277,570          24,460              -             269        (278,069)         24,230
                                         ----------      ----------     ----------      ----------      ----------      ----------
    Total assets                         $  277,770      $1,187,993     $   57,535      $    5,321      $ (318,198)     $1,210,421
                                         ==========      ==========     ==========      ==========      ==========      ==========

 Accounts payable and
    Accrued liabilities                  $     (924)     $   34,021     $    6,705      $      729      $   (5,129)     $   35,402
 Subscriber prepayments and deposits              -           3,320             (8)              -               -           3,312
Accrued interest payable                          -           9,547              -               -               -           9,547
Deferred income taxes                             -               -         11,859              (3)              -          11,856
Debt                                        249,532         871,610         35,000               -         (35,000)      1,121,142
Partners' capital/
    Subsidiary equity                        29,162         269,495          3,979           4,595        (278,069)         29,162
                                         ----------      ----------     ----------      ----------      ----------      ----------
    Total liabilities and
       partners' capital                 $  277,770      $1,187,993     $   57,535      $    5,321      $ (318,198)     $1,210,421
                                         ==========      ==========     ==========      ==========      ==========      ==========


          Statement of Operations for the Year Ended December 31, 1998

                                        --------------------------------------------------------------------------------------------
                                                                                         Non-Guarantor
                                                                           Guarantor     Subsidiaries    Consolidating  Consolidated
                                           Holdings           FVOP       Subsidiaries                       Entries         Holdings

                                        ---------------- --------------- --------------  --------------  --------------  -----------
Revenue                                 $            -    $    236,728      $  8,219       $      187     $          -   $  245,134
Operating expenses                                  39         119,532         4,112              135                -      123,818
Corporate administrative
    expenses                                         -           6,513           452                -                -        6,965
Depreciation and
    amortization                                     -         106,609         7,494               52                -      114,155
                                         -------------    ------------      --------       ----------     ------------   ----------
Operating income                                   (39)          4,074        (3,839)               -                -          196
Interest expense, net                          (20,043)        (64,025)       (4,807)               -                -      (88,875)
Equity in losses of affiliate                  (66,196)         (6,020)            -              (66)          72,282            -
Other expense                                        -            (225)         (301)               -                -         (526)
Income tax benefit                                   -               -         2,927                -                -        2,927
                                         -------------    ------------      --------       ----------     ------------   ----------
Net loss                                 $     (86,278)   $    (66,196)     $ (6,020)      $      (66)    $     72,282   $  (86,278)
                                         =============    ============      ========       ==========     ============   ==========


                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(8)   DEFERRED FINANCING COSTS

The Company refinanced its Senior Credit Facility in December, 1997. Accordingly, the deferred financing costs related to the initial debt were written off. The effect of this write-off was a $5,046 charge to expense and was recorded as an extraordinary item. Additional costs related to the Amended Credit Facility were recorded as deferred financing costs during 1997.


(9)   FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximate their fair value due to the nature and length of maturity of the investments.

The estimated fair value of the Company's Amended Credit Facility is based on floating market rates at December 31, 1998; therefore, there is no material difference in the fair market value and the carrying value of such debt instruments. The Notes have an aggregate principal amount of $200,000 with a 11% coupon rate. The fair value for the Notes at December 31, 1998 is $222,000. The Discount Notes have an aggregate principal amount at maturity of $328,948 with a 11 7/8% coupon. At December 31, 1998, the approximate fair value of the Company's Discount Notes was $273,030. The fair value of the Notes and Discount Notes is estimated based on Portal Market quotations of the issue.


(10)  COMMITMENTS AND CONTINGENCIES

The Company has annual commitments under lease agreements for office space, equipment, pole rental and land upon which certain of its towers and antennae are constructed. Rent expense for the years ended December 31, 1998, 1997 and 1996 was $5,806, $4,065 and $2,365, respectively.

Estimated future noncancelable lease payments under such lease obligations subsequent to December 31, 1998 are as follows:

               Year Ended December 31 --
               -------------------------
               1999                               $      1,404
               2000                                      1,104
               2001                                        781
               2002                                        646
               2003                                        390
               Thereafter                                  737
                                                  ------------
                                                  $      5,062
                                                  ============

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Amounts In Thousands

(10)  COMMITMENTS AND CONTINGENCIES (continued)

In October 1992, Congress enacted the Cable Television Consumer and Competition Act of 1992 (the "1992 Cable Act") which greatly expanded federal and local regulation of the cable television industry. The Federal Communications
Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and at the FCC level in response to complaints on rates for cable programming services. The FCC also adopted comprehensive and restrictive regulations allowing operators to modify their regulated rates on a quarterly or annual basis using various methodologies that account for the changes in the number of regulated channels, inflation, and increases in certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming fees and franchise related obligations. The FCC has also adopted regulations that permit qualifying small cable operators to justify their regulated service and equipment rates using a simplified cost-of-service formula.

As a result of such actions, the Company's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. The Company believes that it has complied in all material respects with the rate regulation provisions of the federal law. However, the Company's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or by the appropriate franchise authority if it is certified by the FCC to regulate basic rates. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

The Company's agreements with franchise authorities require the payment of annual fees which approximate 3% of system franchise revenue. Such franchises are generally nonexclusive and are granted by local governmental authorities for a specified term of years, generally for extended periods of up to fifteen years.


(11)  YEAR 2000 COMPLIANCE

The Company has under way a project to review and modify, as necessary, its computer applications, hardware and other equipment to make them Year 2000 compliant. The Company has also initiated formal communications with third parties having a substantial relationship to its business, including significant suppliers and financial institutions, to determine the extent to which the Company may be vulnerable to such third parties' failures to achieve Year 2000 compliance.

Failure to achieve Year 2000 compliance by the Company, its principal suppliers and certain financial institutions with which it has relationship could negatively affect the Company's ability to conduct business for an extended period. There can be no assurances that all Company information technology systems and components will be fully Year 2000 compliant; in addition, other companies on which the Company's systems and operations rely may not be fully compliant on a timely basis, and any such failure could have a material adverse effect on the Company's financial position, results of operations or liquidity.


(12)  SUBSEQUENT EVENT

On February 22, 1999, FVP entered into a definitive agreement with Adelphia Communications Corporation to sell all outstanding partnership interests of FVP in exchange for cash, the assumption of certain liabilities and 7,000,000 shares of Adelphia Class A common stock.

                          INDEPENDENT AUDITORS' REPORT



To The Shareholder of
FrontierVision Holdings Capital II Corporation:

We have audited the accompanying balance sheet of FrontierVision Holdings Capital II Corporation as of December 31, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of FrontierVision Holdings Capital II Corporation as of December 31, 1998 in conformity with generally accepted accounting principles.





                                                                KPMG LLP


Denver, Colorado
March 19, 1999

                 FRONTIERVISION HOLDINGS CAPITAL II CORPORATION
                                  BALANCE SHEET


                                                                   -------------
                                                                   December 31,
                                                                       1998
                                                                   -------------

                                          ASSETS


Cash                                                                  $1,000
                                                                      ------
            Total assets                                              $1,000
                                                                      ======


                              LIABILITIES AND OWNER'S EQUITY

Owner's equity:
      Common stock, par value $.01; 1,000 shares authorized;
         100 shares issued and outstanding                            $   10
      Additional paid-in capital                                         990
                                                                      ------
          Total owner's equity                                         1,000

          Total liabilities and owner's equity                        $1,000
                                                                      ======



























                   See accompanying note to the balance sheet.

                 FRONTIERVISION HOLDINGS CAPITAL II CORPORATION
                            NOTE TO THE BALANCE SHEET


FrontierVision Holdings Capital II Corporation, a Delaware corporation ("Holdings Capital II"), is a wholly owned subsidiary of FrontierVision Holdings, L.P. ("Holdings"), and was organized on December 2, 1998, for the sole purpose of acting as co-issuer with Holdings of $91.3 million aggregate principal amount at maturity of the 11 7/8% Senior Discount Notes, Series B. Holdings Capital II had no operations from inception through December 31, 1998.

                          INDEPENDENT AUDITORS' REPORT



To the Partners of FrontierVision Partners, L.P.:

We have audited the accompanying consolidated balance sheets of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997. These consolidated balance sheets are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated balance sheets based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated balance sheets referred to above present fairly, in all material respects, the financial position of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997 in conformity with generally accepted accounting principles.





                                                                       KPMG LLP

Denver, Colorado
March 19, 1999

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  In Thousands


                                                                        ----------------------------------------
                                                                           December 31,        December 31,
                                                                               1998                1997
                                                                        ------------------- --------------------
                                          ASSETS
Cash and cash equivalents                                                  $      7,354        $      6,873
Accounts receivable, net of allowance for doubtful
      accounts of $666 and $640                                                  13,443               8,071
Prepaid expenses and other                                                        4,046               2,785
Investment in cable television systems, net:
      Property and equipment                                                    342,754             247,724
      Franchise cost and other intangible assets                                820,524             637,725
                                                                           ------------        ------------
         Total investment in cable television systems, net                    1,163,278             885,449
                                                                           ------------        ------------
Deferred financing costs, net                                                    25,812              26,283
Organization costs, net                                                             280                 377
Earnest money deposits                                                              150               2,000
                                                                           ------------        ------------
         Total assets                                                      $  1,214,363        $    931,838
                                                                           ============        ============


                                       LIABILITIES
Accounts payable                                                           $     18,233        $      2,770
Accrued liabilities                                                              17,169              15,126
Subscriber prepayments and deposits                                               3,312               1,828
Accrued interest payable                                                          9,547               5,064
Deferred income taxes                                                            11,856                   -
Long term debt, including related party                                       1,355,144             994,955
                                                                           ------------        ------------
      Total liabilities                                                       1,415,261           1,019,743
                                                                           ------------        ------------
Partners' deficit
      General partner                                                            (2,010)               (880)
      Limited partners --
        Special Class A                                                        (154,139)            (66,723)
        Class A                                                                 (44,749)            (20,302)
                                                                           ------------        ------------
         Total partners' deficit                                               (200,898)            (87,905)

Commitments

                                                                           ------------        ------------
         Total liabilities and partners' deficit                           $  1,214,363        $    931,838
                                                                           ============        ============

















             See accompanying notes to consolidated balance sheets.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(1)  THE PARTNERSHIP

Organization and Capitalization:

FrontierVision Partners, L.P. ("FVP") is a Delaware limited partnership formed April 17, 1995, for the purpose of acquiring and operating cable television systems. FVP was initially capitalized in August 1995 with approximately $16,600 of limited partner contributions, and approximately $168 from its sole general partner, FVP GP, L.P., a Delaware partnership. FVP's limited partners include individuals, corporations and partnerships. FVP's partners have committed to provide debt and equity capital commitments totaling approximately $199,400 through two limited partnership and note purchase agreements. As of December 31, 1998, FVP had received all of these commitments. Of the total capital contributed to FVP by December 31, 1998, approximately $27,100 is in the form of general and limited partner capital contributions, approximately $52,700 in the form of 14% junior subordinated notes (the "Junior Notes") and approximately $119,600 in the form of 12% senior subordinated notes (the "Senior Notes").

Under the terms of the Limited Partnership Interest and Note Purchase Agreement (the "FVP Partnership Agreement"), FVP agreed to issue partnership interests, Senior Notes and Junior Notes to a limited partner, (less that limited partner's debt and equity commitments) as a syndication fee. In 1995 and 1996, FVP credited the capital account of the limited partner with a total of $428 related to limited partner capital contributions received, and issued Senior Notes and Junior Notes totaling $2,604 related to this arrangement. The amount issued related to the Senior Notes and the Junior Notes is reflected as a deferred financing cost in the accompanying consolidated financial statements and the amount issued related to limited partnership interests is reflected as a partners' capital syndication fee.

FrontierVision Holdings, L.P. ("Holdings"), a Delaware limited partnership, is directly and indirectly a wholly-owned subsidiary of FVP and was formed on September 3, 1997 for the purpose of acting as co-issuer with its wholly-owned subsidiary, FrontierVision Holdings Capital Corporation ("Holdings Capital"), of $237,650 aggregate principal amount at maturity of 11 7/8% Senior Discount Notes due 2007 (collectively the "Discount Notes"). On December 2, 1998, Holdings, acting as a co-issuer with its wholly owned subsidiary, FrontierVision Holdings Capital II Corporation, issued $91,298 aggregate principal amount at maturity of 11 7/8% Senior Discount Notes Series B due 2007. FVP contributed to Holdings all of the outstanding partnership interests of FrontierVision Operating Partners, L.P. ("FVOP") prior to the issuance of the Discount Notes on September 19, 1997 (the "Formation Transaction") and therefore, at that time, FVOP and its wholly-owned subsidiary, FrontierVision Capital Corporation ("Capital"), became wholly-owned, consolidated subsidiaries of Holdings. FVP is the 99.9% general partner of Holdings and FrontierVision Holdings, LLC ("FV Holdings") is the 0.1% limited partner of Holdings. As used herein, the "Partnership" refers collectively to FVP, FV Holdings, Holdings, Holdings Capital, FVOP Inc. and FVOP.

Allocation of Profits, Losses and Distributions:

The Partnership may issue Class A, Special Class A, Class B, Special Class B and Class C limited partnership interests. As of December 31, 1998, the Partnership had only issued Class A, Special Class A and Class C limited partnership interests.

Net losses are allocated to the partners in proportion to their combined debt and capital contributions until the limited partners have been allocated amounts equal to their capital contributions, except no losses shall be allocated to any limited partner which would cause the limited partner's capital account to become negative by an amount greater than the limited partner's share of the Partnership's "minimum gain" (the excess of the Partnership's nonrecourse debt over its adjusted basis in the assets encumbered by nonrecourse debt). Thereafter, losses are allocated to the general partner.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(1)  THE PARTNERSHIP (continued)

Profits are allocated first to the general and limited partners to the extent of their negative capital accounts; then to the general and limited partners to the extent of their capital contributions; then to the general and limited partners until the Class A and Class B limited partners receive a 12% preferred return on their capital contributions; thereafter, 83% to the Class A and Class B limited partners and the general partner in proportion to their capital contributions, 9% to the general partner and Class C limited partners (the "General Partner Special Allocation"), and 8% to the Special Class A and Special Class B limited partners.

Distributions are made first, 99% to the Class A and Class B limited partners and 1% to the general partner until the Class A and Class B limited partners have received a return of their contributed capital; second, 99% to the Class A and Class B limited partners and 1% to the general partner until the Class A and Class B limited partners receive a 12% preferred annual rate of return on their capital contributions; thereafter, 83% to the Class A and Class B limited partners and the general partner in proportion to their capital contributions, 9% to the general partner and Class C limited partners (the "general partner special allocation") and 8% to the Special Class A and Special Class B limited partners. Under the terms of the FVP Partnership Agreement, the general partner may issue Class C limited partnership interests to employees of the Partnership which entitle the holder to receive distributions from the Partnership. However, in no event shall the Class C limited partners be entitled to receive more than 3% of the aggregate distributions made. The percentage of the aggregate distributions made to the Class C limited partners shall result in a reduction to the General Partner's Special Allocation percentage. As of December 31, 1998, the Partnership had received total combined debt and capital contributions of $43,132 and $154,229 from its Class A limited partners and from its Special Class A limited partners, respectively.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated  financial  statements  include the accounts of the Partnership
and  its  direct  and  indirect  wholly-owned   subsidiaries.   All  significant
intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the financial statements, the Partnership considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property  and  equipment   are  stated  at  cost  and  include  the   following:
distribution   facilities,   support   equipment  and  leasehold   improvements.
Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are charged to expense when incurred. The Partnership capitalizes direct labor and overhead related to installation and construction activities. Depreciation is computed on a straight-line basis using an average estimated useful life of 8 years.

Franchise Costs, Covenants not to Compete, Subscriber Lists and Goodwill

Franchise costs, covenants not to compete, subscriber lists and goodwill result from the application of the purchase method of accounting to business combinations. Such amounts are amortized on a straight-line basis over the following periods: 15 years for franchise costs (which reflects the Partnership's ability to renew existing franchise agreements), 5 years for covenants not to compete, 7 years for subscriber lists and 15 years for goodwill.

Impairment of Long-lived Assets

The Partnership periodically reviews the carrying amount of its property, plant and equipment and its intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates.

Deferred Financing Costs and Deferred Bond Issue Costs

Deferred financing costs and deferred bond issue costs are being amortized using the straight line method over the life of the loans and the bonds. Accumulated amortization at December 31, 1998 and 1997 is $5,106 and $1,808, respectively.

Derivative Financial Instruments

The Partnership manages risk arising from fluctuations in interest rates by using interest rate swap agreements, as required by its credit agreements. These agreements are treated as off-balance sheet financial instruments. The interest rate swap agreements are being accounted for as a hedge of the debt obligation, and accordingly, the net settlement amount is recorded as an adjustment to interest expense in the period incurred.

Income Taxes

The Partnership and its direct and indirect subsidiaries, except for FrontierVision Cable New England, Inc., New England CableVision of Massachusettes, Inc., Main Security Surveillance, Inc., FrontierVision Operating Partners, Inc., Capital, Holdings Capital and Holdings II Capital, are limited partnerships or limited liability companies and pay no income taxes as entities. All of the income, gains, losses, deductions and credits of the Partnership are passed through to its partners. Nominal taxes are assessed by certain state and local jurisdictions. The basis in the Partnership's assets and liabilities differs for financial and tax reporting purposes. At December 31, 1998, the book basis of the Partnership's net assets exceeded its tax basis by $20.4 million.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FrontierVision Cable New England, Inc., New England CableVision of Massachusettes, Inc., Main Security Surveillance, Inc., FrontierVision Operating Partners, Inc., Capital, Holdings Capital and Holdings II Capital are corporations and are subject to federal and state income taxes which have not been significant. Deferred taxes relate principally to the difference between book and tax basis of the cable television assets owned by New England Cablevision of Massachusetts, Inc., partially offset by the tax effect of related net operating loss carryforwards.

New Accounting Standards

The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), which is effective for all fiscal years beginning after June 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or (3) foreign currency exposures of net investments in foreign operations. Although management of the Company has not completed its assessment of the impact of SFAS 133 on its consolidated results of operations and financial position, management estimates that the impact of SFAS 133 will not be material.

The American Institute of Certified Public Accountants recently issued Statement of Position 98-5, Reporting the Costs of Start-up Activities, ("SOP 98-5"), which is effective for all fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. Had SOP 98-5 been adopted by the Partnership as of December 31, 1998, the Company would have recorded an increase to net loss of $280, as the cumulative effect of a change in accounting principle.

Reclassification

Certain amounts have been reclassified for comparability.

(3)  INVESTMENT IN CABLE TELEVISION SYSTEMS

The Partnership's investment in cable television systems is comprised of the following:

                                                                              --------------------------------------
                                                                                December 31,         December 31,
                                                                                    1998                 1997
                                                                              -----------------    -----------------

         Property and equipment                                                $    435,531         $    297,229
         Less--accumulated depreciation                                             (92,777)             (49,505)
                                                                               ------------         ------------
                Property and equipment, net                                         342,754              247,724
                                                                               ------------         ------------
         Franchise costs                                                            717,614              523,096
         Covenants not to compete                                                    16,856               14,983
         Subscriber lists                                                           146,411              106,270
         Goodwill                                                                    53,937               44,702
                                                                               ------------         ------------
                                                                                    934,818              689,051
         Less--accumulated amortization                                            (114,294)             (51,326)
                                                                               ------------         ------------
                Franchise costs and other intangible assets, net                    820,524              637,725
                                                                               ------------         ------------
         Total investment in cable television systems, net                     $  1,163,278         $    885,449
                                                                               ============         ============


                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


(4)  ACQUISITIONS AND DISPOSITIONS

Acquisitions

The Partnership has completed several acquisitions since its inception through December 31, 1998. All of the acquisitions have been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon the estimated fair values at the respective dates of acquisition. Such allocations are subject to adjustments as final appraisal information is received by the Partnership. Amounts allocated to property and equipment and to intangible assets will be respectively depreciated and amortized, prospectively from the date of acquisition based upon remaining useful lives and amortization periods.


The  following  table  lists  the   acquisitions  and  the  purchase  price  for
transactions occurring in the most recent two years.

--------------------------------------------------------------------------------------------------------------------------------
                   Predecessor Owner                      Primary Location of Systems     Date Acquired     Acquisition Cost (a)
                   -----------------                      ---------------------------     -------------     --------------------
Bluegrass Cable Partners, L.P.                                      Kentucky              March 20, 1997            $10,400
Clear Cable T.V., Inc. and B&G Cable T.V. Systems, Inc.             Kentucky              March 31, 1997             $1,800
Milestone Communications of New York, L.P.                            Ohio                March 31, 1997             $3,000
Triax Associates I, L.P. ("Triax I")                                  Ohio                 May 30, 1997             $34,800
Phoenix Front Row Cablevision                                         Ohio                 May 30, 1997              $6,900
PCI Incorporated                                                    Michigan             August 29, 1997            $13,600
SRW, Inc.'s Blue Ridge Cable Systems, L.P.                Tennessee and North Carolina  September 3, 1997            $4,100
A-R Cable Services - ME, Inc. ("Cablevision")                        Maine               October 31, 1997           $78,600
Harold's Home Furnishings, Inc.                            Pennsylvania and Maryland     October 31, 1997            $1,600
TCI Cablevision of Vermont, Inc. and Westmarc Development
        Joint Venture ("TCI-VT/NH")                        Vermont and New Hampshire     December 2, 1997           $34,800
Cox Communications, Inc. ("Cox-Central Ohio")                         Ohio              December 19, 1997          $204,100
TVC-Sumpter Limited  Partnership and North Oakland Cablevision
        Partners Limited Partnership                                Michigan              March 6, 1998             $14,400
TCI Cablevision of Ohio, Inc.                                         Ohio                April 1, 1998             $10,000
New England Cablevision of Massachusetts, Inc. ("NECMA")         Massachusetts            April 3, 1998             $44,900
Ohio Cablevision Network, Inc. ("TCI-Bryan")                          Ohio                July 31, 1998             $37,400
Unity Cable Television, Inc.                                         Maine              September 30, 1998             $800*
Appalachian Cablevision of Ohio                                       Ohio              September 1, 1998              $300
State Cable TV Corporation ("State")                          Maine, New Hampshire       October 23, 1998          $190,200*
Paint Valley Cable                                                    Ohio               October 30, 1998            $1,900*
CASCO                                                                Maine              November 30, 1998            $3,200*
---------------

(a) Acquisition cost represents the purchase price allocation between tangible and intangible assets including certain purchase accounting adjustments as of December 31, 1998.
*     Subject to adjustment.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(4)  ACQUISITIONS AND DISPOSITIONS (continued)

The combined purchase price of certain of these acquisitions has been allocated to the acquired assets and liabilities as follows:

                                                                ------------------------------------------------
                                                                    1998              1997              1996
                                                              Acquisitions(a)   Acquisitions(a)   Acquisitions(a)
                                                              ------------      ------------      ------------
    Property and equipment                                    $     79,526      $     48,805      $    169,240
    Franchise costs and other intangible assets                    244,492           344,490           268,836
                                                              ------------      ------------      ------------
         Subtotal                                                  324,018           393,295           438,076
                                                              ------------      ------------      ------------
    Net working capital (deficit)                                      410              (164)           (7,107)
    Deferred income taxes                                          (14,783)                -                 -
    Less - Earnest money deposits applied                           (2,050)             (500)           (9,502)
                                                              ------------      ------------      ------------
         Total cash paid for acquisitions                     $    307,595      $    392,631      $    421,467
                                                              ============      ============      ============

------------
(a) The combined purchase price includes certain purchase price adjustments for acquisitions consummated prior to the respective periods.

The Partnership has reported the operating results of its acquired cable systems from the dates of their respective acquisition.

Dispositions

The Partnership has completed two dispositions from its inception through December 1998.

On July 24, 1996, the Partnership sold certain cable television system assets located primarily in Chatsworth, Georgia to an affiliate of Helicon Partners for an aggregate sales price of approximately $7,900.

On September 30, 1996, the Partnership sold certain cable television system assets located in Virginia to Shenandoah Cable Television Company, an affiliate of Shenandoah Telephone Company, for an aggregate sales price of approximately $7,100.

On January 7, 1999, the Partnership sold certain cable television system assets located in the Southeast region to Helicon Partners I, LP, for an aggregate sales price of approximately $5,220.


(5)  DEBT

The Partnership's debt was comprised of the following:

                                                                            --------------------------------
                                                                              December 31,    December 31,
                                                                                 1998            1997
                                                                                 ----            ----
Bank Credit Facility (a) --
   Revolving Credit Facility, interest based on various floating rate        $    172,000      $          -
     options (7.25% average at December 31, 1998), payable monthly
    Term loans, interest based on various floating libor rate options
     (7.46% and 8.33% weighted average at December 31, 1998 and 1997,
     respectively), payable monthly                                               498,125           432,000
11% senior Subordinated Notes due 2006 (b)                                        200,000           200,000
11 7/8% senior Discount Notes due 2007 (c)                                        249,532           155,047
12% Senior Notes, due June 30, 2004 and 2007 (d)                                  158,593           141,642
14% Junior Notes, due June 30, 2004 and 2007  (d)                                  75,409            66,266
Other                                                                               1,485                 -
                                                                             ------------      ------------
Total debt                                                                   $  1,355,144      $    994,955
                                                                             ============      ============

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(5)  DEBT (continued)

(a)      Bank Credit Facility.

         On December 19, 1997, the Partnership entered into a Second Amended and Restated Credit Agreement (the "Amended Credit Facility") increasing the available senior debt by $535.0 million, for a total availability of $800.0 million. The amount available under the Amended Credit Facility includes two term loans of $250.0 million each ("Facility A Term Loan" and "Facility B Term Loan") and a $300.0 million revolving credit facility ("Revolving Credit Facility"). The Facility A Term Loan and the Revolving Credit Facility both mature on September 30, 2005. The entire outstanding principal amount of the Revolving Credit Facility is due on September 30, 2005, with escalating principal payments due quarterly beginning December 31, 1998 under the Facility A Term Loan. The Facility B Term Loan matures March 31, 2006 with 95% of the principal being repaid in the last two quarters of the term of the facility.

         Under the terms of the Amended Credit Facility, with certain exceptions, the Partnership has a mandatory prepayment obligation upon a change of control of the Partnership and the sale of any of its operating systems. This obligation may be waived with the consent of the majority of the lenders. Further, beginning with the year ending December 31, 2001, the Partnership is required to make prepayments equal to 50% of its excess cash flow, as defined in the Amended Credit Facility. The Partnership also pays commitment fees ranging from 1/2% - 3/8% per annum on the average unborrowed portion of the total amount available under the Amended Credit Facility.

         The Amended Credit Facility also requires the Partnership to maintain compliance with various financial covenants including, but not limited to, covenants relating to total indebtedness, debt ratios, interest coverage ratio and fixed charges ratio. In addition, the Amended Credit Facility has restrictions on certain partnership distributions by the Partnership.

         All partnership interests in the Partnership and all assets of the Partnership and its subsidiaries are pledged as collateral for the Amended Credit Facility.

(b)      Senior Subordinated Notes

         On October 7, 1996, FVOP issued, pursuant to a public offering (the "Offering"), $200,000 aggregate principal amount of Senior Subordinated Notes due 2006 (the "Subordinated Notes"). Net proceeds from the Offering of $192,500, after costs of approximately $7,500, were available to FVOP on October 7, 1996.

         In connection with the anticipated issuance of the Subordinated Notes in connection with the Offering, FVOP entered into deferred interest rate setting agreements to reduce the FVOP's interest rate exposure in anticipation of issuing the Subordinated Notes. The cost of such agreements, amounting to $1,390, are recognized as a component of interest expense over the term of the Subordinated Notes.

         The Subordinated Notes are unsecured subordinated obligations of FVOP (co-issued by Capital) that mature on October 15, 2006. Interest accrues at 11% per annum beginning from the date of issuance, and is payable each April 15 and October 15, commencing April 15, 1997.

         The  Subordinated   Notes  Indenture  (the   "Indenture")  has  certain
         restrictions on incurrence of indebtedness, distributions, mergers, asset sales and changes in control of FVOP.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
(5)      DEBT (continued)

(c)      Senior Discount Notes

         On September 19, 1997, Holdings issued, pursuant to a private offering, the Discount Notes. The Discount Notes were sold at approximately 63.1% of the stated principal amount at maturity of $237,650 and provided net proceeds of $144,750, after underwriting fees of approximately $5,250.

         On December 2, 1998, Holdings issued, pursuant to a private offering, the Discount Notes, Series B. The Discount Notes were sold at at approximately 82.149% of the stated principal amount at maturity of $91,298 and provided net proceeds of $72,750, after underwriting fees of approximately $2,250.

         The Discount Notes are unsecured obligations of Holdings and Holdings Capital (collectively, the "Issuers"), ranking pari passu in right of payment to all existing and future unsecured indebtedness of the Issuers and will mature on September 15, 2007. The discount on the Discount Notes is being accreted using the interest method over four years until September 15, 2001, the date at which cash interest begins to accrue. Cash interest will accrue at a rate of 11 7/8% per annum and will be payable each March 15 and September 15, commencing March 15, 2002.

         The Discount Notes are redeemable at the option of the Issuers, in whole or in part, at any time on or after September 15, 2001, at redemption prices set forth in the Indenture for the Discount Notes (the "Discount Notes Indenture"), plus any unpaid interest, if any, at the date of the redemption. The Issuers may redeem, prior to September 15, 2001, up to 35% of the principal amount at maturity of the Discount Notes with the net cash proceeds received from one or more public equity offerings or strategic equity investments at a redemption prices set forth in the Discount Notes Indenture, plus any unpaid interest, if any, at the date of the redemption.

         The Discount Notes Indenture has certain restrictions on incurrence of indebtedness, distributions, mergers, asset sales and changes in control of Holdings.

J.P. Morgan Investment Corporation and First Union Capital Partners, Inc. ("Equity Holders") are affiliates of the Partnership, owning in the aggregate, a 37.6% limited partnership interest in FVP. Affiliates of the Equity Holders received underwriting fees of approximately $3.6 million in connection with the issuance of the Notes and received compensation in the aggregate of approximately $3.1 million in connection with the issuance of the Discount Notes.

(d)      Senior and Junior Notes

         The Senior and Junior Notes are unsecured obligations of FVP, ranking pari passu in right of payment to all existing and future indebtedness of FVP. The Senior Notes bear interest at a rate of 12% per annum, compounded annually, and are payable June 30, 2004 and 2007 or, if earlier, the last day of the term of the Partnership. The Junior Notes bear interest at a rate of 14% per annum, compounded annually, and are payable June 30, 2004 and 2007 or, if earlier, the last day of the term of the Partnership. Under the terms of the Senior Notes and the Junior Notes, no cash interest payments are required.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
(5)      DEBT (continued)

 (e)     Interest Rate Protection Agreements

         In order to convert effectively certain of the interest payable at variable rates under the Amended Credit Facility to interest at fixed rates, the Partnership has entered into interest rate swap agreements for notional amounts totaling $187,500, and maturing between November 15, 1999 and October 7, 2001. According to these agreements, the Partnership pays or receives the difference between (1) an average fixed rate of 5.84% and (2) a floating rate of the three month libor applied to the same $187,500 notional amount every three months during the term of the interest rate swap agreement. On April 7, 1998, the Partnership terminated one of its interest rate swap agreements for a notional amount of $82,500 and entered into a new interest rate swap agreement for $100,000. There was no termination fee associated with this transaction.

         On April 8, 1998, the Partnership entered into a collar interest rate swap agreement ("Collar Agreement") for a notional amount of $100,000, maturing on January 8, 2001. The Collar Agreement provides for different exchanges between the Partnership and the counterparty depending on the level of the floating three month LIBOR rate (5.32% at December 31, 1998). Such exchanges occur every three months during the term of the Collar Agreement. The different exchanges are as follows:

         (1) When LIBOR is below 5.05%, the Partnership pays to the counterparty the difference between the fixed rate of 5.65% and the LIBOR rate, applied to the $100,000 notional amount;
         (2) When LIBOR is between 5.65% and 6.65%, the Partnership receives from the counterparty the difference between the fixed rate of 5.65% and LIBOR rate, applied to the $100,000 notional amount;
         (3) When LIBOR is in excess of 6.65% or between 5.65% and 5.05%, the Collar Agreement has no financial effect.

         On October 3, 1997, in order to convert certain of the future interest payable at variable rates under indebtedness, the Partnership entered into a forward interest rate swap agreement. This commenced on October 15, 1998, for a notional amount totaling $150,000, maturing on October 15, 2001. According to this agreement, the Partnership will pay or receive the difference between (1) a fixed rate of 6.115% and (2) a floating rate based on three month libor applied to the same $150,000 notional amount every three months during the term of the interest rate swap agreement.

         Information concerning the Partnership's interest rate agreements at December 31, 1998 is as follows:

                                                                                                 Amount to be
                                            Interest rate                Notional                  paid upon
               Expiration date             to be received                 amount                termination (i)
               ---------------             --------------                 ------                ---------------
         November 15, 1999                     5.912%                 $     65,000               $       472.5
         November 15, 1999                     5.188%                       22,500                        12.1
         January 8, 2001                       5.650%                      100,000                     1,215.3
         October 7, 2001                       5.940%                      100,000                     2,731.9
         October 15, 2001                      6.115%                      150,000                     4,340.7
                                                                      ------------               -------------
                                                                      $    437,500               $     8,772.5
                                                                      ============               =============

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(5)      DEBT (continued)


         (i) The estimated amount that the Partnership would pay to terminate the agreements on December 31, 1998. This amount takes into consideration current interest rates, the current creditworthiness of the counterparties and represents the fair value of the interest rate agreements.

The debt of the Partnership, excluding future interest accretion, matures as follows:


             Year Ended December 31 --
             -------------------------
             1999                               $    11,144
             2000                                    24,575
             2001                                    34,575
             2002                                    44,575
             2003                                    55,825
             Thereafter                           1,184,450
                                                -----------
                                                $ 1,355,144
                                                ===========

(6)  DEFERRED FINANCING COSTS

The Partnership refinanced its Senior Credit Facility in December, 1997. Accordingly, the deferred financing costs related to the initial debt were written off. The effect of this write-off was a $5,046 charge to expense and was recorded as an extraordinary item. Additional costs related to the Amended Credit Facility were recorded as deferred financing costs during 1997.

(7)  FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximate their fair value due to the nature and length of maturity of the investments.

The estimated fair value of the Partnership's Amended Credit Facility is based on floating market rates at December 31, 1998; therefore, there is no material difference in the fair market value and the carrying value of such debt instruments. The Notes have an aggregate principal amount of $200,000 with a 11% coupon rate. The fair value for the Notes at December 31, 1998 is $222,000. The Discount Notes have an aggregate principal amount at maturity of $328,948 with a 11 7/8% coupon. At December 31, 1998, the approximate fair value of the Partnership's Discount Notes was $273,030. The fair value of the Subordinated Notes and the Discount Notes is estimated based on Portal Market quotations of the issue. The fair value of the Junior and Senior Notes is not determinable as a result of the related party nature of such instruments.

(8)  COMMITMENTS AND CONTINGENCIES

The Partnership has annual commitments under lease agreements for office space, equipment, pole rental and land upon which certain of its towers and antennae are constructed. Rent expense for the years ended December 31, 1998, 1997 and 1996 was $5,806, $4,065 and $2,365, respectively.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(8)  COMMITMENTS AND CONTINGENCIES (continued)

Estimated future noncancelable lease payments under such lease obligations subsequent to December 31, 1998 are as follows:

               Year Ended December 31 --
               -------------------------
               1999                             $      1,404
               2000                                    1,104
               2001                                      781
               2002                                      646
               2003                                      390
               Thereafter                                737
                                                ------------
                                                $      5,062
                                                ============

In October 1992, Congress enacted the Cable Television Consumer and Competition Act of 1992 (the "1992 Cable Act") which greatly expanded federal and local regulation of the cable television industry. The Federal Communications
Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and at the FCC level in response to complaints on rates for cable programming services. The FCC also adopted comprehensive and restrictive regulations allowing operators to modify their regulated rates on a quarterly or annual basis using various methodologies that account for the changes in the number of regulated channels, inflation, and increases in certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming fees and franchise related obligations. The FCC has also adopted regulations that permit qualifying small cable operators to justify their regulated service and equipment rates using a simplified cost-of-service formula.

As a result of such actions, the Partnership's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. The Partnership believes that it has complied in all material respects with the rate regulation provisions of the federal law. However, the Partnership's rates for Regulated Services are subject to review by the FCC, if a complaint has been filed, or by the appropriate franchise authority if it is certified by the

FCC to regulate basic rates. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

The Partnership's agreements with franchise authorities require the payment of annual fees which approximate 3% of system franchise revenue. Such franchises are generally nonexclusive and are granted by local governmental authorities for a specified term of years, generally for extended periods of up to fifteen years.


(9) YEAR 2000 COMPLIANCE

The Partnership has under way a project to review and modify, as necessary, its computer applications, hardware and other equipment to make them Year 2000 compliant. The Partnership has also initiated formal communications with third parties having a substantial relationship to its business, including significant suppliers and financial institutions, to determine the extent to which the Partnership may be vulnerable to such third parties' failures to achieve Year 2000 compliance.

                 FRONTIERVISION PARTNERS, L.P. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

(9) YEAR 2000 COMPLIANCE (continued)

Failure to achieve Year 2000 compliance by the Partnership, its principal suppliers and certain financial institutions with which it has relationship could negatively affect the Partnership's ability to conduct business for an extended period. There can be no assurances that all Partnership information technology systems and components will be fully Year 2000 compliant; in addition, other companies on which the Partnership's systems and operations rely may not be fully compliant on a timely basis, and any such failure could have a material adverse effect on the Partnership's financial position, results of operations or liquidity.


(10) SUBSEQUENT EVENT

On February 22, 1999, FVP entered into a definitive agreement with Adelphia Communications Corporation to sell all outstanding partnership interests of FVP in exchange for cash, the assumption of certain liabilities and 7,000,000 shares of Adelphia Class A common stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Cox Communications, Inc.

We have audited the accompanying combined statement of net assets of Cox Communications, Inc.'s ("CCI") Central Ohio Cluster as of December 31, 1996, and the related combined statements of income, changes in net assets, and cash flows for the year then ended. These financial statements are the responsibility of CCI's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Cox Communications, Inc.'s Central Ohio Cluster at December 31, 1996, and the combined results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in Note 1, CCI sold the assets and certain liabilities of the Central Ohio Cluster.



DELOITTE & TOUCHE LLP

August 29, 1997
(December 19, 1997 as to the second paragraph in Note 1)
Atlanta, Georgia

                              CENTRAL OHIO CLUSTER
                        COMBINED STATEMENTS OF NET ASSETS

                                                            -------------------------------------
                                                             September 30,            December 31,
                                                                 1997                    1996
                                                               --------------------------------
                                                             (Unaudited)
                                                                    (Thousands of Dollars)


                                 ASSETS
Cash                                                            $     28               $    239
Accounts receivable, less allowance for doubtful
     accounts of  $87 and $66                                      2,511                  2,310
Net plant and equipment                                           24,278                 24,512
Intangible assets                                                148,284                151,263
Other assets                                                         853                  1,448
                                                                --------               --------

     Total assets                                               $175,954               $179,772
                                                                ========               ========

                       LIABILITIES AND NET ASSETS
Accounts payable and accrued expenses                           $    667               $  1,245
Deferred income                                                    1,416                  1,430
Deferred income taxes                                             62,294                 63,442
Other liabilities                                                    399                    191
Amounts due to Affiliates                                         29,571                 35,107
                                                                --------               --------
     Total liabilities                                            94,347                101,415

Net assets                                                        81,607                 78,357
                                                                --------               --------

     Total liabilities and net assets                           $175,954               $179,772
                                                                ========               ========






















                   See notes to combined financial statements.

                              CENTRAL OHIO CLUSTER
                          COMBINED STATEMENTS OF INCOME


                                        ----------------------------------------------------------
                                        Nine Months Ended    Nine Months Ended       Year Ended
                                           September 30,        September 30,        December 31,
                                               1997                1996                 1996
                                            ----------         --------------       -------------
                                          (Unaudited)           (Unaudited)
                                                            (Thousands of Dollars)

Revenues                                    $ 25,486           $   23,389             $ 31,749

Costs and expenses:
   Operating                                   8,387                7,371               10,132
   Selling, general and administrative         3,408                3,772                5,143
   Depreciation                                3,735                3,579                4,846
   Amortization                                2,979                2,979                3,972
                                               -----                -----                -----
Operating income                               6,977                5,688                7,656
Interest expense with affiliates              (1,443)              (1,851)              (2,346)
Other, net                                       (25)                   6                    5
                                               -----                -----                -----
Income before income taxes                     5,509                3,843                5,315
Income taxes                                  (2,259)              (1,576)              (2,176)
                                               -----                -----                -----
Net income                                   $ 3,250              $ 2,267              $ 3,139
                                               =====                =====                =====




























                   See notes to combined financial statements.

                              CENTRAL OHIO CLUSTER
                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS



                                              ---------------------
                                              (Thousands of Dollars)
                                              ---------------------

Balance at December 31, 1995                       $ 75,218
  Net income                                          3,139
                                                     ------
Balance at December 31, 1996                         78,357
  Net income (Unaudited)                              3,250
                                                     ------
Balance at September 30, 1997 (Unaudited)          $ 81,607
                                                     ======































                   See notes to combined financial statements.

                              CENTRAL OHIO CLUSTER
                        COMBINED STATEMENTS OF CASH FLOWS


                                                               ----------------------------------------------------
                                                              Nine Months          Nine Months
                                                                 Ended                Ended              Year Ended
                                                             September 30,         September 30,         December 31,
                                                                 1997                  1996                 1996
                                                             ---------------       --------------        -----------
                                                              (Unaudited)           (Unaudited)
                                                                              (Thousands of Dollars)
Cash flows from operating activities
Net income                                                     $  3,250             $  2,267             $  3,139
Adjustments to reconcile net income to net cash
provided
  by operating activities:
    Depreciation                                                  3,735                3,579                4,846
    Amortization                                                  2,979                2,979                3,972
    Deferred income taxes                                        (1,148)              (1,245)              (1,849)
(Increase) decrease in accounts receivable                         (201)                 155                 (120)
Decrease in other assets                                            595                  348                  206
Increase (decrease) in accounts payable and accrued expenses       (592)                 289                  803
Other, net                                                          208                  (20)                 (42)
                                                               --------             --------             --------
       Net cash provided by operating activities                  8,826                8,352               10,955
                                                               --------             --------             --------
Cash flows from investing activities
Capital expenditures                                             (3,501)              (2,549)              (2,939)
                                                               --------             --------             --------
       Net cash used in investing activities                     (3,501)              (2,549)              (2,939)
                                                               --------             --------             --------
Cash flows from financing activities
Decrease in amounts due to Affiliates                            (5,536)              (4,933)              (7,777)
                                                               --------             --------             --------
       Net cash provided by financing activities                 (5,536)              (4,933)              (7,777)
                                                               --------             --------             --------
Net increase (decrease) in cash                                    (211)                 870                  239
Cash at beginning of period                                         239                 --                   --
                                                               --------             --------             --------
Cash at end of period                                          $     28             $    870             $    239
                                                               ========             ========             ========


Cash paid during the period for:
     Interest                                                  $     17             $     11             $     14
     Income taxes                                                   788                  852                  905












                   See notes to combined financial statements.

                              CENTRAL OHIO CLUSTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                   (Information as of and for the Nine Months
                     Ended September 30, 1997 is unaudited)


(1)    ORGANIZATION AND BASIS OF PRESENTATION

The combined financial statements represent the combined operations of Cox Communications, Inc.'s ("CCI") cable television systems serving eight communities in Central Ohio (collectively referred to as the "Central Ohio
Cluster"). These cable television systems were acquired by CCI, an indirect 75.3% owned subsidiary of Cox Enterprises, Inc. ("CEI"), from the Times Mirror Company ("Times Mirror") in connection with CCI's acquisition of Times Mirror Cable Television, Inc. ("TMCT") on February 1, 1995. The historical combined financial statements do not necessarily reflect the results of operations or financial position that would have existed had the Central Ohio Cluster been an independent company. All significant intercompany accounts and transactions have been eliminated in the combined financial statements of the Central Ohio Cluster.

On December 19, 1997, CCI sold the assets and certain liabilities of the Central Ohio Cluster to FrontierVision Operating Partners, L.P. for approximately $204.0 million.


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Central Ohio Cluster bills its customers in advance; however, revenue is recognized as cable television services are provided. Receivables are generally collected within 30 days. Credit risk is managed by disconnecting services to customers who are delinquent generally greater than 75 days. Other revenues are recognized as services are provided. Revenues obtained from the connection of customers to the cable television systems are less than related direct selling costs; therefore, such revenues are recognized as services are provided.

Plant and Equipment

Depreciation is computed using principally the straight-line method at rates based upon estimated useful lives of five to 20 years for building and building improvements, five to 12 years for cable television systems and three to 10 years for other plant and equipment.

The costs of initial cable television connections are capitalized as cable plant at standard rates for the Central Ohio Cluster's labor and at actual cost for materials and outside labor. Expenditures for maintenance and repairs are charged to operating expense as incurred. At the time of retirement, sale or other disposition of property, the original cost and related accumulated depreciation are written off.

Intangible Assets

Intangible assets consist of goodwill and cable television franchise rights recorded in connection with the acquisition of the Central Ohio Cluster from TMCT and are amortized on a straight-line basis over 40 years. The Central Ohio Cluster assesses on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value. The Central Ohio Cluster also evaluates the amortization period of intangible assets to determine whether events or circumstances warrant revised estimated of useful lives.

                              CENTRAL OHIO CLUSTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                   (Information as of and for the Nine Months
                     Ended September 30, 1997 is unaudited)


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets

Effective January 1, 1996, the Central Ohio Cluster adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets and certain intangibles be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, with any impairment losses being reported in the period in which the recognition criteria are first applied based on the fair value of the asset. Long-lived assets and certain intangibles to be disposed of are required to be reported at the lower of carrying amounts or fair value less cost to sell.

Income Taxes

The accounts of the Central Ohio Cluster are included in the consolidated federal income tax return and certain state income tax returns of CEI. Current federal and state income tax expenses and benefits have been allocated on a separate return basis to the Central Ohio Cluster based on the current year tax effects of the inclusion of its income, expenses and credits in the consolidated income tax returns of CEI or based on separate state income tax returns.

Deferred income tax assets and liabilities arise from temporary differences in the financial reporting and income tax basis of assets and liabilities. These differences primarily result from property and intangible assets.

Fees and Taxes

The Central Ohio Cluster incurs various fees and taxes in connection with the operations of its cable television systems, including franchise fees paid to various franchise authorities, copyright fees paid to the U.S. Copyright Tribunal and business and franchise taxes paid to the State of Ohio. A portion of these fees and taxes are passed through to the Central Ohio Cluster's subscribers. Amounts collected from subscribers are recorded as a reduction of operating expenses.

Pension, Postretirement and Postemployment Benefits

CCI generally provides defined pension benefits to substantially all employees based on years of service and compensation during those years. CCI also provides certain health care and life insurance benefits to substantially all retirees and employees through certain CEI plans. Expense related to the CCI and CEI plans is allocated to the Central Ohio Cluster through the intercompany account. The amount of the allocations is generally based on actuarial determinations of the effects of the Central Ohio Cluster employees' participation in the plans.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              CENTRAL OHIO CLUSTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                   (Information as of and for the Nine Months
                     Ended September 30, 1997 is unaudited)


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The unaudited combined financial statements as of and for the nine months ended September 30, 1997 and 1996, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for this period. Operating results for nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year.


(3)    CASH MANAGEMENT SYSTEM

The Central Ohio Cluster participates in CEI's cash management system, whereby the bank sends daily notification of checks presented for payment. CEI transfers funds from other sources to cover the checks presented for payment.


(4)    PLANT AND EQUIPMENT

                                             ----------------- -----------------
                                             September 30,        December 31,
                                                 1997                 1996
                                              --------             ---------
                                                          (In Thousands)
Land                                           $    313             $    311
Buildings and building improvements                 990                1,033
Transmission and distribution plant              43,531               41,329
Miscellaneous equipment                           2,343                1,478
Construction in progress                            531                  825
                                               --------             --------
     Plant and equipment, at cost                47,708               44,976
Less accumulated depreciation                   (23,430)             (20,464)
                                               --------             --------
     Net plant and equipment                   $ 24,278             $ 24,512
                                               ========             ========


(5)    INTANGIBLE ASSETS

                                        ----------------------------------
                                        September 30,         December 31,
                                            1997                  1996
                                          ----------            ---------
                                                   (In Thousands)
Goodwill                                 $ 158,876             $ 158,876
Less accumulated amortization              (10,592)               (7,613)
                                         ---------             ---------
  Net intangible assets                  $ 148,284             $ 151,263
                                         =========             =========

                              CENTRAL OHIO CLUSTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                   (Information as of and for the Nine Months
                     Ended September 30, 1997 is unaudited)


(6)    INCOME TAXES

Current and deferred income tax expenses (benefits) are as follows:

                                    ------------------------------------------
                                    Nine months ended          Year ended
                                    September 30, 1997      December 31, 1996
                                          -------                -------
                                                  (In Thousands)
Current:
  Federal                                 $ 2,906                $ 3,289
  State                                       520                    736
                                          -------                -------
     Total current                          3,426                  4,025
                                          -------                -------
Deferred:
  Federal                                  (1,119)                (1,385)
  State                                       (48)                  (464)
                                          -------                -------
     Total deferred                        (1,167)                (1,849)
                                          -------                -------
     Net income tax expense               $ 2,259                $ 2,176
                                          =======                =======


Income tax expense differs from the amount computed by applying the U.S. statutory federal income tax rate (35%) to income (loss) before income taxes as a result of the following items:

                                                      -------------------------------------------
                                                         Nine months ended           Year ended
                                                        September 30, 1997       December 31, 1996
                                                              ------               ------
                                                                     (In Thousands)
Computed tax expense at federal statutory
       rates on income before income taxes                    $1,928               $1,860
State income taxes, net of federal tax benefit                   307                  177
Other, net                                                        24                  139
                                                              ------               ------
       Net income tax expense                                 $2,259               $2,176
                                                              ======               ======

Significant components of the net deferred tax liability consist of the following:

                                        ---------------------------------------
                                      Nine months ended           Year ended
                                       September 30, 1997     December 31, 1996
                                            --------              --------
                                                   (Thousands of Dollars)

Plant and equipment                         $ (5,618)             $ (5,787)
Franchise rights                             (57,569)              (58,638)
Other                                            893                   983
                                            --------              --------
     Net deferred tax liability             $(62,294)             $(63,442)
                                            ========              ========


(7)    RETIREMENT PLANS

Qualified Pension Plan

Effective January 1, 1996, CCI established the Cox Communications, Inc. Pension Plan (the "CCI Plan"), a qualified noncontributory defined benefit pension plan for substantially all of CCI's employees including the Central Ohio Cluster's employees. Plan assets consist primarily of common stock, investment-

                              CENTRAL OHIO CLUSTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                   (Information as of and for the Nine Months
                     Ended September 30, 1997 is unaudited)


(7)    RETIREMENT PLANS (CONTINUED)

grade corporate bonds, cash and cash equivalents and U.S. government obligations. The CCI Plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with CCI and compensation rates near retirement. The funded status of the portion of the CCI Plan covering the employees of the Central Ohio Cluster is not determinable. The fair value of the CCI Plan assets was greater than the projected benefit obligation as of December 31, 1996.

Total pension expense attributable to the Central Ohio Cluster employees' participation in the CCI Plan was $33,000 for the nine month period ended September 30, 1997 and $158,000 for the year ended December 31, 1996.

The assumptions used in the actuarial computations at December 31, 1996 were:

Discount rate                                                   7.75%
Rate of increase in compensation levels                         5.50%
Expected long-term rate of return on plan assets                9.00%

Other Retirement Plans

CEI provides certain health care and life insurance benefits to substantially all retirees of CEI and its subsidiaries. Postretirement expense allocated to the Central Ohio Cluster by CEI was $13,000 for the nine month period ended September 30, 1997 and $15,000 for the year ended December 31, 1996. CEI has been contributing additional amounts to the Cox Pension Plan Trust to fund health care benefits pursuant to Section 401(h) of the Internal Revenue Code. CEI is funding benefits to the extent contributions are tax deductible. In general, retiree health benefits are paid as covered expenses are incurred. The funded status of the postretirement plan covering the employees of the Central Ohio Cluster is not determinable. The accumulated postretirement benefit obligation for the postretirement plan of CEI substantially exceeded the fair value of assets held in the Cox Pension Plan Trust at December 31, 1996.

In addition, substantially all of Central Ohio Cluster's employees are eligible to participate in the savings and investment plan of CEI. Under the terms of the plan, the Central Ohio Cluster matches 50% of employee contributions up to a maximum of 6% of the employee's base salary. The Central Ohio Cluster's expense under the plan was $57,000 for the nine-month period ended September 30, 1997 and $83,000 for the year ended December 31, 1996.


(8)    TRANSACTIONS WITH AFFILIATED COMPANIES

The Central Ohio Cluster borrows funds for working capital and other needs from CCI. Certain management services are provided to the Central Ohio Cluster by CCI and CEI. Such services include legal, corporate secretarial, tax, treasury, internal audit, risk management, benefits administration and other support services. The Central Ohio Cluster was allocated expenses for the nine months ended September 30, 1997 and for the year ended December 31, 1996 of approximately of $604,000 and $1,320,000, respectively, related to these services. Allocated expenses are based on management's estimate of expenses related to the services provided to the Central Ohio Cluster in relation to those provided to other divisions of CCI and CEI. Management believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Central Ohio Cluster contracted directly with third parties. Management has not made a

                              CENTRAL OHIO CLUSTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                   (Information as of and for the Nine Months
                     Ended September 30, 1997 is unaudited)


(8)    TRANSACTIONS WITH AFFILIATED COMPANIES (CONTINUED)

study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The fees and expenses to be paid by the Central Ohio Cluster various transactions, including those described above. At December 31, 1996 and September 30, 1997, outstanding amounts due to affiliates bear interest at fifty basis points above CCI's commercial paper borrowings. This rate as of September 30, 1997 and December 31, 1996 was 6.32% and 6.6%, respectively.

In accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the Central Ohio Cluster has estimated the fair value of its intercompany advances and notes payable. Given the short-term nature of these advances, the carrying amounts reported in the statements of net assets approximate fair value.


(9)    COMMITMENTS AND CONTINGENCIES

The Central Ohio Cluster leases office facilities and various items of equipment under noncancelable operating leases. Rental expense under operating leases amounted to $259,000 for the nine month period ended September 30, 1997 and $331,000 for the year ended December 31, 1996. Future minimum lease payments as of September 30, 1997 for all noncancelable operating leases are as follows:

                                   1997                       $   18
                                   1998                           40
                                   1999                           31
                                   2000                           31
                                   2001                           31
                                   2002                            7
                                                              ------
                                     Total                    $  158
                                                              ======

The FCC has adopted rate regulations required by the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). Beginning in September 1995, the FCC authorized a method of implementing rate adjustments which allows cable operators to increase rates for programming annually on the basis of proposed increases in external costs rather than on the basis of cost increases incurred in the preceding quarter. Local franchising authorities have the ability to obtain certification from the FCC to regulate rates charged by the Central Ohio Cluster for basic cable services and associated basic cable services equipment. In addition, the rates charged by the Central Ohio Cluster for cable programming services ("CPS") can be regulated by the FCC should any franchising authority of the Central Ohio Cluster file rate complaints with the FCC. To date, the local franchising authorities for the Central Ohio Cluster have not become certified by the FCC to regulate rates for basic cable service and associated basic cable services equipment and no complaints have been filed by customers with the FCC regarding rates charged for CPS. Though rates for basic and CPS are presently not regulated, management of the Central Ohio
Cluster believes the rates charged for basic and CPS comply in all material respects with the 1992 Cable Act and that should such rates become regulated in the future the impact on the financial position and results of operation of the Central Ohio Cluster would not be material.

                              CENTRAL OHIO CLUSTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                   (Information as of and for the Nine Months
                     Ended September 30, 1997 is unaudited)


(9)    COMMITMENTS AND CONTINGENCIES (CONTINUED)

On February 1, 1996, Congress passed the Telecommunications Act of 1996 (the "1996 Act"), which was signed into law by the President on February 8, 1996. Among other provisions, the 1996 Act deregulates the CPS tier of large cable television operators on March 31, 1999 and upon enactment, the CPS rates of small cable television operators, where a small cable operator serves 50,000 or fewer subscribers, revises the procedures for filing a CPS complaint and adds a new effective competition test.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To State Cable TV Corporation and Subsidiary:

We have audited the accompanying consolidated balance sheets of State Cable TV Corporation and Subsidiary as of December 31, 1997, and the related consolidated statement of operations and deficit and cash flows for the year then ended. These consolidated financial statements referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of State Cable TV Corporation and Subsidiary as of December 31, 1997, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.







Boston, Massachusetts
March 13, 1998

                    STATE CABLE TV CORPORATION AND SUBSIDIARY

                           Consolidated Balance Sheets

                                     Assets
                                                                                            December 31,     September 30,
                                                                                                1997              1998
                                                                                                              (Unaudited)

Current Assets:
   Cash                                                                                 $       605,832   $       915,676
   Subscriber receivables, net of allowance for doubtful accounts of $706,140 at              1,688,694         1,505,602
     December, 31 1997 and $1,150,567 at September 30, 1998 (unaudited)
   Other current assets                                                                         440,594           474,408
                                                                                        ---------------   ---------------
         Total current assets                                                                 2,735,120         2,895,686
                                                                                        ---------------   ---------------
Property, Plant and Equipment, at cost:
   Land and building held for sale                                                              383,219           383,219
   Land                                                                                         235,674           235,674
   Building and building improvements                                                         2,317,728         2,386,357
   Cable TV equipment                                                                        56,274,822        60,072,379
   Office equipment                                                                           1,558,486         1,666,208
   Vehicles                                                                                   2,017,865         2,212,835
                                                                                        ---------------   ---------------
                                                                                             62,787,794        66,956,672
   Less-Accumulated depreciation                                                            (40,957,381)      (44,491,861)
                                                                                        ---------------   ---------------
                                                                                             21,830,413        22,464,811
   Construction in process                                                                      805,422               -
                                                                                        ---------------   ---------------
                                                                                             22,635,835        22,464,811

Notes Receivable from Affiliate (Note 8)                                                     10,115,617        11,070,626
Deferred Income on Installment Sale (Note 8)                                                 (7,291,147)       (7,684,897)
                                                                                        ---------------   ---------------
         Total notes receivable                                                               2,824,470         3,385,729
                                                                                        ---------------   ---------------
Intangible Assets, net
   Franchises                                                                                 2,420,280         2,221,019
   Goodwill                                                                                     285,409           276,877
   Loan costs                                                                                 1,200,807         1,011,805
                                                                                        ---------------   ---------------
                                                                                              3,906,496         3,509,701
                                                                                        ---------------   ---------------
Other Assets (Note 3)                                                                            93,543               -
                                                                                        ---------------   ---------------
         Total assets                                                                   $    32,195,464   $    32,255,927
                                                                                        ===============   ===============
                      Liabilities and Shareholders' Deficit
Current Liabilities:
   Current maturities of long-term debt                                                 $     5,254,068   $     7,011,576
   Accounts payable                                                                           2,845,415         2,438,018
   Accrued expenses                                                                           1,856,008         1,719,585
   Subscriptions received in advance                                                            351,032           346,694
                                                                                        ---------------   ---------------
         Total current liabilities                                                           10,306,523        11,515,873
                                                                                        ---------------   ---------------

Long-Term Debt, net of current maturities                                                    55,704,532        54,804,435
Deferred State Tax Payable                                                                       18,355               -
Other Long-Term Liabilities                                                                     102,579           311,829
                                                                                        ---------------   ---------------
         Total liabilities                                                                   66,131,989        66,632,137
                                                                                        ---------------   ---------------
Commitments and Contingencies (Note 5)
Minority Interest                                                                             2,082,054         2,665,322
Shareholders' Deficit:
  Common stock, par value $1.00 per share, authorized, issued and outstanding, 1,822              1,822             1,822
     shares
  Accumulated deficit                                                                       (36,020,401)      (37,043,354)
                                                                                        ---------------   ---------------
         Total shareholders' deficit                                                        (36,018,579)      (37,041,532)
                                                                                        ---------------   ---------------
         Total liabilities and shareholders' deficit                                    $    32,195,464   $    32,255,927
                                                                                        ===============   ===============


        The accompanying notes are an integral part of these consolidated financial statements.

                    STATE CABLE TV CORPORATION AND SUBSIDIARY

                Consolidated Statements of Operations and Deficit



                                                    Year Ended        Nine Months Ended           Three Months Ended
                                                   December 31,         September 30,               September 30,
                                                       1997           1997           1998         1997          1998
                                                                         (Unaudited)                 (Unaudited)

Gross Service Revenue:
   Subscriber revenue                             $  22,327,282  $  16,508,075   $ 18,500,996 $   5,736,622 $  6,380,173
   Premium services and pay per view revenue          3,274,880      2,260,703      2,488,962       826,772      958,136
   Advertising revenue                                1,441,866        946,370        981,967       276,455      376,642
   Installation revenue                                 594,663        469,068        371,564       136,114      123,544
   Other revenue                                        702,014        608,805        655,733       215,741      350,609
                                                  -------------  -------------   ------------ ------------- ------------
                                                     28,340,705     20,793,021     23,126,355     7,191,704    8,089,104
Programming Costs                                     5,434,797      3,905,225      4,689,751     1,391,621    1,648,373
                                                  -------------  -------------   ------------ ------------- ------------
         Net revenue (after programming costs)       22,905,908     16,887,796     18,436,604     5,800,083    6,440,731
                                                  -------------  -------------   ------------ ------------- ------------
Operating Expenses:
   General and adminstrative                          6,009,795      4,652,460      5,248,940     1,569,971    1,824,686
   Production and advertising                         3,848,847      2,869,849      2,930,704       912,574      984,781
   Depreciation                                       4,259,092      3,653,200      3,534,480     1,238,400    1,178,160
   Ice storm damage                                         -              -        1,595,567            -        71,465
                                                  -------------  -------------   ------------ ------------- ------------
                                                     14,117,734     11,175,509     13,309,691     3,720,945    4,059,092
                                                  -------------  -------------   ------------ ------------- ------------

Income  from Operations Before Other Expenses         8,788,174      5,712,287      5,126,913     2,079,138    2,381,639
(Income)

Other Expenses (Income):
   Interest expense                                   4,875,201      3,556,976      3,954,002     1,249,541    1,464,951
   Management fees to affiliated company                687,177        506,039        566,316       174,000      188,772
   Amortization of intangible assets                    626,813        368,014        396,917       126,792      132,306
   Gain on sale of equipment                            (31,051)        (6,737)           -            -             -
   Interest income                                      (71,117)       (24,517)       (31,693)       (7,453)     (12,114)
   Minority interest in income of Better Cable          768,594        588,255        583,268       207,994      245,251
                                                  -------------  -------------   ------------ ------------- ------------
    TV Company
                                                      6,855,617      4,988,030      5,126,913     1,750,874    2,019,166
                                                  -------------  -------------   ------------ ------------- ------------
Income  (Loss) Before State Income Taxes              1,932,557        724,257       (341,897)      328,264      362,473

Provision for State Income Taxes                         18,000           -              -            -            -
                                                  -------------  -------------   ------------ ------------- ------------
         Net income (Loss)                            1,914,557        640,714       (341,897)      328,264      362,473
                                                  -------------  -------------   ------------ ------------- ------------
Accumulated Deficit, beginning of period            (36,780,806)   (36,780,806)   (36,020,401)  (36,384,813) (36,724,771)

Distribution to Shareholders (Note 2(g))             (1,154,152)    (1,536,000)      (681,056)   (1,536,000)    (681,056)
                                                  -------------  -------------   ------------ ------------- ------------
Accumulated Deficit, end of period                $ (36,020,401) $ (37,592,549)  $ (37,043,354)$(37,592,549)$(37,043,354)
                                                  =============  =============   ============= ============ ============


        The accompanying notes are an integral part of these consolidated financial statements.

                    STATE CABLE TV CORPORATION AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                                                                       Year Ended             Nine Months Ended
                                                                      December 31,              September 30,
                                                                          1997              1997              1998
                                                                                                 (Unaudited)
Cash Flows from Operating Activities:
   Net income (loss)                                                $     1,914,557   $       640,714  $      (341,897)
   Adjustments to reconcile net income to net cash provided by operating activities-
     Depreciation and amortization                                        4,885,905         3,866,493        3,931,397
     Provision for bad debts                                                284,565           855,381          444,427
     Gain on sale of equipment                                              (31,051)           (6,737)             -
     Minority interest                                                      386,746           588,255          583,268
     Deferred taxes                                                          (1,645)          (20,000)         (18,355)
     Changes in operating assets and liabilities, net of effects from purchase of Pegasus-
       Increase in subscriber receivables                                  (305,301)         (618,571)        (261,335)
       Increase in other current assets                                    (536,180)         (446,422)         (33,814)
       Increase in notes receivable                                      (2,024,992)         (340,836)        (561,259)
       Decrease in other assets                                             377,242           440,785           93,543
       Increase (decrease) in accounts payable                              551,984           828,584         (407,397)
       Increase (decrease) in accrued expenses                              223,702           215,148         (136,423)
       Increase in subscriptions received in advance                         36,526           118,021          204,912
                                                                    ---------------   ---------------  ---------------
           Net cash provided by operating activities                      5,762,058         6,120,815        3,497,067
                                                                    ---------------   ---------------  ---------------
Cash Flows from Investing Activities:
   Acquisition of property, plant and equipment                          (7,463,502)      (11,481,424)      (3,363,456)
   Payment for purchase of Pegasus, net of cash acquired                 (6,838,183)             -                -
   Acquisition of intangible assets, exclusive of effects from             (261,374)       (2,354,232)            (122)
                                                                    ---------------   ---------------  ---------------
     purchase of Pegasus

           Net cash used in investing activities                        (14,563,059)      (13,835,656)      (3,363,578)
                                                                    ---------------   ---------------  ---------------
Cash Flows from Financing Activities:
   Repayment of long-term debt                                           (3,132,621)       (2,224,971)      (3,942,589)
   Proceeds from long-term debt                                          13,200,000        11,500,000        4,800,000
   Distributions to shareholders                                         (1,154,152)       (1,536,000)        (681,056)
                                                                    ---------------   ---------------  ---------------
           Net cash provided by financing activities                      8,913,227         7,739,029          176,355
                                                                    ---------------   ---------------  ---------------
Net Increase in Cash                                                        112,226            24,188          309,844

Cash, beginning of year                                                     493,606           493,606          605,832
                                                                    ---------------   ---------------  ---------------
Cash, end of year                                                   $       605,832   $       517,794  $       915,676
                                                                    ===============   ===============  ===============
Supplemental Disclosures of Cash Flow Information:
   Cash paid during the year for-
     Interest                                                       $     4,681,103   $     3,423,872  $     3,904,574
                                                                    ===============   ===============  ===============
     Income taxes                                                            23,634                 -                -
                                                                    ===============   ===============  ===============
Supplemental Disclosures of Noncash Investing Activities:
   Increase in promissory note receivable and deferred income on            525,000           393,750          393,750
                                                                    ===============   ===============  ===============
     installment sale due to accrued interest


        The accompanying notes are an integral part of these consolidated financial statements.

                    State Cable TV Corporation and Subsidiary

                   Notes to Consolidated Financial Statements
                 (Including Data Applicable to Unaudited Period)

(1)    Organization

       State Cable TV Corporation and Subsidiary (the Company) is engaged primarily in providing cable television and related services to the Maine and New Hampshire areas.

       On January 31, 1997, the Company purchased substantially all of the assets and assumed current liabilities of Pegasus, a cable television company that provides service to areas in the State of New Hampshire. The total purchase price was $7,135,000, of which $300,000 was paid in 1996 and is included in deposits and other assets at December 31, 1996. The balance due was paid utilizing the Company's credit facility in 1997. The transaction was treated as a purchase. The fair market value of the assets approximated the purchase price. The value of the acquired franchises was approximately $2,000,000 which is being amortized over 10 years, which represents the lives of the franchise agreements.

(2)    Summary of Significant Accounting Policies

       The  accompanying   financial   statements  reflect  the  application  of
       accounting   policies  described  in  this  note  and  elsewhere  in  the accompanying notes to consolidated financial statements.

       (a)    Principles of Consolidation

              The consolidated financial statements include the accounts of the Company and Better Cable TV Company, its 60%-owned subsidiary (see
              Note 9). Material intercompany transactions and accounts have been eliminated in consolidation. The shareholders of the Company are the partners of a partnership (the Affiliate) that owns the minority interest of $2,082,054 as of December 31, 1997, representing a 40% interest in the subsidiary. Changes in minority interest reflect Better Cable TV Company's capital adjusted by its portion of the net gain or loss.

       (b)    Management Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (c)    Property, Plant and Equipment

              Property, plant and equipment is carried at cost and is being depreciated under the straight-line method over the estimated useful lives of the assets which range from 5 to 33 years as described below. Repair and maintenance costs are charged to expense as incurred.

              Building and building improvements....................20-33 years
              Cable TV equipment......................................5-7 years
              Office equipment..........................................5 years
              Vehicles..................................................5 years

                    State Cable TV Corporation and Subsidiary

                   Notes to Consolidated Financial Statements
                 (Including Data Applicable to Unaudited Period)
                                   (Continued)

              Property and equipment include the following amounts held under capital leases:

                                               December 31,      September 30,
                                                  1997               1998

         Land                                  $  169,000       $  169,000
         Building and building improvements     1,606,422        1,644,230
         Less--Accumulated depreciation          (160,403)        (240,544)
                                               ----------       ----------
                                               $1,615,019       $1,572,686
                                               ==========       ==========
       (d)    Intangible Assets

              Intangible assets are carried at cost and are being amortized under the straight-line method over the periods indicated in Note 3.

       (e)    Investment in an Affiliate

              Investment in a 33-1/3%-owned affiliate, Pinetree Microwave Corporation, is carried under the equity method and classified in other assets in the accompanying balance sheet. The assets, liabilities and results of operations of Pinetree are not significant to the Company. During 1998, the Company reevaluated the value of the asset and wrote it down to zero.

       (f)    Revenue Recognition

              Operating revenues for cable services are recognized as services are rendered. Revenues from services contracts are recognized in earnings over the terms of the contract.

       (g)    Income Taxes

              The Company has elected subchapter S Corporation status for federal and the State of Maine income tax purposes. Provisions for federal and Maine income taxes have not been made as the Company's operations are included pro rata in the individual income tax returns of its shareholders. A provision for New Hampshire income taxes has been made in the accompanying consolidated financial statements due to the fact New Hampshire does not recognize the Company's S corporation status. During 1997, the Company made distributions to shareholders of $1,154,152 to pay their estimated tax payments.

              The Company provides for New Hampshire income taxes under the liability method in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates expected to be in effect when these differences reverse. Temporary differences relate mainly to depreciation and deferred interest.

                    State Cable TV Corporation and Subsidiary

                   Notes to Consolidated Financial Statements
                 (Including Data Applicable to Unaudited Period)
                                   (Continued)

              The components of the provision for income taxes for December 31, 1997 is as follows:

                                                                  December 31,
                                                                      1997

                Current-
                   State                                        $    20,500

                Deferred-
                   State                                             (2,500)
                                                                -----------
                         Total provision (benefit)              $    18,000
                                                                ===========
       (h)    Cash

              The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

       (i)    Concentration of Credit Risk

              SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentration of credit risks such as foreign exchange contracts, options contracts or other foreign hedging arrangements. Financial instruments that subject the Company to credit risk consist primarily of cash and accounts receivable.

       (j)    Long-Lived Assets

              The Company has assessed the realizability of its long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of. As of December 31, 1997 and September 30, 1998, management believes there has been no impairment of long-lived assets.

       (k)    Interim Financial Statements (Unaudited)

              The accompan ying consolidated balance sheet as of September 30, 1998, is unaudited, but in the opinion of management, includes all adjustments consisting of normal recurring adjustments necessary for fair presentation of results for the interim period. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted with respect to the nine months ended, September, 30, 1998, although the Company believes that the disclosures included are adequate to make the information presented not misleading. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

                    State Cable TV Corporation and Subsidiary

                   Notes to Consolidated Financial Statements
                 (Including Data Applicable to Unaudited Period)
                                   (Continued)

(3)    Intangible Assets

       Intangible assets consist of the following:

                                               December 31,   September 30,   Amortization
                                                   1997            1998          Period
                                                                               in Years


        Customer lists                      $    2,858,218  $    2,858,218        7
        Franchises                               4,348,947       4,349,069      10-15
        Restrictive covenants                      317,921         317,921       2-10
        Goodwill                                   454,013         454,013        40
        Loan costs                               1,770,629       1,770,629       5-8
        Other                                      253,476         253,476       5-10
                                            --------------  --------------
                                                10,003,204      10,003,326

        Less--Accumulated amortization           6,096,708       6,493,625
                                            --------------  --------------
                                            $    3,906,496  $    3,509,701
                                            ==============  ==============

(4)    Long-Term Debt

       Long-term debt consists of the following:

                                           December 31,      September 30,
                                               1997              1998

          Term loan                   $     42,276,500    $     38,363,675
          Revolving line of credit          17,200,000          22,000,000
          Capital lease                      1,482,100           1,452,336
                                      ----------------    ----------------
                                            60,958,600          61,816,011

          Less--Current maturities           5,254,068           7,011,576
                                      ----------------    ----------------
                                      $     55,704,532    $     54,804,435
                                      ================    ================

       The Company has a $67,000,000 credit facility (the Facility) with The First National Bank of Chicago (First Chicago) as agent for the lending institutions (the Lenders) under a credit agreement (Credit Agreement). The Facility consists of a $47,000,000 amortizing term loan maturing on December 31, 2002 and a $20,000,000 revolving credit facility terminating on March 31, 2004. The revolving line of credit is for capital expenditures, system acquisitions and other general corporate purposes subject to limitations as defined in the agreement. The Facility is collateralized by all of the Company's assets. In addition, the shareholders pledge the stock of the Company and the partnership interest in Better Cable TV Company as collateral. The 40% minority interest in Better Cable TV Company has also been pledged as collateral. The Credit Agreement requires the Company to meet various financial covenants and as of December 31, 1997 the Company was in compliance with these covenants. The Credit Agreement limits the payments for capital expenditures, management fees and dividends. The Credit Agreement requires that the term loan be repaid by quarterly installments. The repayments are based upon a percentage of the amount outstanding as of June 30, 1997 and these percentages increase annually until 2002 when it decreases. Advances under the revolving credit facility are payable quarterly beginning March 31, 2003. In addition, mandatory prepayments of an amount equal to 50% of the excess cash flows, if positive, for the most recently ended fiscal year are required under the revolving credit facility.

                    State Cable TV Corporation and Subsidiary

                   Notes to Consolidated Financial Statements
                 (Including Data Applicable to Unaudited Period)
                                   (Continued)


       The Credit Agreement requires the Company to pay a commitment fee of .30% and .40% for Facilities B and C, respectively, per annum on the average daily unborrowed portion of the revolving credit facility. Fees paid under this arrangement amounted to $20,466 in 1997. In addition, the Company paid management fees associated with the agreement of $30,000 in 1997.

       The Credit Agreement requires interest based on the type of advance requested by the Company, either floating rate or Eurodollar, plus the applicable margin, as defined in the Credit Agreement. The interest rates at December 31, 1997 for the Facility ranged from 7.99% to 8.23% with a weighted average rate of 8.05%.

       Maturities of long-term debt are as follows:

          Year Ending December 31,               Amount

          1998                               $    5,254,068
          1999                                    7,602,643
          2000                                    9,320,371
          2001                                   10,410,565
          2002                                    9,972,788
          Thereafter                             18,398,165
                                             --------------
                                             $   60,958,600
                                             ==============

(5)    Commitments and Contingencies

       (a)    Leases

              The Company leases telephone and utility poles at a current annual
              rental  of  approximately   $914,000.  The  leases  are  one  year
              self-renewing agreements.

              The Company is also obligated under leases with an affiliate and others for microwave relay services and tower sites, the latest expiring in 2079. The Company entered into a capital lease for its current office location expiring in 2011, with aggregate monthly payments of approximately $14,000. The minimum annual payments under the leases are approximately as follows:

                    State Cable TV Corporation and Subsidiary

                   Notes to Consolidated Financial Statements
                 (Including Data Applicable to Unaudited Period)
                                   (Continued)

                                                 Operating      Capital Lease
                                                  Leases

                1998                          $  103,678      $   168,861
                1999                              26,638          174,642
                2000                              27,143          178,954
                2001                              27,672          184,323
                2002                              28,228          189,852
                Thereafter                       288,658        1,697,798
                                              ----------      -----------
                                              $  502,017
                                              ==========
                Total minimum future payments                   2,594,430
                Less--Amounts representing interest             1,112,330
                                                              -----------
                Present value of net minimum lease              1,482,100
                  payments
                Less--Current maturity                             37,147
                                                              -----------
                                                              $ 1,444,953
                                                              ===========

              Rent expense, including pole attachments, charged to operations amounted to $974,521 for the year ended, December 31, 1997 and $763,427 for the nine months ended, September 30, 1998.

       (b)    Litigation

              In the ordinary course of business, the Company is party to various types of litigation. The Company believes it has meritorious defenses to all claims, and, in its opinion, all litigation currently pending or threatened will not have a material adverse effect on the Company's financial position or results of operations.

(6)    Due to Affiliate and Other Related Party Transactions

       (a)    Affiliate

              Fees for management services provided by its Affiliate amounted to $687,177 in 1997.

              Included in accounts payable and accrued expenses at December 31, 1997 was approximately $753,000 due to the Company's Affiliates.

       (b)    Aurora

              The Company's shareholders are majority shareholders in Aurora Telecommunications, LLC (Aurora). The Company leases fiber lines to Aurora under seven-year operating leases. Lease income amounted to $471 in 1997.

                    State Cable TV Corporation and Subsidiary

                   Notes to Consolidated Financial Statements
                 (Including Data Applicable to Unaudited Period)
                                   (Continued)

              The Company issued a revolving credit line to Aurora with maximum borrowings of $3,000,000 at an applicable federal mid-term rate (6.02% at December 31, 1997). The credit line expires and is due September 1, 2003. At December 31, 1997, the outstanding principle balance due from Aurora was $1,991,002 with accrued interest of $28,903.

              Under a separate note to obtain a 5% owned investment, Aurora issued a $5,000 note payable at an annual compounded interest rate of 7% to the Company. The note is due and payable April 30, 1998. Accrued interest on this note was $87 at December 31, 1997.

(7)    Pension

       The Company adopted a defined contribution plan, which covers substantially all employees. Participants are fully vested after five years. Annual contributions are based upon 5% of the participants' compensation earned during the plan year.

       The Company also has a 401(k) plan, which substantially all employees are eligible to participate in. Participants are fully vested as to all contributions made to the plan. The Company matches 50% of employee contributions up to the first 4%. Expenses related to the plans charged to operations amounted to $202,951 in 1997.

(8)    Sale of Partnership Interest

       On November 15, 1996, the Company sold 20% of their partnership interest in Better Cable TV to an affiliate for a $7,500,000 promissory note maturing on March 31, 2004 bearing interest at 7% per annum. This sale is being treated as an installment sale for both financial reporting and income tax purposes resulting in a deferred gain of $6,700,522. No gain was recognized during 1997. For financial reporting purposes, accrued interest of $590,625 for the year ended, December 31, 1997 and $984,375 for the nine months ended, September 30, 1998, is being deferred.

(9)    Disclosure of Fair Market Value of Financial Instruments

       The carrying amounts of cash approximate fair value because of the short maturity of these investments. The carrying amounts of the revolving notes receivable and long-term debt approximates fair value due to the variable rates of these instruments. The fair value of the 7% note receivable is estimated based on currently quoted market prices for similar types of borrowing arrangements.

       The estimated fair value of the Company's financial instruments as of December 31, 1997 are as follows (dollars in thousands):

                                             Carrying Value         Fair
                                                                    Value

          Cash                                 $   605,832      $   605,832
          Revolving note receivable              2,019,905        2,019,905
          7% note receivable                     8,095,712        9,413,619
          Long-term debt                        60,958,600       60,958,600

                    State Cable TV Corporation and Subsidiary

                   Notes to Consolidated Financial Statements
                 (Including Data Applicable to Unaudited Period)
                                   (Continued)

(10)  Other Events

              (a)  Subsequent Event

              In January 1998, an ice storm severely damaged cable lines of the Company in the Maine systems. The resulting loss of $1,595,567 reflects damages incurred.

              (b)  Other Developments

              On February 6, 1998, the Company signed a nonbinding letter of intent with Heathrow Land Company, L.P. (HLC) whereby the Company and HLC agreed in principle to form a limited liability company
              (LLC) to own and operate the cable television system currently operated by Heathrow Cable in and around the private community of Heathrow, Florida. The terms of the letter of intent provide that the Company will pay $1,350,000 for its 80% interest in the LLC. Upon HLC's contribution or sale of the system and the assets to the LLC, HLC will receive that portion of the purchase price available after payment for the Bell South assets and any necessary working capital requirements of the LLC while becoming a 20% owner of the LLC.


              (c)  Sale to FrontierVision Operating Partners, L.P.

              On June 24, 1998, the Company signed an asset purchase agreement with FrontierVision Operating Partners, L.P. whereby the Company agreed to sell the majority of its State Cable TV and Better Cable TV assets to FrontierVision Operating Partners, L.P. for a base price of $188,750,000. The Company closed on this sale, subject to certain purchase price adjustments, on October 22, 1998.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
New England Cablevision of Massachusetts, Inc.


We have audited the accompanying balance sheets of New England Cablevision of Massachusetts, Inc. for the years ended December 31, 1997 and 1996, and the related statements of earnings, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New England Cablevision of Massachusetts, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




February 11, 1998                                    /s/ Baker Newman & Noyes
Portland, Maine                                      Limited Liability Company

                 NEW ENGLAND CABLEVISION OF MASSACHUSETTS, INC.

                                 BALANCE SHEETS


                                     ASSETS

                                                                         March 31,                December 31,
                                                                           1998              1997             1996
                                                                        (Unaudited)

Cash                                                                  $       98,861   $      389,703    $      345,126
Investments available for sale (note 3)                                    3,812,685        6,242,464         5,899,258
Investments held to maturity (note 3)                                      4,100,000        9,600,000        12,838,779
Accounts receivable, less allowance for
    doubtful accounts of $60,112 in 1998,
    $76,450 in 1997 and $51,400 in 1996                                       58,087          120,529           154,626
Accrued interest receivable                                                   62,177          100,958            97,870
Prepaid expenses                                                             149,190           79,055           109,665

Property, plant and equipment, net:
    Property and equipment                                                    43,069           43,069            43,069
    Distribution equipment                                                18,755,678       15,835,849        14,704,528
    Support equipment, including construction
       in progress                                                         2,097,744        3,573,833           644,679
                                                                      --------------   --------------    --------------
                                                                          20,896,491       19,452,751        15,392,276
    Less accumulated depreciation                                         12,004,363       11,692,462        10,532,180
                                                                      --------------   --------------    --------------
       Property, plant and equipment, net                                  8,892,128        7,760,289         4,860,096
                                                                      --------------   --------------    --------------
                                                                      $   17,173,128   $   24,292,998    $   24,305,420
                                                                      ==============   ==============    ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                         March 31,                December 31,
                                                                           1998              1997             1996
                                                                        (Unaudited)

Accounts payable                                                      $      357,213   $      716,957    $      445,932
Accrued expenses                                                              49,318          355,311           263,363
Unearned revenue                                                             141,855          131,740           147,733
Deferred income taxes (note 5)                                               859,000          855,000           864,000
                                                                      --------------   --------------    --------------
       Total liabilities                                                   1,407,386        2,059,008         1,721,028

Commitments (notes 4, 5, 7 and 8)

Stockholders' equity:
    Common stock, par value $1.00 per share.
       Authorized 500,000 shares; issued and
       outstanding 464,212 shares                                            464,212          464,212           464,212
    Additional paid-in capital                                            11,269,195       17,819,736        17,819,736
    Retained earnings                                                      4,032,335        3,950,042         4,300,444
                                                                      --------------   --------------    --------------
       Total stockholders' equity                                         15,765,742       22,233,990        22,584,392

                                                                      --------------   --------------    --------------

                                                                      $   17,173,128   $   24,292,998    $   24,305,420
                                                                      ==============   ==============    ==============

See accompanying notes.

                 NEW ENGLAND CABLEVISION OF MASSACHUSETTS, INC.

                             STATEMENTS OF EARNINGS


                                                                     Three Months
                                                                         Ended                       Year Ended
                                                              --------------------------       ---------------------
                                                                       March 31,                    December 31,
                                                                 1998            1997          1997             1996
                                                                 ----            ----          ----             ----
                                                              (Unaudited)     (Unaudited)

Revenues, net of discounts and allowances                    $  2,575,428   $  2,360,711    $  9,927,773   $  9,093,028

Expenses:
    Operating expenses                                            916,960        857,368       3,537,001      3,386,515
    Local production                                              152,958        120,686         433,493        370,913
    General and administrative (notes 2, 4 and 6)                 827,785        507,425       2,391,882      2,064,929
    Depreciation and amortization                                 311,901        370,054       1,226,449        928,427
                                                             ------------   ------------    ------------   ------------
                                                                2,209,604      1,855,533       7,588,825      6,750,784
                                                             ------------   ------------    ------------   ------------

       Operating earnings                                         365,824        505,178       2,338,948      2,342,244

Other income (expense):
    Interest income                                               162,957        251,613       1,017,564      1,203,608
    Massachusetts franchise tax                                   (10,000)       (12,500)        (50,000)       (50,000)
    Loss on disposition of property, plant
       and equipment                                                 -              (140)         (6,398)      (108,645)
                                                             ------------   ------------    ------------   ------------
                                                                  152,957        238,973         961,166      1,044,963
                                                             ------------   ------------    ------------   ------------
       Earnings before income taxes                               518,781        744,151       3,300,114      3,387,207

Income tax expense (note 5)                                        24,000         36,900         149,000        150,000
                                                             ------------   ------------    ------------   ------------
Net earnings                                                 $    494,781   $    707,251    $  3,151,114   $  3,237,207
                                                             ============   ============    ============   ============


See accompanying notes.

                 NEW ENGLAND CABLEVISION OF MASSACHUSETTS, INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                      Net Unrealized
                                                                                          Gain on
                                Common stock             Additional                     Investments
                           ---------------------
                           Number of                       Paid-in       Retained        Available
                            Shares        Amount           Capital       Earnings        for Sale            Total
                            ------        ------           -------       --------        --------            -----
Balance,
    December 31,
    1995                      464,212   $  464,212   $   17,819,736    $   5,852,204    $   2,514       $   24,138,666

Net earnings                     -            -                -           3,237,207         -               3,237,207

Net change in
    unrealized gain
    on investments
    available for sale
                                 -            -                -                -          (2,514)              (2,514)

Dividends                        -            -                -          (4,788,967)        -              (4,788,967)
                            ---------   ----------   --------------    -------------    ---------       --------------
Balance,
    December 31,
    1996                      464,212      464,212       17,819,736        4,300,444         -              22,584,392

Net earnings                     -            -                -           3,151,114         -               3,151,114

Dividends                        -            -                -          (3,501,516)        -              (3,501,516)
                            ---------   ----------   --------------    -------------    ---------       --------------
Balance,
    December 31,
    1997                      464,212   $  464,212   $   17,819,736    $   3,950,042    $    -          $   22,233,990
                            =========   ==========   ==============    =============    =========       ==============

                 NEW ENGLAND CABLEVISION OF MASSACHUSETTS, INC.


                                                                                      Net Unrealized
                                                                                          Gain on
                                Common stock             Additional                     Investments
                           ---------------------
                           Number of                       Paid-in       Retained        Available
                            Shares        Amount           Capital       Earnings        for Sale            Total
                            ------        ------           -------       --------        --------            -----

Balance,
    December 31,
    1997                      464,212   $  464,212   $   17,819,736    $   3,950,042    $    -          $   22,233,990

Net earnings
    (unaudited)                  -            -                -             494,781         -                 494,781

Dividends
    (unaudited)                  -            -                -            (412,488)        -                (412,488)

Return of capital
    (unaudited)
    (note 7)                     -            -          (6,550,541)            -            -              (6,550,541)
                              -------   ----------   --------------    -------------    -----------     --------------
Balance,
    March 31, 1998
    (unaudited)               464,212   $  464,212   $   11,269,195    $   4,032,335    $    -          $   15,765,742
                              =======   ==========   ==============    =============    ===========     ==============

See accompanying notes.

                                NEW ENGLAND CABLEVISION OF MASSACHUSETTS, INC.

                                           STATEMENTS OF CASH FLOWS


                                                                   Three Months
                                                                       Ended                           Year Ended
                                                                     March 31,                        December 31,
                                                            --------------------------           ----------------------
                                                              1998             1997              1997              1996
                                                              ----             ----              ----              ----
                                                           (Unaudited)      (Unaudited)
Cash flows from operating activities:
    Net earnings                                         $     494,781    $     707,251     $   3,151,114   $    3,237,207
    Adjustments to reconcile net earnings to net
       cash flows from operating activities:
          Depreciation and amortization                        311,901          370,054         1,226,449          928,427
          Accretion of discounts on investments                (38,607)         (57,210)         (100,828)        (267,861)
          Deferred income tax expense (benefit)                  4,000             -               (9,000)           1,000
          Loss on disposition of property, plant
              and equipment                                       -                 140             6,398          108,645
          Changes in:
              Accounts receivable                               62,442           72,740            34,097          (46,361)
              Accrued interest receivable                       38,781          (57,909)           (3,088)         (56,270)
              Prepaid expenses                                 (70,135)           4,052            30,610          (44,867)
              Accounts payable                                (359,744)        (132,773)          271,025          157,267
              Accrued expenses                                (305,993)         (53,758)           91,948           41,698
              Unearned revenue                                  10,115          (75,126)          (15,993)          91,647
                                                         -------------    -------------     -------------    -------------
    Net cash flows from operating activities                   147,541          777,461         4,682,732        4,150,532

Cash flows from investing activities:
    Purchases of investments available for sale                   -            (501,250)       (5,544,804)      (7,699,807)
    Proceeds from maturities of investments
       available for sale                                    2,750,000          500,000         6,100,000        6,585,000
    Net change in investments available for sale -
       money market mutual funds                            (2,784,793)         (44,951)         (874,795)         928,862
    Purchases of investments held to maturity               (8,100,000)      (9,900,000)      (48,500,000)     (14,998,185)
    Proceeds from maturities of investments held
       to maturity                                          13,600,000       10,491,000        51,816,000        7,759,000
    Collection of note receivable                                 -                -                 -           9,200,000
    Additions to property, plant and equipment              (1,443,740)        (600,681)       (4,133,040)      (1,306,867)
                                                         -------------    -------------     -------------   --------------
    Net cash flows from investing activities                 4,021,467          (55,882)       (1,136,639)         468,003

Cash flows from financing activities:
    Dividends paid                                            (412,488)        (734,169)       (3,501,516)      (4,788,967)
    Return of capital                                       (4,047,362)            -                 -                -
                                                         -------------    -------------     -------------   --------------
    Net cash flows from financing activities                (4,459,850)        (734,169)       (3,501,516)      (4,788,967)
                                                         -------------    -------------     -------------   --------------
Net change in cash                                            (290,842)         (12,590)           44,577         (170,432)

Cash at beginning of period                                    389,703          345,126           345,126          515,558
                                                         -------------    -------------     -------------   --------------
Cash at end of period                                    $      98,861    $     332,536     $     389,703   $      345,126
                                                         =============    =============     =============   ==============

                 NEW ENGLAND CABLEVISION OF MASSACHUSETTS, INC.

                            STATEMENTS OF CASH FLOWS
                                   (CONTINUED)


                                                                     Three Months
                                                                         Ended                       Year Ended
                                                                       March 31,                    December 31,
                                                              --------------------------       ---------------------
                                                                1998             1997          1997             1996
                                                                ----             ----          ----             ----
                                                             (Unaudited)      (Unaudited)

Cash paid for:
  Income taxes                                            $     69,614     $  45,752      $ 213,674      $  179,330
                                                          ============     =========      =========      ==========
Noncash transactions:

    Investments available for sale
       distributed to stockholders as
       a return of capital                                $  2,503,179     $    -         $    -         $     -

    Effect of changes in market value of
       investments available for sale:
          Investments                                             -             -              -             (2,614)
          Deferred income taxes                                   -             -              -               (100)
          Net unrealized gain on
            investments available for sale                        -             -              -             (2,514)



See accompanying notes.

                 NEW ENGLAND CABLEVISION OF MASSACHUSETTS, INC.

                          NOTES TO FINANCIAL STATEMENTS


1.    Summary of Significant Accounting Policies

      Nature of Operations

      New England Cablevision of Massachusetts, Inc. (the Company) operates cable television franchises in Massachusetts and New Hampshire.

      On April 3, 1998, the Company's stock was acquired by FrontierVision Holdings, L.P. (FrontierVision) for approximately $43,600,000.

      Interim Financial Information

      The accompanying interim financial statements as of March 31, 1998 and for the three-month periods ended March 31, 1998 and 1997 are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates; however management does not anticipate significant changes in estimates in the near term.


      Statement of Cash Flows

      For purposes of the statement of cash flows, the Company considers cash to consist of only cash on hand and on deposit.

      Investments

      Debt securities for which the Company has the ability and positive intent to hold to maturity are classified as held to maturity and reported at amortized cost. Debt securities which may be sold prior to maturity are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of estimated income taxes. Gains and losses on the sales of investments are based on the specific identification of the investments sold.

      If a decline in the fair value below the adjusted cost basis of an investment is judged to be other than temporary, the cost basis of the investment is written down to fair value as the new cost basis and the amount of the write down is included as a charge in the statement of earnings.

                 NEW ENGLAND CABLEVISION OF MASSACHUSETTS, INC.

                          NOTES TO FINANCIAL STATEMENTS


1.    Summary of Significant Accounting Policies (Continued)

      Property, Plant and Equipment

      Property, plant and equipment is carried at cost. Depreciation is provided over the estimated useful lives of the various assets by using the straight-line method.

      Construction in Progress

      The Company capitalizes certain operating costs incurred during the construction period of cable television systems. These costs are amortized on a straight-line basis over the estimated useful lives of the systems once transferred to their appropriate property, plant and equipment classification.

      Unearned Revenue

      Advance payments for cable services are credited to unearned revenue and recorded as sales when earned.

      Income Taxes

      Effective January 1, 1995, the Company elected to be taxed as a small business corporation (Subchapter S) under Section 1362 of the Internal Revenue Code. Accordingly, beginning in 1995, the Company does not provide for federal income taxes since such taxes are paid directly by the shareholders on their individual tax returns. The Company provides for state income taxes in its financial statements because New Hampshire does not recognize Subchapter S status, and Massachusetts imposes a corporate income tax on S Corporations with over $6,000,000 of total receipts.

      The Company accounts for income taxes under the asset and liability method. Deferred taxes are recognized for the future tax consequences attributable to the differences between the financial statement and tax basis of assets and liabilities, measured at the tax rates expected to apply to taxable income when the temporary differences are expected to be recovered or settled. Beginning in 1995, deferred tax expense consists only of state taxes.

      In accordance with the Internal Revenue Code, the Company may be subject to a corporate level tax on the net built-in gains at the date of conversion to Subchapter S status that are realized during the ten-year period after the conversion. Consequently, the Company has retained its net deferred tax liability existing at the date of conversion. As such, the deferred tax liability related to the built in gains is not meant to approximate the deferred tax liability that would be required if the Company was taxed as a regular corporation. Any corporate level built-in gains tax realized in excess of the amount recorded as a deferred tax liability will be charged to earnings when and if realized.

      The Company's tax status will change to a C Corporation as a result of its acquisition by FrontierVision.

                 NEW ENGLAND CABLEVISION OF MASSACHUSETTS, INC.

                          NOTES TO FINANCIAL STATEMENTS


2.    Management Agreement

      The Company has a Management Agreement with Diversified Communications under which Diversified Communications provides the Company with general services consisting of consulting, recordkeeping, budgeting, financial reporting, and other miscellaneous services. Diversified Communications is also providing the Company with cable management services consisting of marketing, customer service training and support, engineering, programming administration, franchise relations, general management, and refranchising, rebuild and rate regulations. The Company incurred $376,428 in 1997 and $350,352 in 1996 in management fee expenses. The Company is allowed, under the Management Agreement, to develop the internal capacity to provide some or all of the above services.

3.    Investments

      Investments held to maturity at December 31, 1997 consist of high-grade commercial paper maturing in one year or less. Investments held to maturity at December 31, 1996 consist of high-grade commercial paper and U.S. Treasury obligations. At December 31, 1997 and 1996, the market value of these investments approximates their cost.

      Investments available for sale at December 31, 1997 consist of $5,214,572 of U.S. Treasury and Agency obligations (of which $4,714,752 matures in 1998 and $499,820 matures in 1999) and $1,027,892 of money market mutual funds. At December 31, 1997 the market value of the investments approximates their cost.

      Investments available for sale at December 31, 1996 consist of $5,746,161 of U.S. Treasury and A gencyobligations substantially all maturing in 1997 and $153,097 of money market mutual funds. At December 31, 1996 the market value of these investments approximates their cost.

4.    Rental Expense

      The Company leases property under operating leases. Rental expense related to these leases was approximately $163,000 for 1997 and $132,000 in 1996.

      At December 31, 1997, minimum rental payments due for the next five years under remaining lease terms in excess of one year are approximately as follows:

         1998             $163,000
         1999              149,000
         2000              109,000
         2001              102,000
         2002              106,000

                 NEW ENGLAND CABLEVISION OF MASSACHUSETTS, INC.


                          NOTES TO FINANCIAL STATEMENTS


5.    Income Taxes

      Income tax expense (benefit) for the periods ended December 31, 1997 and 1996 consists of the following components:


                                                         1997            1996
                                                         ----            ----
           Current                                    $ 158,000      $  149,000
           Deferred                                      (9,000)          1,000
                                                      ---------      ----------
                                                      $ 149,000      $  150,000
                                                      =========      ==========

      The state corporate tax rate applicable to the Company in 1997 and 1996 is approximately 4.5%.

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1997 and 1996 are presented below:


                                                          1997         1996
                                                          ----         ----
      Deferred tax assets:
         Allowance for doubtful accounts            $    2,000   $    1,000
         Property, plant and equipment                   4,000         -
                                                    ----------   ----------
                                                         6,000        1,000

      Deferred tax liabilities:
         Property, plant and equipment                    -           4,000
         Built-in gains                                861,000      861,000
                                                    ----------   ----------
            Total gross deferred tax liabilities       861,000      865,000
                                                    ----------   ----------
            Net deferred tax liability              $  855,000   $  864,000
                                                    ==========   ==========

6.    401(k) Plan

      The Company has a 401(k) Plan that covers all employees over the age of 21 and who have completed one year of service. Participants may defer up to 14% of their compensation. The Company may make a matching contribution as well as a discretionary contribution as determined by its Board of Directors. Participants become fully vested in the employer's discretionary contributions upon seven years of participation. The expense incurred for this Plan was approximately $70,000 for 1997 and $71,000 in 1996.

                 NEW ENGLAND CABLEVISION OF MASSACHUSETTS, INC.

                          NOTES TO FINANCIAL STATEMENTS


7.    Sale of the Company

      On December 12, 1997, the Company's stockholders entered into a purchase and sale agreement to sell 100% of the Company's stock to an unrelated party. The Company was permitted to distribute cash and investments to its stockholders prior to the consummation of the sale. These distributions are shown as a return of capital and charged to additional paid-in capital.

      The transaction was consummated on April 3, 1998. Substantially all of the remaining cash and investments was distributed to stockholders immediately prior to the sale.


8.    Commitments

      The Company has committed to rebuild the Cape Ann and Amesbury regional cable systems to comply with its franchise agreements. At December 31, 1997, the estimated costs to complete the rebuild were approximately $5.6 million.

                          FINANCIAL STATEMENT SCHEDULES



FrontierVision Holdings, L.P.                                             Page

Independent Auditors' Report                                              S-2

Schedule I:  Condensed Information of the Registrant                      S-3

Schedule II:  Valuation and Qualifying Accounts                           S-7

                          INDEPENDENT AUDITORS' REPORT

Under date of March 19, 1999, we reported on the consolidated balance sheets of FrontierVision Holdings, L.P. and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three year period ended December 31, 1998, as contained in this annual report on Form 10-K for the year 1998. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedules on Pages S-3 through S-7. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.






                                                                  KPMG LLP

Denver, Colorado
March 19, 1999

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                    CONDENSED INFORMATION AS TO THE FINANCIAL
                           POSITION OF THE REGISTRANT
                                  In Thousands


                                                                            ----------------- --- -----------------
                                                                              December 31,          December 31,
                                                                                  1998                  1997
                                                                            -----------------     -----------------
                             ASSETS

Cash and cash equivalents                                                       $     200             $   1,315
Intercompany receivable                                                               924                     -
Deferred financing costs, net                                                       8,074                 6,252
Investment in consolidated subsidiaries                                           269,496               263,043
                                                                                ---------             ---------
    Total assets                                                                $ 278,694             $ 270,610
                                                                                =========             =========

                LIABILITIES AND PARTNERS' CAPITAL

Accounts payable                                                                $       -             $     123
Debt                                                                              249,532               155,047
Partners' capital:
   FrontierVision Partners, L.P.                                                   29,133               115,325
   FrontierVision Holdings, LLC                                                        29                   115
                                                                                ---------             ---------
       Total partners' capital                                                     29,162               115,440

                                                                                ---------             ---------
       Total liabilities and partners' capital                                  $ 278,694             $ 270,610
                                                                                =========             =========


















                  See accompanying independent auditors' report
                     and note to the condensed information.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                         CONDENSED INFORMATION AS TO THE
                          OPERATIONS OF THE REGISTRANT
                                  In Thousands





                                           ---------------------------------------------------------------
                                          For the Year Ended       For the Year Ended     For the Year Ended
                                              December 31,            December 31,           December 31,
                                                 1998                     1997                  1996
                                               --------                --------                --------
Operating expenses                             $    (39)               $   --                  $   --
Equity in losses of subsidiaries                (66,196)                (46,863)                (23,801)
Interest expense, net                           (20,043)                 (5,353)                   --
                                               --------                --------                --------
Net loss                                       $(86,278)               $(52,216)               $(23,801)
                                               ========                ========                ========


















                 See accompanying independent auditors' report.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                      CONDENSED INFORMATION AS TO THE CASH
                             FLOWS OF THE REGISTRANT
                                  In Thousands



                                                             ----------------------------------------------------------
                                                               For the Year       For the Year        For the Year
                                                                  Ended              Ended                Ended
                                                               December 31,       December 31,        December 31,
                                                                   1998               1997                1996
                                                             -----------------  -----------------  --------------------
Cash Flows From Operating Activities:
      Net loss                                                         $ (86,278)            $ (52,216)            $ (23,801)
      Adjustments  to  reconcile  net  loss to net
          cash  flows  from  operating activities:
          Amortization of deferred debt issuance costs                       586                   333
          Accretion of interest on indebtedness                           19,485                 5,047                  --
          Share of losses of subsidiary                                   66,196                46,863                23,801
          Changes in operating assets and liabilities:
              Intercompany receivable                                       (924)                 --                    --
              Accounts  payable and accrued liabilities                     (123)                  123                  --
                                                                       ---------             ---------             ---------
                  Total adjustments                                       85,220                52,366                  --
                                                                       ---------             ---------             ---------
                  Net cash flows from operating activities                (1,058)                  150                  --
                                                                       ---------             ---------             ---------
Cash Flows From Investing Activities:
      Investment in subsidiaries                                         (72,649)             (179,903)             (107,397)
                                                                       ---------             ---------             ---------
                   Net cash flows from investing activities              (72,649)             (179,903)             (107,397)
                                                                       ---------             ---------             ---------
Cash Flows From Financing Activities:
      Proceeds of issuance of Senior Discount Notes                       75,000               150,000                  --
      Offering costs related to Senior Discount Notes                     (2,408)               (6,585)                 --
      Partner capital contributions                                         --                  37,653               107,397
                                                                       ---------             ---------             ---------
            Net cash flows from financing  activities                     72,592               181,068               107,397
                                                                       ---------             ---------             ---------

Net Increase in Cash and Cash Equivalents                                 (1,115)                1,315                  --
Cash and Cash Equivalents, at beginning of period                          1,315                  --                    --
                                                                       ---------             ---------             ---------
Cash and Cash Equivalents, end of period                               $     200             $   1,315             $    --
                                                                       =========             =========             =========






















                 See accompanying independent auditors' report.

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
               NOTE TO THE CONDENSED INFORMATION OF THE REGISTRANT
                                  In Thousands



(1)    DEBT

       On September 19, 1997, FrontierVision Holdings, L.P. ("Holdings") issued, pursuant to a private offering, the Discount Notes. The Discount Notes were sold at approximately 63.1% of the stated principal amount at maturity and provided net proceeds of $144,750, after underwriting fees of approximately $5,250.

       On December 2, 1998, Holdings issued, pursuant to a private offering, the Discount Notes, Series B. The Discount Notes were sold at at approximately 82.149% of the stated principal amount at maturity and provided net proceeds of $72,750, after underwriting fees of approximately $2,250.

       The Discount Notes are unsecured obligations of Holdings and Holdings Capital (collectively, the "Issuers"), ranking pari passu in right of payment to all existing and future unsecured indebtedness of the Issuers and will mature on September 15, 2007. The discount on the Discount Notes is being accreted using the interest method until September 15, 2001, the date at which cash interest begins to accrue. Cash interest will accrue at a rate of 11 7/8% per annum and will be payable each March 15 and September 15, commencing March 15, 2002.

       The Discount Notes are redeemable at the option of the Issuers, in whole or in part, at any time on or after September 15, 2001, at redemption prices set forth in the Indenture for the Discount Notes (the "Discount Notes Indenture"), plus any unpaid interest, if any, at the date of the redemption. The Issuers may redeem, prior to September 15, 2001, up to 35% of the principal amount at maturity of the Discount Notes with the net cash proceeds received from one or more public equity offerings or strategic equity investments at a redemption prices set forth in the Discount Notes Indenture, plus any unpaid interest, if any, at the date of the redemption.

       The Discount Notes Indenture has certain restrictions on incurrence of indebtedness, distributions, mergers, asset sales and changes in control of Holdings.

The debt of Holdings, excluding future accretion, matures as follows:

               Year Ended December 31 --
               1998                                     $          -
               1999                                                -
               2000                                                -
               2001                                                -
               2002                                                -
               Thereafter                                    249,532
                                                        ------------
                                                        $    249,532
                                                        ============

                 FRONTIERVISION HOLDINGS, L.P. AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS
                              Amounts in Thousands




                                                         --------------------------------------------------------
                                                                       Charge to
                                                          Beginning    Costs and    Deductions/    Balance at
                                                          of Period     Expenses     Writeoffs    End of Period
                                                            --------       -----          ------          ---

Allowance for uncollectible trade receivables:

       Year ended December 31, 1996                         $     40       1,072            (345)         767

       Year ended December 31, 1997                         $    767       1,761          (1,888)         640

       Year ended December 31, 1998                         $    640       3,076          (3,050)         666

































                  See accompanying independent auditors'report.